As filed with the Securities and Exchange Commission on June 9, 2015
Registration No. 333-204426

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alexion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3648318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
352 Knotter Drive,
Cheshire, Connecticut 06410
(203) 272-2596
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Hallal
Chief Executive Officer
Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John B. Moriarty, Jr. Executive Vice President, General Counsel Alexion Pharmaceuticals, Inc. 352 Knotter Drive Cheshire, Connecticut 06410 (203) 272-2596	Daniel A. Neff Mark Gordon Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Thomas Beetham Senior Vice President, General Counsel & Chief Legal Officer Synageva BioPharma Corp. 33 Hayden Avenue Lexington, Massachusetts 02421 (781) 357-9900	Matthew G. Hurd Krishna Veeraraghavan Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Paul M. Kinsella Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	27,425,229 shares(1)	N/A	$4,076,903,439.18(2)	$473,736.18(3)(4)

(1)
Represents the maximum number of shares of Alexion Pharmaceuticals, Inc. (“Alexion”) common stock estimated to be issuable upon consummation of the transactions, calculated by multiplying the exchange ratio of 0.6581 by 41,673,346 shares of common stock of Synageva BioPharma Corp. (“Synageva”), which is the sum of 37,225,329, the number of shares of Synageva common stock outstanding as of May 15, 2015, plus 4,250,191, the number of shares of Synageva common stock reserved for issuance under existing Synageva equity plans, plus 197,826, the number of shares of Synageva common stock that would be entitled to receive the transaction consideration if Synageva made a grant of restricted stock units with the maximum number of shares of Synageva common stock underlying such restricted stock units as permitted under the transaction agreement, and then rounding up. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Alexion securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of Synageva common stock to be exchanged in the transactions, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of  (i) $212.83, the average of the high and low sales prices per share of Synageva common stock on May 20, 2015, as reported by Nasdaq, and (ii) 41,673,346, the estimated number of shares of Synageva common stock to be exchanged in the transactions for the transaction consideration, less (b) the product of  (x) $115.00, the per-share cash consideration that will be paid by Alexion to Synageva stockholders in the transactions, and (y) 41,673,346, the estimated number of shares of Synageva common stock to be exchanged in the transactions for the transaction consideration.

(3)
The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.00011620 multiplied by the proposed maximum offering price.

(4)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the transactions and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.
PRELIMINARY AND SUBJECT TO CHANGE, DATED JUNE 9, 2015
Offer by
PULSAR MERGER SUB INC.,
a direct wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.,
to exchange each outstanding share of common stock of
SYNAGEVA BIOPHARMA CORP.
for
$115.00 in cash
and
0.6581 shares of common stock of Alexion Pharmaceuticals, Inc.
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 19, 2015, UNLESS EXTENDED OR TERMINATED.
Alexion Pharmaceuticals, Inc. (“Alexion”), through its direct wholly owned subsidiary Pulsar Merger Sub Inc. (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of Synageva BioPharma Corp. (“Synageva”), par value $0.001 per share, that is validly tendered in the offer and not properly withdrawn:
•
$115.00 in cash, without interest and less any applicable withholding taxes; and

•
0.6581 shares of Alexion common stock, par value $0.0001 per share, together with cash in lieu of any fractional shares of Alexion common stock, without interest and less any applicable withholding taxes.

We refer to the above as the “transaction consideration.”
The Offeror’s obligation to accept for exchange, and to exchange, shares of Synageva common stock for cash and shares of Alexion common stock in the offer is subject to a number of conditions, including there having been validly tendered and not properly withdrawn a number of shares of Synageva common stock that, together with any shares of Synageva common stock directly or indirectly owned by Alexion and the Offeror, represents at least a majority of the outstanding shares of Synageva common stock. See “Transaction Agreement — Conditions to the Transactions — Conditions to the Offer” for a description of all such conditions.
The offer is being made pursuant to an Agreement and Plan of Reorganization (the “transaction agreement”), dated May 5, 2015, among Alexion, the Offeror, Galaxy Merger Sub LLC, a direct wholly owned subsidiary of Alexion (“Merger Sub”), and Synageva. A copy of the transaction agreement is attached to this document as Annex A.
The offer is the first step in Alexion’s plan to acquire control of, and ultimately all of the outstanding equity in, Synageva. Accordingly, if the offer is completed, pursuant to the terms and subject to the conditions of the transaction agreement, as soon as practicable following the consummation of the offer, Alexion intends to consummate a merger of the Offeror with and into Synageva, with Synageva surviving the merger (which we refer to as the “first merger”). The purpose of the first merger is for Alexion to acquire all shares of Synageva common stock that it did not acquire in the offer. In the first merger, each outstanding share of Synageva common stock that was not acquired by Alexion or the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. After the first merger, the Synageva business will be held in a direct wholly owned subsidiary of Alexion, and the former stockholders of Synageva will no longer have any direct ownership interest in the surviving corporation. If the offer is completed, such that Alexion accordingly owns at least a majority of Synageva’s outstanding common stock, the first merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to complete the first merger.
Alternatively, if any of the conditions to the offer are not yet satisfied as of any scheduled expiration date of the offer occurring after July 12, 2015, Alexion may elect to cause the termination of the offer and seek to instead effect the first merger through a “long-form” merger governed by Section 251(c) of the DGCL, and accordingly a vote of Synageva’s stockholders will be required to consummate the first merger. If the offer is terminated and the parties to the transaction agreement instead propose to effect the transactions through a long-form merger, Synageva will convene a meeting of Synageva stockholders to seek their approval of the transaction agreement, and Synageva stockholders will receive a proxy statement in the mail. However, at this time, neither Alexion nor the Offeror is asking you for a proxy and you are requested not to send a proxy.
Regardless of whether the first merger is completed with or without a stockholder vote, immediately following the first merger, the surviving corporation will merge with and into Merger Sub (which we refer to as the “second merger” and together with the first merger, the “mergers”), with Merger Sub surviving the second merger. As a result of the second merger, the surviving company will be converted from a corporation into a limited liability company.
The board of directors of Synageva unanimously determined that the terms of the transaction agreement and the transactions contemplated by the transaction agreement, including the offer and the first merger, are fair to, and in the best interests of, Synageva and its stockholders. The board of directors of Synageva has also resolved to recommend that the stockholders of Synageva accept the offer and tender their shares of Synageva common stock to the Offeror pursuant to the offer.
The board of directors of Alexion also unanimously determined that the terms of the transaction agreement and the transactions contemplated by the transaction agreement, including the offer and the first merger, are fair to, and in the best interests of, Alexion and its stockholders.
Alexion common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “ALXN,” and Synageva common stock is listed on Nasdaq under the symbol “GEVA.” You are encouraged to obtain current market quotations for Alexion common stock and Synageva common stock in connection with your decision whether to tender your shares.
The first merger will entitle Synageva stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a Synageva stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Transactions — Dissenters’ Rights.”
For a discussion of certain factors that Synageva stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 21.
You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.
Neither Alexion nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Alexion or the Offeror.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
The date of this prospectus/offer to exchange is June 9, 2015.

i

EXHIBIT INDEX

ADDITIONAL INFORMATION
As permitted by the SEC, this document incorporates by reference important business and financial information about Alexion, Synageva and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.
This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.
You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.
Investor Relations
Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
http://www.alxn.com
If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. Unless the offer is extended, this means that the latest you should request documents is June 12, 2015.
See also “Where To Obtain Additional Information.”
Synageva has supplied all information contained or incorporated by reference in this document relating to Synageva, and Alexion has supplied all information contained or incorporated by reference in this document relating to Alexion. Both Synageva and Alexion have both contributed information relating to the transactions.
Certain information relating to Synageva appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by Synageva with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to Synageva stockholders.
v

QUESTIONS AND ANSWERS ABOUT THE OFFER
Below are some of the questions that you as a holder of shares of Synageva common stock may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”
As used in this document, unless otherwise indicated or the context requires: “Alexion” (or “we,” “us” and “our”) refers to Alexion Pharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiaries; the “Offeror” refers to Pulsar Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Alexion; “Merger Sub” refers to Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Alexion; and “Synageva” refers to Synageva BioPharma Corp., a Delaware corporation, and its consolidated subsidiaries.
Who is offering to buy my Synageva shares?
Alexion Pharmaceuticals, Inc. (“Alexion”), through its direct wholly owned subsidiary Pulsar Merger Sub Inc. (the “Offeror”), is making this offer to exchange for each share of common stock of Synageva BioPharma Corp. (“Synageva”) that is validly tendered in the offer and not properly withdrawn $115.00 in cash and 0.6581 shares of common stock of Alexion.
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) (“Soliris”) as a treatment for patients with paroxysmal nocturnal hemoglobinuria (“PNH”) and atypical hemolytic uremic syndrome (“aHUS”), two debilitating, rare and life-threatening disorders caused by chronic uncontrolled activation of the complement component of the immune system. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and devastating diseases beyond PNH and aHUS in which uncontrolled complement activation is the underlying mechanism, and is progressing in various stages of development with additional product candidates as potential treatments for patients with severe and life-threatening ultra-rare disorders. In 2014, Alexion filed for regulatory approval with the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) and the Japanese Ministry of Health, Labor and Welfare (“MHLW”) for StrensiqTM (asfotase alfa) (“Strensiq”), a targeted enzyme replacement therapy in Phase II clinical trials for patients with hypophosphatasia (“HPP”) an ultra-rare, genetic, and life-threatening metabolic disease characterized by impaired phosphate and calcium regulation, leading to progressive damage to multiple vital organs including destruction and deformity of bones, profound muscle weakness, seizures, impaired renal function, and respiratory failure. In July 2014, the EMA validated Alexion’s Marketing Authorization Application (“MAA”) for Strensiq for the treatment of HPP. In March 2015, the FDA accepted for Priority Review the Biologics License Application (“BLA”) for Strensiq for treatment of patients with infantile- and juvenile-onset HPP. Alexion has approximately 2,400 employees and serves patients in 50 countries.
What is Alexion proposing?
Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization (the “transaction agreement”), entered into by Alexion, the Offeror, Galaxy Merger Sub LLC, a direct wholly owned subsidiary of Alexion (“Merger Sub”), and Synageva on May 5, 2015, Alexion proposes to acquire control of, and ultimately all of the outstanding equity in, Synageva.
The exchange offer is the first step in Alexion’s plan to acquire all of the outstanding shares of Synageva, and the first merger is the second step in such plan.
In the offer, if a sufficient number of shares of Synageva common stock are tendered into the offer such that Alexion will own at least a majority of the outstanding shares of Synageva common stock, subject to the satisfaction or waiver of the other conditions to the offer, Alexion will accept for exchange, and exchange, the shares tendered in the offer. Then, as soon as practicable thereafter, Alexion will consummate a merger of the Offeror with and into Synageva, with Synageva surviving the merger (which we refer to as the “first merger”). The purpose of the first merger is for Alexion to acquire all remaining shares of Synageva common stock that it did not acquire in the offer. After the first merger, the Synageva business will be held in a direct wholly owned subsidiary of Alexion, and the former stockholders of Synageva will no longer have any direct ownership interest in the surviving corporation. If the offer is completed (such that Alexion will own at least a majority of the outstanding shares of Synageva common stock), the first merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to consummate the first merger.
Alternatively, if any of the conditions to the offer are not yet satisfied as of any scheduled expiration date of the offer occurring after July 12, 2015, Alexion may elect to cause the termination of the offer and seek to instead effect the first merger through a “long-form” merger governed by Section 251(c) of the DGCL, and accordingly a vote of Synageva’s stockholders will be required to consummate the merger. If the offer is terminated and the parties instead propose to effect the transactions through a long-form merger, Synageva will convene a meeting of Synageva stockholders to seek their approval of the transaction agreement, and Synageva stockholders will receive a proxy statement in the mail. However, at this time, neither Alexion nor the Offeror is asking you for a proxy and you are requested not to send a proxy.
Regardless of whether the first merger is completed with or without a stockholder vote, immediately following the first merger, the surviving corporation will merge with and into Merger Sub (which we refer to as the “second merger” and together with the first merger, the “mergers”), with Merger Sub surviving the second merger. As a result of the second merger, the surviving company will be converted from a corporation into a limited liability company.
Why is Alexion proposing the offer and the mergers?
The board of directors of Alexion unanimously determined that the terms of the transaction agreement and the transactions contemplated by the transaction agreement, including the offer and the first merger, are fair to, and in the best interests of, Alexion and its stockholders. See “The Transactions — Alexion’s Reasons for the Transactions” for more information.
Does the Synageva board of directors support the transactions?
Yes. The Synageva board of directors unanimously resolved to recommend that Synageva stockholders accept the offer and tender their Synageva shares to the Offeror pursuant to the offer. The Synageva board of directors also unanimously determined that the terms of the transaction agreement and the transactions contemplated by the transaction agreement, including the offer and the first merger, are fair to, and in the best interests of, Synageva and its stockholders.
See “The Transactions — Synageva’s Reasons for the Transactions; Recommendation of Synageva’s Board of Directors” for more information. A description of the reasons for this recommendation is also set forth in Synageva’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this document.
Does Synageva’s largest shareholder support the transactions?
Yes. Concurrently with the execution of the transaction agreement, certain affiliates of Baker Bros. Advisors L.P., an entity controlled by Felix J. Baker, a director of Synageva (collectively, the “Baker Brothers”), and Thomas J. Tisch, a director of Synageva, entered into voting and support agreements with Alexion and the Offeror, pursuant to which, among other things and subject to the terms and conditions of such voting and support agreements, such stockholders agreed to vote all shares of Synageva common stock beneficially owned by them in favor of the adoption of the transaction agreement and the approval of the transactions contemplated by the transaction agreement, and any other matter necessary to consummate such transactions, and not to vote in favor of, or tender their shares into, any competing offer or takeover proposal. The Baker Brothers and Mr. Tisch together own approximately 33.36% of Synageva’s outstanding common stock. See “Voting and Support Agreements.”

What are the classes and amounts of Synageva securities that the Offeror is offering to acquire?
Alexion, through the Offeror, is seeking to acquire all issued and outstanding shares of Synageva common stock, par value $0.001 per share.
What will I receive for my shares of Synageva common stock?
Alexion, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of Synageva common stock that is validly tendered in the offer and not properly withdrawn:
•
$115.00 in cash, without interest and less any applicable withholding taxes (the “cash consideration”); and

•
0.6581 shares of Alexion common stock, par value $0.0001 per share, together with cash in lieu of any fractional shares of Alexion common stock, without interest and less any applicable withholding taxes (the “stock consideration”).

We refer to the cash consideration and stock consideration above collectively as the “transaction consideration.”
If you do not tender your shares into the offer but the first merger is completed (whether pursuant to Section 251(h) of the DGCL without a stockholder vote or pursuant to Section 251(c) of the DGCL with a stockholder vote), you will also receive the transaction consideration in exchange for your shares of Synageva common stock.
Will I have to pay any fee or commission to exchange my shares of Synageva common stock?
If you are the record owner of your shares of Synageva common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Synageva common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
What are the conditions of the offer?
The offer is conditioned upon, among other things, the following:
•
Minimum Tender Condition — Synageva stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Synageva common stock that, together with any shares of Synageva common stock then owned by Alexion, the Offeror or Alexion’s other subsidiaries, represents at least a majority of all then-outstanding shares of Synageva common stock (the “minimum tender condition”);

•
Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

•
Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•
Listing of Alexion Common Stock — the shares of Alexion common stock to be issued in the offer and the mergers having been approved for listing on Nasdaq, subject to official notice of issuance;

•
Accuracy of Synageva’s Representations — the representations and warranties of Synageva contained in the transaction agreement being true and correct as of May 5, 2015 and the expiration date of the offer, subject to specified materiality standards;

•
Synageva’s Compliance with Covenants — Synageva having complied in all material respects with its covenants under the transaction agreement;

•
No Legal Prohibition — there being no injunction by any court or other tribunal of competent jurisdiction or law that has been adopted and is effective that, in each case, prohibits or makes illegal the consummation of the offer or the mergers; and

•
Tax Opinions — the receipt of written opinions by Alexion and Synageva from their respective legal counsel, dated as of the expiration date of the offer, to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The offer is subject to certain other conditions set forth in the section entitled “Transaction Agreement — Conditions to the Transactions — Conditions to the Offer.”
Alexion’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the commitment letter (described elsewhere in this document) is subject to the satisfaction of the conditions set forth in the commitment letter). See “The Transactions — Source and Amount of Funds.”
How long will it take to complete the proposed transactions?
The transactions are currently expected to be completed mid-2015, subject to the satisfaction or waiver of the conditions described in “Transaction Agreement — Conditions to the Transactions.”
Until what time can I tender my shares of Synageva common stock in the offer?
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of June 19, 2015, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means June 19, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the transaction agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.
Subject to the provisions of the transaction agreement, and unless Synageva consents otherwise or the offer or the transaction agreement is terminated, (1) the Offeror must extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past February 4, 2016, subject to extension until May 2, 2016 under certain circumstances to obtain regulatory approvals (the “end date”)), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by Synageva) extend the offer for not more than 10 business days from the previously scheduled expiration date (or, if the minimum tender condition or regulatory approval condition is not yet satisfied, the Offeror may instead elect to extend for not more than 20 business days from the previously scheduled expiration date). However, in no event will the Offeror be required to extend the offer to a date that is more than 30 days after satisfaction of the regulatory approval condition or after August 15, 2015. Additionally, Synageva may not request the Offeror to extend the offer at any time after July 15, 2015 if at such time less than 95% of the shares of Synageva common stock subject to a voting and support agreement have been tendered into the offer.
Further, if any offer condition has not been satisfied as of a scheduled expiration date of the offer occurring after July 12, 2015, the Offeror may elect to terminate the offer and instead seek to effect the first merger through a long-form merger subject to a stockholder vote.
If the transaction agreement is terminated, the Offeror must promptly terminate the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of Synageva.

Any decision to extend, terminate or withdraw the offer will be made public by an announcement.
See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”
How do I tender my shares of Synageva common stock?
To validly tender shares of Synageva common stock held of record, Synageva stockholders must:
•
if such shares are in certificated form or Direct Registration Form, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Synageva shares to Computershare, the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•
if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of Synageva common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.
We are not providing for guaranteed delivery procedures. Accordingly you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.
For a more complete discussion of the procedures for tendering your shares of Synageva common stock, see “Exchange Offer Procedures — Procedures for Tendering.”
Until what time can I withdraw tendered shares of Synageva common stock?
You may withdraw your previously tendered shares of Synageva common stock at any time until the offer has expired and, if the Offeror has not accepted your Synageva shares for exchange by July 20, 2015, you may withdraw them at any time on or after that date until the Offeror accepts shares for exchange. Once the Offeror accepts your tendered shares for exchange, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your Synageva shares, see “Exchange Offer Procedures — Withdrawal Rights.”
How do I withdraw previously tendered shares of Synageva common stock?
To withdraw previously tendered shares of Synageva common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.
To withdraw previously tendered shares of Synageva common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.
For a more complete discussion of the procedures for withdrawing your Synageva shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”
When and how will I receive the transaction consideration in exchange for my tendered shares of Synageva common stock?
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will thereafter promptly exchange, all shares of Synageva common stock validly tendered and not properly withdrawn prior to the expiration date.
The Offeror will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such Synageva shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.
What happens if I do not tender my shares of Synageva common stock?
If Alexion completes the offer, it intends to complete the first merger as soon as practicable following such completion of the offer. If Alexion elects to terminate the offer under the circumstances previously described and instead seeks to effect the first merger through a long-form merger subject to a stockholder vote, and if the approval of Synageva stockholders of the transaction agreement is obtained, Alexion intends to complete the first merger as soon as practicable following such stockholder approval, assuming the satisfaction or waiver of the other conditions at such time.
In either case, upon consummation of the first merger, each share of Synageva common stock that has not been tendered and accepted for exchange in the offer, unless appraisal rights under Delaware law for such shares are properly exercised and other than shares held in treasury by Synageva or shares held by Alexion, any subsidiary of Alexion or any subsidiary of Synageva, will be converted in the first merger into the right to receive the transaction consideration.
If the offer is completed, will Synageva continue as a public company?
No. Alexion is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the transaction agreement, to consummate the first merger as soon as practicable following its acceptance for purchase of shares of Synageva common stock in the offer. If the offer is consummated, the first merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the first merger. As such, Alexion does not expect there to be a significant period of time between the consummation of the offer and the consummation of the first merger.
If the first merger takes place, Synageva will no longer be publicly traded, and the Synageva business will be held in a wholly owned subsidiary of Alexion.
Will I have the right to have my shares of Synageva common stock appraised?
Appraisal rights are not available in connection with the offer, and Synageva stockholders who tender their shares in the offer will not have appraisal rights in connection with the first merger. However, if the Offeror accepts shares in the offer and the first merger is completed, or if the first merger is completed following termination of the offer and approval of the first merger by the stockholders of Synageva, holders of shares of Synageva common stock will be entitled to exercise appraisal rights in connection with the first merger if they did not tender their shares in the offer, did not vote in favor of the first merger at any stockholder meeting called for such purpose and satisfy the other requirements prescribed by Delaware law.
Synageva stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of Synageva common stock (exclusive of any element of value arising from the accomplishment or expectation of the first merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of shares of Synageva common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of shares of Synageva common stock. The value so determined could be higher or lower than the price per Synageva share paid by Alexion or the Offeror pursuant to the offer and the first merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the first merger, are not opinions as to fair value under applicable Delaware law.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) or Section 251(c), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 (or the proxy statement of Synageva, as applicable) will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Synageva stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Transactions — Dissenters’ Rights.”
Who should I contact if I have questions about the offer?
You may contact Georgeson Inc., the information agent, by phone toll-free at (888) 206-0860 or by email at SynagevaExchange@georgeson.com.

SUMMARY
This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Synageva stockholders. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”
Purpose of the Transactions (Page 75)
The purpose of the transactions that have been agreed to between Alexion and Synageva is for Alexion to acquire control of, and ultimately the entire equity interest in, Synageva. The offer is the first step in Alexion’s plan to acquire all of the outstanding shares of Synageva common stock, and the first merger is the second step in such plan. If the offer is completed, tendered shares of Synageva common stock will be exchanged for the transaction consideration, and if the first merger is completed, any remaining shares of Synageva common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Alternatively, under certain circumstances, the Offeror may terminate the offer and instead seek to complete the first merger through a long-form merger that is subject to the approval of Synageva stockholders. If such stockholder approval is obtained and the first merger is completed, outstanding shares of Synageva common stock (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration in the first merger.
Regardless of whether the first merger is completed with or without a stockholder vote, immediately following the first merger and as the final step in Alexion’s plan to acquire all of the outstanding shares of Synageva common stock, the surviving corporation will merge with and into Merger Sub in the second merger.
Transaction Consideration (Page 121)
The transaction consideration consists of:
•
$115.00 in cash, without interest and less any applicable withholding taxes; and

•
0.6581 shares of Alexion common stock, together with cash in lieu of any fractional shares of Alexion common stock, without interest and less any applicable withholding taxes.

Synageva stockholders will not receive any fractional shares of Alexion common stock in the offer or the first merger, and each Synageva stockholder who otherwise would be entitled to receive a fraction of a share of Alexion common stock pursuant to the offer or the first merger will be paid an amount in cash (without interest) in lieu thereof, based on the volume weighted average closing sale price of one share of Alexion common stock as reported on Nasdaq for the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer (the “Alexion Trading Price”).
The Offer (Page 118)
Alexion, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of Synageva common stock that is validly tendered in the offer and not properly withdrawn.
The Mergers (Page 119)
The first merger and the second merger (which we refer to collectively as the “mergers”) will be completed as soon as practicable following the Offeror’s acceptance of tendered shares if the offer is completed or, if the offer is terminated and the Offeror instead seeks to effect the first merger through a long-form merger, as soon as practicable following receipt of Synageva stockholder approval of the transaction agreement, assuming the satisfaction or waiver of the other conditions at such time. If the offer is completed, the first merger will be subject to Section 251(h) of the DGCL, which means that no vote of Synageva stockholders will be required to complete the first merger. Accordingly, Alexion anticipates that, if the offer is completed, the first merger will be completed on the same day as the offer. Alternatively, if the offer is terminated and the Offeror instead seeks to effect the first merger through a long-form merger, the first merger will be subject to Section 251(c) of the DGCL, which means that a vote of Synageva stockholders will be required to complete the first merger. Accordingly Alexion anticipates that, if the offer is terminated under such circumstances, the merger will be completed on the same day as the meeting of Synageva stockholders if Synageva stockholders approve the transaction agreement at such meeting and assuming the satisfaction or waiver of the other closing conditions set forth in the transaction agreement as of such date.
In the first merger, the Offeror will merge with and into Synageva, with Synageva surviving the merger. At the effective time of the first merger, each outstanding share of Synageva common stock that was not acquired by Alexion or the Offeror in the offer (other than shares held by stockholders validly exercising appraisal rights under Delaware law, shares held in treasury by Synageva or shares held by Alexion, any subsidiary of Alexion or any subsidiary of Synageva) will be converted into the right to receive the transaction consideration. After the first merger, the Synageva business will be held in a direct wholly owned subsidiary of Alexion, and the former stockholders of Synageva will no longer have any direct ownership interest in the surviving corporation.
Immediately following the first merger, the surviving corporation will merge with and into Merger Sub, with Merger Sub surviving the second merger. From and after the effective time of the second merger, the surviving company holding the Synageva business will be a limited liability company rather than a corporation.
The Companies (Page 73)
Alexion
Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris as a treatment for patients with PNH and aHUS, two debilitating, rare and life-threatening disorders caused by chronic uncontrolled activation of the complement component of the immune system. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and devastating diseases beyond PNH and aHUS in which uncontrolled complement activation is the underlying mechanism, and is progressing in various stages of development with additional product candidates as potential treatments for patients with severe and life-threatening ultra-rare disorders. In 2014, Alexion filed for regulatory approval with the FDA, EMA and the MHLW for Strensiq, a targeted enzyme replacement therapy in Phase II clinical trials for patients with HPP, an ultra-rare, genetic, and life-threatening metabolic disease characterized by impaired phosphate and calcium regulation, leading to progressive damage to multiple vital organs including destruction and deformity of bones, profound muscle weakness, seizures, impaired renal function, and respiratory failure. In July 2014, the EMA validated Alexion’s MAA for Strensiq for the treatment of HPP. In March 2015, the FDA accepted for Priority Review the BLA for Strensiq for treatment of patients with infantile- and juvenile-onset HPP. Alexion has approximately 2,400 employees and serves patients in 50 countries
Alexion is a Delaware corporation that was established in 1992 and became a public company in 1996. Its shares are traded on Nasdaq under the ticker symbol “ALXN.”

Offeror
Pulsar Merger Sub Inc.
c/o Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Alexion. The Offeror was incorporated on April 28, 2015 for the purpose of making the offer and consummating the first merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the mergers.
Merger Sub
Galaxy Merger Sub LLC
c/o Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
Merger Sub is a Delaware limited liability company and direct wholly owned subsidiary of Alexion. Merger Sub was formed on April 28, 2015 for the purpose of consummating the second merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.
Synageva
Synageva BioPharma Corp.
33 Hayden Avenue
Lexington, Massachusetts 02421
(781) 357-9900
Synageva is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with rare diseases. Synageva has a pipeline of protein therapeutic programs for rare diseases with unmet medical needs that are at various stages of development. It is planning for a global launch of its lead product, sebelipase alfa for lysosomal acid lipase deficiency (“LAL Deficiency”) under the proposed brand name of KanumaTM. Synageva also has an active investigational new drug application with the FDA to evaluate a second program, SBC-103, a first mover-enzyme replacement therapy program for mucopolysaccharidosis IIIB (also known as Sanfilippo B syndrome), and a third pipeline program, SBC-105, a first-mover enzyme therapy in preclinical development for rare disorders of calcification, including the first planned target indication for generalized calcification in infants.
Synageva is a Delaware corporation that was established in 2008 and became a publicly traded company in 2011. Its shares trade on Nasdaq under the ticker symbol “GEVA.”
Voting and Support Agreements (Page 143)
Concurrently with the execution of the transaction agreement, certain affiliates of the Baker Brothers and Thomas J. Tisch, a director of Synageva, entered into voting and support agreements with Alexion and the Offeror, pursuant to which, among other things and subject to the terms and conditions of such voting and support agreements, such stockholders agreed to vote all shares of Synageva common stock beneficially owned by them in favor of the adoption of the transaction agreement and the approval of the transactions contemplated by the transaction agreement, and any other matter necessary to consummate such transactions, and not to vote in favor of, or tender their shares into, any competing offer or takeover proposal. The Baker Brothers and Mr. Tisch together own approximately 33.36% of Synageva’s outstanding common stock. The voting and support agreement entered into among Alexion, the Offeror and the Baker Brothers is attached to this document as Annex B, and the voting and support agreement entered into among Alexion, the Offeror and Mr. Tisch is attached to this document as Annex C.
Conditions to the Transactions (Page 123)
Completion of the transactions is subject to certain conditions, including, among others:
•
satisfaction of the minimum tender condition or, if the offer has been terminated, receipt of Synageva stockholder approval;

•
receipt of required regulatory clearance under the HSR Act;

•
lack of legal prohibitions;

•
the listing of the shares of Alexion common stock to be issued in the offer and the first merger on Nasdaq;

•
the receipt of an opinion by each party from its legal counsel regarding the tax treatment of the offer and the mergers;

•
the effectiveness of the registration statement on Form S-4 of which this document is a part;

•
for Alexion and the Offeror, the truth and accuracy of Synageva’s representations and warranties made in the transaction agreement, subject to specified materiality standards; and

•
for Alexion and the Offeror, Synageva’s material compliance with its covenants under the transaction agreement.

Treatment of Synageva Equity Awards; Employee Stock Purchase Plan (Page 122)
Consideration for Options
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated, the vesting of all options to acquire shares of Synageva common stock (each, a “Stock Option”) outstanding immediately prior to effective time of the first merger will accelerate, such that the Stock Options will become fully vested and cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and shares of Alexion common stock equal to (i) the cash consideration and the stock consideration each multiplied by a number of shares of Synageva common stock based on the intrinsic spread value of such Stock Option, based on a $230.00 stock price divided by (ii) $230.00, with the cash portion of such amount rounded down to the nearest cent and with the portion of such amount payable in shares of Alexion common stock rounded down to the nearest one thousandth of a share. Each holder of a Stock Option who would otherwise be entitled to receive a fraction of a share of Alexion common stock under the transaction agreement in respect of a Stock Option (after aggregating all of the consideration due with respect to all shares of Synageva common stock underlying such Stock Option) will be paid an amount in cash (without interest) equal to (x) such fractional part of a share of Alexion common stock multiplied by (y) the Alexion Trading Price, rounded down to the nearest cent. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the Stock Options. Any Stock Option with a per-share exercise price that equals or exceeds $230.00 will be cancelled without any consideration therefor.
Consideration for Restricted Stock Units
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated under the terms of the transaction agreement, the vesting of all restricted stock units (“RSUs”) outstanding immediately prior to the effective time of the first merger other than the “Rolled 2015 RSUs Award” (as defined below) will be accelerated, such that all such RSUs will become fully vested and be cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and a number of shares of Alexion common stock equal to the transaction consideration in respect of each share of Synageva common stock subject to such RSUs outstanding immediately prior to the effective time of the first merger. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the RSUs.
With respect to one half of each RSU award that is granted after the signing of the transaction agreement (such portion of the award, the “Rolled 2015 RSUs Award”) that is outstanding immediately prior to the effective time of the first merger, such Rolled 2015 RSUs Award will be converted into an RSU award in respect of Alexion common stock, with the number of shares of Alexion common stock underlying such converted award determined by multiplying (x) the number of shares of Synageva common stock subject to such Rolled 2015 RSUs Award by (y) the sum of  (1) the stock consideration and (2) the quotient of the cash consideration, divided by the Alexion Trading Price, with each converted award to continue to be subject to the same terms and conditions as were applicable to the related Rolled 2015 RSUs Award immediately prior to the effective time of the first merger (including accelerated vesting upon a termination without “cause” or resignation for “good reason” within two years following the effective time of the first merger). The other half of each RSU award that is granted after the signing of the transaction agreement will be treated as provided in the immediately preceding paragraph.
Synageva 2014 Employee Stock Purchase Plan
Each outstanding offering period under Synageva’s 2014 Employee Stock Purchase Plan (the “ESPP”) that is in progress as of the date of the execution of the transaction agreement will terminate, and all accumulated contributions to purchase shares of Synageva common stock under the ESPP will be used to purchase shares of Synageva common stock, on the earlier of  (x) the scheduled purchase date for such offering period, and (y) the date that is seven business days prior to the acceptance time of the offer or, if the offer has been terminated, the effective time of the first merger. Only current participants in the ESPP may continue to participate in the ESPP and no participant may increase payroll deductions from those in effect at the time the transaction agreement was executed. Synageva will suspend the commencement of any future offering periods under the ESPP unless and until the transaction agreement is terminated, and the ESPP will terminate prior to the time Offeror accepts shares of Synageva common stock for payment in the offer (with any participant payroll deductions not applied to the purchase of shares of Synageva common stock under the ESPP returned to the applicable participant). Synageva currently expects that the final offering period under the ESPP will be the currently outstanding offering period, which is expected to end on June 30, 2015.
Regulatory Approvals (Page 99)
Completion of the transactions is subject to the expiration or termination of the waiting period applicable to the transactions under the HSR Act. On May 29, 2015, early termination of the waiting period under the HSR Act was granted, and accordingly this condition has been satisfied. The parties to the transaction agreement are required to use their respective reasonable best efforts to consummate the transactions, including by taking all reasonable actions necessary to obtain any antitrust or other regulatory approvals.
Source and Amount of Funds (Page 106)
Alexion estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of Synageva common stock sought in the offer (which is 100% of the outstanding shares of Synageva common stock on a fully diluted basis) is $4,575,177,020, plus related fees and expenses. Alexion anticipates that the funds needed to complete the transactions will be derived from a combination of  (i) available cash on hand and (ii) third-party debt financing. In connection with entering into the transaction agreement, Alexion executed a commitment letter (the “commitment letter”), dated May 5, 2015, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, the “commitment parties”), that provides a commitment, subject to the satisfaction of certain conditions, for a $3.0 billion five-year senior secured term loan facility and a $500 million five-year senior secured revolving credit facility.

Alexion’s obligation to consummate the transactions is not conditioned upon any financing arrangements or contingencies (although the availability of the debt financing contemplated by the commitment letter is subject to the satisfaction of the conditions set forth in the commitment letter).
Listing of Alexion Common Stock (Page 139)
Alexion will submit the necessary applications to seek to cause the shares of its common stock to be issued as transaction consideration in the offer and the first merger to be approved for listing on Nasdaq. Approval of this listing is a condition to completion of the transactions.
Comparative Market Price and Dividend Matters (Page 145)
Alexion common stock is listed on Nasdaq under the symbol “ALXN,” and Synageva common stock is listed on Nasdaq under the symbol “GEVA.” The following table sets forth the closing prices of Alexion common stock and Synageva common stock on Nasdaq as reported on May 5, 2015, the trading day prior to public announcement of execution of the transaction agreement, and on June 8, 2015, the most recent practicable trading date prior to the filing of this document. The table also shows the implied value of one share of Synageva common stock on such dates, which was calculated by adding (1) the per-share cash consideration of  $115.00 and (2) the product of the exchange ratio of 0.6581 multiplied by the closing price of Alexion common stock on such date.
	Per-Share Synageva Closing Price	Per-Share Alexion Closing Price	Implied Transaction Value of Synageva Share
May 5, 2015	$95.87	$168.55	$225.92
June 8, 2015	$214.52	$159.38	$219.89
The market value of the stock portion of the transaction consideration will change as the market value of Alexion common stock fluctuates during the offer period and thereafter. Synageva stockholders should obtain current market quotations for shares of Synageva common stock and Alexion common stock before deciding whether to tender their Synageva shares in the offer.
Ownership of Alexion After the Transactions (Page 97)
Alexion estimates that former stockholders of Synageva will own, in the aggregate, approximately 11.6% of the shares of Alexion common stock outstanding immediately following completion of the transactions.
Comparison of Stockholders’ Rights (Page 162)
The rights of Alexion stockholders are different in some respects from the rights of Synageva stockholders. Therefore, Synageva stockholders will have different rights as stockholders once they become Alexion stockholders.
Material U.S. Federal Income Tax Consequences (Page 155)
It is intended that the offer and the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Alexion’s obligation to complete the offer that Alexion and Synageva each receive a written opinion from their respective legal counsel, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP, respectively, to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, assuming the receipt and accuracy of such opinions, U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) of shares of Synageva common stock that receive a combination of shares of Alexion common stock and cash (other than cash received in lieu of fractional shares of Alexion common stock) in exchange for shares of Synageva common stock pursuant to the offer and/or the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of  (i) the amount by which the sum of the fair market value of Alexion common stock and cash received by the U.S. holder exceeds such

U.S. holder’s adjusted tax basis in its shares of Synageva common stock surrendered and (ii) the amount of cash received by such U.S. holder. Non-U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences”) of shares of Synageva common stock that receive the transaction consideration pursuant to the offer or the first merger may be subject to U.S. withholding tax with respect to cash received.
Holders of Synageva common stock should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transactions. Tax matters can be complicated, and the tax consequences of the transactions to a particular holder will depend on such holder’s particular facts and circumstances. Synageva stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Synageva common stock for the transaction consideration pursuant to the offer or the first merger.
Accounting Treatment (Page 109)
In accordance with United States generally accepted accounting principles (“GAAP”), Alexion will account for the acquisition of shares in the transactions under the acquisition method of accounting for business combinations.
Questions About the Offer and the Mergers
Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the mergers.
The information agent for the offer is:

480 Washington Blvd., 26th Floor Jersey City, NJ 07310
Banks, Brokers and Stockholders Call Toll-Free (888) 206-0860 Or contact via email at: SynagevaExchange@georgeson.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALEXION
The following table sets forth certain selected financial information for Alexion as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the selected consolidated balance sheet data as of December 31, 2014 and December 31, 2013 are derived from, and qualified by reference to, the audited consolidated financial statements included in Alexion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this document. The selected consolidated statements of operations data for the three months ended March 31, 2015 and March 31, 2014 and the selected consolidated balance sheet data as of March 31, 2015 are derived from, and qualified by reference to, Alexion’s unaudited condensed consolidated financial statements included in Alexion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2011 and December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2012, December 31, 2011 and December 31, 2010 are derived from Alexion’s audited consolidated financial statements, which are not incorporated by reference into this document, and the selected consolidated balance sheet data as of March 31, 2014 are derived from Alexion’s unaudited condensed consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected financial data together with Alexion’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alexion’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where To Obtain Additional Information.”
Selected Consolidated Statements of Operations Data
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Amounts in thousands, except per share amounts)
Net product sales	$600,333	$566,616	$2,233,733	$1,551,346	$1,134,114	$783,431	$540,957
Cost of sales:
Cost of sales	69,399	32,939	173,862	168,375	126,214	93,140	64,437
Change in contingent liability from intellectual property settlements	—	—	—	9,181	(53,377)	—	—
Total cost of sales	69,399	32,939	173,862	177,556	72,837	93,140	64,437
Operating expenses:
Research and development	221,080	191,457	513,782	317,093	222,732	137,421	98,394
Selling, general and administrative	187,116	129,291	630,209	489,720	384,678	308,176	226,766
Acquisition-related costs	11,979	(38)	20,295	5,029	22,812	13,486	722
Impairment of intangible assets	—	3,464	11,514	33,521	26,300	—	—
Restructuring expenses	7,052	—	15,365	—	—	—	—
Amortization of purchased intangible assets	—	—	—	417	417	382	—
Total operating expenses	427,227	324,174	1,191,165	845,780	656,939	459,465	325,882
Operating income	103,707	209,503	868,706	528,010	404,338	230,826	150,638
Other income (expense)	3,238	2,408	3,401	(1,741)	(6,772)	(1,158)	(1,627)
Income before income taxes	106,945	211,911	872,107	526,269	397,566	229,668	149,011
Income tax provision	15,622	52,557	215,195	273,374	142,744	54,353	51,981
Net income	$91,323	$159,354	$656,912	$252,895	$254,822	$175,315	$97,030
Earnings per common share
Basic	$0.46	$0.81	$3.32	$1.29	$1.34	$0.96	$0.54
Diluted	$0.45	$0.79	$3.26	$1.27	$1.28	$0.91	$0.52
Shares used in computing earnings per common share
Basic	199,361	197,797	198,103	195,532	190,461	183,220	178,542
Diluted	202,034	201,804	201,623	199,712	198,501	191,806	186,074

Selected Consolidated Balance Sheet Data
	At March 31, 2015	At March 31, 2014	At December 31, 2014	At December 31, 2013	At December 31, 2012	At December 31, 2011	At December 31, 2010
Cash, cash equivalents and marketable securities	$1,925,092	$1,557,478	$1,961,566	$1,514,851	$989,501	$540,865	$361,605
Current assets	2,852,987	2,245,880	2,796,029	2,186,857	1,495,600	941,270	646,556
Non current assets	1,561,938	1,133,786	1,405,933	1,130,839	1,117,960	453,481	365,481
Total assets	4,414,925	3,379,666	4,201,962	3,317,696	2,613,560	1,394,751	1,012,037
Current liabilities	580,439	396,822	606,740	582,429	360,089	227,785	138,515
Long-term debt and convertible notes (current and noncurrent)	45,500	93,500	57,500	113,000	149,000	—	3,718
Contingent consideration (current and noncurrent)	174,950	142,638	162,971	142,676	141,670	18,120	—
Facility lease obligation	114,912	38,417	107,099	32,230	—	—	—
Non current liabilities	317,584	281,866	293,204	353,188	282,621	32,474	13,786
Total liabilities	898,023	678,688	899,944	935,617	642,710	260,259	152,301
Total stockholders’ equity	3,516,902	2,700,978	3,302,018	2,382,079	1,970,850	1,134,492	859,736
Net book value per share	$17.61

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYNAGEVA
The following table sets forth certain selected financial information for Synageva as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the selected consolidated balance sheet data as of December 31, 2014 and December 31, 2013 are derived from, and qualified by reference to, the audited consolidated financial statements included in Synageva’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this document. The selected consolidated statements of operations data for the three months ended March 31, 2015 and March 31, 2014 and the selected consolidated balance sheet data as of March 31, 2015 are derived from, and qualified by reference to, Synageva’s unaudited consolidated financial statements included in Synageva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2011 and December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2012, December 31, 2011 and December 31, 2010 are derived from Synageva’s audited consolidated financial statements, which are not incorporated by reference into this document, and the selected consolidated balance sheet data as of March 31, 2014 are derived from Synageva’s unaudited consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected financial data together with Synageva’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Synageva’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where To Obtain Additional Information.”
Selected Consolidated Statements of Operations Data
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(in thousands except per share data)
Revenues:
Royalty revenue	$927	$1,447	$6,000	$7,042	$7,023	$1,083	$—
Collaboration and license revenue	—	139	492	6,332	7,931	1,016	595
Total revenue	927	1,586	6,492	13,374	14,954	2,099	595
Costs and expenses:
Research and development	38,207	27,868	142,638	79,644	37,347	17,346	9,866
Selling, general and administrative	21,671	9,804	54,498	27,560	17,396	9,268	3,852
Amortization of developed technology	222	390	1,489	2,073	3,232	504	—
Total costs and expenses	60,100	38,062	198,625	109,277	57,975	27,118	13,718
Loss from operations	(59,173)	(36,476)	(192,133)	(95,903)	(43,021)	(25,019)	(13,123)
Other (expense) income, net	(252)	(5)	(238)	159	—	(259)	2,295
Interest income (expense), net	83	75	263	342	72	(28)	4
Loss before provision for income taxes	(59,342)	(36,406)	(192,108)	(95,402)	(42,949)	(25,306)	(10,824)
Provision for income taxes	259	18	540	48	—	—	—
Net loss	(59,601)	(36,424)	(192,648)	(95,450)	(42,949)	(25,306)	(10,824)
Basic and diluted loss per common share	$(1.63)	$(1.16)	$(5.89)	$(3.40)	$(1.90)	$(8.58)	$(338.25)
Weighted average shares used in basic and diluted per common share computations	36,495	31,338	32,719	28,087	22,579	2,950	32

Selected Consolidated Balance Sheet Data
	At March 31, 2015	At March 31, 2014	At December 31, 2014	At December 31, 2013	At December 31, 2012	At December 31, 2011	At December 31, 2010
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$710,561	$575,218	$446,908	$408,733	$218,953	$60,232	$14,715
Working capital	694,426	568,402	432,589	402,803	212,028	56,393	14,285
Current assets	722,278	585,589	457,832	416,723	225,107	64,651	15,851
Non-current assets	46,268	37,515	46,371	31,226	18,149	18,647	1,131
Total assets	768,546	623,104	504,203	447,949	243,256	83,298	16,982
Current liabilities	27,852	17,187	25,243	13,920	13,079	8,259	1,566
Non-current liabilities	5,568	4,825	5,721	3,828	—	991	12
Accumulated deficit	(506,488)	(290,663)	(446,887)	(254,239)	(158,789)	(115,840)	(90,534)
Total stockholders’ equity	735,126	601,092	473,239	430,201	230,177	74,048	15,403
Net book value per share	$19.87

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following selected unaudited pro forma combined financial information has been prepared to give effect to the offer, the mergers and the debt financing.
The unaudited pro forma combined statements of operations give effect to the offer, the mergers and the debt financing as if they had occurred on January 1, 2014. The unaudited pro forma combined balance sheet gives effect to the offer, the mergers and the debt financing as if they had occurred on March 31, 2015. The unaudited pro forma combined financial information was prepared using the acquisition method of accounting. See “The Transactions — Accounting Treatment.”
The summary selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Alexion would have been had the offer, the mergers and the debt financing occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The unaudited pro forma combined financial information includes adjustments and assumptions that are factually supportable and that Alexion believes are reasonable. These assumptions, however, are only preliminary and may vary significantly from the fair values that will be recorded upon completion of the offer, the mergers and the debt financing. The unaudited pro forma combined statements of operations are based upon the historical financial statements of Alexion and Synageva and include all adjustments that give effect to the events directly attributable to the offer, the mergers and the debt financing, and are expected to have a continuing impact and are factually supportable. See “Risk Factors — Alexion’s and Synageva’s actual financial positions and results of operations may differ materially from the unaudited pro forma combined financial data included in this document.” The following information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and the related notes included in this document. See “Unaudited Pro Forma Combined Financial Statements.”
Selected Unaudited Pro Forma Combined Statements of Operations
	Three Months Ended March 31, 2015				Year Ended December 31, 2014
	Alexion Historical	Synageva Historical	Pro Forma Adjustments	Pro Forma Combined	Alexion Historical	Synageva Historical	Pro Forma Adjustments	Pro Forma Combined
	(in thousands, except per share data)
Net income (loss)	$91,323	$(59,601)	$(11,685)	$20,037	$656,912	$(192,648)	$(47,818)	$416,446
Earnings (loss) per common share:
Basic	$0.46	$(1.63)		$0.09	$3.32	$(5.89)		$1.86
Diluted	$0.45	$(1.63)		$0.09	$3.26	$(5.89)		$1.83
Selected Unaudited Pro Forma Combined Balance Sheet
	As of March 31, 2015
	Alexion Historical	Synageva Historical	Pro Forma Adjustments	Pro Forma Combined
	(in thousands)
Total assets	$4,414,925	$768,546	$7,164,311	$12,347,782
Total liabilities	$898,023	$33,420	$3,795,400	$4,726,843
Total stockholders’ equity	$3,516,902	$735,126	$3,368,911	$7,620,939

UNAUDITED COMPARATIVE PER SHARE DATA
The following table reflects historical information about basic and diluted earnings per share, cash dividends per share and book value per share for the three months ended March 31, 2015 and for the year ended December 31, 2014, in each case, on a historical basis, and for Alexion and Synageva on an unaudited pro forma combined basis after giving effect to the offer, the mergers and the debt financing. The pro forma data of the combined company assume the acquisition of 100% of the shares of Synageva common stock by Alexion and were derived by combining the historical consolidated financial information of Alexion and Synageva as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see “Unaudited Pro Forma Combined Financial Statements.”
Synageva stockholders should read the information presented in the following table together with the historical financial statements of Alexion and Synageva and the related notes, which are incorporated herein by reference, and the “Unaudited Pro Forma Combined Financial Statements” appearing elsewhere in this document. The pro forma data are unaudited and for illustrative purposes only. Synageva stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the mergers. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”
	Alexion Historical	Synageva Historical	Pro Forma Combined	Pro Forma Equivalent Synageva Share
Net income (loss) per share attributable to common stockholders for the three months ended March 31, 2015:
Basic earnings (loss) per share	$0.46	$(1.63)	$0.09	$0.06
Diluted earnings (loss) per share	$0.45	$(1.63)	$0.09	$0.06
Cash dividends declared per share for the three months ended March 31, 2015	$—	$—	$—	$—
Book value per share as of March 31, 2015	$17.61	$19.87	$33.75	$22.21
Net income (loss) per share attributable to common stockholders for the year ended December 31, 2014:
Basic earnings (loss) per share	$3.32	$(5.89)	$1.86	$1.22
Diluted earnings (loss) per share	$3.26	$(5.89)	$1.83	$1.20
Cash dividends declared per share for the year ended December 31, 2014	$—	$—	$—	$—

RISK FACTORS
Synageva stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.
Risks Relating to the Transactions and to the Combined Company
The stock portion of the transaction consideration is fixed and will not be adjusted. Because the market price of Alexion common stock may fluctuate, Synageva stockholders cannot be sure of the market value of the transaction consideration they will receive in exchange for their Synageva shares in connection with the transactions.
In connection with the offer and the first merger, Synageva stockholders will receive cash and a fixed number of Alexion shares of common stock for each of their shares of Synageva common stock (i.e., 0.6581 Alexion shares for each Synageva share). Because the number of shares of Alexion common stock being offered as part of the transaction consideration will not vary based on the market value of Alexion common stock, the portion of the market value of the transaction consideration that Synageva stockholders will receive in the offer or first merger that is based on the value of Alexion common stock will vary based on the price of such stock at the time the transaction consideration is received. The market price of Alexion common stock may decline after the date of this document, after you tender your shares and/or after the offer and the first merger are completed.
A decline in the market price of Alexion common stock could result from a variety of factors beyond Alexion’s control, including, among other things, the possibility that Alexion may not achieve the expected benefits of the acquisition of Synageva as rapidly or to the extent anticipated, including to the extent Alexion is unable to effectively identify patients with LAL Deficiency or as a result of adverse legal or regulatory developments; Synageva’s business may not perform as anticipated following the transactions, including if preclinical and clinical trials of KanumaTM (“Kanuma”) and Synageva’s other product candidates do not produce positive results or are delayed, if serious side effects are identified during drug development, if a narrow label is received or if regulatory and marketing approval and commercialization of Kanuma and Synageva’s other product candidates is not achieved on the expected time frame or at all (see “Risk Factors — Risks Related to Synageva’s Business”); the effect of Alexion’s acquisition of Synageva on Alexion’s financial results may not meet the expectations of Alexion, financial analysts or investors; the addition and integration of Synageva’s business may be unsuccessful, take longer or be more disruptive than anticipated; or Alexion’s creditworthiness may be adversely affected as a result of Alexion’s increased indebtedness incurred to finance the offer and the mergers.
Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your shares of Synageva common stock pursuant to the offer, you will not know the exact market value of the stock portion of the transaction consideration that will be issued if the Offeror accepts such shares for payment.
See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for shares of Synageva common stock and for shares of Alexion common stock.
The offer remains subject to conditions that Alexion cannot control.
The offer is subject to a number of conditions, including the minimum tender condition, receipt of required regulatory clearance under the HSR Act, lack of legal prohibitions, the listing on Nasdaq of the shares of Alexion common stock to be issued in the transactions, the receipt of opinions of Synageva’s and Alexion’s respective legal counsel regarding the tax treatment of the transactions, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of Synageva’s representations and warranties made in the transaction agreement, subject to specified materiality standards, and Synageva’s material compliance with its covenants under the transaction agreement. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Alexion may, subject to the terms and conditions of the transaction agreement, allow the offer to expire, or amend or extend the offer. See “Transaction Agreement — Conditions to the Transactions.”
If the transactions are completed, Synageva stockholders will receive Alexion common stock as part of the transaction consideration and will accordingly become Alexion stockholders. Alexion common stock may be affected by different factors than Synageva common stock, and Alexion stockholders will have different rights than Synageva stockholders.
Upon consummation of the transactions, Synageva stockholders will receive shares of Alexion common stock as part of the transaction consideration and will accordingly become Alexion stockholders. Alexion’s business differs from that of Synageva, and Alexion’s results of operations and the trading price of Alexion common stock may be adversely affected by factors different from those that would affect Synageva’s results of operations and stock price.
In addition, holders of shares of Alexion common stock will have rights as Alexion stockholders that differ from the rights they had as Synageva stockholders before the transactions. For a comparison of the rights of Alexion stockholders to the rights of Synageva stockholders, see “Comparison of Stockholders’ Rights.”
Synageva stockholders will have a reduced ownership and voting interest in the combined company.
Immediately following consummation of the offer and the first merger, Synageva stockholders will collectively own approximately 11.6% of the outstanding shares of Alexion common stock. Consequently, Synageva stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Synageva.
Alexion may fail to realize all of the anticipated benefits of the transactions or those benefits may take longer to realize than expected.
The full benefits of the transactions may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Alexion’s results of operations or cash flows, cause dilution to the earnings per share of Alexion, decrease or delay the expected benefits of the transactions and negatively affect the price of Alexion common stock.
In addition, Alexion and Synageva will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the combined company, and Alexion will be required post-closing to devote significant attention and resources to successfully align the business practices and integrate the operations of Alexion and Synageva. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transactions.
Alexion and Synageva will incur direct and indirect costs as a result of the transactions.
Alexion and Synageva will incur substantial expenses in connection with and as a result of completing the transactions and, following the completion of the mergers, Alexion expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Alexion and Synageva. Factors beyond Alexion’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the offer and the mergers are completed.
The receipt of shares of Alexion common stock in the offer and/or the first merger may be taxable to Synageva stockholders.
The offer is contingent upon the receipt of an opinion by each of Alexion and Synageva from their respective legal counsel to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, if the offer and the mergers are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the mergers are not completed or if the transactions otherwise fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange of shares of Synageva common stock for cash and shares of Alexion common stock in the offer and/or the first merger will be taxable to such Synageva stockholders for U.S. federal income tax purposes.
Alexion’s and Synageva’s actual financial positions and results of operations may differ materially from the unaudited pro forma combined financial data included in this document.
The unaudited pro forma combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Alexion’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The unaudited pro forma combined financial information has been derived from the audited and unaudited historical financial statements of Alexion, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Synageva have been measured at fair value based on various preliminary estimates using assumptions that Alexion management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma combined financial information and the final acquisition accounting may occur and are not necessarily indicative of financial position or results of operations in future periods or that would have been realized in historical periods presented.
In addition, the assumptions used in preparing the unaudited pro forma combined financial information may not prove to be accurate, and other factors may affect Alexion’s financial condition or results of operations following the closing. Any potential decline in Alexion’s financial condition or results of operations may cause significant variations in the share price of Alexion. See “Unaudited Pro Forma Combined Financial Statements.”
Alexion will incur significant additional indebtedness in connection with the transactions, which will decrease Alexion’s business flexibility and increase its interest expense.
The consolidated indebtedness of Alexion as of March 31, 2015 was approximately $160 million. Alexion’s pro forma indebtedness as of March 31, 2015, after giving effect to the transactions and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $3.6 billion. Alexion’s substantially increased indebtedness following completion of the transactions could have the effect, among other things, of reducing Alexion’s flexibility to respond to changing business and economic conditions and will increase Alexion’s interest expense. Alexion will also incur various costs and expenses associated with the debt financing. The amount of cash required to pay interest on Alexion’s increased indebtedness levels following completion of the transactions, and thus the demands on Alexion’s cash resources, will be greater than the amount of cash required to service the indebtedness of Alexion prior to the transactions. Alexion’s increased indebtedness following completion of the transactions could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Alexion relative to other companies with lower indebtedness levels. If Alexion does not achieve the expected benefits and cost savings from the transactions, or if the financial performance of the combined company does not meet current expectations, then Alexion’s ability to service its indebtedness may be adversely impacted.
It is expected that the debt financing will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could further adversely affect Alexion’s cash flows.
Moreover, Alexion may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Alexion’s ability to arrange additional financing will depend on, among other factors, Alexion’s financial position and performance, as well as prevailing market conditions and other factors beyond Alexion’s control. Alexion cannot assure you that it will be able to obtain additional financing on terms acceptable to Alexion or at all.

The definitive documentation governing the debt financing has not been finalized. However, it is expected that the definitive documentation governing the debt financing will contain various affirmative and negative covenants that impose restrictions on Alexion and certain of its subsidiaries and that may affect their ability to operate their businesses. In addition, such documentation is expected to contain financial covenants that will require Alexion to maintain certain financial ratios. See “Source and Amount of Funds.” The ability of Alexion and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Alexion’s repayment obligations.
The transaction agreement limits Synageva’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.
The transaction agreement contains provisions that, subject to certain exceptions, limit Synageva’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Transaction Agreement — No Solicitation of Other Offers by Synageva.” In addition, under specified circumstances, Synageva is required to pay a termination fee of  $325 million if the transaction agreement is terminated. See “Transaction Agreement — Termination Fee.” It is possible that these or other provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Synageva from considering or proposing an acquisition or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Synageva than it might otherwise have proposed to pay.
If the value of Alexion’s business, together with any synergies to be achieved from Alexion’s acquisition of Synageva, is less than the value of the transaction consideration, the trading price of shares of Alexion common stock could decrease.
If investors believe that the value of the cash consideration and stock consideration to be exchanged for Synageva shares in connection with the offer and the first merger, together with transaction costs, is greater than the value of Synageva’s business, together with any synergies expected to be achieved from Alexion’s acquisition of Synageva, the trading price of Alexion common stock could decrease and the transactions could have a dilutive effect on the value of common shares held by Alexion stockholders (including former Synageva stockholders).
Uncertainty during pendency of the transactions may cause suppliers, customers or other business partners to delay or defer decisions concerning Alexion and/or Synageva or re-negotiate agreements with Alexion and/or Synageva, and completion of the transactions could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the combined company.
The transactions will be completed only if specified conditions are met, many of which are outside the control of Alexion and Synageva. In addition, both parties have rights to terminate the transaction agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the transactions, both as to whether they will be consummated and when. This uncertainty may cause suppliers, customers or other business partners of Alexion and/or Synageva to delay or defer decisions concerning such company’s products or businesses, or may seek to change existing agreements with Alexion and/or Synageva, which could negatively affect their respective businesses, results of operations and financial conditions.
Additionally, if the transactions are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the combined company, for example if such counterparties had prior experiences with either Alexion or Synageva that caused them to be dissatisfied with Alexion or Synageva. These decisions could have an adverse effect on the business of the combined company.
Alexion’s acquisition of Synageva could trigger certain change-of-control or similar provisions contained in Synageva’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.
Synageva may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the transactions would cause a default or violate an anti-assignment,

change-of-control or similar clause in such agreement. If this happens, Alexion may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Alexion may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Synageva’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Alexion of operating Synageva’s business or decrease the expected benefits of the transactions to the combined company.
The stock prices of Alexion and Synageva common stock may be adversely affected if the transactions are not completed.
If the offer and the mergers are not completed, the prices of Alexion common stock and Synageva common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the mergers will be completed and have value.
Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the transactions.
The success of the acquisition of Synageva will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the combined company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Alexion and Synageva during the pendency of the transactions or after their completion. Alexion and Synageva, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the combined company. In addition, competitors may recruit employees during Alexion’s integration of Synageva. If the companies are unable to attract, retain and motivate personnel that are critical to the successful integration and future operation of the companies, the combined company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of Synageva.
The opinion of Synageva’s financial advisor will not reflect changes in circumstances between the signing of the transaction agreement and the completion of the first merger.
Synageva has not obtained an updated opinion from its financial advisor as of the date of this document and does not expect to receive an updated opinion prior to completion of the first merger. Changes in the operations and prospects of Synageva or Alexion, general market and economic conditions and other factors that may be beyond the control of Synageva or Alexion, and on which Synageva’s financial advisor’s opinion was based, may significantly alter the value of Synageva or Alexion or the prices of Synageva or Alexion common stock by the time the offer and the mergers are completed. The opinion does not speak as of the time the offer and the mergers will be completed or as of any date other than the date of such opinion. Because Synageva’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the transaction consideration from a financial point of view at the time the offer and the mergers are completed.
Risks Related to Alexion’s Business
Alexion depends heavily on the success of its lead product, Soliris. If Alexion is unable to increase sales of Soliris, or obtain approval or commercialize Soliris in new territories for the treatment of PNH, aHUS or for additional indications, or if Alexion is significantly delayed or limited in doing so, Alexion’s business may be materially harmed.
Alexion’s ability to generate revenues will continue to depend on commercial success of Soliris and whether physicians, patients and health care payers view Soliris as therapeutically effective and safe relative to cost. Since Alexion launched Soliris in the United States in April 2007, essentially all of its revenue has been attributed to sales of Soliris, and Alexion expects that Soliris product sales will continue to contribute to a significant percentage or almost all of its total revenue over the next several years.

In September and November 2011, Alexion obtained marketing approval in the United States and the European Union, respectively, for Soliris for the treatment of a second indication, aHUS. In September 2013, the MHLW approved Soliris for the treatment of patients with aHUS in Japan.
Alexion dedicates significant resources to the worldwide commercialization of Soliris. Alexion has established sales and marketing capabilities in the United States and in many countries throughout the world. Alexion cannot guarantee that any marketing application for Soliris for the treatment of PNH, aHUS or any other indication, will be approved or maintained in any country where Alexion seeks marketing authorization to sell Soliris. In certain countries, Alexion continues discussions with authorities to finalize operational, reimbursement, price approval and funding processes so that Alexion may, upon conclusion of such discussions, commence commercial sales of Soliris for the treatment of PNH in those countries. Alexion has had and will continue to have similar discussions with authorities to facilitate the commercialization of Soliris for the treatment of aHUS in certain countries in the European Union. Alexion’s ability to complete such processes successfully is subject to the risks and uncertainties described in this prospectus/offer to exchange. Alexion cannot guarantee that it will be able to obtain reimbursement for Soliris or successfully commercialize Soliris in any additional countries, or that Alexion will be able to maintain coverage or reimbursement at anticipated levels in any country in which it has already received marketing approval, including the U.S., certain European countries, or Japan. As a result, sales in certain countries may be delayed or never occur, or may be subsequently reduced.
The commercial success of Soliris and Alexion’s ability to generate and increase revenues will depend on several factors, including the following:
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receipt of marketing approvals for Soliris for the treatment of PNH and aHUS in new territories, and the maintenance of marketing approvals in the United States, the European Union, Japan and other territories;

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Alexion’s ability to obtain sufficient coverage or reimbursement by government or third-party payers and its ability to maintain coverage or reimbursement at anticipated levels;

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establishment and maintenance of Alexion’s commercial manufacturing capabilities either by Alexion or through third-party manufacturers;

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the number of patients with PNH and aHUS, and the number of those patients who are diagnosed with PNH and aHUS and identified to us;

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the number of patients with PNH and aHUS that may be treated with Soliris;

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successful continuation of commercial sales in the United States, Japan and in European countries where Alexion is already selling Soliris for the treatment of PNH and aHUS, and successful launch in countries where Alexion has not yet obtained, or only recently obtained, marketing approval or commenced sales;

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acceptance of Soliris and maintenance of safety and efficacy in the medical community; and

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Alexion’s ability to develop, register and commercialize Soliris for indications other than PNH and aHUS.

If Alexion is not successful in increasing sales of Soliris in the United States, Europe and Japan and commercializing in the rest of the world, or are significantly delayed or limited in doing so, Alexion may experience surplus inventory, Alexion’s business may be materially harmed and it may need to significantly curtail operations.
If Alexion is unable to obtain, or maintain at anticipated levels, reimbursement for Soliris from government health administration authorities, private health insurers and other organizations, Alexion’s pricing may be affected or its product sales, results of operations or financial condition could be harmed.
Alexion may not be able to sell Soliris on a profitable basis or Alexion’s profitability may be reduced if it is required to sell its product at lower than anticipated prices or reimbursement is unavailable or limited in scope or amount. Soliris is significantly more expensive than traditional drug treatments and almost all patients require some form of third party coverage to afford its cost. Alexion’s future revenues and profitability will be adversely affected if Alexion cannot depend on governmental payers, such as Medicare and Medicaid in the United States or country specific governmental organizations in foreign countries, and private third-party payers to defray the cost of Soliris to patients. These entities may refuse to provide coverage and reimbursement with respect to Soliris, determine to provide a lower level of coverage and reimbursement than anticipated, or reduce previously approved levels of coverage and reimbursement, including in the form of higher mandatory rebates or modified pricing terms. In any such case, Alexion’s pricing or reimbursement for Soliris may be affected and Alexion’s product sales, results of operations or financial condition could be harmed.
In certain countries where Alexion sells or is seeking or may seek to commercialize Soliris, including certain countries where Alexion both sells Soliris for the treatment of PNH and sells or seeks to commercialize Soliris for the treatment of aHUS, if approved by the appropriate regulatory authority, pricing, coverage and level of reimbursement of prescription drugs are subject to governmental control. Alexion may be unable to timely or successfully negotiate coverage, pricing, and reimbursement on terms that are favorable to it, or such coverage, pricing, and reimbursement may differ in separate regions in the same country. In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country, and Alexion cannot guarantee that Alexion will have the capabilities or resources to successfully conclude the necessary processes and commercialize Soliris in every, or even most countries in which Alexion seek to sell Soliris.
Reimbursement sources are different in each country and in each country may include a combination of distinct potential payers, including private insurance and governmental payers. For example, the European Union member states’ authorities may restrict the range of medicinal products for which their national health insurance systems provide reimbursement and adopt additional measures to control the prices of medicinal products for human use. This includes the use of reference pricing and Health Technology Assessment (“HTA”). HTA is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of the use of a given medicinal product in the national healthcare systems of the individual country is conducted. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost, and cost-effectiveness of individual medicinal products as well as their potential implications for the healthcare system. These elements of medicinal products are compared with other treatment options available on the market. The national authorities of some European Union member states may from time to time approve a specific price for the medicinal product. Others may adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the national market. Some countries have and others may seek to impose limits on the aggregate reimbursement for Soliris or for the use of Soliris for certain indications. In such cases, Alexion’s commercial operations in such countries and Alexion’s results of operations and business are and may be adversely affected. Alexion’s results of operations may suffer if it is unable to successfully and timely conclude reimbursement, price approval or funding processes and market Soliris in such foreign countries or if coverage and reimbursement for Soliris is limited or reduced. If Alexion is not able to obtain coverage, pricing or reimbursement on terms acceptable to Alexion or at all, or if such terms should change in any foreign countries, Alexion may not be able to or it may determine not to sell Soliris for one or more indications in such countries, or Alexion could decide to sell Soliris at a lower than anticipated price in such countries, and Alexion’s revenues may be adversely affected as a result.
The potential increase in the number of patients receiving Soliris may cause third-party payers to modify or limit coverage or reimbursement for Soliris for the treatment of PNH, aHUS, or both indications.
Changes in pricing or the amount of reimbursement in countries where Alexion currently commercializes Soliris may also reduce its profitability and worsen its financial condition. In the United States, the European Union member states, and elsewhere, there have been, and Alexion expects there will continue to be, efforts to control and reduce health care costs. Third party payers decide which drugs they will pay for and establish reimbursement and co-payment levels. Government and other third-party payers in the United States and the European Union member states are increasingly challenging the prices charged for health care products, examining the cost effectiveness of drugs in addition to their safety and efficacy, and limiting or attempting to limit both coverage and the level of reimbursement for prescription drugs.

A significant reduction in the amount of reimbursement or pricing for Soliris in one or more countries may have a material adverse effect on Alexion’s business. See additional discussion below under the headings “Changes in healthcare law and implementing regulations, including those based on recently enacted legislation, as well as changes in healthcare policy and Government initiatives that affect coverage and reimbursement of drug products may impact Alexion’s business in ways that Alexion cannot currently predict and these changes could adversely affect Alexion’s business and financial condition” and “The credit and financial market conditions may aggravate certain risks affecting Alexion’s business.” In addition, certain countries establish pricing and reimbursement amounts by reference to the price of the same or similar products in other countries. If coverage or the level of reimbursement is limited in one or more countries, Alexion may be unable to obtain or maintain anticipated pricing or reimbursement in current or new territories.
Many third-party payers cover only selected drugs, making drugs that are not preferred by such payer more expensive for patients, and require prior authorization or failure on another type of treatment before covering a particular drug. Third-party payers may be especially likely to impose these obstacles to coverage for higher-priced drugs such as Soliris.
Payers in the U.S. also are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price (“ASP”), average manufacturer price, and actual acquisition cost. The existing data for reimbursement based on these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates. The Centers for Medicare and Medicaid Services (“CMS”), the federal agency that administers Medicare and the Medicaid Drug Rebate Program, has begun posting drafts of this retail survey price information on at least a monthly basis in the form of draft National Average Drug Acquisition Cost (“NADAC”) files, which reflect retail community pharmacy invoice costs, and National Average Retail Price (“NARP”) files, which reflect retail community pharmacy prices to consumers. In July 2013, CMS suspended the publication of draft NARP data, pending funding decisions. In November 2013, CMS moved to publishing final rather than draft NADAC data and has since made updated NADAC data publicly available on a weekly basis. Therefore, it may be difficult to project the impact of these evolving reimbursement mechanics on the willingness of payers to cover Soliris.
Even in countries where patients have access to insurance, their insurance co-payment amounts or annual or lifetime caps on reimbursements may represent a barrier to obtaining or continuing Soliris. Alexion has financially supported non-profit organizations which assist patients in accessing treatment for PNH and aHUS, including Soliris. Such organizations assist patients whose insurance coverage leaves them with prohibitive co-payment amounts or other expensive financial obligations. Such organizations’ ability to provide assistance to patients is dependent on funding from external sources, and Alexion cannot guarantee that such funding will be provided at adequate levels, if at all. Alexion has also provided Soliris without charge to patients who have no insurance coverage for drugs through related charitable purposes. Alexion is not able to predict the financial impact of the support it may provide for these and other charitable purposes; however, substantial support could have a material adverse effect on Alexion’s profitability in the future.
Alexion is also focusing development efforts on the use of eculizumab for the treatment of additional diseases. The success of these programs depends on many factors, including those described in this prospectus/offer to exchange. As Soliris is approved by regulatory agencies for indications other than PNH and aHUS, the potential increase in the number of patients receiving Soliris may cause third-party payers to refuse coverage or reimbursement for Soliris for the treatment of PNH, aHUS or for any other approved indication, or provide a lower level of coverage or reimbursement than anticipated or currently in effect.
Alexion may not be able to maintain market acceptance of Soliris among the medical community or patients, or gain market acceptance of Alexion’s products in the future, which could prevent it from maintaining profitability or growth.
Alexion cannot be certain that Soliris will maintain market acceptance in a particular country among physicians, patients, health care payers, and others. Although Alexion has received regulatory approval for Soliris in certain territories, including the United States, Japan and the European Union, such approvals do not guarantee future revenue. Alexion cannot predict whether physicians, other health care providers, government agencies or private insurers will determine or continue to accept that Soliris is safe and therapeutically effective relative to its cost. Physicians’ willingness to prescribe, and patients’ willingness to accept, Alexion’s products, such as Soliris, depends on many factors, including prevalence and severity of adverse side effects in both clinical trials and commercial use, the timing of the market introduction of competitive drugs, lower demonstrated clinical safety and efficacy compared to other drugs, perceived lack of cost-effectiveness, pricing and lack of availability of reimbursement from third-party payers, convenience and ease of administration, effectiveness of Alexion’s marketing strategy, publicity concerning the product, Alexion’s other product candidates or competing products, and availability of alternative treatments, including bone marrow transplant as an alternative treatment for PNH. The likelihood of physicians to prescribe Soliris for patients with aHUS may also depend on how quickly Soliris can be delivered to the hospital or clinic and Alexion’s distribution methods may not be sufficient to satisfy this need. In addition, Alexion is aware that medical doctors have determined not to continue Soliris treatment for some patients with aHUS.
Health insurance programs may restrict coverage of some products by using payer formularies under which only selected drugs are covered, variable co-payments that make drugs that are not preferred by the payer more expensive for patients, and by using utilization management controls, such as requirements for prior authorization or failure on another type of treatment. Payers may especially impose these obstacles to coverage for higher-priced drugs, and consequently Alexion’s drug products may be subject to payer-driven restrictions. In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, European Union member states may restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices and/or reimbursement of medicinal products for human use. A European Union member state may approve a specific price or level of reimbursement for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. The reimbursement or budget identified by a government or non-government payer for Alexion’s products, including Soliris in a new indication, if obtained, may be adversely affected by the reimbursement or budget for Soliris in previously approved indications and/or adversely affect the reimbursement or budget for Soliris in such previously approved indication by that payer.
If Soliris fails to achieve or maintain market acceptance among the medical community or patients in a particular country, Alexion may not be able to market and sell it successfully in such country, which would limit Alexion’s ability to generate revenue and could harm Alexion’s overall business.
If Alexion or any third party manufacturer or provider fails to provide sufficient quantities of Soliris or Alexion’s product candidates, including Soliris for new indications, Alexion could experience product shortages, its commercialization of Soliris may be stopped or delayed, its clinical trials could be disrupted or regulatory approvals could be delayed.
Soliris is manufactured by Alexion at Alexion’s Rhode Island manufacturing facility (“ARIMF”) and by Lonza Group Ltd. (“Lonza”). Alexion depends on a very limited number of third party providers for the manufacture and supply of Soliris and Alexion’s product candidates. The manufacture of Soliris and Alexion’s product candidates is difficult, requiring a multi-step controlled process and even minor problems or deviations could result in defects or failures. Manufacture of Alexion’s products, including Soliris, is highly technical, and only a small number of companies have the ability and capacity to manufacture Alexion’s products for its development and commercialization needs. Due to the highly technical requirements of manufacturing Alexion’s products and the strict quality and control specifications, Alexion and its third party providers may be unable to manufacture or supply Alexion’s products despite Alexion’s and their efforts. In addition, Alexion cannot be certain that any third party will be able or willing to honor the terms of its agreement, including any obligations to manufacture Alexion’s products in accordance with regulatory requirements and to Alexion’s quality specifications and volume requirements.
Alexion cannot be certain that it, Lonza or Alexion’s other third party providers will be able to perform uninterrupted supply chain services. The failure to manufacture appropriate supplies of Soliris, on a timely basis, or at all, may prevent or interrupt the commercialization of Soliris. If Alexion, Lonza or Alexion’s other third party providers were unable to manufacture Soliris for any period for any reason, including due to the loss of approvals, or if Alexion, Lonza or Alexion’s other third party providers do not obtain approval for the manufacturing of Soliris in the respective facility by the applicable regulatory agencies, Alexion may incur substantial loss of sales. See also Alexion’s Risk Factor “If Alexion or its contract manufacturers fail to comply with continuing United States and foreign regulations, Alexion could lose its approvals to market Soliris or Alexion’s manufacturers could lose their approvals to manufacture Soliris or Alexion’s product candidates, and Alexion’s business would be seriously harmed.” Alexion may also lose any redundancy in its manufacturing capabilities if it is no longer able to perform operations at ARIMF or any other facility. The failure to manufacture appropriate supplies of Alexion’s product candidates, on a timely basis, or at all, may prevent or interrupt clinical development of Alexion’s products, including Soliris for new indications. If Alexion is forced to find an alternative supplier or other third party providers, in addition to loss of sales and disruption to patients, Alexion may also incur significant costs and experience significant delay in establishing a new arrangement.
Alexion is authorized to sell Soliris that is manufactured by Lonza and at ARIMF in the United States, the European Union, Japan and certain other territories. However, manufacturing Soliris for commercial sale in certain other territories may only be performed at a single facility until such time as Alexion has received the required regulatory approval for an additional facility, if ever. Alexion will continue to depend entirely on one facility to manufacture Soliris for commercial sale in such other territories until that time.
Alexion has obtained marketing approval for Soliris for the treatment of patients with aHUS in the United States, the European Union, Japan and other territories. Alexion expects that the demand for Soliris will increase. Alexion may underestimate demand, or experience product interruptions at ARIMF, Lonza or a facility of a third party provider, including as a result of risks and uncertainties described in this report. If Alexion, Lonza or Alexion’s other third party providers do not manufacture sufficient quantities of Soliris to satisfy demand, Alexion’s business will be materially harmed.
Alexion depends on a very limited number of third party providers for other services with respect to its clinical and commercial requirements, including product filling, finishing, packaging, and labeling. Alexion has changed or added third party fill/finish providers in the past in order to support uninterrupted supply, and may do so in the future. Alexion currently relies on three third party fill/finish providers to support its commercial requirements in the United States and the European Union, and two to support requirements in Japan. No guarantee can be made that regulators will approve additional third party fill/finish providers in a timely manner or at all, or that any third party fill/finish providers will be able to perform such services for sufficient product volumes for any country or territory. Alexion does not have control over any third party provider’s compliance with Alexion’s internal or external specifications or the rules and regulations of the FDA, EMA, competent authorities of the European Union member states, MHLW or any other applicable regulations or standards. In the past, Alexion has had to write off and incur other charges and expenses for production that failed to meet requirements, including with respect to recalls initiated in 2013 and 2014.
Any difficulties or delays in Alexion’s third party manufacturing of Soliris, or any failure of Alexion’s third party providers to comply with Alexion’s internal and external specifications or any applicable rules, regulations and standards could increase Alexion’s costs, constrain its ability to satisfy demand for Soliris from customers, cause Alexion to lose revenue or incur penalties for failure to deliver product, make Alexion postpone or cancel clinical trials, or cause Alexion’s products to be recalled or withdrawn, such as the voluntary recalls that Alexion initiated in 2013 and 2014 due to the presence of visible particles in a limited number of vials in specific lots. Even if Alexion is able to find alternatives they may ultimately be insufficient for Alexion’s needs.
Due to the nature of the current market for third-party commercial manufacturing, many arrangements require substantial penalty payments by the customer for failure to use the manufacturing capacity for which it contracted. Penalty payments under these agreements typically decrease over the life of the agreement, and may be substantial initially and de minimis or non-existent in the final period. The payment of a substantial penalty could harm Alexion’s financial condition.

In April 2014, Alexion acquired a fill/finish facility in Ireland to support global distribution of Soliris and Alexion’s other clinical and commercial products. To date, Alexion has relied entirely on third party fill/finish providers and have never operated Alexion’s own fill/finish facility. Alexion cannot guarantee that it will be able to successfully complete the appropriate validation processes or obtain the necessary regulatory approvals, or that it will be able to perform fill/finish services at this facility to support its product requirements.
Many additional factors could cause production interruptions at ARIMF or at the facilities of Lonza or Alexion’s third party providers, including natural disasters, labor disputes, acts of terrorism or war, human error, equipment malfunctions, contamination, or raw material shortages. The occurrence of any such event could adversely affect Alexion’s ability to satisfy demand for Soliris, which could materially and adversely affect Alexion’s operating results.
If Alexion or its contract manufacturers fail to comply with United States and foreign regulations, Alexion or its manufacturers could lose Alexion’s approvals to market Soliris or Alexion’s product candidates, and Alexion’s business would be seriously harmed.
Alexion cannot guarantee that it will be able to maintain its regulatory approvals for Soliris. If Alexion does not maintain its regulatory approvals for Soliris, the value of Alexion’s company and its results of operations will be materially harmed. Alexion and its current and future partners, contract manufacturers and suppliers are subject to rigorous and extensive regulation by governmental authorities around the world, including the FDA, EMA, the competent authorities of the European Union member states, and MHLW. If Alexion or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us. For example, in March 2013, Alexion received the Warning Letter from the FDA relating to compliance with cGMP at ARIMF. In August 2014 Alexion announced that it received a Form 483 with three observations following an FDA inspection at ARIMF. If Alexion does not resolve outstanding concerns expressed by the FDA in the Warning Letter and the August 2014 Form 483 to the satisfaction of the FDA, EMA or any other regulatory agency, or Alexion or its third-party providers, including Alexion’s product fill/finish providers, packagers and labelers, fail to comply fully with applicable regulations then Alexion may be required to initiate a recall or withdrawal of its products.
The safety profile of any product continues to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. Regulations continue to apply after product approval, and cover, among other things, testing, manufacturing, quality control, finishing, filling, labeling, advertising, promotion, risk mitigation, adverse event reporting requirements, and export of biologics. For example, the risk management program established in 2007 upon the FDA’s approval of Soliris for the treatment of PNH was replaced with a Risk Evaluation and Mitigation Strategy (“REMS”) program, approved by the FDA in 2010. The REMS program requires mandatory physician certification in the United States. Each physician must certify that the physician is aware of the potential risks associated with the administration of Soliris and that the physician will inform each patient of these risks using educational material approved by the FDA. In November 2014, Alexion met with the FDA Drug Safety and Risk Management Advisory Committee to discuss adjustments to the REMS with elements to assure safe use. A majority of the Committee favored revising the REMS and made suggestions for streamlining prescriber assessments and broadening the program’s educational outreach. Changes to the Soliris REMS could be costly and burdensome to implement.
As a condition of approval for marketing Soliris, governmental authorities may require Alexion to conduct additional studies. For example, in connection with the approval of Soliris in the United States, European Union and Japan, for the treatment of PNH, Alexion agreed to establish a PNH Registry, monitor immunogenicity, monitor compliance with vaccination requirements, and determine the effects of anticoagulant withdrawal among PNH patients receiving eculizumab, and, specifically in Japan, Alexion agreed to conduct a trial in a limited number of Japanese PNH patients to evaluate the safety of a meningococcal vaccine. Further, in connection with the approval of Soliris in the United States for the treatment of aHUS, Alexion agreed to establish an aHUS Registry and complete additional human clinical studies in adult and pediatric patients. In the United States, for example, the FDA can propose to withdraw approval for a product if it determines that such additional studies are inadequate or if new clinical data or information shows that a product is not safe for use in an approved indication. Alexion is required to report any serious and unexpected adverse experiences and certain quality problems with Soliris to the FDA, the EMA, the competent authorities of the European Union member states, MHLW, and certain other health agencies. Alexion or any health agency may have to notify health care providers of any such developments.
The discovery of any previously unknown problems with Soliris, a manufacturer or a facility may result in restrictions on Soliris, a manufacturer or a facility, including withdrawal of Soliris from the market, batch failures, or interruption of production or a product recall such as the recalls Alexion announced and voluntarily initiated in 2013 and 2014. Certain changes to an approved product, including the way it is manufactured or promoted, often require prior regulatory approval before the product as modified may be marketed. Alexion’s manufacturing and other facilities and those of any third parties manufacturing Soliris will be subject to inspection prior to grant of marketing approval by each regulatory authority where Alexion seeks marketing approval and subject to continued review and periodic inspections by the regulatory authorities, such as the inspections that resulted in issuance of the Warning Letter. Alexion and any third party Alexion would use to manufacture Soliris for sale, including Lonza, must also be licensed by applicable regulatory authorities.
The FDA requires reporting of certain information on side effects and adverse events reported during clinical studies and after marketing approval. Non-compliance with safety reporting requirements could result in regulatory action that may include civil action or criminal penalties.
Failure to comply with the laws and requirements, including statutes and regulations, administered by the FDA, the EMA, the competent authorities of the European Union member states, the MHLW or other agencies, including without limitation, failures or delays in resolving the concerns raised by the FDA in the Warning Letter, could result in:
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a product recall;

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a product withdrawal;

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significant administrative and judicial sanctions, including, warning letters or untitled letters;

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significant fines and other civil penalties;

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suspension, variation or withdrawal of a previously granted approval for Soliris;

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interruption of production;

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operating restrictions, such as a shutdown of production facilities or production lines, or new manufacturing requirements;

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suspension of ongoing clinical trials;

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delays in approving or refusal to approve Alexion’s products including pending BLAs or BLA supplements for Soliris or asfotase alfa, or a facility that manufactures Alexion’s products;

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seizing or detaining product;

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requiring Alexion or Alexion’s partners to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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injunctions; and/or

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criminal prosecution.

If the use of Soliris harms people, or is perceived to harm patients even when such harm is unrelated to Soliris, Alexion’s regulatory approvals could be revoked or otherwise negatively impacted and Alexion could be subject to costly and damaging product liability claims.
The testing, manufacturing, marketing and sale of drugs for use in humans exposes Alexion to product liability risks. Side effects and other problems from using Soliris could (1) lessen the frequency with which physicians decide to prescribe Soliris, (2) encourage physicians to stop prescribing Soliris to their patients who previously had been prescribed Soliris, (3) cause serious adverse events and give rise to product liability claims against Alexion, and (4) result in Alexion’s need to withdraw or recall Soliris from the marketplace. Some of these risks are unknown at this time.
Alexion tested Soliris in only a small number of patients. The FDA marketing approval for the treatment of patients with aHUS was based on two prospective studies in a total of 37 adult and adolescent patients, together with a retrospective study that included 19 pediatric patients. PNH and aHUS are ultra-rare diseases. As more patients use Soliris, including more children and adolescents, new risks and side effects may be discovered, the rate of known risks or side effects may increase, and risks previously viewed as less significant could be determined to be significant. Previously unknown risks and adverse effects of Soliris may also be discovered in connection with unapproved uses of Soliris, which may include administration of Soliris under acute emergency conditions, such as the Enterohemorrhagic E. coli health crisis in Europe, primarily Germany, that began in May 2011. Alexion does not promote, or in any way support or encourage the promotion of Soliris for unapproved uses in violation of applicable law, but physicians are permitted to use products for unapproved purposes and Alexion is aware of such uses of Soliris. In addition, Alexion is studying and expects to continue to study Soliris in diseases other than PNH and aHUS in controlled clinical settings, and independent investigators are doing so as well. In the event of any new risks or adverse effects discovered as new patients are treated for approved indications and as Soliris is studied in or used by patients for other indications, regulatory authorities may delay or revoke their approvals, Alexion may be required to conduct additional clinical trials and safety studies, make changes in labeling of Soliris, reformulate Soliris or make changes and obtain new approvals for Alexion’s and its suppliers’ manufacturing facilities. Alexion may also experience a significant drop in the potential sales of Soliris, experience harm to its reputation and the reputation of Soliris in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of Soliris or substantially increase the costs and expenses of commercializing and marketing Soliris.
Alexion may be sued by people who use Soliris, whether as a prescribed therapy, during a clinical trial, during an investigator initiated study, or otherwise. Many patients who use Soliris are already very ill. Any informed consents or waivers obtained from people who enroll in Alexion’s trials or use Soliris may not protect Alexion from liability or litigation. Alexion’s product liability insurance may not cover all potential types of liabilities or may not cover certain liabilities completely. Moreover, Alexion may not be able to maintain its insurance on acceptable terms. In addition, negative publicity relating to the use of Soliris or a product candidate, or to a product liability claim, may make it more difficult, or impossible, for Alexion to market and sell Soliris. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on Alexion’s business, financial condition or results of operations.
Patients who use Soliris already often have severe and advanced stages of disease and known as well as unknown significant pre-existing and potentially life-threatening health risks, including, for example, bone marrow failure, kidney failure and thrombosis. During the course of treatment, patients may suffer adverse events, including death, for reasons that may or may not be related to Soliris. Such events could subject Alexion to costly litigation, require it to pay substantial amounts of money to injured patients, delay, negatively impact or end Alexion’s opportunity to receive or maintain regulatory approval to market Soliris, or require Alexion to suspend or abandon its commercialization efforts. Even in a circumstance in which Alexion does not believe that an adverse event is related to Soliris, the investigation into the circumstance may be time consuming or inconclusive. These investigations may interrupt Alexion’s sales efforts, delay its regulatory approval process in other countries, or impact and limit the type of regulatory approvals Soliris receives or maintains.
Some patients treated with Soliris for PNH and other diseases, including patients who have participated in Alexion’s clinical trials, have died or suffered potentially life-threatening diseases either during or after ending their Soliris treatments. In particular, use of C5 Inhibitors, such as Soliris, is associated with an increased risk for certain types of infection, including meningococcal infection. Serious cases of meningococcal infection can result in severe illness, including but not limited to brain damage, loss of limbs or parts of limbs, kidney failure, or death. Under controlled settings, patients in Alexion’s eculizumab trials all receive vaccination against meningococcal infection prior to first administration of Soliris and patients who are prescribed Soliris in most countries are required by prescribing guidelines to be vaccinated prior to receiving their first dose. A physician may not have the opportunity to timely vaccinate a patient in the event of an acute emergency episode, such as in a patient presenting with aHUS or during the health crisis that began in May 2011 in Europe, principally in Germany, due to the epidemic of infections from Enterohemorrhagic E. coli. Vaccination does not, however, eliminate all risk of meningococcal infection. Additionally, in some countries there may not be any vaccine approved for general use or approved for use in infants and children. Some patients treated with Soliris who had been vaccinated have nonetheless experienced meningococcal infection, including patients who have suffered serious illness or death. Each such incident is required to be reported to appropriate regulatory agencies in accordance with relevant regulations.
Alexion is also aware of a potential risk for PNH patients who delay a dose of Soliris or discontinue their treatment of Soliris. Treatment with Soliris blocks complement and allows complement-sensitive PNH red blood cells to increase in number. If treatment with Soliris is thereafter delayed or discontinued, a greater number of red blood cells therefore would become susceptible to destruction when the patient’s complement system is no longer blocked. The rapid destruction of a larger number of a patient’s red blood cells may lead to numerous complications, including death. Several PNH patients in Alexion’s studies of Soliris have received delayed doses or discontinued their treatment. In none of those circumstances were significant complications shown to be due to rapid destruction of a larger number of PNH red blood cells; however, Alexion has not studied the delay or termination of treatment in enough patients to determine that such complications in the future are unlikely to occur. Additionally, such delays or discontinuations may be associated with significant complications without evidence of such rapid cell destruction.
Alexion is aware of a risk for aHUS patients who delay or miss a dose of Soliris or discontinue their treatment of Soliris. Treatment with Soliris blocks complement and inhibits complement-mediated Thrombotic microangiopathy (“TMA”). After missing a dose or discontinuing Soliris, blood clots may form in small blood vessels throughout the body, causing a reduction in platelet count. The reduction in platelet count may lead to numerous complications, including changes in mental status, seizures, angina, thrombosis, renal failure or even death. In Alexion’s aHUS clinical studies, such TMA complications were observed in some patients who missed a dose.
Clinical evaluations of outcomes in the post-marketing setting are required to be reported to appropriate regulatory agencies in accordance with relevant regulations. Determination of significant complications associated with the delay or discontinuation of Soliris could have a material adverse effect on Alexion’s ability to sell Soliris.
If Alexion is unable to establish and maintain effective sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, Alexion will be unable to successfully commercialize Soliris.
Alexion is marketing and selling Soliris ourselves in the United States, Europe, Japan and several other territories. If Alexion is unable to establish and/or expand its capabilities to sell, market and distribute Soliris for the treatment of PNH, aHUS or, if approved by the necessary regulatory agencies, other future indications, either through Alexion’s own capabilities or by entering into agreements with others, or to maintain such capabilities in countries where Alexion has already commenced commercial sales, Alexion will not be able to successfully sell Soliris. In that event, Alexion will not be able to generate significant revenues. Alexion cannot guarantee that it will be able to establish and maintain its own capabilities or enter into and maintain any marketing or distribution agreements with third-party providers on acceptable terms, if at all. Even if Alexion hires the qualified sales and marketing personnel it needs to support its objectives, or enter into marketing and distribution agreements with third parties on acceptable terms, Alexion may not do so in an efficient manner or on a timely basis. Alexion may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution capabilities necessary to successfully market and sell Soliris. Establishing and maintaining sales, marketing and distribution capabilities are expensive and time-consuming. Alexion’s expenses associated with building up and maintaining the sales force and distribution capabilities around the world may be disproportionate compared to the revenues Alexion may be able to generate on sales of Soliris. Alexion cannot guarantee that it will be successful in commercializing Soliris.
If Alexion markets Soliris in a manner that violates health care fraud and abuse laws and other laws regulating marketing and promotion, Alexion may be subject to investigations and civil or criminal penalties.
In addition to FDA and related regulatory requirements, Alexion is subject to health care “fraud and abuse” laws, such as the federal False Claims Act (“FCA”), the anti-kickback provisions of the federal

Social Security Act, and other state and federal laws and regulations. The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind to induce, or reward the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any health care item or service reimbursable under Medicare, Medicaid, or other federal health care programs. This statute has been interpreted to apply broadly to arrangements between pharmaceutical manufacturers on the one hand and prescribers, patients, purchasers and formulary managers on the other. Liability may be established without a person or entity having actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it. In addition, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “PPACA”), amended the Social Security Act to provide that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the FCA. A conviction for violation of the Anti-Kickback Statute requires mandatory exclusion from participation in federal health care programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to those who prescribe, purchase, or recommend pharmaceutical products, including certain discounts, education and research grants, purchase of speaking or consulting services, and patient assistance programs, may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor. Alexion seeks to comply with the anti-kickback laws and with the available statutory exemptions and safe harbors. However, Alexion’s practices may not in all cases fit within the safe harbors, and Alexion’s practices may therefore be subject to case-by-case scrutiny.
The FCA prohibits any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim. Pharmaceutical companies have been investigated and have reached substantial financial settlements with the Federal government under the FCA for a variety of alleged promotional and marketing activities, such as allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees and other benefits to physicians to induce them to prescribe products; reporting inflated prices to private publications that were then used by federal programs to set reimbursement rates; engaging in promotion for uses that the FDA has not approved, or “off-label” uses that caused claims to be submitted to Federal programs for non-covered off-label uses; and submitting inflated best price information to the Medicaid Rebate Program.
The majority of states also have statutes similar to the federal anti-kickback law and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. In addition, several U.S. states and localities have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Some state laws prohibit certain marketing-related activities including the provision of gifts, meals or other items to certain health care providers. Similar legislation is being considered in other states. Additionally, PPACA enacted the Physician Payment Sunshine Act, being implemented as the Open Payments program, that requires manufacturers to track and report to the federal government, for public dissemination, payments and other transfers of value made to physicians and teaching hospitals. Many of these requirements are new and there is limited guidance on many aspects of how they will be interpreted, implemented and enforced. Nonetheless, if Alexion is found not to be in full compliance with these laws, Alexion could face enforcement action and fines and other penalties, and could receive adverse publicity.
Sanctions under these federal and state fraud and abuse laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, monetary damages, criminal fines, and imprisonment. Efforts to ensure that Alexion’s business arrangements continue to comply with applicable healthcare laws and regulations could be costly. Because of the breadth of these laws and the narrowness of the safe harbors and because government scrutiny in this area is high, it is possible that some of Alexion’s business activities could come under that scrutiny. Even if Alexion is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could also harm Alexion’s financial condition. Responding to government investigations or whistleblower lawsuits, defending any claims raised, and any resulting fines, damages, penalties, settlement payments or administrative actions, as well as any related actions brought by stockholders or other third parties, could have a material impact on Alexion’s reputation, business and financial condition and divert the attention of Alexion’s management from operating Alexion’s business.
Although physicians in the United States are permitted to, based on their medical judgment, prescribe products for indications other than those cleared or approved by the FDA, manufacturers are prohibited from promoting their products for such off-label uses. In the United States, Alexion markets Soliris for PNH and aHUS and provide promotional materials and training programs to physicians regarding the use of Soliris for PNH and aHUS. Although Alexion believe its marketing materials and training programs for physicians do not constitute off-label promotion of Soliris, the FDA, the U.S. Department of Justice (the “DOJ”), or other federal or state government agencies may disagree. If the FDA or other government agencies determine that Alexion’s promotional materials, training or other activities constitute off-label promotion of Soliris, it could request that Alexion modify its training or promotional materials or other activities or subject Alexion to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal or state enforcement authorities might take action if they believe that the alleged improper promotion led to the submission and payment of claims for an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false or fraudulent claims for payment of government funds. Even if it is later determined Alexion is not in violation of these laws, Alexion may be faced with negative publicity, incur significant expenses defending its position and have to divert significant management resources from other matters.
Similar strict restrictions are imposed on the promotion and marketing of drug products in the European Union, where a large portion of Alexion’s non-U.S. business is conducted, and other territories. Laws in the European Union, including in the individual European Union member states, require promotional materials and advertising for drug products to comply with the product’s Summary of Product Characteristics (“SmPC”), which is approved by the competent authorities. Promotion of a medicinal product which does not comply with the SmPC is considered to constitute off-label promotion. The off-label promotion of medicinal products is prohibited in the European Union and in other territories. The promotion of medicinal products that are not subject to a marketing authorization is also prohibited in the European Union. Laws in the European Union, including in the individual European Union member states, also prohibit the direct-to-consumer advertising of prescription-only medicinal products. Violations of the rules governing the promotion of medicinal products in the European Union and in other territories could be penalized by administrative measures, fines and imprisonment.
Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual European Union member states. The provision of any inducements to physicians to prescribe, recommend, endorse, order, purchase, supply, use or administer a medicinal product is prohibited. A number of European Union member states have introduced additional rules requiring pharmaceutical companies to publicly disclose their interactions with physicians and to obtain approval from employers, professional organizations and/or competent authorities before entering into agreements with physicians. These rules have been supplemented by provisions of related industry codes. Additional countries may consider or implement similar laws and regulations. Violations of these rules could lead to reputational risk, public reprimands, and/or the imposition of fines or imprisonment.
If Alexion fails to comply with the Foreign Corrupt Practices Act or other similar legal requirements, Alexion may be subject to criminal and civil penalties and other remedial measures, which could have a material adverse effect on Alexion’s reputation, business, results of operations or financial condition.
Alexion is subject to the United States Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and other anti-corruption laws and regulations that generally prohibit companies and their intermediaries from offering or making improper payments to government officials and/or other persons for the purpose of obtaining or retaining business. Worldwide regulators are increasing their regulatory and enforcement efforts in this area. For example, the Bribery Act in the United Kingdom, effective as of July 2011 applies to any company incorporated in or “carrying on business” in the United Kingdom, regardless of the country in which the alleged bribery activity occurs and even if the inappropriate activity is undertaken by Alexion’s international distribution partners. Alexion’s policies mandate compliance with these anti-bribery laws. Alexion may operate in many parts of the world that are recognized as having a greater potential for governmental and commercial corruption. Alexion cannot assure that its policies and procedures will always protect it from reckless or criminal acts committed by its employees or third-party intermediaries.
Recent years have seen a substantial increase in anti-bribery law enforcement activity by U.S. regulators, with more frequent and aggressive investigations, enforcement proceedings and sanctions by both the DOJ and the SEC, including with respect to the pharmaceutical industry, increased enforcement activity by non-U.S. regulators and increases in criminal and civil proceedings brought against companies and individuals. Increasing regulatory scrutiny of the promotional activities of pharmaceutical companies also has been observed in a number of European Union member states.
Laws, including those governing promotion, marketing and anti-kickback/anti-bribery provisions, and industry regulations are often strictly enforced. In the United States, additional governmental resources are being added to enforce these laws and to prosecute companies and individuals believed to be violating them. For example, PPACA included a number of provisions aimed at strengthening the government’s ability to pursue anti-kickback and false claims cases against pharmaceutical manufacturers and other healthcare entities, including substantially increased funding for healthcare fraud enforcement activities, enhanced investigative powers for government authorities, and amendments to the FCA that make it easier for the government and whistleblowers to pursue cases for alleged kickback and false claim violations. Alexion anticipates that government scrutiny of pharmaceutical sales and marketing practices will continue for the foreseeable future and continue to subject Alexion to the risk of government investigations and whistleblower lawsuits. If Alexion fails to comply with laws governing promotion, marketing and anti-kickback/anti-bribery provisions, Alexion may be subject to criminal and civil penalties and other remedial measures, which could have a material adverse effect on its reputation, business, results of operations or financial condition.
On May 8, 2015, Alexion received a subpoena in connection with an investigation by the Enforcement Division of the SEC requesting information related to Alexion’s grant-making activities and compliance with the FCPA. While the subpoena seeks information related to Alexion’s activities and policies and procedures worldwide, it notes in particular Japan, Brazil, Turkey and Russia. The subpoena also seeks information related to Alexion’s recalls of specific lots of Soliris and related securities disclosures. Alexion is committed to compliance with applicable laws and regulations and strives to operate at the highest ethical standards in all of its markets. Alexion is cooperating with the SEC’s investigation, which is in its early stages. At this time, Alexion is unable to predict the duration, scope or outcome of the SEC investigation.
Any determination that Alexion’s operations or activities are not, or were not, in compliance with existing United States or foreign laws or regulations, including by the SEC pursuant to its investigation of Alexion’s compliance with the FCPA and other matters, could result in the imposition of a broad range of civil and criminal sanctions against Alexion and certain of its directors, officers and/or employees, including injunctive relief, disgorgement, substantial fines or penalties, imprisonment, interruptions of business, debarment from government contracts, loss of supplier, vendor or other third-party relationships, termination of necessary licenses and permits, and other legal or equitable sanctions. Other internal or government investigations or legal or regulatory proceedings, including lawsuits brought by private litigants, may also follow as a consequence. Violations of these laws may result in criminal or civil sanctions, which could disrupt Alexion’s business and result in a material adverse effect on its reputation, business, results of operations or financial condition. Cooperating with and responding to the SEC in connection with its investigation of Alexion’s FCPA practices and other matters, as well as responding to any future U.S. or foreign governmental investigation or whistleblower lawsuit, could result in substantial expenses, and could divert management’s attention from other business concerns and could have a material adverse effect on Alexion’s business and financial condition and growth prospects.

None of Alexion’s product candidates except for Soliris has received regulatory approvals. Soliris has not been approved for any indication other than for the treatment of patients with PNH and aHUS. If Alexion is unable to obtain regulatory approvals to market one or more of its product candidates, including asfotase alfa and Soliris for other indications, Alexion’s business may be adversely affected.
All of Alexion’s product candidates except Soliris and asfotase alfa are in early stages of development, and Alexion does not expect its early stage product candidates to be commercially available for several years, if at all. Although Alexion is preparing for a commercial launch of Strensiq for the treatment of hypophosphatasia, Alexion does not know when or if Strensiq will be approved by the FDA, EMA or any other regulatory agency. Alexion completed a rolling submission of its BLA for Strensiq in the U.S., which allowed completed portions of the application to be submitted and reviewed by the FDA on an ongoing basis. While the FDA accepted the application in March 2015, Alexion cannot predict how long the approval process will take or when Alexion will receive approval, if at all. Alexion does not know when or if Alexion’s other product candidates will be approved. Unfavorable clinical trial results, failure to comply with regulatory requirements, resolve pending concerns described in the Warning Letter, and inadequate manufacturing processes are examples of problems that could prevent approval. In addition, Alexion may encounter delays or rejections due to additional government regulation from future legislation, administrative action or changes in the FDA policy. Even if the FDA approves a product, the approval will be limited to those indications covered in the approval.
Outside the United States, Alexion’s ability to market any of its potential products is dependent upon receiving marketing approvals from the appropriate regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the FDA approval process described above. If Alexion is unable to receive regulatory approvals, it will be unable to commercialize its product candidates, and Alexion’s business may be adversely affected.
Completion of preclinical studies or clinical trials does not guarantee advancement to the next phase of development.
Completion of preclinical studies or clinical trials does not guarantee that Alexion will initiate additional studies or trials for Alexion’s product candidates, that if further studies or trials are initiated what the scope and phase of the trial will be or that they will be completed, or that if these further studies or trials are completed, that the design or results will provide a sufficient basis to apply for or receive regulatory approvals or to commercialize products. Results of clinical trials could be inconclusive, requiring additional or repeat trials. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Data that Alexion believes is highly clinically significant, including the results of Alexion’s HPP trials, could be interpreted differently by the FDA or other regulatory agencies. The results generated in clinical studies of Strensiq which Alexion believes to be positive, do not ensure that the product will be approved and the FDA or other regulatory agency could require additional preclinical or clinical data. If the design or results achieved in Alexion’s clinical trials are insufficient to proceed to further trials or to regulatory approval of Alexion’s product candidates, the company could be materially adversely affected. Failure of a clinical trial to achieve its pre-specified primary endpoint, such as the Phase II Soliris trial for AMR that Alexion announced in January 2015, generally increases the likelihood that additional studies or trials will be required if Alexion determine to continue development of the product candidate, reduces the likelihood of timely development of and regulatory approval to market the product candidate, and may decrease the chances for successfully achieving the primary endpoint in scientifically similar indications.
There are many reasons why drug testing could be delayed or terminated.
For human trials, patients must be recruited and each product candidate must be tested at various doses and formulations for each clinical indication. In addition, to ensure safety and effectiveness, the effect of drugs often must be studied over a long period of time, especially for the chronic diseases that Alexion is studying. Many of Alexion’s programs focus on diseases with small patient populations and insufficient patient enrollment in Alexion’s clinical trials could delay or cause Alexion to abandon a product development program. Alexion may decide to abandon development of a product candidate at any time due to unfavorable results or other reasons, or Alexion may have to spend considerable resources repeating clinical trials or conducting additional trials, either of which would increase costs and delay any revenue from those product candidates, if any.

Additional factors that can cause delay, impairment or termination of Alexion’s clinical trials or product development efforts include:
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delay or failure in obtaining institutional review board (“IRB”), approval or the approval of other reviewing entities to conduct a clinical trial at each site;

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delay or failure in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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withdrawal of clinical trial sites from Alexion’s clinical trials as a result of changing standards of care or the ineligibility of a site to participate in Alexion’s clinical trials;

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clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

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slow patient enrollment, including, for example, due to the rarity of the disease being studied;

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delay or failure in having patients complete a trial or return for post-treatment follow-up;

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long treatment time required to demonstrate effectiveness;

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lack of sufficient supplies of the product candidate;

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disruption of operations at the clinical trial sites;

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adverse medical events or side effects in treated patients, and the threat of legal claims and litigation alleging injuries;

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failure of patients taking the placebo to continue to participate in Alexion’s clinical trials;

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insufficient clinical trial data to support effectiveness of the product candidates;

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lack of effectiveness or safety of the product candidate being tested;

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lack of sufficient funds;

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inability to meet required specifications or to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner;

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decisions by regulatory authorities, the IRB, ethics committee, or Alexion, or recommendation by a data safety monitoring board, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

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failure to obtain the necessary regulatory approvals for the product candidate or the approvals for the facilities in which such product candidate is manufactured; and

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decisions by competent authorities, IRBs or ethics committees to demand variations in protocols or conduct of clinical trials.

The regulatory approval process is costly and lengthy and Alexion may not be able to successfully obtain all required regulatory approvals.
In March 2015, the FDA accepted Alexion’s application for Strensiq as a treatment for patients with HPP. In July 2014, the MAA for Strensiq was validated by the EMA. In October 2014, Alexion submitted a New Drug Application for Strensiq to Japan’s MHLW.
The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States, the European Union and other territories. Alexion must obtain regulatory approval for each of its product candidates, such as Strensiq, before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of Alexion’s product candidates will take or whether any such approvals ultimately will be granted. For example, the EMA transitioned the MAA for Strensiq from an accelerated assessment to a regular assessment. The FDA and foreign regulatory agencies have substantial discretion in the drug approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. The approval process varies from country to country and the requirements governing the conduct of clinical trials, product manufacturing, product licensing, pricing and reimbursement vary greatly from country to country. Generally, preclinical and clinical testing of product candidates can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If Alexion encounters significant delays in the regulatory process, this may prevent Alexion from continuing to develop its product candidates due to excessive costs or otherwise. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of Alexion’s products and its ability to generate product revenue. The risks associated with the approval process include:
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failure of Alexion’s product candidates to meet a regulatory agency’s requirements for safety, efficacy and quality;

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disagreement over interpretation of data from preclinical studies or clinical trials;

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restricted distribution or limitation on the indicated uses for which a product may be marketed;

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unforeseen safety issues or side effects and potential requirements to establish REMS or post-marketing obligations;

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disapproval of the manufacturing processes or facilities of third-party manufacturers with which Alexion contract for clinical and commercial supplies; and

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governmental or regulatory delays and changes in regulatory requirements and guidelines.

The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data, to support approval, which may delay or prevent approval and Alexion’s commercialization plans, or Alexion may decide to abandon the development program. If Alexion were to obtain approval, regulatory authorities may approve any of Alexion’s product candidates for fewer or more limited indications than Alexion request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that is not desirable for the successful commercialization of that product candidate. In addition, if Alexion’s product candidate produces undesirable side effects or safety issues, the FDA may require the establishment of REMS or a comparable foreign regulatory authority may require the establishment of a similar strategy, that may, for instance, restrict distribution of Alexion’s products and impose burdensome implementation requirements on it. Any of the foregoing scenarios could materially harm the commercial prospects of Alexion’s product candidates.
If Alexion cannot obtain new patents, maintain its existing patents and protect the confidentiality and proprietary nature of its trade secrets and other intellectual property, Alexion’s business and competitive position will be harmed.
In order to protect Alexion’s drugs and technology more effectively, Alexion needs to obtain and maintain patents covering the drugs and technologies it develops. Alexion has and may in the future obtain patents or the right to practice patents through ownership or license. Alexion’s patent applications may not result in the issue of patents in the United States or other countries. Alexion’s patents may not afford adequate protection for its products. Third parties may challenge Alexion’s patents, and have challenged Alexion’s patents in the past. If any of Alexion’s patents are narrowed, invalidated or become unenforceable, competitors may develop and market products similar to ours that do not conflict with or infringe Alexion’s patents rights, which could have a material adverse effect on Alexion’s financial condition. Alexion may also finance and collaborate in research conducted by government organizations, hospitals, universities or other educational or research institutions. Such research partners may be unwilling to grant Alexion exclusive rights to technology or products developed through such collaborations. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties. Soliris and Alexion’s drug candidates are expensive and time-consuming to test and develop. Even if Alexion obtains and maintain patents, Alexion’s business may be significantly harmed if the patents are not broad enough to protect Alexion’s drugs from copycat products.

In addition, Alexion’s business requires using sensitive technology, techniques and proprietary molecules that Alexion protects as trade secrets. However, Alexion may also rely heavily on collaboration with, or discuss the potential for collaboration with, suppliers, outside scientists and other drug companies. Collaboration and discussion of potential collaboration present a strong risk of exposing Alexion’s trade secrets. If Alexion’s trade secrets were exposed, it would help Alexion’s competitors and adversely affect Alexion’s business prospects.
If Alexion is found to be infringing on patents owned by others, Alexion may be forced to pay damages to the patent owner and/or obtain a license to continue the manufacture, sale or development of its drugs. If Alexion cannot obtain a license, it may be prevented from the manufacture, sale or development of its drugs, including Soliris, which would adversely affect Alexion’s business.
Parts of Alexion’s technology, techniques and proprietary molecules and potential drug candidates, including those which are or may be in-licensed, may be found to infringe patents owned by or granted to others. Alexion previously reported that Novartis and other third parties have filed civil lawsuits against Alexion claiming infringement of their intellectual property rights. Each of these matters has been resolved, however, additional third parties may claim that the manufacture, use or sale of Soliris or other drugs under development infringes patents owned or granted to such third parties. In addition to the civil actions referenced above, Alexion has in the past received, and may in the future receive, notices from third parties claiming that their patents may be infringed by the development, manufacture or sale of Soliris or some of Alexion’s drug candidates. Alexion is aware of patents owned by third parties that might be claimed by such third parties to be infringed by the development and commercialization of Soliris and some of Alexion’s drug candidates. In respect to some of these patents, Alexion has obtained licenses, or expect to obtain licenses. However, with regard to such other patents, Alexion has determined in its judgment that:
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Soliris and Alexion’s product candidates do not infringe the patents;

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the patents are not valid; or

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Alexion has identified and tested or are testing various modifications that Alexion believes should not infringe the patents and which should permit commercialization of Alexion’s product candidates.

Any holder of these patents or other patents covering similar technology could sue Alexion for damages and seek to prevent Alexion from manufacturing, selling or developing its drugs. Legal disputes can be costly and time consuming to defend. If Alexion cannot successfully defend against any future actions or conflicts, if they arise, Alexion may incur substantial legal costs and may be liable for damages, be required to obtain costly licenses or need to stop manufacturing, using or selling Soliris, which would adversely affect Alexion’s business. Alexion may seek to obtain a license prior to or during legal actions in order to reduce further costs and the risk of a court determination that Alexion’s product infringes the third party’s patents. A required license may be costly or may not be available on acceptable terms, if at all. A costly license, or inability to obtain a necessary license, could have a material adverse effect on Alexion’s business.
There can be no assurance that Alexion would prevail in a patent infringement action or that Alexion would be able to obtain a license to any third-party patent on commercially reasonable terms or any terms at all; successfully develop non-infringing alternatives on a timely basis; or license alternative non-infringing technology, if any exists, on commercially reasonable terms. Any impediment to Alexion’s ability to manufacture, use or sell approved forms of Soliris or Alexion’s product candidates could have a material adverse effect on Alexion’s business and prospects.
It is possible that Alexion could lose market exclusivity for a product earlier than expected, which would harm Alexion’s competitive position.
In Alexion’s industry, much of an innovative product’s commercial value is realized while it has market exclusivity. When market exclusivity expires and biosimilar or generic versions of the product are approved and marketed, there can be substantial decline in the innovative product’s sales.

Market exclusivity for Soliris is based upon patent rights and certain regulatory forms of exclusivity. The scope of Soliris patent rights vary from country to country and are dependent on the availability of meaningful legal remedies in each country. The failure to obtain patent and other intellectual property rights, or limitations on the use, or loss of such rights, could be material to Alexion’s business. In some countries, patent protections for Soliris may not exist because certain countries did not historically offer the right to obtain specific types of patents or Alexion did not file patents in those markets. Also, the patent environment is unpredictable and the validity and enforceability of patents cannot be predicted with certainty. Absent relevant patent protection for a product, once regulatory exclusivity periods expire, biosimilar or generic versions of the product can be approved and marketed. Even prior to the expiration of regulatory exclusivity, a competitor could seek to obtain marketing approval by submitting its own clinical trial data.
Alexion cannot guarantee that it will achieve its financial goals, including Alexion’s ability to maintain profitability on a quarterly or annual basis in the future.
Until the quarter ended June 30, 2008, Alexion had never been profitable since it was incorporated in January 1992. Alexion has maintained profitability on a quarterly basis since the quarter ended June 30, 2008 and on an annual basis beginning with the year ended December 31, 2008. Alexion believes that it formulates its annual operating budgets with reasonable assumptions and targets, however Alexion cannot guarantee that it will be able to generate sufficient revenues or control expenses to achieve its financial goals, including continued profitability. Even if Alexion does achieve profitability in any subsequent quarters, Alexion may not be able to sustain or increase profitability on a quarterly or annual basis. You should not consider Alexion’s revenue growth in recent periods as indicative of its future performance. Alexion’s revenue in future periods could decline. Alexion may make errors in predicting and reacting to relevant business trends or Alexion’s business may be subject to factors beyond its control, which could harm Alexion’s operations. Since Alexion began its business, it has focused on research and development of product candidates. Alexion cannot guarantee that it will be successful in marketing and selling Soliris on a continued basis in countries or regions where it has obtained marketing approval, including the United States, Europe and Japan, and Alexion does not know when it will have Soliris available for sale in territories where it has applied or will apply for marketing approval, if ever. Alexion will have substantial expenses as it continues its research and development efforts, continue to conduct clinical trials and continue to develop manufacturing, sales, marketing and distribution capabilities in the United States and abroad. The achievement of Alexion’s financial goals, including the extent of Alexion’s future profitability, depends on many factors, including Alexion’s ability to successfully market Soliris in the United States, the European Union and Japan and other territories, Alexion’s ability to obtain regulatory, pricing, coverage, and reimbursement approvals of Alexion’s drug candidates, such as asfotase alfa, and for Soliris in additional territories and other indications, Alexion’s ability to successfully market Soliris in additional territories, Alexion’s ability to successfully manufacture and commercialize its drug candidates and Alexion’s ability to successfully bring its other product candidates to the major commercial markets throughout the world.
If Alexion’s competitors get to the marketplace before it does, or with better or less expensive drugs, it may not be profitable to continue to produce Soliris and Alexion’s product candidates.
The FDA, EC and the MHLW granted orphan drug designation for Soliris in the treatment of PNH and the FDA and EC granted orphan drug designation for aHUS. Orphan drug status entitles Soliris to market exclusivity for a total of seven years in the United States and for ten years in the European Union and Japan. However, if a competitive product that is the same as or similar to Soliris, as defined under the applicable regulations, is shown to be clinically superior to Soliris in the treatment of PNH or aHUS, or if a competitive product is different from Soliris, as defined under the applicable regulations, the orphan drug exclusivity Alexion has obtained may not block the approval of such competitive product. Several biotechnology and pharmaceutical companies throughout the world have programs to develop complement inhibitor therapies or have publicly announced their intentions to develop drugs which target the inflammatory effects of complement in the immune system. Pharmaceutical companies have publicly announced intentions to establish or develop rare disease programs and these companies may introduce products that are competitive with ours. These and other companies, many of which have significantly greater resources than us, may develop, manufacture, and market better or cheaper drugs than Soliris or Alexion’s product candidates. They may establish themselves in the marketplace before Alexion for Soliris for other indications or for any of Alexion’s other product candidates. Other pharmaceutical companies also compete with Alexion to attract academic research institutions as drug development partners, including for licensing these institutions’ proprietary technology. If Alexion’s competitors successfully enter into such arrangements with academic institutions, Alexion will be precluded from pursuing those unique opportunities and may not be able to find equivalent opportunities elsewhere.
If Alexion fails to recruit and retain personnel, Alexion may not be able to implement Alexion’s business strategy.
Alexion is highly dependent upon the efforts of its executive officers, and other key personnel in its commercial and technical organizations. There is intense competition in the biopharmaceutical industry for qualified commercial and technical personnel. Alexion’s business is specialized and global and Alexion must attract and retain highly qualified individuals across many geographies. Alexion may not be able to continue to attract and retain the qualified personnel necessary for developing, manufacturing and commercializing Alexion’s products and product candidates.
Alexion is subject to environmental laws and potential exposure to environmental liabilities.
Alexion is subject to various federal, state and local environmental laws and regulations that govern its operations, including Alexion’s manufacturing operations at ARIMF and in Ireland, the handling and disposal of non-hazardous and hazardous wastes, such as medical and biological wastes, and emissions and discharges into the environment, such as air, soils and water sources. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. Alexion is also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating its property or locations to which wastes were sent from its facilities, without regard to whether the owner or operator knew of, or necessarily caused, the contamination. Such obligations and liabilities, which to date have not been material, could have a material impact on Alexion’s business and financial condition.
Alexion is seeking to expand its business through acquisitions and other strategic transactions and Alexion may not realize the benefits of such acquisitions or strategic transactions.
Alexion’s business strategy includes expanding its products and capabilities, and Alexion may, from time to time, engage in various collaborations, partnerships, joint ventures or similar strategic arrangements, any of which could be material to Alexion. Alexion may seek additional acquisitions or in-licensing of businesses or products to expand Alexion’s products and capabilities. Acquisitions of new businesses, products and in-licensing of new products or engagement in collaborations, partnerships, joint ventures or other strategic transactions may involve numerous risks, including:
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substantial cash expenditures;

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potentially dilutive issuance of equity securities;

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incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

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difficulties in assimilating the operations of the acquired companies;

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diverting Alexion’s management’s attention away from other business concerns;

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risks of entering markets in which Alexion has limited or no direct experience;

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the potential loss of Alexion’s key employees or key employees of the acquired companies; and

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failure of any acquired businesses, products or in-licensed products or collaborations, partnerships, joint ventures or other strategic arrangements to achieve the scientific, medical, commercial or other results anticipated.

A substantial portion of Alexion’s strategic efforts are focused on opportunities for rare disorders and life-saving therapies. The availability of such development opportunities is limited. Alexion may not be able to identify opportunities that are acceptable to it or its shareholders. Several companies have publicly announced intentions to establish or develop rare disease programs. For these and other reasons, Alexion may not be able to acquire the rights to additional product candidates and approved products on terms that it or its shareholders find acceptable, or at all. The development or expansion of Alexion’s business, any acquired business, any acquired or in-licensed product or any collaboration, partnership, joint venture or other similar strategic arrangement may require a substantial capital investment by Alexion. Alexion may not have these necessary funds or they might not be available to Alexion on acceptable terms or at all. Alexion may also seek to raise funds by selling shares of its capital stock, which could dilute current stockholders’ ownership interest in Alexion’s company, or securities convertible into Alexion’s capital stock, which could dilute current stockholders’ ownership interest in Alexion’s company upon conversion.
Even if Alexion is able to successfully identify and complete acquisitions and other strategic transactions, it may not be able to integrate them or take full advantage of them. An acquisition or other strategic transaction may not result in short-term or long-term benefits to Alexion. Alexion may also incorrectly judge the value or worth of an acquired company or business, an acquired or in-licensed product or of a collaboration, partnership, joint venture or other strategic arrangement.
To effectively manage Alexion’s current and future potential growth, Alexion must continue to effectively grow and manage its global employee base, and enhance its operational and financial processes. Supporting Alexion’s growth strategy will require significant capital expenditures and management resources, including investments in research and development, sales and marketing, manufacturing and other areas of Alexion’s operations. If Alexion does not successfully manage its current growth and do not successfully execute Alexion’s strategy, then its business and financial results may be adversely affected and it may incur asset impairment or restructuring charges.
Alexion’s business could be affected by litigation, government investigations and enforcement actions.
Alexion operates in many jurisdictions in a highly regulated industry and Alexion could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, Qui Tam, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment, and other claims and legal proceedings which may arise from conducting Alexion’s business. Legal proceedings, government investigations and enforcement actions can be expensive and time consuming. An adverse outcome could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of Alexion’s business practices, which could have a material adverse effect on Alexion’s business and results of operations.
The intended efficiency of Alexion’s corporate structure depends on the application of the tax laws and regulations in the countries where it operate and Alexion may have exposure to additional tax liabilities or its effective tax rate could change, which could have a material impact on Alexion’s results of operations and financial position.
As a company with international operations, Alexion is subject to income taxes, as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining Alexion’s worldwide tax liabilities. Although Alexion believes its estimates are reasonable, the ultimate outcome with respect to the taxes it owes may differ from the amounts recorded in Alexion’s financial statements. If the Internal Revenue Service, or other taxing authority, disagrees with the positions Alexion takes, Alexion could have additional tax liability, and this could have a material impact on Alexion’s results of operations and financial position. Alexion’s effective tax rate could be adversely affected by changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, changes in interpretations of tax laws, including pending tax law changes, changes in Alexion’s manufacturing activities and changes in Alexion’s future levels of research and development spending.
Alexion has designed its corporate structure, the manner in which it develops and uses its intellectual property, and its intercompany transactions between its affiliates in a way that is intended to enhance its operational and financial efficiency and increase Alexion’s overall profitability. The application of the tax laws and regulations of various countries in which Alexion operates and to Alexion’s global operations is subject to interpretation. Alexion also must operate its business in a manner consistent with its corporate structure to realize such efficiencies. The tax authorities of the countries in which Alexion operates may challenge its methodologies for valuing developed technology or for transfer pricing. If tax authorities determine that the manner in which Alexion operates results in its business not achieving the intended tax consequences, Alexion’s effective tax rate could increase and harm Alexion’s financial position and results of operations.
In addition, the United States government and other governments are considering and may adopt tax reform measures that significantly increase Alexion’s worldwide tax liabilities. The U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in countries where Alexion and its affiliates operate have focused on issues related to the taxation of multinational corporation, including, for example, in the area of  “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Alexion established operations in Ireland in 2013 and recently, Ireland tax authorities announced changes to the treatment of non-resident Irish entities. The changes are not expected to impact existing non-resident Irish entities, such as ours, until after December 31, 2020. These changes and other prospective changes in the United States and other countries in which Alexion and its affiliates operate could increase Alexion’s effective tax rate, and harm its financial position and results of operations.
Alexion’s sales and operations are subject to the economic, political, legal and business conditions in the countries in which Alexion does business, and Alexion’s failure to operate successfully or adapt to changes in these conditions could cause its sales and operations to be limited or disrupted.
Since 2007, Alexion has significantly expanded its operations and expect to continue to do so in the future. Alexion’s operations in foreign countries subject Alexion to the following additional risks:
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fluctuations in currency exchange rates;

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political or economic determinations that adversely impact pricing or reimbursement policies;

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economic problems or political instability that disrupt health care payment systems;

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difficulties or inability to obtain financing in markets;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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difficulties enforcing contractual and intellectual property rights;

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changes in laws, regulations or enforcement practices with respect to Alexion’s business, including without limitation laws relating to reimbursement, competition, pricing and sales and marketing of Alexion’s products;

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trade restrictions and restrictions on direct investments by foreign entities;

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compliance with tax, employment and labor laws;

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costs and difficulties in recruiting and retaining qualified managers and employees to manage and operate the business in local jurisdictions;

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costs and difficulties in managing and monitoring international operations; and

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longer payment cycles.

Alexion’s business and marketing methods are also subject to regulation by the governments of the countries in which Alexion operates. The FCPA and similar anti-bribery laws in other countries prohibit companies and their representatives from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business. Alexion has policies and procedures designed to help ensure that Alexion and its representatives, including Alexion’s employees, comply with such laws, however Alexion cannot guarantee that these policies and procedures will protect it against liability under the FCPA or other anti-bribery laws for actions taken by Alexion’s representatives. Failure to comply with the laws and regulations of the countries in which Alexion operate could materially harm Alexion’s business.
Alexion conducts, or anticipates that it will conduct, a substantial portion of its business in currencies other than the U.S. dollar and Alexion is exposed to fluctuations in foreign currency exchange rates in the normal course of its business. See also Risk Factor “Currency fluctuations and changes in exchange rates could adversely affect Alexion’s revenue growth, increase its costs and negatively affect Alexion’s profitability.”
The credit and financial market conditions may aggravate certain risks affecting Alexion’s business.
Sales of Soliris and other products are or will be dependent, in large part, on reimbursement from government health administration organizations and private and governmental third-party payers, and also co-payments from individual patients in certain situations. As a result of adverse credit and financial market conditions, and the overall financial climate, these governmental organizations and payers, and/or individuals, may reduce or delay initiation of treatment, may be unable to satisfy their reimbursement obligations, may delay payment or may seek to reduce reimbursement for Alexion’s products, including Soliris, in the future, which could have a material adverse effect on Alexion’s business and results of operations. Soliris is approved for the treatment of patients with PNH and aHUS in the United States, the European Union and Japan and for the treatment of PNH in several other territories. If Soliris is approved in additional territories for PNH, aHUS, or for additional indications that are under clinical development, the reimbursement risks and uncertainties associated with adverse credit and financial market conditions may be exacerbated due to increases in the number of patients receiving Soliris that require reimbursement. Payment defaults by a government payer could require Alexion to expense previously recorded revenue as uncollectible, and might cause Alexion to end or restrict sales to patients in that country. Further, the risk of payment default by a government payer could require Alexion to revise its revenue recognition policies in regard to that payer, causing revenue to be recorded only on a cash basis, and Alexion may be required to end or restrict sales to patients in that country.
Alexion continues to monitor economic conditions, including volatility associated with U.S. and international economies, associated impacts on the financial markets and Alexion’s business, and the sovereign debt issues in Europe.
Alexion may not be able to successfully mitigate or prevent its exposures to volatile economic and financial conditions and Alexion’s failure to operate successfully or adapt to changes in these conditions could cause its sales and operations to be limited or disrupted or otherwise harm Alexion’s business.
Additionally, Alexion relies upon third-parties for certain parts of its business, including Lonza, licensees, wholesale distributors of Soliris, contract clinical trial providers, contract manufacturers and other third-party suppliers and financial institutions. Because of the volatility in the financial markets, there may be a disruption or delay in the performance or satisfaction of commitments to Alexion by these third parties which could have a material adverse effect on its business and results of operations.
Currency fluctuations and changes in exchange rates could adversely affect Alexion’s revenue growth, increase its costs and negatively affect Alexion’s profitability.
Alexion conducts, or anticipates that it will conduct, a substantial portion of its business in currencies other than the U.S. dollar. Alexion is exposed to fluctuations in foreign currency exchange rates in the normal course of its business and Alexion expects these exposures to increase during 2015 if the strengthening of the U.S. dollar continues. The exposures result from portions of Alexion’s revenues, as well as the related receivables, and expenses that are denominated in currencies other than the U.S. dollar, including the Euro, Japanese Yen, British Pound, Swiss Franc, and Russian Ruble. Alexion manages its foreign currency transaction risk within specified guidelines through the use of derivatives. All of Alexion’s derivative instruments are utilized for risk management purposes, and Alexion does not use derivatives for speculative trading purposes. Alexion enters into foreign exchange forward contracts, with durations of up to 60 months, to hedge exposures resulting from portions of Alexion’s forecasted revenues, including intercompany revenues, that are denominated in currencies other than the U.S. dollar. The purpose of the hedges of revenue is to reduce the volatility of exchange rate fluctuations on Alexion’s operating results and to increase the visibility of the foreign exchange impact on forecasted revenues. Further, Alexion enters into foreign exchange forward contracts, with durations of approximately 30 days, designed to limit the balance sheet exposure of monetary assets and liabilities. Alexion enters into these hedges to reduce the impact of fluctuating exchange rates on Alexion’s operating results. Gains and losses on these hedge transactions are designed to offset gains and losses on underlying balance sheet exposures. While Alexion attempts to hedge certain currency risks, currency fluctuations between the U.S. dollar and the currencies in which Alexion does business have, in the past, caused foreign currency transaction gains and losses and have also impacted the amounts of revenues and expenses calculated in U.S. dollars and will likely do so in the future. Likewise, past currency fluctuations have at times resulted in foreign currency transaction gains, and there can be no assurance that these gains can be reproduced.
Changes in healthcare law and implementing regulations, including those based on recently enacted legislation, as well as changes in healthcare policy and coverage and reimbursement of drug products may impact Alexion’s business in ways that Alexion cannot currently predict and these changes could adversely affect Alexion’s business and financial condition.
Governments in countries where Alexion operates have adopted or have shown significant interest in pursuing legislative initiatives to reduce costs of health care. Any such government-adopted health care measures could adversely impact the pricing of Soliris or the amount of coverage and reimbursement available for Soliris from governmental agencies or other third-party payers.
For example, the PPACA was adopted in the United States in March 2010. This law substantially changes the way healthcare is financed by both governmental and private insurers in the U.S., and significantly impacts the pharmaceutical industry. PPACA contains a number of provisions that are expected to impact Alexion’s business and operations, in some cases in ways Alexion cannot currently predict. Changes that may affect Alexion’s business include those governing enrollment in federal healthcare programs, reimbursement changes, rules regarding prescription drug benefits under health insurance exchanges, expansion of the 340B program, expansion of state Medicaid programs, and fraud and abuse enforcement. These changes will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.
PPACA contains several provisions that have or could potentially impact Alexion’s business. PPACA made significant changes to the Medicaid Drug Rebate Program. Effective March 23, 2010, rebate liability expanded from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well. With regard to the amount of the rebates owed, PPACA increased the minimum Medicaid rebate from 15.1% to 23.1% of the average manufacturer price for most innovator products; changed the calculation of the rebate for certain innovator products that qualify as line extensions of existing drugs; and capped the total rebate amount for innovator drugs at 100% of the average manufacturer price. In addition, PPACA and subsequent legislation changed the definition of average manufacturer price. Finally, PPACA requires pharmaceutical manufacturers of branded prescription drugs, such as Soliris, to pay a branded prescription drug fee to the federal government beginning in 2011. Each individual pharmaceutical manufacturer pays a prorated share of the branded prescription drug fee of $3.0 billion in 2014 (and set to increase in ensuing years), based on the dollar value of its branded prescription drug sales to certain federal programs identified in the law. Sales of  “orphan drugs” — those designated under section 526 of the FDCA, like Soliris — are excluded from this fee as long as no non-orphan indications have been approved for the orphan drug.
In 2012, CMS issued proposed regulations to implement the changes to the Medicaid Drug Rebate Program under PPACA but has not yet issued final regulations. CMS is currently expected to release the final regulations in 2015. Moreover, in the future, Congress could enact legislation that further increases Medicaid drug rebates or other costs and charges associated with participating in the Medicaid Drug Rebate Program. The issuance of regulations and coverage expansion by various governmental agencies relating to the Medicaid Drug Rebate Program has and will continue to increase Alexion’s costs and the complexity of compliance, has been and will be time-consuming, and could have a material adverse effect on Alexion’s results of operations.

Additional provisions of PPACA, some of which became effective in 2011, may negatively affect Alexion’s revenues in the future. For example, as part of PPACA’s provisions closing a coverage gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), Alexion is required to provide a 50% discount on branded prescription drugs dispensed to beneficiaries within this donut hole.
PPACA also expanded the Public Health Service’s 340B drug pricing discount program. The 340B pricing program requires participating manufacturers to agree to charge statutorily-defined covered entities no more than the 340B “ceiling price” for the manufacturer’s covered outpatient drugs. PPACA expanded the 340B program to include additional types of covered entities: certain free-standing cancer hospitals, critical access hospitals, rural referral centers and sole community hospitals, each as defined by PPACA. PPACA exempts “orphan drugs” — those designated under section 526 of the FDCA, such as Soliris — from the ceiling price requirements for these newly-eligible entities. On July 21, 2014, the Health Resources and Services Administration (“HRSA”) which administers the 340B program, issued an interpretive rule to implement the orphan drug exception which interprets the orphan drug exception narrowly. It exempts orphan drugs from the ceiling price requirements for the newly-eligible entities only when the orphan drug is used for its orphan indication. The newly-eligible entities are entitled to purchase orphan drugs at the ceiling price when the orphan drug is not used for its orphan indication. A manufacturer trade group has filed a lawsuit challenging the interpretive rule as inconsistent with the statutory language. That challenge remains ongoing. The uncertainty regarding how the statutory orphan drug exception will be applied will increase the complexity of compliance, will make compliance more time-consuming, and could negatively impact Alexion’s results of operations. If HRSA’s narrow interpretation of the scope of the orphan drug exemption prevails, it could potentially negatively impact the price Alexion is paid for Soliris by certain entities for some uses and increase the complexity of compliance with the 340B program.
In addition, Alexion’s industry may be affected by broader legislation addressing federal spending, including, for example, a sequester required by the Budget Control Act of 2011, Pub. L. No. 112-25, as amended by the American Taxpayer Relief Act of 2012, Pub. L. 112-240, that took effect in April 2013 and was expended by the Bipartisan Budget Act of 2013, Pub. L. No. 113-67. Under the sequestration, Medicare payments for all items and services, including drugs and biologicals, have been reduced by 2%. This 2% reduction in Medicare payments affects all Parts of the Medicare program and could impact sales of Soliris. As another example, the governments of Germany and Spain each approved increases to mandatory rebates on the sales of pharmaceutical products.
Alexion expects that the implementation of current laws and policies, the amendment of those laws and policies in the future, as well as the adoption of new laws and policies, could have a material adverse effect on Alexion’s industry generally and on Alexion’s ability to maintain or increase its product sales or successfully commercialize Alexion’s product candidates, or could limit or eliminate Alexion’s future spending on development projects. In many cases, these government initiatives, even if enacted into law, are subject to future rulemaking by regulatory agencies. Although Alexion has evaluated these government initiatives and the impact on its business, Alexion cannot know with certainty whether any such law, rule or regulation will adversely affect coverage and reimbursement of Soliris, or to what extent, until such laws, rules and regulations are promulgated, implemented and enforced. The announcement or adoption of regulatory or legislative proposals could delay or prevent Alexion’s entry into new markets, affect its reimbursement or sales in the markets where Alexion is already selling Soliris and materially harm Alexion’s business, financial condition and results of operations.
If Alexion fails to comply with its reporting and payment obligations under the Medicaid Drug Rebate Program, Medicare, or other governmental pricing programs, Alexion could be subject to additional reimbursement requirements, penalties, sanctions and fines which could have a material adverse effect on Alexion’s business, financial condition, results of operations and growth prospects.
Medicare is a U.S. federal government insurance program that covers individuals aged 65 years or older, certain younger individuals with certain disabilities, and individuals with End-Stage Renal Disease. The primary Medicare programs that may affect reimbursement for Soliris are Medicare Part B, which covers physician services and outpatient care, and Medicare Part D, which provides a voluntary outpatient prescription drug benefit. Medicare Part B provides limited coverage of certain outpatient drugs and biologicals that are reasonable and necessary for diagnosis or treatment of an illness or injury. Under Part B, reimbursement is based on a fixed percentage of the applicable product’s ASP. Manufacturers calculate ASP based on a statutory formula and must report ASP information to the CMS, the federal agency that administers Medicare and the Medicaid Drug Rebate Program, on a quarterly basis.
Medicaid is a government health insurance program for low-income children, families, pregnant women, and people with disabilities. It is jointly funded by the federal and state governments, and it is administered by individual states within parameters established by the federal government. Coverage and reimbursement for drugs and biologicals thus varies by state. Drugs and biologicals may be covered under the medical or pharmacy benefit. State Medicaid programs may impose utilization management controls, such as prior authorization, step therapy, or quantity limits on drugs and biologicals. Medicaid also includes the Medicaid Drug Rebate Program, under which Alexion is required to pay a rebate to each state Medicaid program for quantities of Soliris that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program as a condition of having federal funds being made available to the states for Soliris under Medicaid and Medicare Part B. Those rebates are based on pricing data reported by Alexion on a monthly and quarterly basis to CMS. These data include the average manufacturer price and the best price for Soliris.
Federal law requires that any company that participates in the Medicaid Drug Rebate Program also participate in the Public Health Service’s 340B drug pricing program in order for federal funds to be available for the manufacturer’s drugs under Medicaid and Medicare Part B. The 340B pricing program requires participating manufacturers to agree to charge statutorily-defined covered entities no more than the 340B “ceiling price” for the manufacturer’s covered outpatient drugs. These 340B covered entities include a variety of community health clinics and other entities that receive health services grants from the Public Health Service, as well as hospitals that serve a disproportionate share of low-income patients. The 340B ceiling price is calculated using a statutory formula, which is based on the average manufacturer price and rebate amount for the covered outpatient drug as calculated under the Medicaid Drug Rebate Program.
Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by Alexion, governmental or regulatory agencies and the courts. The Medicaid rebate amount is computed each quarter based on Alexion’s submission to CMS of Alexion’s current average manufacturer price and best price for the quarter. If Alexion becomes aware that its reporting for a prior quarter was incorrect, or has changed as a result of recalculation of the pricing data, Alexion is obligated to resubmit the corrected data for a period not to exceed twelve quarters from the quarter in which the data originally were due. Such restatements and recalculations increase Alexion’s costs for complying with the laws and regulations governing the Medicaid Drug Rebate Program. Any corrections to Alexion’s rebate calculations could result in an overage or underage in Alexion’s rebate liability for past quarters, depending on the nature of the correction. Price recalculations also may affect the ceiling price at which Alexion is required to offer its products to certain covered entities, such as safety-net providers, under the 340B drug discount program.
Alexion is liable for errors associated with its submission of pricing data. In addition to retroactive rebates and the potential for 340B program refunds, if Alexion is found to have knowingly submitted false average manufacturer price, ASP, or best price information to the government, Alexion may be liable for civil monetary penalties in the amount of  $100,000 per item of false information. If Alexion is found to have made a misrepresentation in the reporting of its ASP, the Medicare statute provides for civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied. Alexion’s failure to submit monthly/quarterly average manufacturer price, ASP, and best price data on a timely basis could result in a civil monetary penalty of  $10,000 per day for each day the information is late beyond the due date. Such failure also could be grounds for CMS to terminate Alexion’s Medicaid drug rebate agreement, pursuant to which Alexion participates in the Medicaid program. In the event that CMS terminates Alexion’s rebate agreement, federal payments may not be available under Medicaid or Medicare Part B for Alexion’s covered outpatient drugs.
In September 2010, CMS and the Office of Inspector General indicated that they intend to pursue more aggressively those companies who fail to report these data to the government in a timely manner. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. Alexion cannot assure you that its submissions will not be found by CMS to be incomplete or incorrect.
Federal law requires that for a company to be eligible to have its products paid for with federal funds under the Medicaid program as well as to be purchased by certain federal agencies and grantees, it also must participate in the Department of Veterans Affairs (“VA”) Federal Supply Schedule (“FSS”) pricing program. To participate, Alexion is required to enter into an FSS contract with the VA, under which Alexion must make its innovator “covered drugs” available to the “Big Four” federal agencies — the VA, the Department of Defense (“DoD”) the Public Health Service, and the Coast Guard — at pricing that is capped pursuant to a statutory federal ceiling price, or FCP, formula set forth in Section 603 of the Veterans Health Care Act of 1992 (“VHCA”). The FCP is based on a weighted average non-federal average manufacturer price (“Non-FAMP”) which manufacturers are required to report on a quarterly and annual basis to the VA. If a company misstates Non-FAMPs or FCPs it must restate these figures. Pursuant to the VHCA, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to penalties of  $100,000 for each item of false information.
FSS contracts are federal procurement contracts that include standard government terms and conditions, separate pricing for each product, and extensive disclosure and certification requirements. All items on FSS contracts are subject to a standard FSS contract clause that requires FSS contract price reductions under certain circumstances where pricing is reduced to an agreed “tracking customer.” Further, in addition to the “Big Four” agencies, all other federal agencies and some non-federal entities are authorized to access FSS contracts. FSS contractors are permitted to charge FSS purchasers other than the Big Four agencies “negotiated pricing” for covered drugs that is not capped by the FCP; instead, such pricing is negotiated based on a mandatory disclosure of the contractor’s commercial “most favored customer” pricing. Alexion offer dual pricing on Alexion’s FSS contract.
In addition, pursuant to regulations issued by the DoD TRICARE Management Activity, now the Defense Health Agency, to implement Section 703 of the National Defense Authorization Act for Fiscal Year 2008, each of Alexion’s covered drugs is listed on a Section 703 Agreement under which Alexion has agreed to pay rebates on covered drug prescriptions dispensed to TRICARE beneficiaries by TRICARE network retail pharmacies. Companies are required to list their innovator products on Section 703 Agreements in order for those products to be eligible for DoD formulary inclusion. The formula for determining the rebate is established in the regulations and Alexion’s Section 703 Agreement and is based on the difference between the annual Non-FAMP and the FCP (as described above, these price points are required to be calculated by Alexion under the VHCA).
If Alexion overcharges the government in connection with its FSS contract or Section 703 Agreement, whether due to a misstated FCP or otherwise, Alexion is required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges can result in allegations against Alexion under the FCA and other laws and regulations. Unexpected refunds to the government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on Alexion’s business, financial condition, results of operations and growth prospects.
Alexion may be subject to numerous and varying privacy and security laws, and Alexion’s failure to comply could result in penalties and reputational damage.
Alexion is subject to laws and regulations covering data privacy and the protection of personal information including health information. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues which may affect Alexion’s business. In the U.S., some of the laws that may apply include state security breach notification laws, state health information privacy laws and federal and state consumer protections laws which impose requirements for the collection, use, disclosure and transmission of personal information. Each of these laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for Alexion. If Alexion fails to comply with applicable laws and regulations Alexion could be subject to penalties or sanctions. Accordingly, Alexion could be subject to criminal penalties if it knowingly obtains individually identifiable health information from a covered entity in a manner that is not authorized or permitted by the federal Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) or for aiding and abetting the violation of HIPAA.

In addition, the receipt of personal health information in connection with Alexion’s clinical trial initiatives is subject to state and federal human subject protection laws. These laws could create liability for Alexion if one of its research collaborators were to use or disclose research subject information without consent and in violation of applicable laws.
Numerous other countries have, or are developing, laws governing the collection, use and transmission of personal information as well. European Union member states and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations. For example, the European Union Data Protection Directive, as implemented into national laws by the European Union member states, imposes strict obligations and restrictions on the ability to collect, analyze, and transfer personal data, including health data from clinical trials and adverse event reporting. Data protection authorities from different European Union member states may interpret the European Union Data Protection Directive and national laws differently, which adds to the complexity of processing personal data in the European Union, and guidance on implementation and compliance practices are often updated or otherwise revised. The European Union Data Protection Directive prohibits the transfer of personal data to countries outside of the European Union member states that are not considered by the European Commission to provide an adequate level of data protection. These countries include the United States. Any failure to comply with the rules arising from the European Union Data Protection Directive and related national laws of European Union member states could lead to government enforcement actions and significant penalties against Alexion, and adversely impact Alexion’s operating results.
A proposal for an European Union Data Protection Regulation, intended to replace the current European Union Data Protection Directive, is currently under consideration. The European Union Data Protection Regulation is expected to introduce new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. If the draft European Union Data Protection Regulation is adopted in its current form, it may increase Alexion’s responsibility and liability in relation to personal data that Alexion processes and it may be required to put in place additional mechanisms ensuring compliance with the new European Union data protection rules.
Security breaches, cyber-attacks, or other disruptions could expose Alexion to liability and affect its business and reputation.
Alexion collects, stores, and transmits sensitive information including intellectual property, proprietary business information and personal information in connection with business operations. Alexion has implemented information security measures to protect patients’ personal information against the risk of inappropriate and unauthorized external use and disclosure. However, despite these measures, and due to the ever changing information cyber-threat landscape, Alexion may be subject to data breaches through cyber-attacks perpetrated by individuals that attempt to compromise Alexion’s security controls. If Alexion’s systems were to fail or be disrupted for an extended period of time Alexion could lose product sales and Alexion’s revenue and reputation would suffer. In the event Alexion’s systems were to be breached by an unauthorized third-party, they could potentially access confidential personal information, which could cause Alexion to suffer reputational damage and loss of customer confidence. Such incidents would result in notification obligations to affected individuals and government agencies, legal claims or proceedings, and liability under federal and state laws that protect the privacy and security of personal information. Any one of these events could cause Alexion’s business to be materially harmed and Alexion’s results of operations would be adversely impacted.
If the trading price of Alexion’s common stock continues to fluctuate in a wide range, Alexion’s stockholders will have uncertainty with respect to an investment in its common stock.
The trading price of Alexion’s common stock has been volatile and may continue to be volatile in the future. Factors such as announcements of fluctuations in Alexion’s or its competitors’ operating results or clinical or scientific results, fluctuations in the trading prices or business prospects of Alexion’s competitors and collaborators, changes in Alexion’s prospects, particularly with respect to sales of Soliris, failure to resolve, delays in resolving or other developments with respect to the issues raised in the Warning Letter, and market conditions for biopharmaceutical stocks in general could have a significant impact on the future trading prices of Alexion’s common stock. In particular, the trading price of the common stock of many biopharmaceutical companies, including ours, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. This is due to several factors, including general market conditions, sales of Soliris, the announcement of the results of Alexion’s clinical trials or product development and the results of Alexion’s efforts to obtain regulatory approval for Alexion’s products. While Alexion cannot predict its future performance, if Alexion’s stock price continues to fluctuate in a wide range, an investment in Alexion’s common stock may result in considerable uncertainty for an investor.
Anti-takeover provisions of Delaware law, provisions in Alexion’s charter and bylaws could make a third-party acquisition of Alexion difficult and may frustrate any attempt to remove or replace Alexion’s current management.
Because Alexion is a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of Alexion, even if the change in control would be beneficial to stockholders. Alexion is subject to the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of its outstanding voting stock from merging or combining with Alexion for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Alexion’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Alexion’s corporate charter and by-law provisions may discourage certain types of transactions involving an actual or potential change of control that might be beneficial to Alexion or its stockholders. Alexion’s bylaws provide that special meetings of Alexion’s stockholders may be called only by the Chairman of the Board, the President, the Secretary or a majority of the Board of Directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Alexion’s bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Alexion’s charter does not include a provision for cumulative voting for directors, which may have enabled a minority stockholder holding a sufficient percentage of a class of shares to elect one or more directors. Under Alexion’s charter, Alexion’s board of directors has the authority, without further action by stockholders, to designate up to 5,000 shares of preferred stock in one or more series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.
Alexion’s board of directors decided to accelerate the expiration of Alexion’s shareholder rights plan after reviewing Alexion’s governance profile and current practices, considering the vote results on a related non-binding shareholder proposal presented at Alexion’s 2014 annual meeting of shareholders, and determining that it was in the best interests of Alexion and Alexion’s shareholders. The shareholder rights plan expired in March 2015.
Alexion’s corporate charter and bylaw provisions and stockholder rights plan may discourage certain types of transactions involving an actual or potential change of control that might be beneficial to Alexion or Alexion’s stockholders. Alexion’s bylaws provide that special meetings of its stockholders may be called only by the Chairman of the Board, the President, the Secretary or a majority of the board of directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Alexion’s bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Alexion’s charter does not include a provision for cumulative voting for directors, which may have enabled a minority stockholder holding a sufficient percentage of a class of shares to elect one or more directors. Under Alexion’s charter, its board of directors has the authority, without further action by stockholders, to designate up to 5,000 shares of preferred stock in one or more series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.
Pursuant to Alexion’s stockholder rights plan, each share of common stock has an associated preferred stock purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 20% or more of the outstanding common stock. The rights are designed to make it more likely that all of Alexion’s stockholders receive fair and equal treatment in the event of any proposed takeover of Alexion and to guard against the use of partial tender offers or other coercive tactics to gain control of Alexion. These provisions could delay or discourage transactions involving an actual or potential change in control of Alexion or its management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. These provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of Alexion’s common stock.
Risks Related to Synageva’s Business
Synageva is largely dependent on the success of Kanuma. All of Synageva’s product candidates, including Kanuma, are still in development. Preclinical and clinical trials of Synageva’s product candidates may not be successful.
Synageva’s business prospects are largely dependent upon the successful development and commercialization of Kanuma. Before Synageva can commercialize any of its product candidates, including Kanuma, it needs to:
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conduct substantial research and development;

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undertake preclinical and clinical testing and other costly and time consuming measures;

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scale-up and transfer manufacturing processes while maintaining consistent product quality; and

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pursue and obtain marketing and manufacturing approvals and, in some jurisdictions, pricing and reimbursement approvals.

This process involves a high degree of risk and takes many years. Synageva’s product development efforts with respect to a product candidate may fail for many reasons, including:
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failure of the product candidate in preclinical studies;

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failure to obtain, or delays in obtaining, the required regulatory approvals to initiate or continue clinical studies for the product candidate;

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failure of later trials to confirm positive results from earlier preclinical studies or clinical trials;

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delays or difficulty enrolling patients in clinical trials, particularly for disease indications with small patient populations;

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failure to identify a sufficient number of patients who meet the clinical trial enrollment criteria and/or who would support commercial launch and subsequent commercialization efforts;

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patients exhibiting adverse reactions to the product candidate or indications of other safety concerns;

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insufficient clinical trial data to support the safety, effectiveness or superiority of the product candidate;

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inability to produce proteins with favorable or superior characteristics using Synageva’s proprietary EW manufacturing platform;

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failure to obtain, or delays in obtaining, the required regulatory approvals for the product candidate, or the facilities or processes used to manufacture the product candidate; or

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changes in the regulatory or pricing and reimbursement environments could make development of a new product or further development of an existing product for a new indication no longer desirable.

Few research and development projects result in commercial products, and success in preclinical studies or clinical trials often is not replicated in later studies.

Synageva may decide to abandon development of a product candidate or service at any time, or it may be required to expend considerable resources repeating clinical trials or conducting additional trials, either of which would increase costs of development and delay any revenue from those programs. In addition, a regulatory authority may delay or deny an approval because it is not satisfied with the design, conduct, or results of clinical trials or due to its assessment of the data Synageva supplies.
Synageva has neither obtained marketing approval, nor commercialized any of its current product candidates.
Synageva has submitted a BLA to the FDA and an MAA to the EMA for Kanuma as a treatment for patients with LAL Deficiency, but has neither obtained marketing approval nor commercialized any of its current product candidates and does not know if or when it will receive marketing approval or generate revenue from the direct sale of an approved product, including Kanuma. Synageva has only limited clinical experience, which might prevent it from successfully designing or implementing a clinical trial for any of the indications Synageva currently, or in the future, target. Synageva may not be able to demonstrate that its product candidates meet the appropriate standards for regulatory approval, including because it may be unsuccessful in convincing regulatory authorities of the adequacy of the design of its trials or the sufficiency of the data generated from its clinical and other studies. If Synageva is not successful in conducting and managing its preclinical development activities or clinical trials or obtaining regulatory approvals, Synageva might not be able to commercialize its lead programs, or might be significantly delayed in doing so, which will materially harm its business.
If Synageva’s preclinical or clinical studies do not produce positive results or are delayed or if serious side effects are identified during drug development, it may experience delays, incur additional costs, receive a narrow label, or ultimately be unable to obtain regulatory approval and commercialize its product candidates.
Before obtaining regulatory approval for the sale of its product candidates, Synageva must conduct, at its own expense, extensive preclinical tests to demonstrate the safety of its product candidates in animals, and clinical trials to demonstrate the safety and efficacy of its product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more preclinical studies or clinical trials can occur at any stage of testing. Synageva may experience numerous events during, or as a result of, preclinical testing and the clinical trial process, including for potential new indications, which could delay or prevent the receipt of regulatory approval for, or the commercialization of, Synageva’s product candidates, including:
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Synageva’s preclinical tests or clinical trials may produce negative or inconclusive results, and Synageva may decide or regulators may require us, to conduct additional preclinical testing prior to initiating clinical trials, or to suspend ongoing studies;

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Synageva may decide, or regulators may require it, to change the design of its preclinical studies or clinical trials in ways that may slow their progress, delay the initiation of clinical trials, or Synageva may abandon projects that it expects to be promising;

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a regulatory authority or institutional review board may not authorize Synageva to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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conditions imposed on Synageva by the FDA or any non-U.S. regulatory authority regarding the scope or design of Synageva’s clinical trials may require Synageva to resubmit its clinical trial protocols to these authorities or to institutional review boards or ethics committees for re-review due to changes in the regulatory environment;

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the number of patients required for clinical trials may be larger than Synageva anticipates or is able to enroll, or participants may drop out of, or not qualify for, clinical trials at a higher rate than Synageva anticipates;

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Synageva’s third-party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to Synageva in a timely manner or at all;

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Synageva might have to suspend or terminate one or more of its clinical trials if it, a regulatory authority or an institutional review board or ethics committee determines that the participants are being exposed to unacceptable health risks;

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a regulatory authority or institutional review board or ethics committee may require that Synageva hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

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a regulatory authority may require that Synageva conduct additional clinical research to provide additional information regarding the efficacy or safety of Kanuma;

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the cost of Synageva’s clinical trials may be greater than Synageva anticipates;

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the supply or quality of Synageva’s product candidates or other materials necessary to conduct its clinical trials may be insufficient or inadequate or Synageva may not be able to reach agreements on acceptable terms with prospective contract manufacturing organizations;

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Synageva may not be able to produce, or sufficiently test, comparable or consistent drug materials derived from different manufacturing facilities operated by it or from processes run by third party manufacturers which could impact Synageva’s ability or timing with respect to receiving regulatory approval for its product candidates;

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Synageva may not be able to reach agreements on acceptable terms with prospective clinical research organizations;

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if approved, Synageva may not be able to reach agreements on acceptable terms with commercial distributors and other logistics providers; or

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the effects of Synageva’s product candidates may not be the desired effects, may include undesirable side effects, or the product candidates may have other unexpected characteristics.

Synageva may obtain approval for indications that are not as broad as intended or entirely different than those indications for which it sought approval. For example, even though Synageva met the pre-specified primary and six secondary endpoints in the Phase 3 clinical trial for children and adults, potential regulatory approval could be limited to the treatment of LAL Deficiency only in infants, and that would represent a small portion of the total LAL Deficiency patient population. If Synageva is required to conduct additional clinical trials or other testing of its product candidates beyond those that it currently contemplates or is unable to successfully complete its clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, Synageva may:
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be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of Synageva’s product candidates;

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incur substantial additional costs in conducting such additional clinical trials or other testing;

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obtain regulatory approval for only a narrower indication or an indication that might be otherwise qualified or constrained; or

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have the product removed from the market after obtaining marketing approval.

Synageva’s product development costs will also increase if it experiences delays in testing or approvals. Synageva does not know whether any preclinical tests or clinical trials will be initiated as planned, will need to be restructured or will be completed on schedule, if at all. Due to the limited term of a patent, significant preclinical or clinical trial delays could also shorten the period of time from marketing approval to patent expiration, during which Synageva may benefit from patent protection of its product candidates. Such delays could allow Synageva’s competitors to bring products to market before it does, impairing Synageva’s ability to commercialize its products or product candidates.
Synageva may find it difficult to enroll patients in its clinical trials.
Potential patients for Synageva’s product candidates may not be adequately diagnosed or identified with the diseases being targeted by its product candidates. Kanuma is being developed to treat LAL Deficiency, which is very rare. Based on prevalence estimates published in the medical literature, Synageva estimates there are at least 3,000 children and adults with LAL Deficiency in the major reimbursable markets. In addition, Synageva is recruiting patients to enroll in its Phase 1/2 trial for MPS IIIB. Synageva may not be able to initiate or continue clinical trials if it is unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other non-U.S. regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Synageva’s inability to enroll a sufficient number of patients for any of its current or future clinical trials would result in significant delays or may require it to abandon one or more clinical trials altogether.
The results of Synageva’s clinical trials may not prove sufficient to obtain regulatory approval of its product candidates, and subsequent trials may fail to replicate promising data seen in earlier preclinical studies and clinical trials.
Promising results in Synageva’s preclinical studies or clinical trials may not be replicated in ongoing and future studies or trials, and final data analysis may differ from interim data analysis. Even though Synageva has reported positive top-line results from its Phase 3 clinical trial in children and adults with LAL Deficiency and Synageva’s Phase 2/3 trial in infants with LAL Deficiency, and even if its other clinical trials for Kanuma are conducted and completed as planned, the results may not prove sufficient to obtain regulatory approval or result in a restricted product label that could negatively impact commercialization. Success in preclinical testing does not ensure success in clinical trials, and success in early stage clinical trials does not ensure success in later clinical trials. This can be due to a variety of reasons, including variations in patient populations, or the inability of certain patients to complete all assessments required by the clinical trial protocol, adjustments to clinical trial protocols or designs as compared to earlier testing or trials, variations in the data that could produce inconclusive or uninterpretable results, or the use of additional trial sites or investigators. Clinical trial data are subject to differing interpretations, and regulatory agencies may not concur with Synageva’s analysis of clinical trial data or its implications, which may result in delays in the regulatory approval process. Ongoing and future studies, including for new indications, may, for example, indicate safety concerns that regulatory authorities view as unacceptable. Final data analysis of Synageva’s completed, ongoing and future clinical trials may fail to demonstrate that its product candidates are sufficiently safe and effective for pursued or new indications. Any such failure could cause Synageva to abandon a product candidate, substantially delay development of other product candidates, or require substantial expenditures to conduct additional trials. Both preclinical and clinical data are often susceptible to varying interpretations that may delay, limit or prevent initiation of clinical trials, regulatory approvals or commercialization. Any delay in, or termination of, Synageva’s clinical trials would delay its obtaining regulatory approval of the affected product candidate and, consequently, its ability to commercialize that product candidate and potentially its other product candidates. Development and commercialization of therapies for rare diseases requires expenditure of significant funds with no assurance of success.
A regulatory authority may deny or delay approval of Synageva’s product candidates, including Kanuma, because it is not satisfied with the structure or conduct of Synageva’s clinical trials or due to its assessment of the data Synageva supplies, or may determine to approve Synageva’s product candidates for use in narrow patient populations.
A regulatory authority may not agree with the design or endpoints of Synageva’s clinical trials. Synageva sought advice from EMA for its Kanuma development plan, including the Phase 3 clinical trial design for Kanuma in children and adults with LAL Deficiency and EMA was supportive of Synageva’s plan in principle. Synageva did not seek a special protocol assessment with the FDA and does not have agreement with the FDA regarding the design or primary endpoint utilized in the Phase 3 clinical trial. Accordingly, Synageva believes that it will need to demonstrate efficacy based on a totality of evidence including success on multiple endpoints in Synageva’s clinical studies to support a favorable risk-benefit profile and provide substantial evidence of efficacy of Kanuma for the treatment of LAL Deficiency, including data from the Phase 3 clinical trial in children and adults, the Phase 2/3 open-label trial in infants with LAL Deficiency, as well as from the natural history studies for LAL Deficiency. Based on FDA feedback, it will be essential to link the primary endpoint for the Phase 3 clinical trial, alanine aminotransferase (“ALT”) normalization, to other evidence of clinical benefit. Synageva also will need to provide evidence to the FDA demonstrating that ALT normalization, alone or in combination with other endpoints, is reasonably likely to predict clinical benefit. If Synageva is unable to do so, even though it met the pre-specified primary endpoint and six secondary endpoints in the Phase 3 clinical trial and the primary endpoint in the Phase 2/3 study in infants, Synageva may not receive regulatory approval or it may receive narrower labeling with respect to the total LAL Deficiency patient population, unless and until it successfully completes additional clinical trials, if ever. In addition, regulatory authorities may not believe that Synageva has provided sufficient safety data or adequately demonstrated clinical benefit in the patient population studied in the clinical trial. Clinical data is subject to varied interpretations, and regulatory authorities may disagree with Synageva’s assessments of data. In any such case, a regulatory authority could insist that Synageva provide additional data or conduct additional clinical studies, which could substantially delay or even prevent commercialization efforts, particularly if Synageva is required to conduct additional pre-approval clinical studies. A positive opinion by the Committee for Medicinal Products for Human Use (“CHMP”) is required for EMA approval and requires agreement among a majority of CHMP members, each of whom may have differing opinions on the strength of the evidence Synageva may provide.
Priority review for Synageva’s drug product candidates may not actually lead to a faster review process, if at all.
The FDA has accepted for review the BLA for Kanuma for the treatment of LAL Deficiency. The FDA granted Synageva’s request for Priority Review, which shortens the regulatory review period. The FDA established a target action date of September 8, 2015 under the PDUFA. The FDA review timeline for first cycle review could be longer and the FDA could issue a complete response letter requiring additional data to be submitted.
Because FDA also requires parallel approval of a New Animal Drug Application (“NADA”) for transgenic products such as Kanuma, this could create delays in the review and approval process for the BLA. A lengthier review process will delay revenue from the sale of products and will increase the capital necessary to fund Synageva’s product development programs. In addition, Kanuma received Fast Track Designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants. The practical implications of Fast Track and Breakthrough Therapy designation on the regulatory review and approval process cannot be determined at this time and may not lead to a faster review or approval. In addition, the approval of the NADA and BLA will require successful completion of inspections and resolution of any significant issues raised during these inspections.
Synageva also submitted an MAA to the EMA for Kanuma as a treatment for patients with LAL Deficiency. The EMA validated the MAA and granted Synageva’s request for accelerated assessment, which has the potential to shorten the EMA’s regulatory review time. However, the review timelines to reach a CHMP opinion and EMA action will depend in part on how efficiently Synageva responds to questions which stop the clock during the review. In addition, the approval of the MAA will require successful completion of inspections and resolution of any significant issues raised during these inspections.
Synageva’s product candidates, including Kanuma, if approved by any regulatory authorities could be subject to labeling and other restrictions, and Synageva will be subject to ongoing regulatory obligations, oversight and continued regulatory review, which may result in significant additional expense.
Any regulatory approvals that Synageva obtains for its product candidates will be subject to limitations on the approved indicated uses or patient population for which the product may be recommended for use or marketed, or to the conditions of approval, including a possible risk evaluation and mitigation strategy or post-marketing commitments, requirements, or follow-up measures. In addition, if the FDA, EMA or other regulatory authorities approve a product candidate, the manufacturing processes, labeling, packaging, distribution, storage, adverse event reporting, dispensation, distribution, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements will include submissions of safety and other post-marketing information and reports, ongoing maintenance of product registration, as well as continued compliance with current good manufacturing practices (“cGMPs”), good clinical practices and good laboratory practices. If Synageva does not comply with the applicable regulations and requirements, the range of possible sanctions includes issuance of adverse publicity, product recalls or seizures, fines, total or partial suspensions of production and/or distribution, suspension of marketing applications, and enforcement actions, including injunctions and civil or criminal prosecution. The FDA and comparable international regulatory agencies can withdraw a product’s approval under some circumstances, such as the failure to comply with regulatory requirements or unexpected safety issues.
Regulatory approvals could also contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and extraordinary requirements for surveillance to monitor the safety and efficacy of the drug product. Post-marketing studies and/or post-market surveillance may suggest that a product causes undesirable side effects which present an increased risk to the patient. If data Synageva collects from post-marketing studies suggest that one of its approved products may present a risk to safety, the regulatory authorities could withdraw Synageva’s product approval, suspend production or place other labeling or marketing restrictions on Synageva’s products. If regulatory sanctions are applied or if regulatory approval is delayed or withdrawn, the value of Synageva and its business, financial condition and operating results will be adversely affected.
If the market opportunities for Synageva’s product candidates are smaller than it believes they are, Synageva’s revenues may be adversely affected and its business may suffer.
Synageva focuses its research and product development on treatments for rare diseases. Synageva’s projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, are based on estimates. In addition, the awareness of LAL Deficiency among treating health care providers is low. Currently, most reported estimates of the prevalence of these diseases are based on studies of small subsets of the population of specific geographic areas, which are then extrapolated to estimate the prevalence of the diseases in the broader world population. Based on prevalence estimates published in the medical literature, Synageva estimates there are at least 3,000 children and adults with LAL Deficiency in the major reimbursable markets. In addition, there is no prevalent population for infants with LAL Deficiency, since these infants almost never survive beyond the first year of life. These estimates may prove to be incorrect and new studies may change the estimated prevalence of these diseases. If the estimates are incorrect, and the prevalence rate is lower than Synageva anticipates, or if an approved indication is limited in any way, Synageva’s commercial business may suffer.
The commercial success of any product candidate that Synageva may develop, including Kanuma, will depend upon the degree of market acceptance by physicians, patients, third party payors and others in the medical community.
Any future product that Synageva may bring to the market, including Kanuma, may not gain market acceptance by physicians, patients, third party payors and others in the medical community. If Synageva’s products do not achieve an adequate level of acceptance, it may not generate significant product revenue and may not become profitable. The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:
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the prevalence and severity of any side effects of the product, including any limitations or warnings contained in a product’s approved labeling;

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the perception of clinical benefit, safety, and potential advantages over alternative treatments;

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relative convenience and ease of administration;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength of marketing and distribution support and timing of market introduction of competitive products;

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publicity concerning Synageva’s products or competing products and treatments; and

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sufficient third party insurance coverage or reimbursement in the countries or geographies where patients live.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical trials, market acceptance of the product will not be known until after it is launched. Synageva’s efforts to educate the medical community and third party payors on the benefits of the product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by Synageva’s competitors.

Uncertainties relating to third-party reimbursement and health care reform measures could limit payments or reimbursements for future products that Synageva may develop could materially adversely affect its business.
In the U.S. and elsewhere, sales of prescription drugs depend in part on the consumers’ ability to obtain reimbursement for the cost of the drugs from third-party payors, such as private and government insurance programs. Third-party payors are increasingly challenging the prices charged for medical products and services, including those related to rare diseases, in an effort to promote cost containment measures and alternative health care delivery systems. Synageva’s prospects for achieving profitability will depend heavily upon the availability of adequate reimbursement for the use of its approved product candidates from governmental and other third party payors, both in the U.S. and in other markets. Reimbursement by a third party payor may depend upon a number of factors, including the third party payor’s determination that use of a product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

Obtaining reimbursement approval for a product from each governmental or other third party payor is a time consuming and costly process that could require Synageva to provide supporting scientific, clinical and cost effectiveness data for the use of Synageva’s products to each payor. Synageva may not be able to provide data sufficient to gain acceptance with respect to reimbursement or might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require Synageva to commit a significant amount of management time and financial and other resources. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or non-U.S. regulatory authorities. In addition, there is a risk that full reimbursement may not be available for high priced products. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows Synageva to make a profit or even cover its costs. Interim payments for new products, if applicable, may also not be sufficient to cover costs and may not be made permanent. Third party payors may attempt to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of drugs that they will cover and the amounts that they will pay for drugs. As a result, they may not cover or provide adequate payment for Synageva’s products. Synageva’s products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable Synageva to maintain price levels sufficient to realize an appropriate return on Synageva’s investment in product development.
Reimbursement rates vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that already are reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or imperfections in the data used to calculate these rates. Net prices for products are reduced by mandatory discounts or rebates required by government health care programs and privately-negotiated discounts. The U.S. federal government, state governments and private payors frequently pursue actions against pharmaceutical and biotechnology companies alleging that the companies have overstated prices in order to inflate reimbursement rates. Any such action could adversely affect the pricing of and revenues from Synageva’s products.
Specialty pharmaceuticals are drugs that are prescribed by specialist physicians to treat rare or life-threatening conditions and typically address smaller patient populations. Each of Synageva’s product candidates is a specialty pharmaceutical product. The increasing availability and use of innovative specialty pharmaceuticals, combined with their relative higher cost as compared to other types of pharmaceutical products, is beginning to generate significant third party payor interest in developing cost-containment strategies targeted to this sector. The increasing use of health technology assessments in markets around the world and the financial challenges faced by many governments may lead to significant adverse effects on Synageva’s business.

Any legislation or regulatory changes or relaxation of laws that restrict imports of drugs from other countries also could reduce the net price Synageva receives for its products.
Synageva is subject to regulations regarding the manufacturing of therapeutic proteins and, if it is unable to comply, or if it or any third party provider fails to provide sufficient quantities of material, Synageva may experience delays and incur additional costs.
Synageva and its third party suppliers are subject to ongoing periodic unannounced inspections by the FDA, corresponding state agencies or non-U.S. regulatory authorities to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards. The cGMP requirements govern manufacturing, quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that Synageva expend time, money, and effort in production, recordkeeping, and quality control to assure that the product candidate or any approved product meets applicable specifications and other requirements. Synageva and its contract manufacturers and testing laboratories must also pass pre-approval inspections prior to regulatory approvals. Failure to pass a pre-approval inspection might significantly delay regulatory approval of Synageva’s product candidates. If Synageva or its contract manufacturers or testing laboratories fail to comply with these requirements, Synageva would be subject to possible regulatory action and might be limited in the jurisdictions in which it is permitted to sell its products. As a result, Synageva’s business, financial condition, and results of operations might be materially harmed.
Synageva currently manufactures the therapeutic protein product candidates that it is developing using both internal resources and external contract manufacturers; however, Synageva has limited experience in manufacturing or procuring products in commercial quantities and its manufacturing system has never been utilized to produce a product approved by regulatory authorities for commercial use. Synageva may not be able to manufacture enough product to conduct clinical trials or for later commercialization at an acceptable cost or at all. Synageva may also experience shortages in supply of its products which would have a material adverse impact on its business, financial condition and financial operations. Synageva may not be able to produce, or sufficiently test comparable drug materials derived from different manufacturing facilities operated by it or from processes run by its third party manufacturing partners, which could impact Synageva’s ability or timing with respect to receiving regulatory approval for its product candidates. In addition, a number of other factors could cause production interruptions at Synageva’s facilities or the facilities of its third-party providers, including equipment malfunctions, facility or product contamination, labor problems, raw material shortages or contamination, natural disasters, disruption in utility services, terrorist activities, human error or disruptions in the operations of its suppliers. Synageva’s product candidates are biologics and are very difficult to manufacture. Synageva employs multiple steps to attempt to control the manufacturing processes. Problems with these manufacturing processes, even minor deviations from the normal process, could result in product defects, contamination or manufacturing failures that result in lot failures, product recalls, product liability claims and insufficient material for clinical trials or commercial use. Certain of the raw materials required in the manufacturing and the formulation of Synageva’s product candidates are derived from biological sources, including egg white and human serum albumin. Such raw materials are difficult to procure and may be subject to contamination or recall. Also, some countries in which Synageva may operate could restrict the use of certain biologically derived substances in the manufacture of drugs. A material shortage, contamination, recall, or restriction on the use of certain biologically derived substances in the manufacture of Synageva’s products could adversely impact or disrupt manufacturing or could result in a withdrawal of Synageva’s product candidates or any approved products. As a result, Synageva’s business, financial condition, and results of operations might be materially harmed.
Synageva’s current and anticipated future reliance on a limited number of third parties to complete the manufacturing process for its products exposes Synageva to certain risks.
Synageva currently rely on third parties to complete the manufacturing process, including purifying, finishing, filling, labeling and testing Synageva’s products. Synageva have recently entered into agreements with third parties related to these steps for the commercial supply of Kanuma, and as Synageva do not have experience in producing Kanuma for commercial use, Synageva may experience unanticipated delays or issues in this process. Synageva’s reliance on a limited number of third-party manufacturers exposes Synageva to the following risks:

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Synageva might be unable to identify or enter into agreements with manufacturers for clinical or commercial supply on acceptable terms or at all because the number of potential manufacturers is limited and the FDA and other regulatory authorities must approve any replacement contractor. This approval would generally require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of Synageva’s products prior to receipt of FDA approval, if any.

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Synageva’s third-party manufacturers might be unable to formulate and manufacture the relevant drugs in the volume and of the quality required to meet Synageva’s clinical and commercial needs, if any.

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Synageva’s third-party contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply possible clinical trials or to successfully produce, store and distribute Synageva’s products.

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Drug manufacturers are subject to ongoing periodic unannounced inspections by regulatory authorities, corresponding state agencies and non-U.S. regulatory authorities to ensure strict compliance with cGMP, and other government regulations and corresponding foreign standards. Synageva does not have complete or direct control over third-party manufacturers’ compliance with these regulations and standards.

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If any third-party manufacturer makes improvements in the manufacturing process for the relevant products, Synageva might not own, or might have to share, the intellectual property rights to the innovation with Synageva’s licensors.

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Synageva might compete with other companies for access to these manufacturers’ facilities and might be subject to manufacturing delays if the manufacturers give other clients higher priority than Synageva.

Each of these risks could delay Synageva’s clinical trials or the approval, if any, of Synageva’s product candidates by the FDA or the commercialization of Synageva’s product candidates and could result in higher costs or deprive Synageva of potential product revenues. As a result, Synageva’s business, financial condition, and results of operations might be materially harmed.
Even if Synageva obtains regulatory approval for its product candidates, if Synageva is unable to successfully develop internal and external commercialization capabilities, it will be unable to successfully commercialize them.
Synageva currently has limited internal capabilities for the commercialization of any product candidates that may be approved. In order to commercialize a product if approved, Synageva must develop its sales, marketing, contracting, distribution and reimbursement capabilities. Synageva will need to commit significant time and financial and managerial resources to develop a medical affairs team, a marketing and sales force with technical expertise, and sufficient distribution capabilities.
Factors that may inhibit Synageva’s efforts to develop its commercialization capabilities include:
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Synageva’s inability to recruit and retain adequate numbers of effective medical and commercial personnel or manage a potential substantial increase in its number of full-time employees in a short period;

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Synageva’s inability to train sales personnel, who may have limited experience with Synageva or its future products, to deliver a consistent message regarding the underlying disease that complies with regulatory requirements and be effective (after regulatory approval) in convincing physicians to prescribe Synageva’s future products;

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Synageva’s inability to equip medical and sales personnel with effective materials, including medical and sales literature to help them educate physicians and other healthcare providers regarding applicable rare diseases and Synageva’s future products;

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Synageva’s inability to develop or obtain sufficient operational functions to support its commercial activities; and

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unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

If Synageva is not successful in building a medical affairs and sales, marketing and other commercial infrastructure, it will have difficulty commercializing any future products, which would adversely affect Synageva’s business and financial condition.
In addition, Synageva plans to rely on third parties to help distribute its future products to patients. Synageva expects that it will need to contract with third-party logistics companies to warehouse and distribute any approved products, and coordinate prescription intake and distribution, reimbursement adjudication, patient financial support, and ongoing compliance support. This distribution network will require significant coordination with Synageva’s sales and marketing and finance organizations. If Synageva is unable to effectively establish and manage the distribution process, the commercial launch and sales of any future products Synageva may commercialize, will be delayed or severely compromised and Synageva’s results of operations may be harmed.
Synageva may be subject, directly or indirectly, to healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If Synageva is unable to comply, or has not fully complied, with such laws, Synageva could face substantial penalties and it could affect Synageva’s ability to develop, market and sell its potential products.
Synageva’s operations may be directly, or indirectly through its customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. The laws and regulations concerning promotion and marketing of drug products and dialogistic tests may impact, among other things, Synageva’s disease awareness and education programs, as well as its proposed sales and marketing activities for any of its products that might receive regulatory approval, including Kanuma. In addition, Synageva may be subject to patient privacy regulation by both the federal government and the states in which Synageva conducts its business. The laws that may affect Synageva’s ability to operate include, but are not necessarily limited to:
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federal healthcare program anti-kickback law, which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

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federal false claims law, which prohibits, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to Synageva by virtue of statements and representations made to customers or third parties;

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HIPAA and the Health Information Technology and Clinical Health Act, which prohibit executing a scheme to defraud healthcare programs; impose requirements relating to the privacy, security, and transmission of individually identifiable health information; and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

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the federal physician sunshine requirements under the health care reform laws requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

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state laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws applicable to commercial insurers and other non-federal payors, requirements for mandatory corporate regulatory compliance programs, and laws relating to patient data privacy and security. Similar strict restrictions are imposed on the promotion and marketing of drug products in the European Union and other countries. Violations of the rules governing the promotion of drug products in the European Union could be penalized by administrative measures, fines and imprisonment. In addition, many countries have strict data privacy laws and violators could be subject to administrative measures and fines.
Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual European Union member states. The provision of any inducements to physicians to prescribe, recommend, endorse, order, purchase, supply, use or administer a drug product is prohibited. A number of European Union member states have introduced additional rules requiring pharmaceutical companies to publicly disclose their interactions with physicians and to obtain approval from employers, professional organizations and/or competent authorities before entering into agreements with physicians. Violations of these rules could lead to the imposition of fines or imprisonment.
Laws, including those governing promotion, marketing and anti-kickback provisions, industry regulations and professional codes of conduct are often strictly enforced. Increasing regulatory scrutiny of the promotional activities of pharmaceutical companies has been observed in the U.S. and a number of European Union member states. Synageva is also subject to the FCPA, the U.K. Bribery Act, and other anti-corruption laws and regulations pertaining to its efforts in this area. For example, the Bribery Act in the United Kingdom entered into force in July 2011 applies to any company incorporated in or “carrying on business” in the United Kingdom, regardless of the country in which the alleged bribery activity occurs and even if the inappropriate activity is undertaken by Synageva’s international distribution partners.
If Synageva infringes the rights of third parties, it might have to forgo selling its future products, pay damages, or defend litigation.
If Synageva’s product candidates or FUZEON, methods, processes, or other technologies infringe the proprietary rights of other parties, Synageva could incur substantial costs and might have to:
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obtain rights or licenses from such third parties, which might not be available on commercially reasonable terms, if at all;

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abandon an infringing product candidate;

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redesign products or processes to avoid infringement;

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stop using the subject matter claimed in the patents held by others;

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pay damages; and/or

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engage in litigation or administrative proceedings which might be costly whether Synageva wins or lose, and which could result in a substantial diversion of financial and management resources.

Any of these events could substantially harm Synageva’s earnings, financial condition, and operations.
Synageva’s business depends on protecting its intellectual property.
Synageva and its licensors are pursuing intellectual property protection for Kanuma and other product candidates in the form of patent applications that have been and will continue to be filed in the U.S. and in other countries; however, there can be no assurance that patents will issue with the scope for which they are originally filed, if at all.
If Synageva and its licensors do not obtain protection for Synageva’s respective intellectual property rights and its products are not, or are no longer, protected by regulatory exclusivity protection, such as orphan drug protection, Synageva’s competitors might be able to develop and commercialize competing drugs.
Synageva’s success, competitive position, and future revenues, if any, depend in part on its ability and the abilities of its licensors to obtain and maintain patent protection for Synageva’s products, methods, processes, and other technologies, to preserve Synageva’s trade secrets, to prevent third parties from infringing on Synageva’s proprietary rights, and to operate without infringing on the proprietary rights of third parties. Synageva currently holds various issued patents and exclusive licenses to issued patents and owns and has exclusive licenses to various patent applications, in each case in the U.S. as well as rights under foreign patents and patent applications. Synageva anticipates filing additional patent applications both in the U.S. and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that Synageva will be successful in protecting its products by obtaining and defending patents. These risks and uncertainties include the following:
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Synageva’s patent rights might be challenged, invalidated, or circumvented, or otherwise might not provide any competitive advantage;

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Synageva’s competitors, many of which have substantially greater resources than Synageva does and many of which might make significant investments in competing technologies, might seek, or might already have obtained, patents that will limit, interfere with, make obsolete, or eliminate Synageva’s ability to make, use, and sell its potential products either in the U.S. or in international markets;

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governments may adopt regulations requiring compulsory licensing of IP rights, and governments or courts may render decisions enforcing those regulations;

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as a matter of public policy regarding worldwide health concerns, there might be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful; and

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countries other than the U.S. might have less restrictive patent laws than the U.S., giving foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the USPTO and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if Synageva or its licensors are able to obtain patents, the patents might be substantially narrower than anticipated.
Patent and other intellectual property protection is crucial to the success of Synageva’s business and prospects, and there is a risk that such protections will prove inadequate. Synageva’s business and prospects might be materially harmed if these protections prove insufficient.
On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO has issued regulations and procedures to govern administration of the Leahy-Smith Act, but many of the substantive changes to patent law associated with the Leahy-Smith Act have only recently become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of Synageva’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Synageva’s patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on Synageva’s business and financial condition.
Synageva relies on trade secret protections through confidentiality agreements with its employees and third parties, and the breach of these agreements could adversely affect Synageva’s business and prospects.
Synageva relies on trade secrets, which Synageva seeks to protect, in part, through confidentiality and non-disclosure agreements with its employees, collaborators, suppliers, and other parties. There can be no assurance that these agreements will not be breached, that Synageva would have adequate remedies for any such breach, or that Synageva’s trade secrets will not otherwise become known to or independently developed by its competitors. Synageva might be involved from time to time in litigation to determine the enforceability, scope, and validity of its proprietary rights. Any such litigation could result in substantial cost and divert management’s attention from operations. If any of these events occurs, or Synageva otherwise loses protection for its trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Synageva is dependent on certain license relationships.
Synageva has licensed technology that is related to its proprietary expression technology from the University of Georgia, University of Minnesota and Pangenix. In addition, Synageva obtained exclusive worldwide rights to multiple patents and patent applications relating to the use of LAL for the treatment of LAL Deficiency and atherosclerosis from Shire Human Genetics Therapies, Inc. and its affiliates and Cincinnati Children’s Hospital Research Foundation. Synageva might enter into additional licenses in the future. Licenses to which Synageva is a party contain, and Synageva expect that any future licenses will contain, provisions requiring up-front, milestone, and royalty payments to licensors and other conditions to maintaining the license rights. If Synageva fails to comply with its obligations under any such license, the applicable licensor may have the right to terminate the license on relatively short notice and as a result, Synageva may not be able to commercialize product candidates or technologies that were covered by the applicable license. Also, the milestone and other payments associated with these licenses will make it less profitable for Synageva to develop its product candidates.
Synageva expects to rely on orphan drug exclusivity for Kanuma and SBC-103. A competitor may receive orphan drug marketing authorization prior to Synageva for the same indication for which Synageva is seeking approval.
Approval of Kanuma and SBC-103 as orphan drugs would grant Synageva seven years of marketing exclusivity under the Federal Food, Drug, and Cosmetic Act, and up to 10 years of marketing exclusivity in Europe. While the orphan drug designation for Kanuma and SBC-103 will provide market exclusivity in the U.S., Europe and Japan, Synageva will not be able to rely on market exclusivity to prevent other companies from obtaining regulatory approval in these territories for the same active ingredient for the same indication beyond that timeframe. Furthermore, the marketing exclusivity in Europe can be reduced from 10 years to six years if the initial designation criteria have significantly changed since the market authorization of the orphan drug or orphan exclusivity may be revoked if Synageva cannot reliably supply the market. Even if Synageva has orphan drug designation for a particular drug indication, Synageva cannot guarantee that another company also with orphan drug designation will not receive marketing authorization for the same indication before Synageva does. If that were to happen, Synageva’s applications for that indication may not be approved until the competing company’s period of exclusivity has expired. Also, Synageva cannot guarantee that another company with orphan drug designation will not receive marketing authorization for the same indication at the same time Synageva does. In this case, both companies would receive market exclusivity, which could have a material adverse effect on sales in that market. Even if Synageva is the first to obtain marketing authorization for an orphan drug indication, there are circumstances under which a competing product may be approved for the same indication during the seven-year period of marketing exclusivity in the U.S., such as if the later product is shown to be clinically superior to Synageva’s product, or if the later product is a different drug than Kanuma or SBC-103. Further, the seven-year marketing exclusivity in the U.S. would not prevent competitors from obtaining approval of the same compound for other indications or the use of other types of drugs for the same use as the orphan drug.
Synageva faces significant competition from other pharmaceutical and biotechnology companies. Synageva’s operating results will suffer if it fails to compete effectively.
The pharmaceutical and biotechnology industries are intensely competitive and subject to rapid and significant technological change. Synageva’s competitors include organizations such as major multinational pharmaceutical companies, established biotechnology companies and specialty pharmaceutical and generic drug companies. Many competitors have greater financial and other resources than Synageva has, such as larger research and development staff, more extensive marketing, distribution, sales and manufacturing organizations and experience, more extensive clinical trial and regulatory experience, expertise in prosecution of intellectual property rights and access to development resources like personnel and technology. As a result, these companies may develop or improve existing technologies that make Synageva’s manufacturing technology or product candidates obsolete or they may obtain regulatory approval more rapidly than Synageva is able to and may be more effective in selling and marketing their products.

If Synageva is unable to retain and recruit qualified scientists and advisors, or if any of Synageva’s key executives, key employees or key consultants discontinues his or her employment or consulting relationship with it, it may delay Synageva’s development efforts or otherwise harm Synageva’s business.
The loss of any of Synageva’s key executives, employees or key consultants could impede the achievement of its research, development and commercial objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future is critical to Synageva’s success. Synageva must also recruit and retain personnel experienced in manufacturing, marketing, selling, distributing, supporting and otherwise commercializing approved therapeutic products. Synageva may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, biopharmaceutical, and health care companies, universities, and non-profit research institutions for experienced scientists and other disciplines. Competition for employees may impact Synageva’s ability to recruit and retain qualified personnel in the future. Certain of Synageva’s officers, directors, scientific advisors, and/or consultants may from time to time serve as officers, directors, scientific advisors, and/or consultants of other biopharmaceutical or biotechnology companies. Synageva does not maintain “key man” insurance policies on any of its officers or employees. Synageva currently has employment contracts with its Chief Executive Officer, Sanj K. Patel, and other executive officers which provide for certain severance benefits. Consistent with Synageva’s current employment policies, all of its employees are employed “at will” and, therefore, each employee may leave Synageva’s employment at any time. If Synageva is unable to retain its existing employees, including qualified scientific personnel, and attract additional qualified candidates, Synageva’s business and results of operations could be adversely affected. Synageva is not aware of any key personnel who intend to retire or otherwise leave Synageva in the near future.
Synageva may pursue rapid expansion of Synageva’s workforce or diversify Synageva’s business strategy through mergers, acquisitions, licensing arrangements or other contractual arrangements with third parties which may require substantial resources and substantial amounts of time from members of Synageva’s senior management and involve numerous risks.
Synageva may spend substantial resources to hire additional employees or pursue acquisitions of new technologies or businesses that Synageva would expect to be complementary to Synageva’s current technologies or business focus through mergers, acquisitions, licensing arrangements or other contractual arrangements with third parties. Acquisitions of technologies, companies or product rights involve numerous risks, including potential difficulties in the integration of acquired operations such as retaining key employees of an acquired business, integrating research and development programs, not meeting financial objectives, increased costs, undisclosed liabilities not covered by insurance or terms of acquisition, and diversion of management’s attention and resources in connection with an acquisition. Synageva cannot ensure that Synageva will be successful in identifying, executing, and integrating acquisitions in the future.
If Synageva fail to manage projected growth, its results and operations may be adversely affected.
With Synageva’s growth and preparation for a potential commercial launch of Kanuma for the treatment of LAL Deficiency and the continued progress of its preclinical-stage programs, Synageva will be required to retain existing and add required new qualified and experienced personnel in the commercial, regulatory, manufacturing, quality, program management, clinical and medical areas over the next several years. Also, as Synageva’s preclinical pipeline diversifies through internal discoveries, or the acquisition or in-licensing of new molecules, Synageva will need to hire additional scientists to supplement its existing scientific expertise over the next several years.
Synageva’s staff, financial resources, systems, procedures or controls may be inadequate to support its expanding operations and Synageva’s management may be unable to take advantage of future market opportunities or manage successfully Synageva’s relationships with third parties if Synageva is unable to adequately manage its anticipated growth and the integration of new personnel.
Synageva’s operations are subject to the economic, political, legal and business conditions in the countries in which Synageva does business, and Synageva’s failure to operate successfully or adapt to changes in these conditions could cause Synageva’s operations to be limited or disrupted.
Synageva has expanded its operations outside of the United States and expects to continue to do so in the future. Synageva’s current operations in foreign countries subject it to certain risks that could cause

Synageva’s operations to be limited or disrupted, including volatility in international economies, inflation, political instability, difficulties enforcing contractual and intellectual property rights, changes in laws, regulations or enforcement practices with respect to Synageva’s business, compliance with tax, privacy, employment and labor laws, costs and difficulties in recruiting and retaining qualified managers and employees to manage and operate the business in local jurisdictions and costs and difficulties in managing and monitoring international operations.
Synageva is exposed to product liability and preclinical and clinical liability risks which could place a substantial financial burden upon it, should it be sued, if it does not have adequate liability insurance or general insurance coverage for such a claim.
Synageva’s business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of products like ours. Foreign regulations or clinical sites may require it, as sponsor, to be liable for medical outcomes even if an adverse event is not directly related to Synageva’s product candidate. In addition, the use in Synageva’s clinical trials of pharmaceutical formulations and products that Synageva’s potential collaborators may develop and the subsequent sale of these formulations or products by Synageva or its potential collaborators may cause Synageva to bear a portion or all of the product liability risks. As is common for companies sponsoring such clinical testing, Synageva carries product liability insurance. This insurance may in some instances may be insufficient to offset a negative judgment or settlement payment. As a result, a successful liability claim or series of claims brought against Synageva could have a material adverse effect on Synageva’s business, financial condition and results of operations.
Security breaches and other disruptions could compromise Synageva’s information and expose it to liability, which would cause Synageva’s business and reputation to suffer.
In the ordinary course of Synageva’s business, it collects and stores sensitive data, including intellectual property, Synageva’s proprietary business information and data about Synageva’s patients, suppliers, and business partners, and personally identifiable information. The secure maintenance of this information is critical to Synageva’s operations and business strategy. Some of this information could be an attractive target of criminal attack by malicious third parties with a wide range of motives and expertise, including organized criminal groups, “hactivists,” patient groups, disgruntled current or former employees, and others. Hacker attacks are of ever-increasing levels of sophistication, and despite Synageva’s security measures, its information technology and infrastructure may be vulnerable to such attacks or may be breached due to employee error or malfeasance. Any such breach could compromise Synageva’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Furthermore, if Synageva’s systems become compromised, it may not promptly discover the intrusion. Like other companies in Synageva’s industry, Synageva has experienced attacks to its data and systems, including malware and computer viruses. Attacks could have a material impact on Synageva’s business, operations or financial results. Any access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt Synageva’s operations, and damage Synageva’s reputation which could adversely affect Synageva’s business.
If Synageva does not achieve its projected development and commercialization goals in the time frames it expects and announces, the credibility of Synageva’s management and its organizational competence may be adversely affected.
For planning purposes, Synageva estimates the timing of the accomplishment of various scientific, preclinical, clinical, regulatory, market launch and commercialization goals, which Synageva sometimes refers to as milestones. These milestones may include the commencement or completion of scientific, preclinical and clinical studies, the submission of regulatory filings and eventual product launch.
From time to time, Synageva may publicly announce the estimated timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to Synageva’s estimates, in many cases for reasons beyond its control. For example, clinical trials may be delayed due to factors such as regulatory agency approval, institutional review board approvals, qualification of clinical sites, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. In most circumstances, Synageva relies on academic institutions, major medical institutions, governmental research organizations (U.S. or internationally based), clinical research organizations or contract manufacturing organizations to conduct, supervise or monitor some or all aspects of clinical trials involving Synageva’s product candidates. Synageva will have limited control over the timing and other aspects of these clinical trials.
If Synageva does not meet the milestones as publicly announced (or as projected by various analysts who follow us), Synageva’s stockholders or potential stockholders may lose confidence in Synageva’s ability to meet overall product development and commercialization goals and, as a result, the price of Synageva’s common stock may decline.
Synageva’s success will depend in part on relationships with third parties. Any adverse changes in these relationships could adversely affect Synageva’s business, financial condition, or results of operations.
Synageva’s success will be dependent on its ability to maintain and renew business relationships with third parties and to establish new business relationships. There can be no assurance that Synageva’s management will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on Synageva’s business, financial condition, or results of operations.
Synageva’s charter documents and indemnification agreements require Synageva to indemnify its directors and officers to the fullest extent permitted by law, which may obligate Synageva to make substantial payments and to incur significant insurance-related expenses.
Synageva’s charter documents require Synageva to indemnify its directors and officers to the fullest extent permitted by law. This could require Synageva, with some legally prescribed exceptions, to indemnify its directors and officers against any and all expenses, judgments, penalties, fines, and amounts reasonably paid in defense or settlement of an action, suit, or proceeding brought against any of them by reason of the fact that he or she is or was Synageva’s director or officer. In addition, expenses incurred by a director or officer in defending any such action, suit, or proceeding must be paid by Synageva in advance of the final disposition of that action, suit or proceeding if Synageva receives an undertaking by the director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. Synageva has also entered into indemnification agreements with each of its directors and officers. In furtherance of these indemnification obligations, Synageva maintains directors’ and officers’ insurance in the amount of $30,000,000. For future renewals, if Synageva is able to retain coverage, Synageva may be required to pay a higher premium for its directors’ and officers’ insurance than in the past and/or the amount of its insurance coverage may be decreased.
Synageva may be unable to raise the substantial additional capital that it will need to further develop and commercialize its products.
As is typical of biotechnology companies at Synageva’s stage of development, Synageva’s operations consume substantial amounts of cash and it will need substantial additional funds to further develop and commercialize its products.
While Synageva will need to seek additional funding, Synageva may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of Synageva’s financings may be dilutive to, or otherwise adversely affect, holders of Synageva’s common stock. Synageva may also seek additional funds through arrangements with collaborators or other third parties. These arrangements would generally require Synageva to relinquish rights to some of its technologies, product candidates or products, and Synageva may not be able to enter into such agreements, on acceptable terms, if at all. If Synageva is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of its development programs, including some or all of its product candidates.
Synageva has incurred significant losses since its inception and anticipates that it will continue to incur losses for the foreseeable future. Synageva is a company with limited historical revenues, which makes it difficult to assess its future viability.
Synageva is a clinical-stage biopharmaceutical company. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Synageva has incurred significant losses since its inception, and at March 31, 2015, Synageva had an accumulated deficit of approximately $506.5 million. Synageva expects its expenses to increase in connection with its efforts to seek approval for and commercialize Kanuma and Synageva’s research and development of its other product candidates, including but not limited to, SBC-103 and SBC-105. As a result, Synageva expects to continue to incur significant research and development and other expenses related to its ongoing operations for the foreseeable future. If any of Synageva’s product candidates fail in clinical trials or do not gain regulatory approval, or if any of Synageva’s product candidates, if approved, fail to achieve market acceptance, Synageva may never become profitable. Even if Synageva achieves profitability in the future, it may not be able to sustain profitability in subsequent periods. Synageva’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on Synageva’s stockholders’ equity and working capital.
Synageva’s ability to use net operating loss carry forwards to reduce future tax payments may be limited if there is or has been a change in ownership of Synageva, or if taxable income does not reach sufficient levels.
Utilization of Synageva’s net operating loss (“NOL”) and research and development (“R&D”) credit carry forwards to reduce future tax payments depends in part on whether taxable income reaches sufficient levels prior to the expiration of these deferred tax assets. Synageva’s federal NOL carryforwards begin to expire in 2018 and Synageva’s state NOL carryforwards began to expire in 2014. Synageva has federal orphan drug credits and federal and state research tax credit carryforwards, which begin expiring in 2018 and 2023, respectively. Utilization of these deferred tax assets also may be subject to a substantial annual limitation under Section 382 of the Code due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carry forwards that can be utilized annually to offset future taxable income and tax, respectively. As part of the merger of Trimeris and Synageva BioPharma Corp., a privately held Delaware corporation in 2011, Synageva acquired federal tax attributes that are significantly limited under Section 382 of the Code.
A valuation allowance of  $185.2 million and $128.8 million has been established at December 31, 2014 and 2013, respectively, to offset Synageva’s potential deferred tax assets.
Synageva may have exposure to additional tax liabilities which could have a material impact on its results of operations and financial position.
As a result of Synageva’s international operations, Synageva is subject to income taxes, as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining Synageva’s worldwide tax liabilities. Although Synageva believes its estimates are reasonable, the ultimate outcome with respect to the taxes Synageva owes may differ from the amounts recorded in its financial statements. If the Internal Revenue Service, or other taxing authority, disagrees with the positions Synageva takes, Synageva could have additional tax liability, and this could have a material impact on its results of operations and financial position. In addition, the United States government and other governments are considering and may adopt tax reform measures that significantly increase Synageva’s worldwide tax liabilities which could materially harm Synageva’s business, financial condition and results of operations.
Synageva’s management is required to devote substantial time to comply with public company regulations.
As a public company, Synageva incurs significant legal, accounting and other expenses. Sarbanes-Oxley and rules implemented by the SEC and Nasdaq impose various requirements on public companies, including those related to corporate governance practices. Synageva’s management and other personnel will need to devote substantial time to these requirements.
Sarbanes-Oxley requires, among other things, that Synageva maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, Synageva is required to perform system and process evaluation and testing of Synageva’s internal controls over financial reporting to allow management and Synageva’s independent registered public accounting firm to report on the effectiveness of Synageva’s internal controls over financial reporting, as required by Section 404 of Sarbanes-Oxley (“Section 404”). If Synageva is not able to comply with the requirements of Section 404, or if Synageva or its independent registered public accounting firm identifies deficiencies in Synageva’s internal controls over financial reporting that are deemed to be material weaknesses, the market price of Synageva’s stock could decline and Synageva could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
The market price and trading volume of Synageva’s common stock may be volatile.
The market price of Synageva’s common stock could fluctuate significantly for many reasons, including the following factors:
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announcements of preclinical, clinical or regulatory developments or technological innovations by Synageva or its competitors;

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changes in Synageva’s relationship with its licensors and other strategic partners;

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Synageva’s quarterly operating results;

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declines in sales of FUZEON;

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developments in patent or other technology ownership rights;

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public concern regarding the safety of Synageva’s products;

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additional funds may not be available on terms that are favorable to Synageva and, in the case of equity financings, may result in dilution to Synageva’s stockholders;

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government regulation of drug pricing; and

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general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.

Additional factors beyond Synageva’s control may also have an impact on the price of Synageva’s stock. For example, to the extent that other large companies within Synageva’s industry experience declines in their stock price, Synageva’s stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against Synageva could cause it to incur substantial costs and could divert the time and attention of Synageva’s management and other resources.
Future sales of substantial amounts of Synageva’s common stock, or the perception that such sales could occur, could adversely affect the market price of Synageva’s common stock.
Future sales into the public market of substantial amounts of Synageva’s common stock, or securities convertible or exchangeable into shares of Synageva’s common stock, including shares of Synageva’s common stock issued upon exercise of options and warrants, or perceptions that such sales could occur, could adversely affect the market price of Synageva’s common stock and Synageva’s ability to raise capital in the future.
Ownership of Synageva’s common stock is highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Synageva’s stock price to decline.
Synageva’s executive officers and directors, together with their respective affiliates, beneficially own and control a significant portion of Synageva’s common stock. Accordingly, these executive officers, directors and their affiliates, acting individually or as a group, have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Synageva’s assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control, even if such change in control would benefit Synageva’s other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of Synageva’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions in Synageva’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of Synageva difficult.
Synageva’s certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of Synageva’s common stock.
Synageva has never declared or paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future.
Synageva’s business requires significant funding, and Synageva does not anticipate paying any cash dividends on its common stock in the foreseeable future.
Synageva has broad discretion in how it uses its resources, and Synageva may not use its cash and investments effectively or in ways with which you agree.
Synageva’s management has broad discretion as to the application of company resources. Synageva’s stockholders may not agree with the manner in which Synageva’s management chooses to allocate and spend Synageva’s cash, cash equivalents and investments. Moreover, Synageva’s management may use Synageva’s resources for corporate purposes that may not increase the market price of its common stock.

FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that Alexion’s management or Synageva’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither Alexion nor Synageva undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.
All subsequent written and oral forward-looking statements attributable to Alexion, Synageva or any person acting on Alexion’s or Synageva’s behalf are qualified by the cautionary statements in this section.
Factors that could have a material adverse effect on Alexion’s or Synageva’s operations and future prospects or the consummation of the offer and the mergers, many of which are difficult to predict and beyond the control of Alexion or Synageva, include, but are not limited to:
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failure to satisfy the conditions to consummate the transactions;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement;

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the failure of the transactions to close in a timely manner or at all for any other reason;

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the availability of financing for the transactions on the terms anticipated or at all;

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the ability to successfully integrate Alexion and Synageva following completion of the transactions;

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realization of the expected benefits of the transactions in a timely manner or at all;

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the amount of the costs, fees, expenses and charges related to the offer and the mergers;

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effects of the pendency of the transactions on relationships with employees, suppliers, customers and other business partners;

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general political, economic and business conditions and industry conditions;

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changes in laws or regulations;

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challenges to intellectual property;

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competition from other products, including other drugs treating the same diseases as the companies’ products and product candidates;

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difficulties inherent in the research and development process;

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adverse litigation or government action;

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the inherent uncertainty associated with financial or other projections; and

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the ability to implement and achieve business strategies successfully.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES
Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris as a treatment for patients with PNH and aHUS, two debilitating, rare and life-threatening disorders caused by chronic uncontrolled activation of the complement component of the immune system. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and devastating diseases beyond PNH and aHUS in which uncontrolled complement activation is the underlying mechanism, and is progressing in various stages of development with additional product candidates as potential treatments for patients with severe and life-threatening ultra-rare disorders. In 2014, Alexion filed for regulatory approval with the FDA, EMA and the MHLW for Strensiq, a targeted enzyme replacement therapy in Phase II clinical trials for patients with HPP an ultra-rare, genetic, and life-threatening metabolic disease characterized by impaired phosphate and calcium regulation, leading to progressive damage to multiple vital organs including destruction and deformity of bones, profound muscle weakness, seizures, impaired renal function, and respiratory failure. In July 2014, the EMA validated Alexion’s MAA for Strensiq for the treatment of HPP. In March 2015, the FDA accepted for Priority Review the BLA for Strensiq for treatment of patients with infantile- and juvenile-onset HPP. Alexion has approximately 2,400 employees and serves patients in 50 countries.
Alexion is a Delaware corporation that was established in 1992 and became a public company in 1996. Its shares are traded on Nasdaq under the ticker symbol “ALXN.”
The address and telephone number of Alexion’s principal executive offices is 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596.
Alexion also maintains an Internet site at www.alxn.com. Alexion’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.
Recent Developments
On May 8, 2015, Alexion received a subpoena in connection with an investigation by the Enforcement Division of the SEC requesting information related to Alexion’s grant-making activities and compliance with the FCPA. While the subpoena seeks information related to Alexion’s activities and policies and procedures worldwide, it notes in particular Japan, Brazil, Turkey and Russia. The subpoena also seeks information related to Alexion’s recalls of specific lots of Soliris and related securities disclosures. Alexion is committed to compliance with applicable laws and regulations and strives to operate at the highest ethical standards in all of its markets. Alexion is cooperating with the SEC’s investigation, which is in its early stages. At this time, Alexion is unable to predict the duration, scope or outcome of the SEC investigation.
Offeror
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Alexion. The Offeror was incorporated on April 28, 2015 for the purpose of making the offer and consummating the first merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the mergers.
The address and telephone number of the Offeror’s principal executive offices is c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596.
Merger Sub
Merger Sub is a Delaware limited liability company and direct wholly owned subsidiary of Alexion. Merger Sub was formed on April 28, 2015 for the purpose of consummating the second merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

The address and telephone number of Merger Sub’s principal executive offices is c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596.
Synageva
Synageva is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with rare diseases. Synageva has a pipeline of protein therapeutic programs for rare diseases with unmet medical needs that are at various stages of development. It is planning for a global launch of its lead product, sebelipase alfa for lysosomal acid lipase deficiency (LAL Deficiency) under the proposed brand name of KanumaTM. Synageva also has an active investigational new drug application with the FDA to evaluate a second program, SBC-103, a first mover-enzyme replacement therapy program for mucopolysaccharidosis IIIB (also known as Sanfilippo B syndrome), and a third pipeline program, SBC-105, a first-mover enzyme therapy in preclinical development for rare disorders of calcification, including the first planned target indication for generalized calcification in infants.
Synageva is a Delaware corporation that was established in 2008 and became a publicly traded company in 2011. Its shares trade on Nasdaq under the ticker symbol “GEVA.”
The address and telephone number of Synageva’s principal executive offices is 33 Hayden Avenue, Lexington, Massachusetts 02421, (781) 357-9900.
Synageva also maintains an Internet site at www.synageva.com. Synageva’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE TRANSACTIONS
General
Alexion, through the Offeror, which is a direct wholly owned subsidiary of Alexion, is offering to exchange the transaction consideration for each outstanding share of Synageva common stock validly tendered in the offer and not properly withdrawn. The offer is for 100% of the outstanding shares of common stock, par value $0.001 per share, of Synageva.
The transaction consideration consists of:
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$115.00 in cash, without interest and less any applicable withholding taxes; and

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0.6581 shares of Alexion common stock, together with cash in lieu of any fractional shares of Alexion common stock, without interest and less any applicable withholding taxes.

Synageva stockholders will not receive any fractional shares of Alexion common stock in the offer or the first merger, and each Synageva stockholder who otherwise would be entitled to receive a fraction of a share of Alexion common stock pursuant to the offer or the first merger will be paid an amount in cash (without interest) in lieu thereof. See “Transaction Agreement — Transaction Consideration.”
The purpose of the transactions is for Alexion to acquire control of, and ultimately the entire equity interest in, Synageva. The offer is the first step in Alexion’s plan to acquire all of the outstanding shares of Synageva common stock, and the first merger is the second step in such plan. If the offer is completed, tendered shares of Synageva common stock will be exchanged for the transaction consideration, and if the first merger is completed, any remaining shares of Synageva common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Alternatively, under certain circumstances, the Offeror may terminate the offer and instead seek to complete the first merger through a long-form merger that is subject to the approval of Synageva stockholders at a meeting of stockholders. If such stockholder approval is obtained and the first merger is completed, outstanding shares of Synageva common stock (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration in the first merger.
Regardless of whether the first merger is completed with or without a stockholder vote, immediately following the first merger and as the final step in Alexion’s plan to acquire all of the outstanding shares of Synageva common stock, the surviving corporation will merge with and into Merger Sub in the second merger.
Background of the Transactions
The Synageva board of directors, with the assistance of Synageva’s senior management, has regularly reviewed Synageva’s research and development activities relating to its product candidates, the potential for commercializing its product candidates, and the strategic alternatives available to Synageva to maximize stockholder value. As part of this review, the Synageva board of directors has periodically considered whether the continued execution of Synageva’s business strategy as a standalone company, or a possible license or sale of assets to, or a business combination with, a third party would provide the best avenue to enhance stockholder value. In January 2015, Synageva raised approximately $308.7 million in a public offering of shares of Synageva common stock to help fund Synageva’s expected cash needs as an independent entity. Investment funds advised by an adviser affiliated with Dr. Baker purchased 1,000,000 shares of Synageva common stock in the January 2015 public offering.
The Alexion board of directors, with the assistance of Alexion’s senior management, has regularly reviewed opportunities for expanding Alexion’s metabolic rare disease franchise and pipeline, including by acquisition of development stage companies. For the reasons described under “— Alexion’s Reasons for the Transactions,” during these reviews Alexion had identified Synageva as a potential acquisition opportunity. On February 16, 2015, the Alexion board of directors met telephonically, together with members of Alexion’s senior management and representatives of Lazard Frères & Co. LLC, Alexion’s financial advisor, and Wachtell, Lipton, Rosen & Katz, Alexion’s external mergers and acquisitions counsel (“Wachtell Lipton”), to discuss the possibility of making an acquisition proposal for Synageva. As a result of this meeting, the Alexion board of directors authorized senior management to communicate to Synageva Alexion’s interest in acquiring Synageva for $175 per share (“Alexion’s $175 Proposal”). In addition to this meeting, the Alexion board of directors met, telephonically or in person, together with members of Alexion’s senior management and representatives of its financial and legal advisors, in advance of each subsequent proposal made to Synageva and in advance of final approval of the transaction agreement on May 5, 2015, to discuss the status of the transaction, receive presentations from management and the external advisors and to provide guidance to Alexion’s senior management, including Dr. Leonard Bell and Mr. David Hallal, and during the negotiation of the transaction agreement, to Alexion’s legal and financial advisors. At the time, Dr. Bell was Alexion’s Chief Executive Officer and was and continues to serve as Chairman of the Alexion board of directors. Mr. Hallal, who at the time was Alexion’s Chief Operating Officer and Chief Executive Officer-elect, became Alexion’s Chief Executive Officer on April 1, 2015.
On February 18, 2015, Dr. Bell telephoned Dr. Felix Baker, Chairman of the Synageva board of directors, to communicate Alexion’s $175 Proposal, which represented a premium of approximately 77.0% to Synageva’s closing price on February 17, 2015, a premium of approximately 61.7% to Synageva’s volume weighted average closing price for the 30 days ended February 17, 2015 and a premium of approximately 44.7% to Synageva’s all-time high closing price. Later on February 18, 2015, Dr. Bell telephoned Mr. Sanj K. Patel, Synageva’s President and Chief Executive Officer, to discuss Alexion’s $175 Proposal. Dr. Baker and Mr. Patel thereafter contacted Synageva’s external legal and financial advisors regarding Alexion’s $175 Proposal. Following the February 18, 2015 calls with Dr. Baker and Mr. Patel, Dr. Bell sent Dr. Baker a letter dated that same day confirming Alexion’s $175 Proposal, which Dr. Baker distributed to the members of the Synageva board of directors. In the letter, Alexion invited a member of the Synageva board of directors to serve on the Alexion board of directors following completion of the transaction between the parties.
On February 21, 2015, the Synageva board of directors held a meeting to discuss Alexion’s $175 Proposal. Representatives of Sullivan & Cromwell LLP, Synageva’s external mergers and acquisitions counsel (“Sullivan & Cromwell”), representatives of Ropes & Gray LLP, Synageva’s external corporate counsel (“Ropes & Gray”), and representatives of Goldman, Sachs & Co., Synageva’s financial advisor (“Goldman Sachs”), attended the meeting. In engaging Ropes & Gray as one of its external legal advisors, senior management of Synageva and Synageva’s board of directors were aware of Ropes & Gray’s representation of Alexion in various unrelated matters. In addition, senior management of Synageva and Synageva’s board of directors were aware that Goldman Sachs had previously provided financial services or underwriting services to Alexion, and Goldman Sachs advised the Synageva board of directors that during the two year period ended February 18, 2015, the Investment Banking Division of Goldman Sachs had not received any compensation for financial services or underwriting services provided to Alexion. Representatives of Sullivan & Cromwell and Ropes & Gray reviewed with the Synageva board of directors their fiduciary duties. The members of the Synageva board of directors discussed Alexion’s $175 Proposal among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray, and outlined the information and advice that they wished to receive from Synageva’s senior management and Synageva’s external advisors.
On March 2, 2015, the Synageva board of directors held another meeting to discuss Alexion’s $175 Proposal. Representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray attended the meeting. Synageva’s senior management reviewed certain financial projections concerning Synageva’s product candidates and described various aspects of Synageva’s research, development and commercialization plans. Representatives of Goldman Sachs reviewed certain indicative financial analyses for Synageva and provided an analysis of Alexion’s $175 Proposal in relation to these analyses. A representative of Sullivan & Cromwell described the directors’ fiduciary duties under various scenarios. In addition, the members of the Synageva board of directors, while not making a decision on whether to do so, also discussed whether Synageva should solicit the interest of other potentially interested counterparties for a potential transaction with Synageva. The directors discussed the risks attendant to such potential solicitations and to engaging in a transaction with Alexion or another party at this time, including the potential disruption at a critical juncture to Synageva’s business and the regulatory and launch process for its lead product candidate and the diversion of senior management time and attention. Following discussions, it was the consensus of the Synageva board of directors that Dr. Baker should communicate to Dr. Bell that the proposed price contained in Alexion’s $175 Proposal did not appear compelling in light of what they believed Synageva’s standalone value to be, and that, accordingly, Synageva was not interested in discussing a potential transaction with Alexion on the terms outlined in Alexion’s $175 Proposal.
On March 5, 2015, Dr. Baker telephoned Dr. Bell to inform him that Synageva was not interested in discussing a potential transaction with Alexion on the terms outlined in Alexion’s $175 Proposal. Dr. Bell informed Dr. Baker that Alexion could potentially improve the terms of Alexion’s $175 Proposal if it were provided with certain nonpublic information about Synageva and its product candidates that would assist Alexion in assessing its valuation of Synageva.
On March 5, 2015, representatives of Sullivan & Cromwell provided to representatives of Wachtell Lipton a draft confidentiality agreement incorporating a two-year standstill provision pursuant to which Alexion would be prohibited from taking certain actions with respect to Synageva for such period. From that date through March 9, 2015, representatives of Sullivan & Cromwell and Wachtell Lipton negotiated the terms of the confidentiality agreement, which was entered into by Synageva and Alexion on March 9, 2015.
On March 10, 2015, Mr. Patel and other members of Synageva’s senior management met with Dr. Bell and Mr. Hallal. At this meeting Synageva provided to Alexion information concerning Synageva’s product candidates.
On March 17, 2015, Dr. Bell telephoned Dr. Baker to communicate Alexion’s interest in acquiring Synageva for $195 per share in an unspecified mix of cash and Alexion common stock (“Alexion’s $195 Proposal”), which represented a premium of approximately 97.2% to Synageva’s closing price on February 17, 2015 which was the day prior to the date Alexion provided Alexion’s $175 Proposal, a premium of approximately 80.2% to Synageva’s volume weighted average closing price for the 30 days prior to the date Alexion provided Alexion’s $175 Proposal and a premium of approximately 61.3% to Synageva’s all-time high closing price. Dr. Bell subsequently sent Dr. Baker a letter confirming Alexion’s $195 Proposal, which Dr. Baker distributed to the members of the Synageva board of directors.
On March 18, 2015, the Synageva board of directors held a meeting to discuss Alexion’s $195 Proposal. Representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray attended the meeting. The members of the Synageva board of directors discussed Alexion’s $195 Proposal among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. The Synageva board of directors also discussed the risks of engaging in a potential transaction of this type at this time, including the fact that Synageva was in a critical juncture in the regulatory and launch process with respect to its lead product candidate and that senior management would be required to divert their attention from that process in order to engage in pursuing a transaction with Alexion. The Synageva board of directors also discussed Synageva’s standalone prospects and discussed that they were confident in the ability of senior management to continue to operate Synageva as an independent company. Following the discussion, it was the consensus of the Synageva board of directors that Dr. Baker should communicate to Dr. Bell that the proposed price contained in Alexion’s $195 Proposal did not appear compelling in light of what they believed Synageva’s standalone value to be and that, accordingly, Synageva was not interested in discussing a potential transaction with Alexion on the terms outlined in Alexion’s $195 Proposal. After the conclusion of the meeting Dr. Baker so informed Dr. Bell. Dr. Bell undertook to discuss the matter again with the Alexion board of directors.
On March 24, 2015, Dr. Bell telephoned Dr. Baker to communicate Alexion’s interest in acquiring Synageva for $212 per share in an unspecified mix of cash and Alexion common stock (“Alexion’s $212 Proposal”), which represented a premium of approximately 114.4% to Synageva’s closing price on February 17, 2015, which was the day prior to the date Alexion provided Alexion’s $175 Proposal, a premium of approximately 95.9% to Synageva’s volume weighted average closing price for the 30 days prior to the date Alexion provided Alexion’s $175 Proposal and a premium of approximately 75.3% to Synageva’s all-time high closing price. During the conversation, Dr. Bell stated that in order for Alexion to improve its proposal further, Alexion would need to receive and be satisfied with additional information concerning Synageva. Dr. Bell subsequently sent Dr. Baker a letter confirming Alexion’s $212 Proposal, which Dr. Baker distributed to the members of the Synageva board of directors.

On March 25, 2015, the Synageva board of directors held a meeting to discuss Alexion’s $212 Proposal. Representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray attended the meeting. The members of the Synageva board of directors discussed Alexion’s $212 Proposal among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. Following the discussion, it was the consensus of the Synageva board of directors that Dr. Baker should communicate to Dr. Bell that the proposed price contained in Alexion’s $212 Proposal did not appear compelling in light of what they believed Synageva’s standalone value to be and that, accordingly, Synageva was not interested in engaging in a potential transaction with Alexion on the terms outlined in Alexion’s $212 Proposal. While the Synageva board of directors considered the risks of permitting Alexion to have access to additional information concerning Synageva and the diversion of senior management’s time and attention in providing such information, it determined to authorize Synageva’s senior management to provide certain limited information concerning Synageva to Alexion so that Alexion could determine whether it could improve its offer. On March 26, 2015, Dr. Baker so informed Dr. Bell.
On March 30, 2015, Synageva made available to Alexion an online datasite containing certain information concerning Synageva and its product candidates. From March 30 through May 1, 2015, Alexion and its representatives engaged in due diligence review of Synageva.
Also on March 30, 2015, Mr. Patel and other members of Synageva’s senior management met with Mr. Hallal and other members of Alexion’s senior management. At this meeting, Synageva provided to Alexion certain information concerning Synageva and its product candidates. In telephone conversations on March 31, 2015 and April 1, 2015, Dr. Bell provided feedback from the diligence review and Dr. Baker requested that Alexion provide any revisions to Alexion’s $212 Proposal early in the week of April 6, 2015.
On April 2, 2015, the Synageva board of directors held a meeting to discuss the status of discussions between Synageva and Alexion. Representatives of Ropes & Gray attended the meeting. The members of the Synageva board of directors discussed the status of discussions among themselves, and discussed the advisability of causing Synageva’s senior management to continue its engagement with Alexion during a critical juncture in Synageva’s regulatory and launch process for Synageva’s lead product candidate.
In a telephone conversation on April 8, 2015, Dr. Bell requested additional time to formulate Alexion’s communication to the Synageva board of directors, and Dr. Baker requested that Alexion provide its communication by the end of that week.
On April 9, 2015, the Synageva board of directors held a meeting to discuss the status of communications between Synageva and Alexion. Representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray attended the meeting. Dr. Baker and Mr. Patel updated the Synageva board of directors on the status of the discussions and thereafter members of the Synageva board of directors discussed the potential transaction with Alexion among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray.
On April 12, 2015, Dr. Bell telephoned Dr. Baker to reiterate Alexion’s interest in acquiring Synageva for $212 per share, to be paid 60% in cash and 40% in the form of Alexion common stock (“Alexion’s Reconfirmed $212 Proposal”). Dr. Bell subsequently sent Dr. Baker a letter containing Alexion’s Reconfirmed $212 Proposal, which Dr. Baker distributed to the members of the Synageva board of directors. In the letter, Alexion invited Dr. Baker to serve on the Alexion board of directors following completion of the transaction between the parties.
On April 13, 2015, the Synageva board of directors held a meeting to discuss Alexion’s Reconfirmed $212 Proposal. Representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray attended the meeting. The members of the Synageva board of directors discussed Alexion’s Reconfirmed $212 Proposal among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. Following this discussion, it was the consensus of the Synageva board of directors that Dr. Baker should communicate to Dr. Bell that the proposed price contained in Alexion’s Reconfirmed $212 Proposal did not appear compelling in light of what they believed Synageva’s standalone value to be and that, accordingly, Synageva was not interested in engaging in a potential transaction with Alexion on the terms outlined in Alexion’s Reconfirmed $212 Proposal. Later that day, Dr. Baker so informed Dr. Bell.
On April 16, 2015, Dr. Bell telephoned Dr. Baker to communicate Alexion’s interest in acquiring Synageva for $230 per share, with the transaction consideration to be comprised of 50% cash and 50%

Alexion common stock (“Alexion’s $230 Proposal”), which represented a premium of approximately 132.6% to Synageva’s closing price on February 17, 2015, which was the day prior to the date Alexion provided Alexion’s $175 Proposal, a premium of approximately 112.5% to Synageva’s volume weighted average closing price for the 30 days prior to the date Alexion provided Alexion’s $175 Proposal and a premium of approximately 90.2% to Synageva’s all-time high closing price. Dr. Bell stated that this would be Alexion’s final offer and that Alexion would not bid higher. Dr. Bell stated that in order to proceed with Alexion’s $230 Proposal, Alexion would need to receive and be satisfied with additional information concerning Synageva. Dr. Bell subsequently sent Dr. Baker a letter confirming that Alexion’s $230 Proposal was Alexion’s best and final offer, which Dr. Baker distributed to the members of the Synageva board of directors.
On April 17, 2015, the Synageva board of directors held a meeting to discuss Alexion’s $230 Proposal. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. The members of the Synageva board of directors discussed Alexion’s $230 Proposal among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. While not coming to a conclusion on whether to do so, the members of the Synageva board of directors discussed, in light of the discussions with Alexion, whether Synageva should solicit the interest of other potentially interested counterparties in a potential transaction with Synageva and the risks attendant to doing so, including the increased potential for leaks of information and the associated risks, the lack of senior management bandwidth during a critical juncture in Synageva’s regulatory and launch process with respect to its lead product candidate, and the incremental diversion of employee time and attention associated with interacting with multiple potential counterparties. Representatives of Goldman Sachs discussed with the Synageva board of directors the paucity of potentially interested and capable counterparties based on the criteria of whether such parties had both the capacity to compete with the terms proposed by Alexion and the demonstrated interest in Synageva’s area of interest. Following this discussion, it was the consensus of the Synageva board of directors that Dr. Baker should communicate to Dr. Bell that Synageva was willing to explore a transaction with Alexion on the terms contained in Alexion’s $230 Proposal, that Synageva believed that its large stockholders would support such a transaction, that Synageva was willing to provide to Alexion certain additional information concerning Synageva but also that Synageva and its advisors would require access to certain information regarding Alexion in order to determine whether the significant stock component contained in Alexion’s $230 Proposal was acceptable. On April 18, 2015, Dr. Baker so informed Dr. Bell.
On April 19, 2015 representatives of Wachtell Lipton provided to representatives of Sullivan & Cromwell a draft transaction agreement providing for a two-step process in which Alexion would conduct an exchange offer to be followed by a short-form merger, together with a draft support agreement to be entered into by certain stockholders specified by Alexion.
From April 20 through May 1, the parties, primarily through their external legal counsel (Sullivan & Cromwell for Synageva and Wachtell Lipton for Alexion) negotiated the transaction documentation and the significant transaction terms. The issues resolved between the parties during this period included issues relating to certainty of consummation of the transaction and the definition of  “Material Adverse Effect” to be used in the transaction agreement; the Synageva board’s flexibility to change its recommendation of the transaction; and the ability of the Synageva board of directors to terminate the transaction agreement in order to accept a superior proposal from a third party. The parties also agreed on a structure for the transaction whereby the exchange offer to be followed by a short-form merger (if the offer conditions were satisfied) was to be pursued, with an option for Alexion to elect to terminate the exchange offer if any of the offer conditions had not been met after July 12, 2015 and proceed alternatively by having Synageva call a meeting of its stockholders to vote to approve the transaction agreement.
During the week of April 20, 2015, representatives of Wachtell Lipton furnished to representatives of Sullivan & Cromwell a draft confidentiality agreement incorporating a two-year standstill provision pursuant to which Synageva would be prohibited from taking certain actions with respect to Alexion for such period. Representatives of Sullivan & Cromwell and Wachtell Lipton negotiated this confidentiality agreement, which was entered into by Synageva and Alexion as of April 22, 2015. On that date, Alexion made available to Synageva certain information concerning Alexion.

On April 24, 2015, Mr. Hallal and other representatives of Alexion and met in person with senior management and other representatives of Synageva during which Alexion provided to Synageva certain information concerning Alexion’s business, financial position, products and product candidates.
On April 26, 2015, the Synageva board of directors held a meeting to discuss the status of the negotiations and of the parties’ respective due diligence investigations. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. The members of the Synageva board of directors discussed the potential transaction with Alexion among themselves and with representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. In connection with this discussion, the Synageva board of directors considered whether Synageva should solicit interest from other potential counterparties regarding a potential transaction with Synageva. Members of the Synageva board of directors and representatives of Goldman Sachs discussed the paucity of potentially interested counterparties based on the criteria of whether that such parties had both the capacity to compete with the terms proposed by Alexion and the demonstrated interest in Synageva’s area of interest. Following this discussion, and based on the economic terms of Alexion’s $230 Proposal, the risks associated with contacting other potentially interested parties, including the increased potential for leaks of information and the associated risks, the appropriate allocation of senior management bandwidth during a critical juncture in Synageva’s regulatory and launch process for Synageva’s lead product candidate, the incremental diversion of employee time and attention associated with interacting with multiple potential counterparties, the Synageva board of directors’ and Goldman Sachs’ views concerning the likelihood that contacting additional parties would generate proposals with values exceeding Alexion’s $230 Proposal and the Synageva board of directors’ intention to ensure that any transaction agreement with Alexion would permit the Synageva board of directors to terminate the transaction agreement in order to accept a superior proposal from a third party, the Synageva board of directors determined not to direct Synageva management to contact other potentially interested parties. Members of the Synageva board of directors also discussed the importance of determining expeditiously whether a mutually agreeable agreement with respect to a transaction could be reached with Alexion, and instructed Dr. Baker to inform Dr. Bell that Synageva wanted to reach this determination by May 4, 2015. On April 26, 2015, Dr. Baker so informed Dr. Bell.
On April 29, 2015, the Synageva board of directors held a meeting to discuss the status of the negotiations and the provisions of the draft transaction agreement. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. Among other things, the Synageva board of directors emphasized to its negotiating representatives the importance of maintaining flexibility for the Synageva board of directors to change its recommendation of the transaction under appropriate circumstances.
On May 2, 2015, Dr. Bell and Dr. Baker spoke by telephone, and Dr. Bell stated, among other things, that Alexion expected its due diligence investigation to require several more days, and potentially up to one additional week. Dr. Baker stated that he believed the Synageva board of directors would not be willing to delay signing and announcement of the transaction for any additional period, but that if Alexion were willing to move forward without delay, Synageva would be willing to consider including in the transaction agreement certain post-signing provisions concerning certain regulatory and other matters relating to Synageva’s product candidates. Later on May 2, 2015, the Synageva board of directors held a meeting to discuss the status of the negotiations. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. The Synageva board of directors discussed the status of the negotiations, and directed Dr. Baker to terminate discussions with Alexion unless Alexion committed to moving forward on a more expeditious timeline. Following this meeting, Dr. Bell and Dr. Baker spoke by telephone, and agreed to terminate discussions between the parties.
On May 4, 2015, Dr. Bell telephoned Dr. Baker and stated that he had discussed matters with the Alexion board of directors, including Synageva’s willingness to consider certain post-signing provisions with regard to certain regulatory and lead product matters, and that Alexion would be willing to move forward to negotiate and finalize documentation for the potential transaction in time for a public announcement on May 6, 2015. At Dr. Baker’s request, Dr. Bell confirmed to Dr. Baker that it was a requirement for Alexion that Dr. Baker agree to be appointed to the Alexion board of directors following consummation of the transaction between the parties.

On May 4, 2015, the Synageva board of directors held a meeting to discuss the communication from Dr. Bell. Following discussion among the members of the Synageva board of directors, the Synageva board of directors directed Dr. Baker and Synageva’s management and advisors to resume discussions with Alexion.
Late on May 4, 2015, representatives of Wachtell Lipton provided representatives of Sullivan & Cromwell with a revised draft of the transaction agreement. Representatives of Sullivan & Cromwell and Wachtell Lipton negotiated the transaction agreement over the night of May 4 and the morning of May 5, 2015. On the morning of May 5, 2015, Dr. Bell and Dr. Baker spoke by telephone to discuss the few remaining open negotiation points.
In the late afternoon on May 5, 2015, the Synageva board of directors held a meeting to discuss the status of the negotiations. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. In this meeting, Synageva management updated the Synageva board of directors concerning Synageva’s due diligence investigation concerning Alexion, and representatives of Goldman Sachs provided the Synageva board of directors with a financial review of Alexion.
In the evening of May 5, 2015, representatives of Sullivan & Cromwell and Wachtell Lipton continued to negotiate the transaction agreement.
Later in the evening on May 5, 2015, the Synageva board of directors again held a meeting. The meeting was also attended by representatives of Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. Representatives of Sullivan & Cromwell reviewed the terms of the proposed transaction agreement with the members of the Synageva board of directors and a representative of Sullivan & Cromwell described the directors’ fiduciary duties. Representatives of Goldman Sachs presented Goldman Sachs’s financial analysis of the proposed transaction consideration and rendered to the Synageva board of directors its oral opinion, subsequently confirmed in writing, that as of May 5, 2015, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Goldman Sachs as set forth in such written opinion, the consideration to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement was fair from a financial point of view to such holders, as in “— Opinion of Synageva’s Financial Advisor.” Such opinion is attached to this document as Annex D.
Following consideration of the transaction agreement and the transactions contemplated by the transaction agreement, the Synageva board of directors unanimously (i) approved and declared advisable the transaction agreement, the offer, the mergers and the other transactions contemplated by the transaction agreement; (ii) determined that the terms of the transaction agreement, the offer, the mergers and the other transactions contemplated by the transaction agreement are fair to and in the best interests of Synageva and to holders of Synageva common stock; (iii) authorized and approved the transaction agreement, the offer, the mergers and the other transactions contemplated by the transaction agreement; and (iv) recommended that the holders of Synageva commons stock accept the offer, tender their shares of Synageva common stock into the offer and, if a vote of Synageva stockholders is required by applicable law to consummate the first merger, adopt the transaction agreement at a meeting of holders of Synageva common stock duly called and held for such purpose. During the meeting of the Synageva board of directors, the compensation committee of the Synageva board of directors reviewed the terms of, and approved, certain Synageva employment compensation, severance and other employee benefit arrangements with respect to the employees of Synageva.
After the closing of trading on Nasdaq on May 5, 2015, Synageva, Alexion, the Offeror and Merger Sub executed the transaction agreement, Alexion and certain stockholders of Synageva executed the voting and support agreements, and on May 6, 2015, Synageva and Alexion issued a joint press release announcing the execution of the transaction agreement, the voting and support agreements and the forthcoming commencement of the exchange offer.
On May 22, 2015, the Offeror commenced the offer.
Alexion’s Reasons for the Transactions
Alexion’s board of directors unanimously approved the transaction agreement and determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the offer, the mergers and the issuance of Alexion common stock as part of the transaction consideration, are fair to, and in the best interests of, Alexion and its stockholders.
In reaching its determination, Alexion’s board of directors consulted with Alexion’s management, as well as with Alexion’s legal and financial advisors, and considered a variety of factors weighing favorably towards the transactions, including the factors described below.
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Expected Benefits of the Transaction.   The Alexion board of directors believes that the transactions will allow Alexion to realize a number of significant benefits, including the following:

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Expanded Metabolic Franchise.   The acquisition of Synageva is expected to expand Alexion’s premier metabolic rare disease franchise with the addition of Kanuma, an investigational therapy expected to obtain marketing approval and be launched in 2015 for the treatment of LAL Deficiency, a rare and potentially life-threatening metabolic condition with no available treatment to-date. Alexion believes that Kanuma will complement its existing portfolio, which includes Strensiq, an investigational therapy also awaiting marketing approval and expected to be launched in 2015, for the treatment of HPP, another rare and potentially life-threatening metabolic disease. If both Strensiq and Kanuma obtain marketing approval in 2015 as expected, Alexion could market both products using a single metabolic sales force. If both products are approved in 2015, together with Soliris, a therapy developed by Alexion and approved in the U.S., the European Union and Japan as the first and only treatment for patients with PNH and aHUS, also potentially life-threatening and rare disorders, Alexion would be marketing and selling three highly innovative therapies serving patients with four devastating and rare diseases. In addition, the acquisition is expected to create a metabolic rare disease franchise pipeline consisting of two candidates in clinical trials and a further 14 in pre-clinical development. Alexion believes that the transactions will increase the ability to serve more patients, more quickly, with Kanuma, by utilizing Alexion’s 50-country operating platform.

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Strategic and Operational Fit.   Because both companies share an exclusive focus on developing and commercializing life-transforming therapies for patients suffering from devastating and rare diseases, Alexion believes that the acquisition will strengthen its position as a global industry leader by taking advantage of what Alexion already knows well and does well. Alexion anticipates that it will be able to apply its medical, regulatory, clinical and commercial know-how, and utilize its OneSource treatment support program and 50-country operating platform, to maximize the opportunities to serve patients using Synageva’s drug portfolio. In particular, Alexion believes that it can leverage its experience and proven expertise in developing and commercializing Soliris to facilitate the regulatory application process of Kanuma and, subject to receipt of marketing approvals, effectively identify and serve patients with LAL Deficiency.

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Robust Rare Disease Pipeline.   The Alexion board of directors expects that the combination will create the most robust rare disease pipeline in the biotech or pharmaceutical industry, notably adding Synageva’s SBC-103 for MPS IIIB to Alexion’s clinical development programs and growing portfolio of highly innovative product candidates. As a result, the combined company would have eight product candidates in clinical trials for 11 indications, including two products under review for registration, and more than 30 pre-clinical programs across a range of therapeutic modalities, including 12 from Synageva’s novel drug discovery platform. Alexion anticipates that at least four pre-clinical candidates from the combined pipelines would enter the clinic by year-end 2016.

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Greater Manufacturing Capabilities.   It is also expected that the transactions would result in expanded manufacturing capabilities, as Synageva would bring to Alexion three upstream facilities and a proprietary manufacturing technology, that can be used to produce proteins with human-like glycosylation patterns.

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Shared Core Values and Culture.   The Alexion board also viewed favorably the similarities of Synageva’s and Alexion’s core values, with both companies nurturing a patient-centric culture focused on improving the lives of individuals with devastating diseases that do not have effective treatment options.

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Financial Benefits.   Alexion expects to achieve annual cost synergies beginning in 2015 in connection with the transactions, and expects to achieve aggregate synergies of approximately $150 million by 2017. In addition, the transactions are anticipated to accelerate and diversify Alexion’s revenues beginning in 2015 and to be accretive to non-GAAP earnings per share in 2018.

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Market Conditions and Diligence.   Alexion’s board also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Synageva and Alexion common stock. The board of directors further considered its familiarity with the business operations, strategy, earnings and prospects of each of Alexion and Synageva and the scope and results of the due diligence investigation conducted by Alexion’s management and advisors with respect to Synageva.

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Financial Terms of the Transaction.   Alexion’s board of directors reviewed the amount and form of consideration to be paid in the transaction, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the transactions.

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Debt Financing.   Alexion’s board of directors considered management’s expectations as to the ability of the company to obtain debt financing on favorable terms, including the commitment letter for a $3.0 billion five-year senior secured term loan facility and a $500 million five-year senior secured revolving credit facility, subject to certain conditions (see “The Transactions — Source and Amount of Funds”).

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Provisions of the Transaction Agreement.   Alexion’s board of directors considered the structure of the transactions and terms and conditions of the transaction agreement, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the flexibility for Alexion to switch from an exchange offer to pursue a long-form merger if circumstances warrant, the conditions to completion, the termination rights of the parties, the obligation of Synageva to pay a $325 million termination fee to Alexion in certain circumstances.

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Likelihood of Completion.   The expectation that the conditions to consummation of the offer and the mergers will be satisfied on a timely basis.

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Voting and Support Agreements. Alexion’s board of directors viewed favorably the willingness of the Baker Brothers and Mr. Tisch, who together hold approximately 33.36% of Synageva’s outstanding common stock, to commit to vote in favor of the transactions (see “Voting and Support Agreements — Agreement to Vote”).

Alexion’s board of directors also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:
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the risk that the anticipated benefits of the transactions will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved on the expected timeframe, and the risk that regulatory approvals for Synageva’s leading product will be delayed, limited or conditioned, or will not be obtained at all;

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the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed; and

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costs associated with the transactions;

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potential challenges in integrating the two companies;

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the provisions of the transaction agreement that place restrictions on the interim operations of Alexion and its subsidiaries pending the closing (see “Transaction Agreement — Conduct of Business During Pendency of the Transactions”);

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the greater financial leverage under which Alexion would operate as a result of the indebtedness that Alexion would incur in connection with the transactions (see “The Transactions — Source and Amount of Funds”);

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the risks associated with the transactions, the combined company following the transactions, Alexion’s business and Synageva’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, Alexion’s board of directors determined that, overall, the potential benefits of the transactions outweighed the potential risks.
This discussion of the information and factors considered by Alexion’s board of directors includes the material positive and negative factors considered by Alexion’s board of directors, but it is not intended to be exhaustive and may not include all the factors considered by Alexion’s board of directors. Alexion’s board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction agreement and the transactions. Rather, Alexion’s board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of Alexion’s board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Alexion’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”
Synageva’s Reasons for the Transactions; Recommendation of Synageva’s Board of Directors
In evaluating the transaction agreement and the offer, the mergers and the other transactions contemplated by the transaction agreement, including the voting and support agreements, the Synageva board of directors consulted with the senior management of Synageva, as well as Goldman Sachs, Sullivan & Cromwell and Ropes & Gray. In the course of making both the determination that the transaction agreement and the transactions contemplated by the transaction agreement, including the offer, the mergers and the voting and support agreements, are fair to and in the best interests of Synageva and its stockholders and the decision to recommend that Synageva’s stockholders accept the offer and tender their shares of Synageva common stock to the Offeror pursuant to the offer, the Synageva board of directors considered each of the following reasons, among others, each of which the Synageva board of directors believed supported its unanimous determination and recommendation:
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Transaction Consideration.   The Synageva board of directors considered the fact that the transaction consideration implied a total value per share of Synageva common stock of  $230 based on the nine day volume-weighted average closing price of Alexion common stock through May 5, 2015 and:

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that this total value per share:

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represents a 139.9% premium to the trading price at which the shares of Synageva common stock closed on May 5, 2015, the last trading day before the date of announcement of the transaction agreement;

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represents a 132.0% premium over the volume-weighted average closing price for the shares of Synageva common stock for the 30-calendar day period ending immediately before the date of announcement of the transaction agreement;

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represents a 90.2% premium to the highest closing price for the shares of Synageva common stock during the last 12 months before the date of announcement of the transaction agreement; and

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exceeded the all-time high trading price of the shares of Synageva common stock; and

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the Synageva board of directors considered that in its view it had obtained Alexion’s and offeror’s best and final offer, and that, as of the date of the transaction agreement, the transaction consideration represented the highest per-share consideration reasonably obtainable.

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Business and Financial Condition of Synageva.   The Synageva board of directors considered Synageva’s business, financial condition, results of operations, business, competitive position, properties, assets and prospects as well as its long-range plan. The Synageva board of directors considered, among other factors that the holders of the shares of Synageva common stock would continue to be subject to the risks and uncertainties of Synageva executing on its long-range plan if it remained independent. These risks and uncertainties included risks relating to potential difficulties and delays in obtaining regulatory and marketing approval for its lead product, KanumaTM (sebelipase alfa); potential difficulties and delays in clinical trials of product candidates; regulatory developments involving current and future products and product candidates; and other risks inherent to its long-range plan. The Synageva board of directors weighed the certainty of realizing a compelling value for shares of Synageva common stock in the offer and the mergers compared to the uncertainty that trading values would approach the transaction consideration in the foreseeable future and the substantial risk and uncertainty associated with Synageva and its business as a clinical-stage pharmaceutical company (including the risk factors set forth in Synageva’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K).

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Strategic Alternatives.   The Synageva board of directors considered its belief that the value offered to holders of shares of Synageva common stock in the offer and the mergers was more favorable to holders of shares of Synageva common stock than the potential value of remaining an independent public company.

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Goldman Sachs’s Fairness Opinion and Related Analyses.   The Synageva board of directors considered the opinion of Goldman Sachs delivered to the Synageva board of directors on May 5, 2015, which was confirmed by delivery of a written opinion dated May 5, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion, the transaction consideration to be paid to the holders of the outstanding shares of Synageva common stock pursuant to the transaction agreement was fair, from a financial point of view, to such holders, as more fully described under “— Opinion of Synageva’s Financial Advisor.”

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Paucity of Potentially Interested Counterparties.   After discussions with Goldman Sachs and management of Synageva, the Synageva board of directors considered the paucity of potentially interested and capable counterparties based on the criteria of whether such parties both had the capacity to compete with the terms proposed by Alexion and the demonstrated interest in Synageva’s area of interest.

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Negotiation Process and Procedural Fairness.   The Synageva board of directors considered the fact that the terms of the offer and mergers were the result of robust arm’s-length negotiations conducted by Synageva, with the knowledge and at the direction of the Synageva board of directors, and with the assistance of independent financial and legal advisors.

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Type of Consideration.   Synageva board of directors considered the forms of consideration to be paid to Synageva’s stockholders as a combination of cash and shares of Alexion common stock, which with respect to the cash consideration, allows holders of shares of Synageva common stock to realize immediate value, in cash, for their investment in Synageva, while avoiding Synageva’s significant business risks, and with respect to the stock consideration, provides holders of shares of Synageva common stock with the ability to participate in the future growth of Alexion.

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Speed of Completion.   The Synageva board of directors considered the anticipated timing of the consummation of the transactions contemplated by the transaction agreement, and the structure of the transaction as an exchange offer for the shares of Synageva common stock, which, subject to the satisfaction or waiver of the applicable conditions set forth in the transaction agreement, should allow stockholders to receive the consideration for their shares of Synageva common stock in a relatively short time frame, followed by the first merger in which stockholders who do not validly exercise appraisal rights will receive the same consideration as received by those stockholders who tender their shares of Synageva common stock in the offer. The Synageva board of directors considered that the potential for closing in a relatively short time frame could also reduce the amount of time in which Synageva’s business would be subject to the potential disruption and uncertainty pending closing.
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Certain Synageva Management Projections.   The Synageva board of directors considered certain limited prospective forecasts for Synageva prepared by Synageva management, which reflect an application of various commercial assumptions of Synageva’s senior management to the latest available long-range plans of Synageva. For further discussion, see “— Certain Unaudited Prospective Financial Information of Synageva.”

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Likelihood of Completion; Certainty of Payment.   The Synageva board of directors considered its belief that the offer and the mergers will likely be consummated, based on, among other factors:

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the absence of any financing condition to consummation of the offer or the mergers;

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the reputation and financial condition of Alexion;

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the commitments by Bank of America, N.A., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC to lend cash to Alexion for the purposes of financing the offer and the mergers;

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the fact that the conditions to the offer and mergers are specific and limited in scope;

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Synageva’s ability to request the Delaware Court of Chancery to specifically enforce the transaction agreement, including the consummation of the offer and the mergers; and

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the ability of the parties to, under certain circumstances, elect to pursue completion of the transactions through a long-form merger subject to a stockholder vote rather than through an exchange offer followed by a back-end, short-form merger.

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Other Terms of the Transaction Agreement.   The Synageva board of directors considered other terms of the transaction agreement, which are more fully described under “Transaction Agreement.” Certain provisions of the transaction agreement that the Synageva board of directors considered important included:

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Minimum Tender Condition.   Consummation of the offer is conditioned on the satisfaction of the minimum tender condition, which, if satisfied, would demonstrate strong support for the offer and the mergers by holders of shares of Synageva common stock because satisfaction of the minimum tender condition would require that at least a majority of shares of Synageva common stock would have been tendered in the offer and not withdrawn.

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Ability to Respond to Unsolicited Takeover Proposals.   Prior to the time of the Offeror’s acceptance of shares of Synageva common stock tendered in the offer or, if applicable, the receipt of Synageva stockholder approval, the Synageva board of directors may provide confidential information and/or engage in discussions or negotiations in connection with an unsolicited bona fide written takeover proposal (see “Transaction Agreement — No Solicitation of Other Offers by Synageva”) that did not result from Synageva’s knowing or intentional breach of its non-solicitation obligations if the Synageva board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal (See “Transaction Agreement — No Solicitation of Other Offers by Synageva”) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Alexion and the entry into an acceptable confidentiality agreement.

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Synageva Adverse Recommendation Change in Response to a Superior Proposal; Ability to Accept a Superior Proposal.   The Synageva board of directors may, in connection with a superior proposal, effect a change in recommendation (as defined in the section entitled “Transaction Agreement — No Solicitation of Other Offers by Synageva”) and/or cause Synageva to terminate the transaction agreement to enter into a definitive agreement with respect to a superior proposal, if the Synageva board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a four-business day “match right” that would allow Alexion to match a superior proposal, and which will renew for two additional business days with any revisions to the financial terms or any material revisions to the other terms of the superior proposal. If the transaction agreement is terminated by Synageva in connection with Synageva’s entering into a definitive agreement with respect to a superior proposal, then Synageva will have an obligation to pay Alexion a termination fee of  $325 million (as more fully described in the section entitled “Transaction Agreement — Termination Fee”).
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General Synageva Adverse Recommendation Change.   The Synageva board of directors may also effect a change in recommendation other than in response to a superior proposal if the Synageva board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to a four-business day right that would allow Alexion to make such adjustments to the terms and conditions of the transaction agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law. If Alexion terminates the transaction agreement as a result of such adverse change in recommendation, Synageva will have an obligation to pay Alexion a termination fee of  $325 million (as more fully described in the section entitled “Transaction Agreement — Termination Fee”).

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Extension of the Offer.   The Offeror’s obligation to accept and pay for all shares of Synageva common stock that have been validly tendered into the offer and not properly withdrawn is subject to the satisfaction or waiver of a number of conditions, which we refer to as the offer conditions. However, the Offeror is required, under certain circumstances, to extend the offer beyond the initial expiration date (see “Exchange offer Procedures — Extension, Termination and Amendment of Offer”).

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Stockholder Vote Election.   Under certain circumstances, the transaction agreement permits the use of a one-step, “long-form” merger after a certain date, with the first merger occurring following the approval of the transaction agreement by Synageva’s stockholders, which may in certain circumstances be more expedient than the two-step transaction involving the offer and back-end first merger.

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End Date.   The end date (as defined in the section entitled “Questions and Answers About the Offer”) under the transaction agreement on which either party, subject to certain exceptions, can terminate the transaction agreement, allows for sufficient time to consummate the offer and the mergers, while minimizing the length of time during which Synageva would be required to operate subject to the restrictions on interim operations set forth in the transaction agreement.

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Cooperation.   The transaction agreement requires Alexion to use its reasonable best efforts to consummate the offer and the mergers, and sets forth agreed actions with respect to Alexion’s obligations to obtain requisite approvals to consummate the offer and the mergers.

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Appraisal Rights.   The Synageva board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the first merger for stockholders of Synageva who do not tender their shares of Synageva common stock into the offer (and who otherwise comply with the statutory requirements of Delaware law), and who believe that exercising such rights would yield them a greater per-share amount than the transaction consideration, which appraisal rights avoid delays in the transaction so that other stockholders of Synageva will be able to receive in the offer and the first merger the transaction consideration, as applicable, for their shares of Synageva common stock.

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In reaching its determinations and recommendations described above, the Synageva board of directors also considered the following potentially negative factors:

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Non-Solicitation Covenant.   The Synageva board of directors considered that the transaction agreement prohibits Synageva from soliciting takeover proposals from third parties. See “Transaction Agreement — No Solicitation of Other offers by Synageva.”

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Termination Fee.   The Synageva board of directors considered the fact that Synageva must pay Alexion a termination fee of  $325 million if the transaction agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless Synageva entered into a more favorable transaction. The Synageva board of directors also recognized that the provisions in the transaction agreement relating to these fees were insisted upon by Alexion as a condition to entering into the transaction agreement. See “Transaction Agreement — Termination Fee.”

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Interim Operating Covenants.   The Synageva board of directors considered that the transaction agreement imposes restrictions on the conduct of Synageva’s business prior to the consummation of the mergers, requiring Synageva to conduct its and its subsidiaries’ business in the ordinary course of business in all material respects and use reasonable best efforts to maintain and preserve intact their business organizations, maintain satisfactory relationships with governmental entities, customers and suppliers and keep available the services of their key employees, and that may limit Synageva and its subsidiaries from taking specified actions, subject to specific limitations, which may delay or prevent Synageva from undertaking business opportunities that may arise pending completion of the transactions. See “Transaction Agreement — Conduct of Business During Pendency of the Transactions.”

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Risks the Offer and the Mergers May Not Be Completed.   The Synageva board of directors considered the risk that the conditions to the offer may not be satisfied and that, therefore, shares of Synageva common stock may not be purchased pursuant to the offer and the mergers may not be consummated. The Synageva board of directors also considered the risks and costs to Synageva if the offer and the mergers are not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners and others that do business with Synageva and the potential effect on the trading price of the shares of Synageva common stock.

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Potential Conflicts of Interest.   The Synageva board of directors considered the fact that Synageva’s executive officers and directors have financial interests in the transactions contemplated by the transaction agreement, including the offer and the mergers, that may be different from or in addition to those of other stockholders, as more fully described under “— Interests of Certain Persons in the Transaction.”

The foregoing discussion of the reasons considered by the Synageva board of directors is intended to be a summary only and should not be considered an exhaustive list of all the reasons considered by the Synageva board of directors. After considering the reasons above, among other factors, the Synageva board of directors concluded that the reasons in favor of the transaction agreement and the transactions contemplated thereby, including the offer, the mergers and the voting and support agreements, substantially outweighed the potential negative factors. The Synageva board of directors unanimously concluded to approve the transaction agreement and the transactions contemplated thereby, including the offer and the mergers, in light of the various reasons described above and other factors that the members of the Synageva board of directors believed were appropriate. In view of the wide variety of reasons considered by the Synageva board of directors in connection with its evaluation of the transaction agreement and the transactions contemplated thereby, including the offer, the mergers and the voting and support agreements, and the complexity of these matters, the Synageva board of directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific reasons it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. Rather, the Synageva board of directors made its recommendation based on the totality of information it received and the investigation it conducted. In considering the reasons discussed above, individual directors may have given different weights to different reasons.
Opinion of Synageva’s Financial Advisor
At a meeting of the Synageva board of directors, Goldman Sachs rendered its oral opinion to the Synageva board of directors, subsequently confirmed in writing, to the effect that, as of May 5, 2015, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’s written opinion, the $115 in cash and 0.6581 shares of Alexion common stock to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement was fair from a financial point of view to those holders.
The full text of the written opinion of Goldman Sachs, dated May 5, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. The summary of the Goldman Sachs opinion contained in this document is qualified in its entirety by reference to the full text of Goldman Sachs’s written opinion. Goldman Sachs’s advisory services and opinion were provided for the information and assistance of the Synageva board of directors in connection with its consideration of the transactions contemplated by the transaction agreement and the opinion does not constitute a recommendation as to whether or not any holder of shares of Synageva common stock should tender such shares of Synageva common stock in connection with the offer, vote with respect to the proposed first merger, if applicable, or any other matter.
In connection with rendering its opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the transaction agreement;

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annual reports to stockholders and Annual Reports on Form 10-K of Synageva and Alexion for the five fiscal years ended December 31, 2014;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Synageva and Alexion;

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certain other communications from Synageva and Alexion to their respective stockholders;

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certain publicly available research analyst reports for Synageva and Alexion; and

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certain internal financial analyses and forecasts for Synageva and certain financial analyses and forecasts for Alexion, in each case as prepared by management of Synageva and approved for Goldman Sachs’s use by Synageva, which are referred to as the “Forecasts,” and certain operating synergies projected by management of Synageva to result from the transactions, as approved for Goldman Sachs’s use by Synageva, which are referred to as the “Synergies.”

Goldman Sachs also held discussions with members of the senior management of Synageva and Alexion regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the transaction agreement, the past and current business operations, financial condition and future prospects of Alexion and with members of the senior management of Synageva regarding their assessment of the past and current business operations, financial condition and future prospects of Synageva; reviewed the reported price and trading activity for the shares of Synageva common stock and Alexion common stock; compared certain financial and stock market information for Synageva and Alexion with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of Synageva, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of Synageva, that the Forecasts and the Synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Synageva’s management. Goldman Sachs had not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Synageva or Alexion or any of their respective affiliates and Goldman Sachs had not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the transaction agreement would be obtained without any adverse effect on Synageva or Alexion or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs assumed that the transactions would be consummated on the terms set forth in the transaction agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’s opinion did not address the underlying business decision of Synageva to engage in the transactions contemplated by the transaction agreement, or the relative merits of the transactions as compared to any strategic alternatives that may be available to Synageva; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Synageva or any other alternative transaction. Goldman Sachs’s opinion addresses only the fairness from a financial point of view to the holders of shares of Synageva common stock, as of the date of its opinion, of the $115 in cash and 0.6581 shares of Alexion common stock per share to be paid to those holders pursuant to the transaction agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the transaction agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the transaction agreement or entered into or amended in connection with the transactions, including, the fairness of the transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Synageva; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Synageva, or class of such persons, in connection with the transactions, whether relative to the $115 in cash and 0.6581 shares of Alexion common stock per share to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transactions on the solvency or viability of Synageva or Alexion or the ability of Synageva or Alexion to pay their respective obligations when they come due. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’s advisory services and its opinion were provided for the information and assistance of the Synageva board of directors in connection with its consideration of the transactions contemplated by the transaction agreement and its opinion does not constitute a recommendation as to whether or not any holder of shares of Synageva common stock should tender such shares of Synageva common stock in connection with the offer, how any holder of shares of Synageva common stock should vote with respect to the proposed first merger, if applicable, or any other matter. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses.
The following is a summary of the material financial analyses presented by Goldman Sachs to the Synageva board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 5, 2015 and is not necessarily indicative of current market conditions.

For purposes of its analyses, Goldman Sachs calculated an implied price per share to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement based on the closing price for the Alexion common stock of  $168.55 on May 5, 2015 by adding the $115 in cash to an implied value for 0.6581 shares of Alexion common stock (determined by multiplying 0.6581 by the May 5, 2015 closing price for the Alexion common stock) to derive an implied price per share in the transaction of $225.92. It was also noted that, based on the volume-weighted average closing price of Alexion common stock over the nine trading day period ending May 5, 2015 of  $174.75, the implied price per share to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement was $230.00.
Illustrative Whole Synageva Discounted Cash Flow Analysis.
Goldman Sachs performed a discounted cash flow analysis of Synageva as whole to derive a range of illustrative present values per share. Using discount rates ranging from 10.5% to 12.5%, reflecting an estimate of Synageva’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2015, (i) estimates of the unlevered free cash flow to be generated by Synageva during the period from April 1, 2015 through 2030 reflected in the Forecasts and (ii) a range of illustrative terminal values for Synageva as of December 31, 2030 calculated by applying perpetuity growth rates ranging from 1.0% to 3.0% to a terminal year estimate of the unlevered free cash flow to be generated by Synageva (reflecting the estimate of the unlevered free cash flow to be generated by Synageva in 2030) as reflected in the Forecasts. In addition, using a discount rate of 11.5%, reflecting an estimate of Synageva’s cost of equity, Goldman Sachs discounted to present value as of March 31, 2015 the estimated benefits of Synageva’s net operating losses (“NOLs”) from March 31, 2015 through 2030, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Synageva by adding the ranges of present values it derived based on the estimated unlevered free cash flows of Synageva for the period from April 1, 2015 through 2030, the ranges of present value it derived based on the illustrative terminal values for Synageva as of December 31, 2030 and the present value is derived for the estimated benefits of Synageva’s NOLs for the period from April 1, 2015 through 2030. Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Synageva an illustrative amount of cash and short term investments of Synageva as of March 31, 2015 (derived by adding the amount of Synageva’s cash and short term investments as of March 31, 2015 plus $200 million in cash estimated by Synageva management to be raised in an equity offering contemplated for 2015 by the Forecasts, which are referred to as the “Contemplated Offering”) to derive a range of illustrative equity values for Synageva as of March 31, 2015. Goldman Sachs then divided the range of illustrative equity values it derived by an implied number of fully diluted outstanding shares of Synageva common stock (calculated on a treasury method basis based on information provided by Synageva management and reflecting shares of Synageva common stock estimated to be issued in the Contemplated Offering) to derive a range of illustrative present values per share ranging from $165.39 – $256.48.
Goldman Sachs also performed a sensitivity analysis to analyze the implied impact on the midpoint of range of illustrative present values per share it derived as described above of changes in Synageva’s management’s assumptions and forecasts with respect to Synageva’s product candidates, including changes to assumed pricing, diagnosis rates, probability of success (“PoS”), tax rate, the number of investigational new drug applications (“INDs”) submitted by Synageva from 2017 onwards and peak sales per drug launched from Synageva’s product development platform. The following table presents the results of this analysis.
Impact on Illustrative Value per Share
Kanuma LAL-D WW Pricing	$(31.11)/$26.95
Kanuma LAL-D Diagnosis Rate	$(65.91)/$58.48
LAL-Athero Cumulative PoS	$(9.01)/$4.51
LAL-NASH Cumulative PoS	$(0.32)/$0.32
SBC-103 Cumulative PoS	$(9.31)/$6.02
SBC-103 Pricing	$(10.29)

Impact on Illustrative Value per Share
SBC-105 Cumulative PoS	$(25.37)
SBC-105 Pricing	$(26.70)/$10.66
Corporate Tax Rate	$(6.96)/$6.96
Number of INDs per year 2017 onwards	$(5.32)/$10.40
Platform Peak Sales per launched drug	$(2.95)/$20.68
Illustrative Sum-of-the-Parts Discounted Cash Flow Analysis.
Goldman Sachs performed an illustrative sum-of-the-parts discounted cash flow analysis of Synageva to derive a range of illustrative values per share. Using discount rates ranging from 10.5% to 12.5%, reflecting an estimate of Synageva’s weighted average cost of capital, Goldman Sachs derived a range of illustrative present values as of March 31, 2015 for each of Synageva’s product candidates, Kanuma, SBC-103 and SBC-105, by discounting to present value as of that date estimates of the unlevered free cash flow to be generated by Synageva from each Kanuma, SBC-103 and SBC-105 from April 1, 2015 through 2043, as reflected in the Forecasts. Using discount rates ranging from 10.5% to 12.5%, Goldman Sachs also derived a range of illustrative present values as of March 31, 2015 for Synageva’s product development platform by discounting to present value as of that date (i) estimates of the unlevered free cash flow to be generated by Synageva during the period from April 1, 2015 through 2043 from products (other Kanuma, SBC-103 and SBC-105) to be developed through Synageva’s product development platform, as reflected in the Forecasts, and (ii) a range of illustrative terminal values for Synageva as of December 31, 2043 calculated by applying perpetuity growth rates ranging from 1.0% to 3.0% to a terminal year estimate of the unlevered free cash flow to be generated by Synageva (reflecting the estimate of the unlevered free cash flow to be generated in 2043) from products (other Kanuma, SBC-103 and SBC-105) to be developed through Synageva’s product development platform, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative values per share as of March 31, 2015 for each of Kanuma, SBC-103, SBC-105 and Synageva’s product development platform by dividing the ranges of illustrative present values it derived for each of Kanuma, SBC-103, SBC-105 and Synageva’s product development platform, respectively, by an implied number of fully diluted outstanding shares of Synageva common stock (calculated on a treasury method basis based on information provided by Synageva management and reflecting shares of Synageva common stock estimated to be issued in the Contemplated Offering).
Goldman Sachs derived ranges of illustrative values per share as of March 31, 2015 for Synageva’s cash and short term investments by dividing an illustrative amount of cash and short term investments of Synageva as of March 31, 2015 (derived by adding the amount of Synageva’s cash and short term investments as of March 31, 2015 plus $200 million in cash estimated by Synageva management to be raised in the Contemplated Offering) by an implied number of fully diluted outstanding shares of Synageva common stock (calculated on a treasury method basis based on information provided by Synageva management and reflecting shares of Synageva common stock estimated to be issued in the Contemplated Offering).
In addition, using a discount rate of 11.5%, reflecting an estimate of Synageva’s cost of equity, Goldman Sachs derived a range of illustrative present value as of March 31, 2015 of Synageva’s NOLs by discounting to present value as of that date the estimated benefits of Synageva’s NOLs from March 31, 2015 through 2043, as reflected in the Forecasts. Using discount rates ranging from 10.5% to 12.5%, Goldman Sachs derived a range of illustrative negative present values as of March 31, 2015 for Synageva’s unallocated corporate expenses by discounting to present value as of that date estimates of Synageva’s unallocated corporate expenses from April 1, 2015 through the end of 2043, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative values per share as of March 31, 2015 for Synageva’s NOLs and its unallocated corporate expenses by dividing the ranges of illustrative present values it derived for each by an implied number of fully diluted outstanding shares of Synageva common stock (calculated on a treasury method basis based on information provided by Synageva management and reflecting shares of Synageva common stock estimated to be issued in the Contemplated Offering).

The analysis yielded the following ranges of illustrative present values per share as of May 5, 2015:
Illustrative Range of Per Share Values
Kanuma	$90.64 – $111.69
SBC-103	$14.14 – $19.06
SBC-105	$39.62 – $53.38
Product Development Platform	$20.93 – $59.72
Cash & Short-term Investments	$22.06 – $21.89
NOLs	$2.53 – $2.51
Unallocated Corporate Expenses	$(16.37) – $(19.83)
Goldman Sachs added the foregoing ranges to derive a range of illustrative present values per share from $173.55 – $248.43.
Selected Precedent Transactions Analysis.
Goldman Sachs analyzed certain publicly available information relating to the acquisition transactions listed below announced since May 2010 with a transaction value between $1 billion and $20 billion and involving target companies in the biopharmaceutical industry. With respect to each of these transactions, Goldman Sachs calculated the implied premium represented by the announced per-share transaction price to the closing price of the target company’s common stock on the last trading day before the public announcement of the transaction (or the last undisturbed closing price for the target company’s common stock). The results of this analysis are listed below:
Date Announced	Acquiror	Target	Implied Premium
03-30-2015	Teva Pharmaceutical Industries Limited	Auspex Pharmaceuticals Inc.	42%
03-05-2015	AbbVie Inc.	Pharmacyclics Inc.	39%
02-22-2015	Valeant Pharmaceuticals International, Inc.	Salix Pharmaceuticals Ltd.	50%
01-11-2015	Shire plc	NPS Pharmaceuticals Inc.	51%
12-08-2014	Merck & Co., Inc.	Cubist Pharmaceuticals Inc.	37%
12-02-2014	Otsuka Holdings Co., Limited	Avanir Pharmaceuticals Inc.	13%
10-09-2014	Endo International plc	Auxilium Pharmaceuticals Inc.	55%
08-24-2014	Roche Holding AG	InterMune Inc.	63%
06-09-2014	Merck & Co., Inc.	Idenix Pharmaceuticals Inc.	239%
04-07-2014	Mallinckrodt plc	Questcor Pharmaceuticals Inc.	27%
02-11-2014	Mallinckrodt plc	Cadence Pharmaceuticals Inc.	26%
12-19-2013	Bayer AG	Algeta ASA	37%
11-11-2013	Shire plc	ViroPharma Inc.	64%
11-07-2013	Salix Pharmaceuticals, Limited	Santarus Inc.	36%
08-25-2013	Amgen Inc.	Onyx Pharmaceuticals Inc.	44%
09-03-2012	Valeant Pharmaceuticals International, Inc.	Medicis Pharmaceutical Corporation	39%
07-16-2012	GlaxoSmithKline plc	Human Genome Sciences Inc.	99%
06-29-2012	Bristol-Myers Squibb Company	Amylin Pharmaceuticals Inc.	101%
01-25-2012	Amgen Inc.	Micromet Inc.	33%
01-07-2012	Bristol-Myers Squibb Company	Inhibitex Inc.	163%
05-02-2011	Teva Pharmaceutical Industries Limited	Cephalon Inc.	39%
09-17-2010	Johnson & Johnson	Crucell NV	58%

Date Announced	Acquiror	Target	Implied Premium
06-30-2010	Celgene Corporation	Abraxis BioScience Inc.	43%
05-16-2010	Astellas Pharma Inc.	OSI Pharmaceuticals Inc.	55%
High			239%
Mean			61%
Median			43%
Low			13%
Although none of the selected transactions is directly comparable to the transaction contemplated by the transaction agreement, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Synageva’s results and product candidate profile, and as such, for purposes of analysis, the selected transactions may be considered similar to the transaction contemplated by the transaction agreement.
Based on their review of the implied premia for the selected transactions and their professional judgment and experience, Goldman Sachs applied illustrative premia ranging from 44.0% to 101.0% to the closing price for shares of Synageva common stock as of May 5, 2015 to derive illustrative values for the shares of Synageva common stock ranging from $138.05 to $192.70. Goldman Sachs also calculated that the $225.92 implied price per share referenced above represented a premium of 135.7% to the closing share price on May 5, 2015.
General.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determinations, Goldman Sachs considered the results of all of the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Synageva or Alexion or the proposed transactions.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the Synageva board of directors as to the fairness from a financial point of view to the holders of shares of Synageva common stock, as of the date of its opinion, of the $115 in cash and 0.6581 shares of Alexion common stock to be paid to those holders pursuant to the transaction agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Synageva, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The consideration payable to holders of shares of Synageva common stock was determined through arm’s-length negotiations between Synageva and Alexion and was approved by the Synageva board of directors. Goldman Sachs provided advice to Synageva during these negotiations. Goldman Sachs did not recommend any specific amount of consideration to Synageva or that any specific amount of consideration constituted the only appropriate consideration for the proposed transactions.
As described above, Goldman Sachs’s opinion to the Synageva board of directors was one of many factors taken into consideration by the Synageva board of directors in making its determination to approve the transaction agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Synageva board of directors and is qualified in its entirety by reference to its written opinion attached as Annex D to this document.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Synageva, Alexion, any of their respective affiliates and third parties, including Baker Bros. Advisors LP, or “BB”), an affiliate of significant stockholders of Synageva, and its affiliates and portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the transaction agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Synageva and/or its affiliates from time to time for which Goldman Sachs’s Investment Banking Division has received, and may receive, compensation, including having acted as joint lead bookrunning manager with respect to the public offering of 3,450,000 shares of Synageva common stock in January 2015 and the public offering of 2,300,000 shares of Synageva common stock in March 2014 and as lead bookrunning manager with respect to the public offering of 3,162,500 shares of Synageva common stock in September 2013. Goldman Sachs also has provided certain financial advisory and/or underwriting services from time to time to companies in which funds advised by BB hold or have held equity interests for which Goldman Sachs’s Investment Banking Division has received, and may receive, compensation, including having acted as joint lead bookrunning manager in connection with the public offering of 23,000,000 shares of common stock of Idera Pharmaceuticals, Inc. in February 2015, as financial advisor to InterMune Inc. in connection with its sale in September 2014, as financial advisor to ViroPharma Incorporated in connection with its sale in January 2014, and as joint bookrunning manager in connection with the private placement of 0.375% convertible senior notes due 2018 (aggregate principal amount $375,000,000) and 1.25% convertible senior notes due 2020 (aggregate principal amount $375,000,000) of Incyte Corporation in November 2013. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Synageva and Alexion and their respective affiliates and to BB and companies in which funds advised by BB hold equity interest: for which Goldman Sachs’s Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with BB and funds advised by BB from time to time and may have invested in limited partnership units of funds advised by BB from time to time and may do so in the future. In addition, a director of The Goldman Sachs Group is a director of Alexion.
Synageva selected Goldman Sachs to serve as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the transaction agreement. Pursuant to a letter agreement, dated April 10, 2015, Synageva engaged Goldman Sachs to act as its financial advisor in connection with a possible sale of Synageva. The engagement letter between Synageva and Goldman Sachs provides for a transaction fee determined based on the value as of closing of the transaction consideration to be paid to Synageva’s shareholders. Based on the closing price of Alexion common stock as of May 19, 2015, the transaction fee, the principal portion of which is contingent upon consummation of the transactions contemplated by the transaction agreement, is estimated to be approximately $48 million, of which $5 million was payable upon execution of the transaction agreement. In addition, Synageva has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.
Certain Unaudited Prospective Financial Information of Synageva
Other than full-year financial guidance provided to investors, which may cover such areas as projected operating expenses and projected net loss, among other items, and which it may update from time to time during the relevant year, Synageva does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.
In connection with its evaluation of Alexion’s acquisition proposal, Synageva’s management prepared certain unaudited prospective financial information, based on the latest available long-range plans of Synageva, that was presented to the Synageva board of directors in May 2015. These financial projections were adjusted for the probability of success of Synageva’s portfolio.

Synageva’s management provided the financial projections (i) to the Synageva board of directors in May 2015 for purposes of considering and evaluating Alexion’s acquisition proposal and (ii) to Goldman Sachs in connection with the rendering of Goldman Sachs’s fairness opinions to the Synageva board of directors and in performing its related financial analyses, as described under “Opinion of Synageva’s Financial Advisor.” For internal operating and planning purposes, Synageva does not ordinarily forecast beyond 2025; however, for the purposes referred to in the preceding sentence, Synageva elected to prepare financial projections covering the periods beyond 2025. The Synageva board of directors directed Goldman Sachs to use the financial projections in performing its financial analyses in connection with the rendering of its fairness opinion. To give Synageva’s stockholders access to certain nonpublic information that was available to the Synageva board of directors at the time of the evaluation of the offer, the mergers and the other transactions contemplated by the transaction agreement, Synageva has included the financial projections below.
The financial projections were not provided to Alexion until after the execution of the transaction agreement.
The financial projections were prepared by Synageva’s management based on assumptions they believed to be potentially achievable. The financial projections reflected numerous assumptions about Synageva’s potential products, including but not limited to probability-weighed projections adjusted to account for the potential of  (i) Synageva achieving approval of Kanuma™ in LAL Deficiency, Atherosclerosis and Nonalcoholic Steatohepatitis (or “NASH”), (ii) SBC-103 achieving approval as an IV-only administration for MPS IIIB and (iii) SBC-105 achieving approval in at least one indication. The probability-weighted projections also assumed that Synageva would develop new products utilizing Synageva’s manufacturing platform, including both novel rare disease therapeutics as well as bio-superior therapeutics for known rare diseases. The financial projections assume lower probability of success for approval of certain of Synageva’s products in certain indications and for those that have a longer development pathway and timeline, which resulted in less favorable prospective financial returns for those indications and products. The financial projections include estimated revenue in 2023 – 2025 from currently unidentified products equal to $38 million in 2023, $95 million in 2024 and $173 million in 2025. The financial projections also assumed market exclusivity for Kanuma through 2031 and cost of good margins ranging from 10 – 13% for Kanuma, 15% for SBC-103 and the platform and 18% for SBC-105.
The financial projections are summarized below:
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Total Sales	$11	$87	$302	$540	$754	$962	$1,212	$1,422	$1,873	$2,465	$3,075	$3,715	$4,390	$4,989	$5,573	$5,945
EBIT	$(288)	$(222)	$(58)	$133	$323	$387	$546	$675	$909	$1,136	$1,372	$1,615	$1,870	$2,101	$2,321	$2,480
Free Cash Flow	(299)	(289)	(142)	72	263	336	478	600	741	856	1,054	1,259	1,472	1,678	1,867	2,054
In connection with the financial projections, Synageva also prepared product-level probability adjusted forecasts of sales, a summary of which is set forth below.
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Kanuma for LAL- Deficiency	$7	$84	$300	$539	$753	$947	$1,140	$1,274	$1,352	$1,417	$1,468	$1,511	$1,555	$1,601	$1,649	$1,697
Kanuma (for other indications)	0	0	0	0	0	0	0	0	44	93	155	225	308	328	333	337
SBC-103	0	0	0	0	0	16	72	148	213	273	332	392	448	490	510	518
SBC-105	0	0	0	0	0	0	0	0	226	587	949	1,310	1,671	2,033	2,394	2,530
Total Product Revenue	$7	$84	$300	$539	$753	$962	$1,212	$1,422	$1,835	$2,371	$2,902	$3,438	$3,982	$4,452	$4,886	$5,082
Platform Revenue	0	0	0	0	0	0	0	0	38	95	173	276	409	537	687	863
Other Revenue	$4	$3	$2	$1	$1	0	0	0	0	0	0	0	0	0	0	0
Total Sales	$11	$87	$302	$540	$754	$962	$1,212	$1,422	$1,873	$2,465	$3,075	$3,715	$4,390	$4,989	$5,573	$5,945
The financial projections were developed from historical financial statements and a series of Synageva’s independent assumptions and estimates related to future trends and did not give effect to any significant changes or expenses as a result of the offer, the mergers or the other transactions contemplated by the transaction agreement or any other effects of the offer, the mergers and the other transactions contemplated by the transaction agreement. The financial projections have been prepared based on information from Synageva’s management and are the responsibility of Synageva’s management. The financial projections were not prepared with a view toward public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. PricewaterhouseCoopers LLP, Synageva’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the financial projections and does not express an opinion or any form of assurance related thereto.
The financial projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Synageva’s management. Because the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the financial projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Synageva’s control. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and result in the financial projections not being achieved include, but are not limited to, success of preclinical and clinical testing, the impact of regulatory decisions by regulatory agencies, the timing of regulatory approvals and introduction of new products, market acceptance of new products, availability of third-party reimbursement, impact of competitive products and pricing, the effect of regulatory actions, the impact of legal proceedings, the effect of global economic conditions, the cost and effect of changes in tax and other legislation and other risk factors described in Synageva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. In addition, the financial projections may be affected by Synageva’s ability to achieve strategic goals, objectives and targets over the applicable period. See also “Risk Factors” and “Forward-Looking Statements.”
In light of the foregoing factors and the uncertainties inherent in the financial projections, Synageva stockholders are cautioned not to place undue, if any, reliance on the financial projections, and they should be evaluated, if at all, in conjunction with Synageva’s historical financial statements and other information regarding Synageva and its public filings with the SEC. See “Where to Obtain Additional Information.” The financial projections speak only as of the date they were prepared and have not been updated except as described therein. As a result, they do not reflect subsequent events such as the announcement and pendency of the transactions with Alexion.
Ownership of Alexion After the Transactions
It is estimated that former stockholders of Synageva will own in the aggregate approximately 11.6% of the outstanding shares of Alexion common stock immediately following consummation of the transactions, assuming that:
•
Alexion acquires through the offer and the first merger 100% of the outstanding shares of common stock of Synageva;

•
in the offer and the first merger, Alexion issues 26,181,948 shares of Alexion common stock as part of the transaction consideration (see note 5(j) in “Unaudited Pro Forma Combined Financial Statements” for the calculation of the estimated shares to be issued); and

•
immediately following completion of the transactions, there are 225,806,854 shares of Alexion common stock outstanding (calculated by adding 199,624,906, the number of shares of Alexion common stock outstanding as of May 15, 2015 (excluding treasury shares), plus 26,181,948, the number of shares of Alexion common stock estimated to be issued as part of the transaction consideration). As of May 15, 2015, there were also 7,152,008 shares of Alexion common stock reserved for issuance.

Dissenters’ Rights
No appraisal rights are available to Synageva stockholders in connection with the offer. However, if the first merger is consummated, the holders of shares of Synageva common stock immediately prior to the effective time of the first merger who (1) did not tender their shares of Synageva common stock in the offer (and did not vote their shares of Synageva common stock in favor of the transaction agreement, if applicable); (2) follow the procedures set forth in Section 262 of the DGCL; and (3) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the transactions, together with a fair rate of interest, as determined by such court.
The “fair value” of any shares of Synageva common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the first merger and the market value of such shares. Synageva stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the offer and the first merger. Moreover, Alexion and Synageva may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of Synageva common stock is less than such amount.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) or Section 251(c) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 (or the proxy statement of Synageva, as applicable) will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9 (or the proxy statement of Synageva, as applicable), if a Synageva stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:
•
within the later of the consummation of the offer and 20 days after the mailing of the Schedule 14D-9 (or the proxy statement of Synageva, as applicable), deliver to Synageva a written demand for appraisal of shares of Synageva common stock held, which demand must reasonably inform Synageva of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender Synageva shares in the offer and, if applicable, not vote Synageva shares in favor of the transaction agreement; and

•
continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the first merger.

This does not purport to be a complete statement of the procedures to be followed by Synageva stockholders desiring to exercise any appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9 (or Annex E to the proxy statement of Synageva, as applicable).
Plans for Synageva
In connection with the offer, Alexion has reviewed and will continue to review various possible business strategies that it might consider in the event that Alexion acquires control of Synageva, whether pursuant to the offer and/or the first merger or otherwise. Following a review of additional information regarding Synageva, these changes could include, among other things, changes in Synageva’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Transactions — Alexion’s Reasons for the Transactions.”
Delisting and Termination of Registration
Following consummation of the transactions, shares of Synageva common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing. Assuming that Synageva qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the transactions are consummated, Alexion also intends to seek to terminate the registration of shares of Synageva common stock under the Exchange Act.

Board of Directors, Management and Organizational Documents
Upon consummation of the first merger, subject to applicable law, the directors of the Offeror immediately prior to the effective time of the first merger will become the initial directors of the surviving corporation, and the officers of the Offeror immediately prior to the effective time of the first merger will continue as the officers of the surviving corporation. At the effective time of the first merger, the certificate of incorporation and bylaws of Synageva will become the certificate of incorporation and bylaws of the surviving corporation.
Upon consummation of the second merger, subject to applicable law, the manager of Merger Sub immediately prior to the effective time of the second merger will become the manager of the surviving company, and, except as otherwise determined by Alexion prior to the effective time of the second merger, the officers of the corporation surviving the first merger immediately prior to the effective time of the second merger will be the officers of the company surviving the second merger. At the effective time of the second merger, the certificate of formation and limited liability company agreement of Merger Sub will become the certificate of formation and limited liability company agreement of the surviving company. From and after the effective time of the first merger until the sixth anniversary thereof, the organizational documents of the surviving company and its subsidiaries as of the effective time of the second merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the effective time of the first merger, directors, officers or employees of Synageva, a subsidiary of Synageva or their predecessor entities, than are presently set forth in the organizational documents of Synageva and its subsidiaries.
After Alexion’s review of Synageva and its corporate structure, management and personnel, Alexion will determine what additional changes, if any, are desirable.
Regulatory Approvals
Alexion is not aware of any governmental license or regulatory permit that appears to be material to Synageva’s business that might be adversely affected by the Offeror’s acquisition of Synageva shares pursuant to the transactions or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of Synageva shares pursuant to the transactions. Should any of these approvals or other actions be required, Alexion and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to Synageva’s business or (c) certain parts of Synageva’s or Alexion’s, or any of their respective subsidiaries’ businesses, would not have to be disposed of or held separate.
Alexion and Synageva agreed to use their reasonable best efforts to consummate the transactions, including taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (including furnishing all information and documentary material required under the HSR Act). Each party also agreed to use reasonable best efforts to fulfill all conditions precedent to the transactions and not to take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained to consummate the transactions. In that regard, Alexion and Synageva further agreed to keep the other apprised of the status of matters relating to the completion of the transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity.
It is a condition to completion of the transactions that the waiting period under the HSR has expired or been terminated. Accordingly, and in accordance with their obligations under the transaction agreement, Alexion filed a Notification and Report Form with respect to the offer and the mergers with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) on May 15, 2015. Synageva filed a Notification and Report Form with respect to the offer and the mergers with the Antitrust Division on May 15, 2015 and with the FTC on May 18, 2015.

On May 29, 2015, the FTC granted early termination of the waiting period applicable to the offer and the mergers under the HSR Act. With such early termination, the condition to the offer relating to the expiration or termination of the HSR Act waiting period has been satisfied.
At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transactions, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or other governmental entity could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the transactions or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
Interests of Certain Persons in the Transactions
Synageva’s directors and executive officers may have interests in the offer, the mergers and the other transactions contemplated by the transaction agreement that are different from, or in addition to, the interests of the Synageva stockholders generally. These interests may create potential conflicts of interest. The Synageva board of directors was aware of these interests and considered them, among other matters, in approving the transaction agreement and the transactions contemplated by the transaction agreement.
Effect of the Mergers on Synageva Equity-Based Incentive Awards
Consideration for Options.
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated, the vesting of all Stock Options outstanding immediately prior to effective time of the first merger will accelerate, such that the Stock Options will become fully vested and cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and shares of Alexion common stock equal to (i) the cash consideration and the stock consideration each multiplied by a number of shares of Synageva common stock based on the intrinsic spread value of such Stock Option, based on a $230.00 stock price divided by (ii) $230.00, with the cash portion of such amount rounded down to the nearest cent and with the portion of such amount payable in shares of Alexion common stock rounded down to the nearest one thousandth of a share. Each holder of a Stock Option who would otherwise be entitled to receive a fraction of a share of Alexion common stock under the transaction agreement in respect of a Stock Option (after aggregating all of the consideration due with respect to all shares of Synageva common stock underlying such Stock Option) will be paid an amount in cash (without interest) equal to (x) such fractional part of a share of Alexion common stock multiplied by (y) the Alexion Trading Price, rounded down to the nearest cent. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the Stock Options. Any Stock Option with a per-share exercise price that equals or exceeds $230.00 will be cancelled without any consideration therefor.
The approximate value of the cash payments and the number of shares of Alexion common stock that each director and executive officer of Synageva will receive in exchange for his or her Stock Options (assuming that each such director and executive officer does not otherwise exercise any outstanding and vested Stock Options prior to the effective time of the first merger) is set forth in the table below. This information is based on the number of Stock Options held by Synageva’s directors and executive officers as of June 5, 2015, a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced) and an assumed Alexion Trading Price of  $161.50, for the calculation of cash in lieu of fractional shares. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts are paid.

Name of Executive Officer or Director	Number of Shares Subject to Vested Stock Option	Cash Consideration for Vested Stock Options ($)(1)	Number of Alexion Common Shares Received for Vested Stock Options	Number of Shares Subject to Unvested Stock Options	Cash Consideration for Unvested Stock Options ($)(1)	Number of Alexion Common Shares Received for Unvested Stock Options	Total Value of Stock Options ($)(2)
Felix J. Baker	52,622	5,107,991	29,231	628	46,990	269	9,919,281
Robert Bazemore	—	—	—	50,000	4,172,250	23,876	8,028,297
Stephen R. Biggar	36,872	3,487,722	19,959	628	46,990	269	6,801,539
Carsten Boess	48,887	4,658,809	26,661	69,272	5,998,321	34,236	20,506,586
Stephen R. Davis	52,872	5,179,247	29,639	628	46,990	269	10,056,393
Thomas R. Malley	44,298	4,338,119	24,825	628	46,990	269	8,437,884
Sanj K. Patel	333,384	32,396,397	185,392	221,180	19,378,490	110,896	99,625,897
Barry Quart	29,248	2,772,324	15,865	628	46,990	269	5,424,959
Anthony G. Quinn	121,003	12,373,405	70,808	76,668	6,656,276	38,091	36,617,156
Thomas J. Tisch	28,538	2,566,026	14,684	1,462	125,912	721	5,179,860
Glen Williams	12,084	913,697	5,229	67,918	5,650,898	32,338	12,631,678
Peter Wirth	28,538	2,566,026	14,684	1,462	125,912	721	5,179,860

(1)
Includes cash for fractional shares of Alexion common stock, calculated based on an assumed Alexion Trading Price of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

(2)
Includes the cash consideration to be received for Stock Options and the aggregate value of the Alexion common stock to be received for stock options based on a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

Consideration for Restricted Stock Units
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated under the terms of the transaction agreement, the vesting of all RSUs outstanding immediately prior to the effective time of the first merger other than the Rolled 2015 RSUs Award will be accelerated, such that all such RSUs will become fully vested and be cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and a number of shares of Alexion common stock equal to the transaction consideration in respect of each share of Synageva common stock subject to such RSUs outstanding immediately prior to the effective time of the first merger. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the RSUs.
With respect to one half of each RSU award that is granted after the signing of the transaction agreement that is outstanding immediately prior to the effective time of the first merger, such Rolled 2015 RSUs Award will be converted into an RSU award in respect of Alexion common stock, with the number of shares of Alexion common stock underlying such converted award determined by multiplying (x) the number of shares of Synageva common stock subject to such Rolled 2015 RSUs Award by (y) the sum of (1) the stock consideration and (2) the quotient of the cash consideration, divided by the Alexion Trading Price, with each converted award to continue to be subject to the same terms and conditions as were applicable to the related Rolled 2015 RSUs Award immediately prior to the effective time of the first merger (including accelerated vesting upon a termination without “cause” or resignation for “good reason” within two years following the effective time of the first merger). The other half of each RSU award that is granted after the signing of the transaction agreement will be treated as provided in the immediately preceding paragraph.

For purposes of the accelerated vesting described above, “cause” and “good reason” mean, for employees with employment agreements that contain a definition of  “cause” and/or “good reason,” the definition of  “cause” and/or “good reason” in such agreement. For other employees, “cause” will have the definition provided under Synageva’s 2014 Equity Incentive Plan, and “good reason” will generally mean (i) a reduction in the employee’s base salary or annual bonus target percentage from that in effect as of immediately prior to the effective time of the first merger or (ii) relocation of the employee’s place of employment to a location that is more than 30 miles from that prior to the effective time of the first merger.
On June 5, 2015, Synageva continued its historical practice of granting annual long-term equity incentive awards in June to its employees, including Synageva’s executive officers. The 2015 annual awards were in the form of RSUs, which will generally vest, subject to the applicable employee’s continued service, (x) 25% on the first anniversary of the applicable grant date and (y) 12.5% per six months thereafter (such that the award will be 100% vested on the fourth anniversary of the grant date). Under the transaction agreement, Synageva is permitted to grant RSU awards covering an aggregate of up to 395,652 shares of Synageva common stock as part of its normal 2015 annual grant cycle (this amount was derived by dividing $91 million by $230.00, which was the implied price per share of Synageva common stock to be paid to the holders of shares of Synageva common stock pursuant to the transaction agreement based on the volume-weighted average closing price of Alexion common stock over the nine trading day period ending May 5, 2015). The aggregate size of the award pool, the form of award and the vesting terms were negotiated with, and agreed to by, Alexion after Alexion’s $230.00 Proposal was agreed to.
In allocating the 2015 RSU pool, consistent with Synageva’s historical practice, the compensation committee of Synageva’s board of directors determined each employee’s share of the pool based on the individual’s contribution during the prior year and year-to-date as well as the individual’s potential contribution to Synageva’s growth and financial results, the value of the proposed awards, Synageva’s performance and the individual’s level of responsibility within Synageva. After taking these factors into consideration, the compensation committee recommended, and the Synageva board of directors approved, the following grants: 5,000 RSUs to Mr. Bazemore, 24,000 RSUs to Mr. Boess, 72,000 RSUs to Mr. Patel, 27,000 RSUs to Dr. Quinn and 25,500 RSUs to Mr. Williams. As of the effective time of the first merger, these RSUs will be treated as provided in the first two paragraphs above under the heading “— Consideration for Restricted Stock Units.”
The approximate value of  (x) the cash payments and the number of shares of Alexion common stock equal to the transaction consideration that each executive officer of Synageva will receive in respect of each share of Synageva common stock subject to his or her RSUs outstanding immediately prior to the effective time of the first merger, other than his or her Rolled 2015 RSUs Award and (y) the number of shares of Synageva common stock underlying the Rolled 2015 RSUs Award held by each executive officer and the corresponding restricted stock unit award in respect of Alexion common stock (“Alexion RSUs”) into which such Rolled 2015 RSUs Award will be converted is, in each case, set forth in the table below. This information is based on the number of shares of Synageva common stock underlying the RSUs held by Synageva’s directors and executive officers as of June 5, 2015, a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced) and an assumed Alexion Trading Price of  $161.50, for the calculation of cash in lieu of fractional shares and for purposes of calculating the number of shares of Alexion common stock underlying the Alexion RSUs. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts are paid. None of Synageva’s non-employee directors hold any RSUs.

Name of Executive	Number of Single Trigger RSUs	Cash Consideration for Single Trigger RSUs ($)(1)	Value of Stock Consideration Received for Single Trigger RSUs ($)(2)	Number of Shares of Alexion Common Stock Received for RSUs	Number of Shares Underlying Double Trigger Rolled 2015 RSUs Awards	Number of Alexion RSUs to be Received in respect of Double Trigger Rolled 2015 RSUs Awards(3)	Value of Alexion RSUs Received in respect of Double Trigger Rolled 2015 RSUs Awards ($)(4)	Aggregate Value of Single Trigger Transaction Consideration Paid and Double Trigger Alexion RSUs Received for RSUs ($)(5)
Robert Bazemore	32,500	3,737,500	3,454,245	21,388	2,500	3,425	553,211	7,744,956
Carsten Boess	12,000	1,380,000	1,275,414	7,897	12,000	16,442	2,655,414	5,310,827
Sanj K. Patel	36,000	4,140,000	3,826,241	23,692	36,000	49,326	7,966,241	15,932,482
Anthony G. Quinn	13,500	1,552,500	1,434,840	8,884	13,500	18,497	2,987,340	5,974,681
Glen Williams	12,750	1,466,250	1,355,127	8,391	12,750	17,470	2,821,377	5,642,754

(1)
Includes cash for fractional shares of Alexion common stock, calculated based on an assumed Alexion Trading Price of  $161.50 (which is the average closing price of a share of Alexion common stock on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

(2)
The aggregate value of the stock consideration to be received for RSUs is based on a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

(3)
The number of Alexion RSUs to be received in respect of Rolled 2015 RSUs Awards is calculated assuming an Alexion Trading Price of  $161.50.

(4)
The aggregate value of the Alexion RSUs to be received in respect of the Rolled 2015 RSUs Awards is based on a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

(5)
Includes the cash consideration to be received for the RSUs (including the cash for fractional shares as described in footnote (1) above) and the aggregate value of the shares of Alexion common stock and Alexion RSUs to be received in respect of the RSUs, based in each case on a price per share of Alexion common stock of  $161.50 (which is the average closing price of a share of common stock of Alexion on Nasdaq over the first five business days following May 6, 2015, the date on which the execution of the transaction agreement was first publicly announced).

Synageva 2014 Employee Stock Purchase Plan
Each outstanding offering period under Synageva’s ESPP that is in progress as of the date of the execution of the transaction agreement will terminate, and all accumulated contributions to purchase shares of Synageva common stock under the ESPP will be used to purchase shares of Synageva common stock, on the earlier of  (x) the scheduled purchase date for such offering period, and (y) the date that is seven business days prior to the acceptance time of the offer or, if the offer has been terminated, the effective time of the first merger. Only current participants in the ESPP may continue to participate in the ESPP and no participant may increase payroll deductions from those in effect at the time the transaction agreement was executed. Synageva will suspend the commencement of any future offering periods under the ESPP unless and until the transaction agreement is terminated, and the ESPP will terminate prior to the time Offeror accepts shares of Synageva common stock for payment in the offer (with any participant payroll deductions not applied to the purchase of shares of Synageva common stock under the ESPP returned to the applicable participant). Synageva currently expects that the final offering period under the ESPP will be the currently outstanding offering period, which is expected to end on June 30, 2015.

As of May 5, 2015, assuming that the acceptance time of the offer or, if the offer is terminated, the effective time of the first merger has not occurred prior to June 30, 2015, and assuming that the executive officers do not withdraw from the current offering period and a purchase price of  $78.87 (which is equal to 85% of the fair market value of a share of Synageva common stock at the beginning of the applicable offering period), approximately 54 shares of Synageva common stock would be purchased by Mr. Williams and 41 shares of Synageva common stock would be purchased by Dr. Quinn at the end of the current offering period on June 30, 2015. None of Synageva’s other executive officers or non-employee directors currently participate in the ESPP.
Employment Agreements and Severance Payments
Synageva previously entered into employment agreements with each of Mr. Patel, Mr. Boess, Mr. Bazemore, Dr. Quinn and Mr. Williams.
Under the employment agreement with Mr. Patel, if Synageva terminates Mr. Patel’s employment without “cause” or he resigns for “good reason” during the 12 months following a change of control, which includes the transactions contemplated by the transaction agreement, Mr. Patel will be entitled to the following severance: (i) a lump sum cash payment equal to 24 months of his base salary plus two times his target annual cash bonus; (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs; and (iii) a one-time bonus of twenty-five thousand dollars ($25,000).
If Synageva terminates the employment of Mr. Bazemore, Mr. Boess, Dr. Quinn or Mr. Williams without “cause” during the 12 months following a change of control, which includes the transactions contemplated by the transaction agreement, the executive will receive (i) cash severance payable in a lump sum equal to 12 months of his base salary; (ii) a lump sum payment equal to the target annual cash bonus for the year in which the termination occurs; and (iii) a one-time bonus of sixteen thousand five hundred dollars ($16,500).
The employment agreements also provide for non-competition and non-solicitation covenants for 18 months following a termination of employment for Mr. Patel and for 24 months following a termination of employment for the other executive officers. The executives are subject to a Code Section 280G “net better cutback” and are not entitled to a Code Section 280G gross-up. The executive officers’ stock option award agreements provide that any “golden parachute” payments subject to the excise tax imposed by Section 4999 of the Code will be reduced to the maximum amount that does not trigger the “golden parachute” excise tax unless the executive officer would be better off  (on an after-tax basis) receiving all payments and benefits due and paying all applicable excise and income taxes. Accordingly, certain payments and/or benefits contingent on the mergers that may be made to any such executive officer may be reduced.
Definitions of Cause.   Under the employment agreements, “cause” means: (i) gross negligence or willful misconduct in the performance of the executive’s duties to Synageva, where such gross negligence or willful misconduct has resulted in material damage to Synageva or any of its affiliates or successors; (ii) commission of any act of fraud, embezzlement or professional dishonesty with respect to Synageva or any of its affiliates; (iii) commission of a felony or crime involving moral turpitude; (iv) material breach of any provision of the executive’s employment agreement or any other written agreement between such executive and Synageva; or (v) failure to comply with lawful directives of Synageva’s board of directors, in the case of Mr. Patel, or of Synageva’s chief executive officer, in the case of the other executives, which has caused damage to Synageva or any of its affiliates or successors.
Definition of Good Reason.   Under Mr. Patel’s employment agreement, Mr. Patel would be entitled to terminate his employment for “good reason” if any of the following events occur without his written consent: (i) the assignment to him of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities; (ii) any action by Synageva which results in a diminution in his title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by Synageva promptly after receipt of notice thereof given by Mr. Patel; (iii) a requirement that he relocate his primary reporting location to a location more than 50 miles from the location of Synageva’s offices in Lexington, Massachusetts; (iv) any failure by Synageva to comply with certain provisions of his employment agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by Synageva promptly after receipt of notice thereof given by Mr. Patel; (v) a material diminution in the budget over which he has responsibility; or (vi) a breach by Synageva of any written agreement between Synageva and Mr. Patel.
Indemnification of Executive Officers and Directors
The transaction agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the first merger and rights to advancement of expenses relating thereto in favor of each present and former director or officer of Synageva, when acting in their capacity as such (collectively, the “Synageva Indemnified Parties”), existing on the date of the transaction agreement or as at such time provided in Synageva’s certificate of incorporation or bylaws or any indemnification agreements between Synageva and such Synageva Indemnified Party, will survive and continue in full force and effect for a period of six years after the effective time of the first merger.
The transaction agreement also provides that from and after the effective time of the first merger, the corporation surviving the first merger and the company surviving the second merger will indemnify and hold harmless, to the fullest extent permitted by applicable law, each Synageva Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such individual’s service as a director or officer of Synageva prior to or at the effective time of the first merger. The corporation surviving the first merger and the company surviving the second merger will also advance funds in respect of each Synageva Indemnified Party as incurred and to the fullest extent permitted by applicable law; provided that such Synageva Indemnified Party undertakes to repay such advances if it is finally determined that such person was not entitled to indemnification.
Prior to the effective time of the first merger, Synageva will obtain and fully pay the premium for directors and officers liability insurance and fiduciary liability insurance with a claims reporting or discovery period of at least six years after the effective time of the first merger, with terms and conditions at least as favorable as Synageva’s existing policies. If Synageva fails to obtain such “tail” policy, then for six years after the effective time of the first merger, the company surviving the second merger must either maintain in effect the insurance and indemnification policy of Synageva in effect as of the date of the transaction agreement or obtain an alternative insurance and indemnification policy, in each case with terms and conditions at least as favorable as Synageva’s existing policies, provided that the company surviving the second merger will not be required to pay annual premiums in excess of 300% of the premiums paid by Synageva as of the date of the transaction agreement.
The foregoing summary of the indemnification of executive officers and directors and directors’ and officers’ insurance does not purport to be complete and is qualified in its entirety by reference to the transaction agreement, a copy of which is attached to this document as Annex A and incorporated into this document by reference.
Executive Officer and Director Arrangements Following the Mergers
As of the date of this document, none of Synageva’s current executive officers has entered into any agreement with Alexion, Synageva or their respective affiliates regarding employment with Alexion, Synageva or their respective affiliates after the effective time of the first merger, although it is possible that Alexion, Synageva or their respective affiliates may enter into employment or other arrangements with Synageva’s executive officers in the future.
In connection with the mergers, Alexion will appoint Felix J. Baker to Alexion’s board of directors. Dr. Baker will receive compensation on the same basis as other non-employee directors of Alexion.
Effect of the Mergers on Employee Benefits
The transaction agreement provides that for the period from the effective time of the first merger until the second anniversary of the effective time of the first merger, Alexion will provide, or will cause the company surviving the second merger to provide, to each employee of Synageva or its subsidiaries who continues to be employed by Alexion, the company surviving the second merger or any of their respective subsidiaries following the effective time of the first merger (“Continuing Employees”) with (i) annual target cash compensation (in the form of base salary and annual target bonus opportunity) which is no less than that provided to such Continuing Employee immediately prior to the effective time of the first merger, (ii) employee benefits that are no less favorable in the aggregate than employee benefits provided to similarly situated employees of Alexion and its subsidiaries, (iii) in respect of each of fiscal year 2015 and fiscal year 2016, an equity-based incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of Alexion and its subsidiaries and (iv) severance benefits under a broad-based severance policy or plan that are no less favorable than the severance benefits under a broad-based severance policy or plan provided to similarly situated employees of Alexion and its subsidiaries; it being understood that the Continuing Employees may commence participation in Alexion’s compensation and benefit plans on different dates following the effective time of the first merger with respect to different compensation and benefit plans.
Alexion will, or will cause the company surviving the second merger to, cause any employee benefit plans sponsored or maintained by Alexion, the company surviving the second merger or their subsidiaries in which the Continuing Employees are eligible to participate following the date upon which the mergers are consummated (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee with Synageva and its subsidiaries and their respective predecessors prior to the effective time of the first merger for purposes of eligibility, vesting and benefit accrual (including, but not limited to, vacation and other paid time off credit) under such Post-Closing Plans, to the same extent such service was recognized immediately prior to the effective time of the first merger under a comparable Synageva benefit plan in which such Continuing Employee was eligible to participate immediately prior to the effective time of the first merger; provided that such recognition of service will not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Alexion and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental, pharmaceutical or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Alexion will use commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods or actively-at-work requirements under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the comparable Synageva benefit plan in which such Continuing Employee participated immediately prior to the effective time of the first merger, and credit each Continuing Employee for an amount equal to any medical, dental, pharmaceutical or vision expenses incurred by such Continuing Employee in the year that includes the date upon which the mergers are consummated (or, if later, the year in which such Continuing Employee is first eligible to participate in such Post-Closing Plan, if applicable) for purposes of any applicable deductible, coinsurance and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the comparable Synageva benefit plan in which such Continuing Employee participated immediately prior to the effective time of the first merger.
If the effective time of the first merger occurs during calendar year 2015, each participant in a Synageva annual cash incentive compensation plan who was a participant as of immediately prior to May 5, 2015 and who remains employed with Alexion or its subsidiaries (including the company surviving the second merger) through December 31, 2015 and receives at least a “meets expectations” or equivalent performance rating under the applicable incentive plan, will receive, at the time that bonuses are normally paid pursuant to the applicable incentive plan, an annual cash incentive payment in respect of the 2015 fiscal year under the incentive plan, equal to the higher of  (i) the cash bonus payable at the target level of performance (at 100% funding) under the applicable incentive plan (the “Target 2015 Bonus”) and (ii) the actual level of performance achieved with respect to the 2015 fiscal year, as determined in accordance with the terms of the applicable incentive plan; provided that if a participant’s employment is terminated without cause on or following the effective time of the first merger and on or prior to December 31, 2015, such participant will receive a pro-rated portion of his or her Target 2015 Bonus, with such proration determined as required under the terms of a given Synageva benefit plan or otherwise in accordance with Alexion’s severance plan.
Synageva will terminate its 401(k) plan(s) as of the day immediately preceding the effective time of the first merger if Alexion provides timely written notice requesting such termination in accordance with the transaction agreement.
Certain Relationships With Synageva
As of the date of this document, Alexion does not own any shares of Synageva common stock. Neither Alexion nor the Offeror have effected any transaction in the securities of Synageva in the past 60 days. To the best of Alexion and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex E, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Synageva or has effected any transaction in the securities of Synageva during the past 60 days. Except in connection with the transactions as described in this document, there have been no transactions in the past two years between Alexion, the Offeror or the individuals listed on Annex E, on the one hand, and Synageva or its directors, executive officers or affiliates, on the other hand.
Source and Amount of Funds
Alexion estimates that the aggregate amount of cash consideration required to purchase the maximum amount of shares of Synageva common stock sought in the offer (which is 100% of the outstanding shares of Synageva common stock on a fully diluted basis) is $4,575,177,020, plus related fees and expenses. Alexion anticipates that the funds needed to complete the transactions will be derived from a combination of  (i) available cash on hand and (ii) third-party debt financing.
In connection with entering into the transaction agreement, Alexion executed a commitment letter, dated May 5, 2015, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, that provides a commitment, subject to the satisfaction of certain conditions, for a $3.0 billion five-year senior secured term loan facility (the “term loan facility”) and a $500 million five-year senior secured revolving credit facility (the “revolving credit facility,” and together with the term loan facility, the “senior secured credit facilities”). Alexion’s obligation to consummate the transactions is not conditioned upon any financing arrangements or contingencies. However, the availability of the senior secured credit facilities is subject to the satisfaction of the conditions set forth in the commitment letter, which are summarized below.
The proceeds of the senior secured credit facilities will be used on and after the closing date (i) to pay the cash consideration for the transactions, (ii) to refinance certain indebtedness outstanding as of the closing of the mergers, (iii) to pay transaction costs and (iv) for working capital, capital expenditures and general corporate purposes.
The availability of senior secured credit facilities is conditioned on the consummation of Alexion’s acquisition of Synageva in accordance with the transaction agreement and other conditions including, but not limited to:
•
the execution and delivery by the borrowers and certain guarantors of definitive documentation, consistent with the commitment letter;

•
subject to certain limitations, the absence of a Company Material Adverse Effect since December 31, 2014;

•
the chief financial officer of Alexion delivering a solvency certificate in a pre-agreed form;

•
payment of all applicable fees and expenses;

•
receipt of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•
subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•
the repayment of debt outstanding under Alexion’s existing revolving credit facility; and

•
the accuracy in all material respects of specified representations and warranties in the transaction agreement and specified representations and warranties in the credit documentation.

In addition, the commitment parties are not required to fund the senior secured credit facilities prior to June 4, 2015.
Interest under the senior secured credit facilities will be payable, at the option of the borrower, either (i) at a base rate, plus an applicable margin expected to vary between 0.25% and 1.00% based on Alexion’s total net leverage ratio or (ii) at a LIBOR-based rate, plus an applicable margin expected to vary between 1.25% and 2.00% based on Alexion’s total net leverage ratio. Alexion must also pay an undrawn commitment fee in respect of the revolving credit facility in an amount that is expected to vary from 0.15% to 0.30% based on Alexion’s total net leverage ratio.
The senior secured credit facilities are expected to mature five years from the closing date. The term loan facility is expected to amortize in equal quarterly installments of 1.25% of the original principal amount.
It is expected that Alexion will be the borrower of the senior secured credit facilities. The senior secured credit facilities are expected be guaranteed, subject to certain exceptions, by each wholly owned material U.S. restricted subsidiary of Alexion, and to be secured, subject to certain exceptions, by the equity interests held by Alexion and each guarantor in their respective material domestic subsidiaries and first-tier foreign subsidiaries. Certain foreign subsidiaries of Alexion may also be additional borrowers under the revolving credit facility. The obligations of any such foreign subsidiary borrowers will also benefit from certain additional guarantees and security.
The senior secured credit facilities are expected to contain customary affirmative covenants including, among other things, delivery of financial statements, certificates and other information, payment of obligations, conduct of business, preservation of existence, maintenance of property, insurance, inspection of property, books and records, notices, transactions with affiliates, compliance with laws, covenant to guarantee obligations, further assurances and maintenance by the foreign loan parties of governmental approvals and authorizations. The senior secured credit facilities also will contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the ability of Alexion and its restricted subsidiaries to, among other things, incur debt, create liens, make dispositions, make certain investments and acquisitions and pay dividends or redeem certain equity. The senior secured credit facilities are also expected to contain maximum total net leverage ratio and minimum interest coverage ratio financial maintenance covenants.
The definitive documentation governing the senior secured credit facilities has not been finalized and, accordingly, the actual terms of the senior secured credit facilities may differ from those described in this document. Although the obligation of the commitment parties to provide the senior secured credit facilities on the terms set forth in the commitment letter is not subject to due diligence or a ‘‘market out,’’ such financing is subject to a number of conditions and may not be considered assured. There is a risk that these conditions will not be satisfied and the senior secured credit facilities may not be available when required. In the event that the senior secured credit facilities are not available to Alexion on the terms set forth in the commitment letter or Alexion anticipates that the senior secured credit facilities will not be available on the terms set forth in the commitment letter due to the failure of a condition thereto or for any other reason, Alexion has the right under the transaction agreement to seek alternative financing. As of the date of this document, no such alternative financing has been arranged.
Fees and Expenses
Alexion has retained Georgeson Inc. as information agent in connection with the offer and the first merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. Alexion will pay the information agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
In addition, Alexion has retained Computershare as exchange agent in connection with the offer and the first merger. Alexion will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
Alexion will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither Alexion nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.
Accounting Treatment
In accordance with GAAP, Alexion will account for the acquisition of shares in the transactions under the acquisition method of accounting for business combinations.
Stock Exchange Listing
Shares of Alexion common stock are listed on Nasdaq under the symbol “ALXN.” Alexion intends to submit a supplemental listing application to list on Nasdaq the shares of Alexion common stock that Alexion will issue in the transactions as part of the transaction consideration. Such listing is a condition to completion of the transactions.
Resale of Alexion Common Stock
All Alexion common stock received by Synageva stockholders as consideration in the offer and the first merger will be freely tradable for purposes of the Securities Act, except for Alexion common stock received by any person who is deemed an “affiliate” of Alexion at the time of the closing of the first merger. Alexion common stock held by an affiliate of Alexion may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Alexion common stock received upon completion of the offer or the first merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES
Distribution of Offering Materials
This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of Synageva common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Synageva’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.
Expiration of the Offer
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of June 19, 2015, which is the “expiration date,” unless terminated or extended. “Expiration date” means June 19, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the transaction agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.
Extension, Termination and Amendment of Offer
Unless the transaction agreement has been terminated in accordance with its terms, and subject to Alexion’s right to cause the termination of the offer to pursue a long-form merger, as described below, (1) the Offeror will extend the expiration date for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff or the rules and regulations of Nasdaq applicable to the offer (but in no event will the Offeror be required to extend the offer past the end date) and (2) if at any scheduled expiration date any of the offer conditions have not been satisfied or earlier waived, the Offeror may elect to, and if requested by Synageva, will, extend the offer and the expiration date to a date that is not more than 10 business days after such previously scheduled expiration date (provided that if the minimum tender condition or regulatory approval condition is not satisfied at such scheduled expiration date, the Offeror will be permitted to extend the offer and the expiration date to a date that is not more than 20 business days after such previously scheduled expiration date (but in no event may the Offeror extend the offer past the end date)).
Notwithstanding the above, (a) the Offeror will not be required to extend the offer and the expiration date to a date that is the later of 30 calendar days following the date on which the regulatory approval condition is satisfied (but in no event later than the end date) and August 15, 2015, and (b) Synageva may not request that the Offeror extend the offer at any time after July 15, 2015 if at such time less than 95% of the shares of Synageva common stock that are subject to a voting and support agreement have been tendered into the offer and not withdrawn.
Further, if any of the offer conditions have not been satisfied as of any expiration date of the offer occurring after July 12, 2015, then Alexion may cause the Offeror to irrevocably and unconditionally terminate the offer, by delivering written notice to Synageva of its election to terminate the offer and a written notice to Synageva requesting that Synageva give notice of a stockholder meeting to vote on adoption of the transaction agreement (which we refer to as a “meeting request”). A termination of the offer in such circumstances will not, in and of itself, give rise to any right to terminate the transaction agreement, and the parties will remain subject to the obligations set forth in the transaction agreement with respect to consummation of the first and second mergers by submitting the adoption of the transaction agreement to a stockholder vote.
If the transaction agreement is terminated in accordance with its terms, the Offeror will promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the offer.
If the Offeror does not accept any tendered Synageva shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.

Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of Synageva.
Any decision to extend, terminate or withdraw the offer will be made public by an announcement.
The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Offeror may not take the following actions without Synageva’s prior written consent: (1) reduce the number of shares of Synageva common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of considerable payable in the offer, (4) waive, amend or modify the minimum tender condition or the offer conditions relating to receipt of regulatory approvals, effectiveness of the Form S-4, approval for Nasdaq listing of the Alexion common stock to be issued in the transactions, the absence of an injunction or law prohibiting the transactions and each of Synageva’s and Alexion’s receipt of a tax opinion, (5) add any condition to the offer other than those offer conditions set forth in the transaction agreement, (6) amend, modify or supplement any offer condition in a manner adverse to Synageva stockholders, (7) except as otherwise expressly required or permitted under the transaction agreement, extend or terminate the offer, (8) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act or (9) otherwise amend, modify or supplement any of the terms of the offer in any manner adverse to Synageva stockholders.
In the case of any extension, the Offeror will make a public announcement of such extension that is issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.
If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.
For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
The parties do not anticipate making any subsequent offering period available after the offer.
Exchange of Shares
Alexion has retained Computershare as the depositary and exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the first merger.
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of Synageva common stock validly tendered and not properly withdrawn. In all cases, a Synageva stockholder will receive consideration for tendered Synageva shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.
For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Synageva stockholders any cash and shares of Alexion common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering Synageva stockholders for the purpose of receiving cash and shares of Alexion common stock from the Offeror and transmitting such cash and stock to the tendering Synageva stockholders. Synageva stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.
If the Offeror does not accept any tendered Synageva shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.
Withdrawal Rights
Synageva stockholders may withdraw tendered shares of Synageva common stock at any time until the expiration date and, if the Offeror has not agreed to accept the shares for exchange on or prior to July 20, 2015, Synageva stockholders may thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange.
For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Synageva stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the Synageva stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.
A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.
If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.
The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, Alexion, Synageva, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Synageva stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time prior to the expiration date.
Procedures for Tendering
To validly tender shares of Synageva common stock held of record, Synageva stockholders must:
•
if such shares are in certificated form or Direct Registration Form, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Synageva shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

•
if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of Synageva common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Synageva stockholders should instruct such nominee to do so prior to the expiration date.
The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.
The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure Synageva stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Synageva stockholders must tender shares by means of delivery of Synageva share certificates. The Offeror is not providing for guaranteed delivery procedures and therefore Synageva stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.
Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.
If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.
The method of delivery of Synageva share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Synageva stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Synageva stockholders should allow sufficient time to ensure timely delivery.
To prevent U.S. federal backup withholding, each Synageva stockholder that is a U.S. person, other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the offer. See “Material U.S. Federal Income Tax Consequences.”

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Synageva stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).
No Guaranteed Delivery
The Offeror is not providing for guaranteed delivery procedures, and therefore Synageva stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Synageva stockholders must tender their Synageva shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.
Grant of Proxy
By executing a letter of transmittal, a Synageva stockholder will irrevocably appoint the Offeror’s designees as such Synageva stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered Synageva shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Synageva stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Synageva’s stockholders or otherwise.
The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares until such acceptance.
Fees and Commissions
Tendering registered Synageva stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Synageva stockholders who hold Synageva shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.
Matters Concerning Validity and Eligibility
The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Alexion, Synageva, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.
Synageva stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.
Announcement of Results of the Offer
Alexion will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered shares of Synageva common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.
No Stockholder Approval
If the offer is consummated, Alexion is not required to and will not seek the approval of Synageva’s remaining public stockholders before effecting the first merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the first merger will be subject to 251(h) of the DGCL. Accordingly, if the offer is completed, Alexion intends to effect the closing of the first merger without a vote of the Synageva stockholders in accordance with Section 251(h) of the DGCL.
Non-Applicability of Rules Regarding “Going Private” Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the first merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the first merger because it is anticipated that the first merger will be effected within one year following the consummation of the offer and, in the first merger, stockholders will receive the same consideration as that paid in the offer.
Effect of the Offer on the Market for Synageva Common Stock
The purchase of shares of Synageva common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of Synageva common stock, and the number of shares of Synageva common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of Synageva common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of Synageva stockholders, the aggregate market value of the shares of Synageva common stock held by the public at such time, the interest in maintaining a market in the shares of Synageva common stock, analyst coverage of Synageva on the part of any securities firms and other factors. It is anticipated that, because the first merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the first merger will be consummated on the same day that the offer is consummated. As a result of the first merger, shares of Synageva common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Nasdaq Quotation
The shares of Synageva common stock are currently quoted on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of quotation of the shares of Synageva common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Synageva common stock pursuant to the offer or otherwise, shares of Synageva common stock no longer meet the requirements of Nasdaq for continued quotation and the quotation of shares of Synageva common stock is discontinued, the market for such shares would be adversely affected.
Following the consummation of the offer, if the first merger is for some reason not consummated, it is possible that shares of Synageva common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Synageva stockholders and the aggregate market value of shares of Synageva common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Synageva common stock under the Exchange Act and other factors. As a result of the first merger, shares of Synageva common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.
Registration Under the Exchange Act
The shares of Synageva common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Synageva to the SEC if Synageva shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Synageva shares under the Exchange Act would substantially reduce the information required to be furnished by Synageva to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Synageva, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of Synageva and persons holding “restricted securities” of Synageva to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Synageva common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer, Alexion and the Offeror currently intend to cause Synageva to terminate the registration of Synageva shares under the Exchange Act as soon as the requirements for termination of registration are met.
Margin Regulations
The shares of Synageva common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of Synageva common stock. Depending upon factors similar to those described above regarding the market for Synageva shares and stock quotations, it is possible that, following the offer, shares of Synageva common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the first merger, shares of Synageva common stock will no longer constitute “margin securities.”

Exchange Agent Contact Information
The contact information for the exchange agent for the offer and the first merger is:

By mail:	By express mail, courier or any other expedited service:
Computershare C/O Voluntary Offers P.O. Box 43011 Providence, RI 02940-3011	Computershare C/O Voluntary Offers 250 Royall Street, Suite V Canton, MA 02021

TRANSACTION AGREEMENT
The following summary describes certain material provisions of the transaction agreement entered into by Alexion, the Offeror, Merger Sub and Synageva, a copy of which is attached to this document as Annex A and incorporated into this document by reference. This summary may not contain all of the information about the transaction agreement that is important to Synageva stockholders, and Synageva stockholders are encouraged to read the transaction agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the transaction agreement and not this summary.
The summary of the transaction agreement is intended to provide information regarding the terms of the transaction agreement and is not intended to modify or supplement any factual disclosures about Alexion or Synageva in its public reports filed with the SEC. In particular, the transaction agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the transaction agreement. The transaction agreement includes representations, warranties and covenants of the parties thereto made solely for the benefit of such parties. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the parties to the transaction agreement and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Alexion’s or Synageva’s SEC filings or may have been used for purposes of allocating risk among the parties rather than establishing matters as facts. Synageva stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the parties to the transaction agreement.
The Offer
The Offeror is offering to exchange the transaction consideration for each outstanding share of Synageva common stock that is validly tendered in the offer and not properly withdrawn.
The Offeror’s obligation to accept for exchange and to exchange shares of Synageva common stock validly tendered in the offer and not properly withdrawn is subject to the satisfaction or waiver of certain conditions, including there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Synageva common stock that, together with any shares of Synageva common stock then owned by Alexion, Offeror or Alexion’s other subsidiaries, represents at least a majority of all then-outstanding shares of Synageva common stock. This condition is referred to as the “minimum tender condition.” See “— Conditions to the Offer” for a description of the other offer conditions.
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of June 19, 2015, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means June 19, 2015, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the transaction agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.
Subject to the provisions of the transaction agreement, and unless Synageva consents otherwise or the offer or the transaction agreement is terminated, (1) the Offeror must extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past the end date (i.e., February 4, 2016, subject to extension until May 2, 2016 under certain circumstances to obtain regulatory approvals), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror may (and must, if requested by Synageva) extend the offer for not more than 10 business days from the previously scheduled expiration date (or, if the minimum tender condition or regulatory approval condition is not yet satisfied, the Offeror may instead elect to extend for not more than 20 business days from the previously scheduled expiration date). However, in no event will the Offeror be required to extend the offer to a date that is more than

30 days after satisfaction of the regulatory approval condition or after August 15, 2015. Additionally, Synageva may not request the Offeror to extend the offer at any time after July 15, 2015 if at such time less than 95% of the shares of Synageva common stock subject to a voting and support agreement have been tendered into the offer.
Further, if any offer condition has not been satisfied as of a scheduled expiration date of the offer occurring after July 12, 2015, the Offeror may elect to terminate the offer and instead seek to effect the transactions through a long-form merger subject to a stockholder vote. If the transaction agreement is terminated, the Offeror must promptly terminate the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of Synageva.
Any decision to extend, terminate or withdraw the offer will be made public by an announcement.
See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”
The Mergers
The first merger and the second merger will be completed as soon as practicable after the satisfaction or waiver of the closing conditions. The first merger refers to the merger of Synageva with and into the Offeror, with Synageva surviving the first merger. The second merger refers to the merger of Synageva, as the company surviving the first merger, with and into Merger Sub, with Merger Sub surviving the second merger. After the first merger, the Synageva business will be held in a direct wholly owned subsidiary of Alexion, and the former stockholders of Synageva will no longer have any direct ownership interest in the surviving corporation. From and after the effective time of the second merger, the surviving company holding the Synageva business will be a limited liability company rather than a corporation.
Consummation of the First Merger Following Consummation of the Offer
The first merger will be completed as soon as practicable after the Offeror accepts for exchange the shares of Synageva common stock validly tendered in the offer and not properly withdrawn. If the offer is completed (such that Alexion will own at least a majority of the outstanding shares of Synageva common stock), the first merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger. As such, Alexion anticipates that, if the offer is completed, the first merger will be completed on the same day as the offer.
Consummation of the First Merger Following Termination of the Offer to Pursue Long-Form Merger
As described above, if any of the offer conditions have not been satisfied as of any expiration date of the offer occurring after July 12, 2015, then Alexion may cause the Offeror to irrevocably and unconditionally terminate the offer, by delivering written notice to Synageva of its election to terminate the offer and a meeting request to Synageva requesting that Synageva give notice of a stockholder meeting to vote on adoption of the transaction agreement. A termination of the offer in such circumstances will not, in and of itself, give rise to any right to terminate the transaction agreement, and the parties will remain subject to the obligations set forth in the transaction agreement with respect to consummation of the first and second mergers by submitting the adoption of the transaction agreement to a stockholder vote. As a result of such an offer termination, the first merger will be governed by Section 251(c) of the DGCL, and accordingly a stockholder vote will be required to consummate the first merger.
If Alexion exercises such right to elect to cause the termination of the offer and to instead pursue a long-form merger, then, under the terms of the transaction agreement, Synageva must, within two business days of the meeting request, give notice of a meeting of Synageva stockholders to be held for the purpose of voting on the adoption of the transaction agreement and, as soon as practicable after the registration statement on Form S-4 relating to the merger and containing the proxy statement of Synageva is declared effective by the SEC, mail to Synageva stockholders as of the record date for the Synageva stockholder meeting the proxy statement/prospectus related thereto and hold the Synageva stockholder meeting as soon as practicable thereafter (and in no event may such meeting be held later than 25 business days after the date the proxy statement/prospectus is mailed to Synageva’s stockholders, subject to limited exceptions).

Completion of the first merger in the event of an offer termination in such circumstances is subject to the satisfaction or waiver of certain conditions, including at least a majority of all the shares of Synageva common stock outstanding as of the record date for the meeting of Synageva stockholders having voted in favor of adoption of the transaction agreement. See “— Conditions to the Mergers” for a description of the other conditions to the merger in the event of a termination of the offer in order to pursue a long-form merger.
Effect of the Mergers
At the effective time of the first merger, by virtue of the first merger and without any action on the part of the parties to the transaction agreement or the holder of any securities of Synageva or the Offeror:
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Each share of Synageva common stock issued and outstanding immediately prior to the effective time of the first merger that is owned or held in treasury by Synageva and each share of Synageva common stock issued and outstanding immediately prior to the effective time of the first merger that is owned by Alexion, the Offeror or Merger Sub will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor (the “cancelled shares”).

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Each share of Synageva common stock issued and outstanding immediately prior the effective time of the first merger that is owned by any direct or indirect wholly owned subsidiary of Synageva or Alexion (other than the Offeror or Merger Sub) will be converted into such number of shares of Alexion common stock equal to the sum of  (a) such number of shares of Alexion common stock equal to the quotient of the cash consideration divided by the average of the highest and lowest price per share of Alexion common stock on Nasdaq on the closing date and (b) the stock consideration (the “converted shares”).

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Each share of Synageva common stock issued and outstanding immediately prior to the effective time of the first merger, other than the cancelled shares, the converted shares and any shares of Synageva common stock held by Synageva stockholders demanding appraisal of such shares and who have complied with all applicable appraisal procedures and requirements in accordance with Delaware law (the “dissenting shares”), will be automatically converted into the right to receive the transaction consideration. From and after the effective time of the first merger, all such shares of Synageva common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each applicable holder of such shares will cease to have any rights with respect to such shares, except the right to receive the transaction consideration (including cash in lieu of any fractional shares), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such shares had become payable with respect to the Alexion common stock issuable as stock consideration in respect of such shares, all upon proper surrender of such shares.

•
Each issued and outstanding share of common stock of the Offeror will automatically be converted into and become one fully paid and nonassessable share of common stock of the corporation surviving the first merger and will constitute the only outstanding shares of capital stock of the corporation surviving the first merger.

At the effective time of the second merger, by virtue of the second merger and without any action on the part of the parties to the transaction agreement or the holder of any securities of the company surviving the first merger or Merger Sub:
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Each membership interest of Merger Sub issued and outstanding immediately prior to the effective time of the second merger will remain outstanding as a membership interest of the company surviving the second merger.

•
All shares of common stock of the corporation surviving the first merger will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration being payable therefor.

The effects of the first merger and the second merger will be as provided in the transaction agreement and in the applicable provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”). Without limiting the foregoing, and subject thereto, (a) at the effective time of the first merger, all of the property, rights, privileges, powers and franchises of Synageva and the Offeror will vest in the corporation surviving the first merger, and all debts, liabilities and duties of Synageva and the Offeror will become the debts, liabilities and duties of the corporation surviving the first merger, all as provided under the DGCL; and (b) at the effective time of the second merger, all of the property, rights, privileges, powers and franchises of the corporation surviving the first merger and Merger Sub will vest in the company surviving the second merger, and all debts, liabilities and duties of the corporation surviving the first merger and Merger Sub will become the debts, liabilities and duties of the company surviving the second merger, all as provided under the DLLCA.
See also “The Transactions — Plans for Synageva — Board of Directors, Management and Organizational Documents.”
Effectiveness of the First Merger and Second Merger
The first merger and the second merger will be completed as soon as practicable following the Offeror’s acceptance of tendered shares if the offer is completed or, if the offer is terminated and the Offeror seeks to effect the first merger as a long-form merger, as soon as practicable following receipt of Synageva stockholder approval of the transaction agreement, assuming satisfaction or waiver of the other closing conditions at such time (and in any event no later than the second business day after the satisfaction or waiver of the last of the closing conditions (other than those conditions that by their nature are to satisfied at or immediately prior to the closing, but subject to the satisfaction or waiver of such conditions)).
Each merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Delaware unless a later date is specified therein. The first merger (the merger of the Offeror with and into Synageva) must precede the second merger (the merger of the corporation surviving the first merger with and into Merger Sub).
Transaction Consideration
The transaction consideration consists of, for each share of Synageva common stock:
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Cash Consideration.    $115.00 in cash, without interest and less any applicable withholding taxes; and

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Stock Consideration.    0.6581 shares of Alexion common stock, together with cash in lieu of any fractional shares of Alexion common stock, without interest and less any applicable withholding taxes.

Fractional Shares
Alexion will not issue fractional shares of Alexion common stock in the offer or the first merger.
Each holder of shares of Synageva common stock who would otherwise be entitled to receive a fraction of a share of Alexion common stock pursuant to the offer (after aggregating all shares of Synageva common stock tendered in the offer and not validly withdrawn by such holder) will be paid, in lieu thereof, an amount in cash (without interest) equal to such fractional part of a share of Alexion common stock multiplied by the Alexion Trading Price, which is the volume weighted average closing sale price of one share of Alexion common stock as reported on Nasdaq for the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, rounded to the nearest one-hundredth of a cent.
Each holder of shares of Synageva common stock that were converted into the right to receive the transaction consideration in the first merger who otherwise would be entitled to receive a fraction of a share of Alexion common stock (after aggregating all shares represented by certificates and held in electronic book-entry form delivered by such holder) will be entitled to receive, in lieu thereof, an amount of cash

(without interest) equal to such fractional part of a share of Alexion common stock (after taking into account all shares of Synageva common stock held by such holder at the effective time and rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the Alexion Trading Price, rounded to the nearest one-hundredth of a cent.
No holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Alexion common stock.
Exchange of Synageva Stock Certificates for the Transaction Consideration
Alexion has retained Computershare as the depositary and exchange agent for the offer and the first merger to handle the exchange of shares of Synageva common stock for the transaction consideration.
To effect the exchange of shares of Synageva common stock that were converted into the right to receive the transaction consideration in the first merger, promptly after the effective time of the first merger, the exchange agent will mail to each record holder of Synageva shares a letter of transmittal and instructions for surrendering the stock certificates or book-entry shares that formerly represented shares for the transaction consideration. After surrender to the exchange agent of the stock certificates or book-entry shares that formerly represented shares of Synageva common stock, together with a duly completed and validly executed letter of transmittal and any other documents as may customarily be required by the exchange agent, the record holder of the surrendered shares will be entitled to receive the transaction consideration (including cash in lieu of any fractional shares), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such shares had become payable with respect to the Alexion common stock issuable as stock consideration in respect of such shares.
After the effective time of the first merger, each stock certificate formerly representing shares of Synageva common stock that has not been surrendered will represent only the right to receive upon such surrender the transaction consideration to which such holder is entitled by virtue of the first merger and any dividends or other distributions payable to such holder upon such surrender.
Treatment of Synageva Equity Awards; Employee Stock Purchase Plan
Consideration for Options
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated, the vesting of all Stock Options outstanding immediately prior to effective time of the first merger will accelerate, such that the Stock Options will become fully vested and cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and shares of Alexion common stock equal to (i) the cash consideration and the stock consideration each multiplied by a number of shares of Synageva common stock based on the intrinsic spread value of such Stock Option, based on a $230.00 stock price divided by (ii) $230.00, with the cash portion of such amount rounded down to the nearest cent and with the portion of such amount payable in shares of Alexion common stock rounded down to the nearest one thousandth of a share. Each holder of a Stock Option who would otherwise be entitled to receive a fraction of a share of Alexion common stock under the transaction agreement in respect of a Stock Option (after aggregating all of the consideration due with respect to all shares of Synageva common stock underlying such Stock Option) will be paid an amount in cash (without interest) equal to (x) such fractional part of a share of Alexion common stock multiplied by (y) the Alexion Trading Price, rounded down to the nearest cent. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the Stock Options. Any Stock Option with a per-share exercise price that equals or exceeds $230.00 will be cancelled without any consideration therefor.
Consideration for Restricted Stock Units
As agreed by Alexion under the terms of the transaction agreement, if the mergers are consummated under the terms of the transaction agreement, the vesting of all RSUs outstanding immediately prior to the effective time of the first merger other than the Rolled 2015 RSUs Award will be accelerated, such that all such RSUs will become fully vested and be cancelled, and the holders thereof will be entitled to receive (without interest) an amount in cash and a number of shares of Alexion common stock equal to the transaction consideration in respect of each share of Synageva common stock subject to such RSUs outstanding immediately prior to the effective time of the first merger. Any such consideration will be paid less applicable taxes, which will be deducted first from the cash portion of the consideration payable in respect of the RSUs.
With respect to one half of each RSU award that is granted after the signing of the transaction agreement that is outstanding immediately prior to the effective time of the first merger, such Rolled 2015 RSUs Award will be converted into an RSU award in respect of Alexion common stock, with the number of shares of Alexion common stock underlying such converted award determined by multiplying (x) the number of shares of Synageva common stock subject to such Rolled 2015 RSUs Award by (y) the sum of (1) the stock consideration and (2) the quotient of the cash consideration, divided by the Alexion Trading Price, with each converted award to continue to be subject to the same terms and conditions as were applicable to the related Rolled 2015 RSUs Award immediately prior to the effective time of the first merger (including accelerated vesting upon a termination without “cause” or resignation for “good reason” within two years following the effective time of the first merger). The other half of each RSU award that is granted after the signing of the transaction agreement will be treated as provided in the immediately preceding paragraph.
Synageva 2014 Employee Stock Purchase Plan
Each outstanding offering period under Synageva’s ESPP that is in progress as of the date of the execution of the transaction agreement will terminate, and all accumulated contributions to purchase shares of Synageva common stock under the ESPP will be used to purchase shares of Synageva common stock, on the earlier of  (x) the scheduled purchase date for such offering period, and (y) the date that is seven business days prior to the acceptance time of the offer or, if the offer has been terminated, the effective time of the first merger. Only current participants in the ESPP may continue to participate in the ESPP and no participant may increase payroll deductions from those in effect at the time the transaction agreement was executed. Synageva will suspend the commencement of any future offering periods under the ESPP unless and until the transaction agreement is terminated, and the ESPP will terminate prior to the time Offeror accepts shares of Synageva common stock for payment in the offer (with any participant payroll deductions not applied to the purchase of shares of Synageva common stock under the ESPP returned to the applicable participant). Synageva currently expects that the final offering period under the ESPP will be the currently outstanding offering period, which is expected to end on June 30, 2015.
Conditions to the Transactions
Completion of the offer is subject to a number of conditions. If such conditions are satisfied or waived and the offer is completed, completion of the mergers is subject to two further conditions, and the mergers will be completed as soon as practicable after the offer is completed subject to the satisfaction or waiver of such two further conditions. If the offer is not completed and accordingly the merger cannot be completed without a stockholder vote pursuant to Section 251(h) of the DGCL, completion of the mergers is subject to a number of conditions.
Conditions to the Offer
The Offeror will not be required to, and Alexion will not be required to cause the Offeror to, accept for payment any tendered shares of Synageva common stock if, at the time that the offer expires:
•
Minimum Tender Condition — there have not been validly tendered in the offer and not properly withdrawn a number of shares of Synageva common stock that, together with the shares of Synageva common stock (if any) then owned by Alexion, the Offeror and Alexion’s other subsidiaries, represents at least a majority of all then-outstanding shares of Synageva common stock;

•
Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the HSR Act has not expired or been terminated;

•
Effectiveness of Form S-4 — the registration statement on Form S-4 relating to the exchange offer (of which this document is a part) has not been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of such Form S-4 has been issued by the SEC or proceedings for that purpose have been initiated or threatened by the SEC;

•
Listing of Alexion Common Stock — the shares of Alexion common stock to be issued as transaction consideration in the offer and the first merger have not been approved for listing on Nasdaq, subject to official notice of issuance (provided that Alexion will not be entitled to invoke this condition to avoid accepting shares in the offer if it has not complied in all material respects with its obligations under the transaction agreement with respect to submitting the requisite listing application to Nasdaq); or

•
Other Conditions — any of the following has occurred and continues to exist as of the expiration date of the offer:

•
No Legal Prohibition — an injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, or a law has been adopted or is effective, in each case that prohibits or makes illegal the consummation of the offer or the mergers;

•
Accuracy of Synageva’s Representations — (i) the representations of Synageva in Section 4.11(b) (regarding the absence of a Company Material Adverse Effect since December 31, 2014) of the transaction agreement are not true and correct in all respects as of May 5, 2015 and the expiration date; (ii) the representations and warranties of Synageva in Section 4.2(a) (regarding Synageva’s authorized and issued capital stock) or the first sentence of Section 4.2(b) (regarding outstanding Synageva equity awards) of the transaction agreement are not true and correct as of May 5, 2015 and the expiration date, except for de minimis inaccuracies; (iii) the representations and warranties of Synageva in the first sentence of Section 4.1 (regarding organization), Section 4.3(a) (regarding authorization), Section 4.3(e)(ii) (regarding the absence of conflict with Synageva’s organizational documents), Section 4.21 (regarding no other brokers) and Section 4.22 (regarding inapplicability of state takeover statutes) of the transaction agreement are not true and correct in all material respects as of May 5, 2015 and the expiration date; (iv) the representations and warranties of Synageva in Section 4.8 (regarding regulatory matters) of the transaction agreement are not true and correct as of May 5, 2015 and the expiration date, other than for failures to be so true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect (provided that for purposes of this clause (iv), the term “Company Material Adverse Effect” will be read to exclude and not give effect to clauses (I), (J) and (M) of such definition (see “— Material Adverse Effect”)); or (v) any of the other representations and warranties of Synageva in the transaction agreement are not true and correct as of May 5, 2015 and the expiration date, other than for failures to be so true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect; provided in each case that representations and warranties that are made as of a specific date or period need only be true and correct as of such date or period;

•
Synageva’s Compliance with Covenants — Synageva has failed to perform and comply with all covenants required by the transaction agreement (other than certain agreements of the parties relating to lead product candidate matters) in all material respects or with those certain agreements of the parties relating to lead product candidate matters as a result of Synageva’s bad faith, in each case to be performed or complied with it by or prior to the expiration date;

•
Synageva Closing Certificate — Synageva has failed to deliver to Alexion a certificate, signed by Synageva’s Chief Executive Officer or another senior officer, certifying that the conditions regarding the accuracy of its representations and warranties and compliance with its covenants have been satisfied;

•
Synageva Tax Opinion — Synageva has not received a written opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Synageva, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
Alexion Tax Opinion — Alexion has not received a written opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Alexion, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
Termination of Transaction Agreement — the transaction agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Offeror may not, without Synageva’s prior written consent, waive, amend or modify the minimum tender condition, the condition relating to receipt of regulatory approvals, the condition relating to effectiveness of the Form S-4, the condition relating to approval for Nasdaq listing of the Alexion common stock to be issued in the transactions, the condition relating to the absence of a legal prohibition and the condition relating to each of Synageva’s and Alexion’s receipt of a tax opinion.
Conditions to the Mergers Following Completion of the Offer
If the offer is completed, the respective obligations of each party to effect the mergers are subject to the satisfaction or waiver of the following two conditions:
•
Completion of Offer — the Offeror has accepted for payment and paid for all of the shares of Synageva common stock validly tendered in the offer and not properly withdrawn; and

•
No Legal Prohibition — no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that prohibits or makes illegal the consummation of the mergers.

Conditions to the Mergers Applicable Only If the Offer is Terminated to Pursue Long-Form Merger
If the offer is not completed and the Offeror seeks to effect the first merger through a long-form merger, such that the first merger is accordingly to be consummated other than without a stockholder vote pursuant to Section 251(h) of the DGCL, completion of the mergers is subject to the conditions as described below.
Under such circumstances, the respective obligations of each party to effect the mergers are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:
•
Synageva Stockholder Approval — the transaction agreement having been adopted by holders of at least a majority of the outstanding shares of Synageva common stock entitled to vote thereon;

•
Regulatory Clearance — any waiting period (and extensions thereof) applicable to the offer and the mergers under the HSR Act has expired or been terminated;

•
Effectiveness of Form S-4 — the registration statement on Form S-4 relating to the merger and Synageva stockholder meeting (which is separate from this document) has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such Form S-4 has been issued by the SEC or proceedings for that purpose have been initiated or threatened by the SEC;

•
Listing of Alexion Common Stock — the shares of Alexion common stock to be issued as transaction consideration in the first merger have been approved for listing on Nasdaq, subject to official notice of issuance (provided that Alexion will not be entitled to invoke this condition to avoid completing the mergers if it has not complied in all material respects with its obligations under the transaction agreement with respect to submitting the requisite listing application to Nasdaq); and

•
No Legal Prohibition — no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that prohibits or makes illegal the consummation of the merger.

The obligations of Alexion, the Offeror and Merger Sub to effect the mergers are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the first merger:
•
Accuracy of Synageva’s Representations — (i) the representations of Synageva in Section 4.11(b) (regarding the absence of a Company Material Adverse Effect since December 31, 2014) of the transaction agreement are true and correct in all respects as of May 5, 2015 and the closing date; (ii) the representations and warranties of Synageva in Section 4.2(a) (regarding Synageva’s authorized and issued capital stock) or the first sentence of Section 4.2(b) (regarding outstanding Synageva equity awards) of the transaction agreement are true and correct as of May 5, 2015 and the closing date, except for de minimis inaccuracies; (iii) the representations and warranties of Synageva in the first sentence of Section 4.1 (regarding organization), Section 4.3(a) (regarding authorization), Section 4.3(e)(ii) (regarding the absence of conflict with Synageva’s organizational documents), Section 4.21 (regarding no other brokers) and Section 4.22 (regarding inapplicability of state takeover statutes) of the transaction agreement are true and correct in all material respects as of May 5, 2015 and the closing date; (iv) the representations and warranties of Synageva in Section 4.8 (regarding regulatory matters) of the transaction agreement are true and correct as of May 5, 2015 and the closing date, other than for failures to be so true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect (provided that for purposes of this clause (iv), the term “Company Material Adverse Effect” will be read to exclude and not give effect to clauses (I), (J) and (M) of such definition (see “— Material Adverse Effect”)); and (v) all of the other representations and warranties of Synageva in the transaction agreement are true and correct as of May 5, 2015 and the closing date, other than for failures to be so true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect; provided in each case that representations and warranties that are made as of a specific date or period need only be true and correct as of such date or period;

•
Synageva’s Compliance with Covenants — Synageva has performed and complied with all covenants required by the transaction agreement (other than certain agreements of the parties relating to lead product candidate matters) in all material respects or with those certain agreements of the parties relating to lead product candidate matters as a result of Synageva’s bad faith, in each case to be performed or complied with it by or prior to the expiration date;

•
Synageva Closing Certificate — Synageva has delivered to Alexion a certificate, signed by Synageva’s Chief Executive Officer or another senior officer, certifying that the conditions regarding the accuracy of its representations and warranties and compliance with its covenants have been satisfied; and

•
Alexion Tax Opinion — Alexion has received a written opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Alexion, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the first merger and the second merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Synageva to effect the mergers are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:
•
Accuracy of Alexion’s Representations — (i) the representations of Alexion in Section 5.9(b) (regarding the absence of a Parent Material Adverse Effect since December 31, 2014) of the transaction agreement are true and correct in all respects as of May 5, 2015 and the closing date; and (ii) all of the other representations and warranties of Alexion in the transaction agreement are true and correct as of May 5, 2015 and the closing date, other than for failures to be so true and correct (without regard to “materiality,” “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Parent Material Adverse Effect; provided in each case that representations and warranties that are made as of a specific date or period need only be true and correct as of such date or period;

•
Alexion’s Compliance with Covenants — Alexion, the Offeror and Merger Sub have performed and complied in all material respects with all covenants required by the transaction agreement to be performed or complied with them by or prior to the closing date;

•
Alexion Closing Certificate — Alexion has delivered to Synageva a certificate, signed by Alexion’s Chief Executive Officer or another senior officer, certifying that the conditions regarding the accuracy of its representations and warranties and compliance with its covenants have been satisfied; and

•
Synageva Tax Opinion — Synageva has received a written opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Synageva, dated as of the expiration date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the first merger and the second merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Material Adverse Effect
A “Company Material Adverse Effect” is defined by the transaction agreement to mean any fact, change, circumstance, event, occurrence or development that has a material adverse effect on the financial condition, business or results of operations of Synageva and its subsidiaries, taken as a whole, provided that none of the following will be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect:
(A)
changes in global, national or regional, political or economic conditions;

(B)
changes in conditions generally affecting the biopharmaceutical industry;

(C)
a decline in the market price or trading volume of Synageva common stock, in and of itself (without limiting whether the underlying cause may be taken into account);

(D)
a failure by Synageva or any of its subsidiaries to meet any internal or published financial or operating projections or forecasts, in and of itself  (without limiting whether the underlying cause may be taken into account);

(E)
the execution and delivery of the transaction agreement, the performance by any party of its obligations under the transaction agreement or consummation of the transactions contemplated by the transaction agreement or the public announcement or pendency of the offer or the mergers;

(F)
the pendency of any litigation alleging breach of fiduciary duty or violation of law relating to the transaction agreement or the offer or the mergers;

(G)
changes or proposed changes in GAAP or in laws applicable to Synageva or its subsidiaries or the enforcement or interpretation thereof;

(H)
geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening thereof if threatened or underway as of May 5, 2015;

(I)
any recommendation, decision or action or inaction by the FDA, EMA, MHLW or any other governmental entity with respect to the Biologics License Application, Marketing Authorization Application or other foreign marketing application for sebelipase alfa, including the expectation and timing of any such recommendation, decision, action or inaction, the proposed or actual label, or any post-marketing requirements, commitments or follow-up measures including any requirements to conduct additional clinical studies or implement a risk evaluation and mitigation strategy or risk management plan;

(J)
any matters relating to the proposed or established pricing or reimbursement of sebelipase alfa or, except due to war, sabotage, terrorism, military action or natural disaster, to the manufacture thereof;

(K)
any action expressly required to be taken pursuant to the transaction agreement or taken with the consent of Alexion, the Offeror or Merger Sub;

(L)
any change resulting or arising from the identity or facts and circumstances relating to Alexion or its affiliates; or

(M)
any other matter as mutually agreed between Alexion and Synageva;

except that, in the case of clause (A), (B), (G) or (H) if such changes in conditions have a disproportionate adverse effect on Synageva or its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other clinical-stage biopharmaceutical companies, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.
A “Parent Material Adverse Effect” is defined by the transaction agreement to mean any fact, change, circumstance, event, occurrence or development that has a material adverse effect on the financial condition, business or results of operations of Alexion and its subsidiaries, taken as a whole, provided that none of the following will be taken into account in determining whether there has been, is or would be a Parent Material Adverse Effect:
(A)
changes in global, national or regional, political or economic conditions;

(B)
changes in conditions generally affecting the biopharmaceutical industry;

(C)
a decline in the market price or trading volume of Synageva common stock, in and of itself (without limiting whether the underlying cause may be taken into account);

(D)
a failure by Synageva or any of its subsidiaries to meet any internal or published financial or operating projections or forecasts, in and of itself  (without limiting whether the underlying cause may be taken into account);

(E)
the execution and delivery of the transaction agreement, the performance by any party of its obligations under the transaction agreement or consummation of the transactions contemplated by the transaction agreement or the public announcement or pendency of the offer or the mergers;

(F)
the pendency of any litigation alleging breach of fiduciary duty or violation of law relating to the transaction agreement or the offer or the mergers;

(G)
changes or proposed changes in GAAP or in laws applicable to Synageva or its subsidiaries or the enforcement or interpretation thereof;

(H)
geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening thereof if threatened or underway as of May 5, 2015;

(I)
any action expressly required to be taken pursuant to the transaction agreement or taken with the consent of Synageva;

(J)
any change resulting or arising from the identity or facts and circumstances relating to Synageva or its affiliates;

(K)
any recommendation, decision or action or inaction by the FDA, EMA, MHLW or any other governmental entity with respect to the Biologics License Application, Marketing Authorization Application or other foreign marketing application for asfotase alfa, including the expectation and timing of any such recommendation, decision, action or inaction, the proposed or actual label, or any post-marketing requirements, commitments or follow-up measures including any requirements to conduct additional clinical studies or implement a risk evaluation and mitigation strategy or risk management plan; or

(L)
any matters relating to the proposed or established pricing or reimbursement of asfotase alfa or, except due to war, sabotage, terrorism, military action or natural disaster, to the manufacture thereof;

except that, in the case of clause (A), (B), (G) or (H) if such changes in conditions have a disproportionate adverse effect on Alexion or its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other biopharmaceutical companies, the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.
Representations and Warranties
The transaction agreement contains customary representations and warranties of the parties. These include representations and warranties of Synageva with respect to:
•
organization and qualification;

•
capital stock and indebtedness;

•
corporate authority relative to the transaction agreement;

•
due execution and delivery of the transaction agreement;

•
required consents and approvals;

•
no violations;

•
SEC filings;

•
financial statements;

•
internal controls and procedures;

•
the absence of undisclosed liabilities;

•
compliance with applicable laws;

•
permits;

•
regulatory matters;

•
environmental matters;

•
employee benefit plans;

•
absence of certain changes and events;

•
investigations;

•
litigation;

•
information supplied;

•
tax matters;

•
employment and labor matters;

•
intellectual property;

•
real property;

•
insurance;

•
fairness opinion of financial advisor;

•
material contracts;

•
finders or brokers; and

•
state takeover statutes.

The transaction agreement also contains customary representations and warranties of Alexion, the Offeror and Merger Sub, including with respect to:
•
organization and qualification;

•
capitalization;

•
corporate authority relative to the transaction agreement;

•
due execution and delivery of the transaction agreement;

•
required consents and approvals;

•
no violations;

•
SEC filings;

•
financial statements;

•
internal controls and procedures;

•
the absence of undisclosed liabilities;

•
compliance with applicable laws;

•
permits;

•
regulatory matters;

•
absence of certain changes and events;

•
investigations;

•
litigation;

•
intellectual property;

•
information supplied;

•
finders or brokers;

•
financing;

•
the Offeror and Merger Sub;

•
ownership of Synageva common stock; and

•
tax matters.

The representations and warranties contained in the transaction agreement do not survive completion of the transactions. The representations, warranties and covenants made by Synageva in the transaction agreement are qualified by information contained in the disclosure schedules delivered to Alexion, the Offeror and Merger Sub in connection with the execution of the transaction agreement. The representations, warranties and covenants made by Alexion, the Offeror and Merger Sub in the transaction agreement are qualified by information contained in the disclosure schedules delivered to Synageva in connection with the execution of the transaction agreement. Stockholders are not third-party beneficiaries of these representations and warranties under the transaction agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Synageva or any of its affiliates or of Alexion or any of its affiliates.

No Solicitation of Other Offers by Synageva
Under the terms of the transaction agreement, subject to certain exceptions described below, Synageva has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys and accountants (“representatives”) not to, directly or indirectly through intermediaries:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a takeover proposal;

•
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a takeover proposal;

•
participate in any negotiations regarding, or furnish to any person any nonpublic information relating to, Synageva or any subsidiary, in each case in connection with an acquisition proposal or a potential acquisition proposal;

•
approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•
take any action to make any takeover law inapplicable to any person (other than Alexion or any Alexion subsidiary).

Under the transaction agreement, Synageva is obligated to notify Alexion in writing promptly (and in no event later than 24 hours after receipt) after receiving a takeover proposal or a request for information relating to Synageva or its subsidiaries that is reasonably likely to lead to or that contemplates a takeover proposal. Such notice to Alexion must include the identity of the person making the takeover proposal and the material terms and conditions of the takeover proposal (including an unredacted copy of the takeover proposal if it is in writing). Synageva must also keep Alexion reasonably informed, on a reasonably current basis, as to the status of discussion or negotiations relating to such takeover proposal, including by promptly (and in no event later than 24 hours after receipt) providing Alexion with copies of any correspondence, proposals, indications of interest and/or draft agreements relating to such takeover proposal.
Notwithstanding the prohibitions described above, Synageva may furnish nonpublic information to a person making a takeover proposal (pursuant to a confidentiality agreement containing terms that are not less restrictive but for in a de minimis respect to the other party than those contained in the confidentiality agreement between Synageva and Alexion and provided that Synageva concurrently provides Alexion with any nonpublic information it provides the other party that Alexion has not previously received) and engage in discussions and negotiations with the person making the takeover proposal, if at any time after the date of the transaction agreement and prior to the earlier of the Offeror’s acceptance of shares tendered in the offer and the receipt of Synageva stockholder approval of the transaction agreement:
•
Synageva or any of its representatives receives a bona fide, unsolicited written takeover proposal from such person that did not result from a knowing or intentional breach of Synageva’s non-solicitation obligations under the transaction agreement; and

•
the board of directors of Synageva determines in good faith after consultation with its independent financial advisor and outside legal counsel that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

A “takeover proposal” for purposes of the transaction agreement means any inquiry, proposal or offer from any person (other than Alexion or its subsidiaries) relating to:
•
a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or similar transaction involving Synageva or any of its subsidiaries;

•
an acquisition of 15% or more of Synageva’s outstanding common stock or securities of Synageva representing more than 15% of the voting power of Synageva;

•
an acquisition (including the acquisition of stock in a subsidiary of Synageva) of assets or businesses of Synageva or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of Synageva and its subsidiaries; or

•
any tender or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of Synageva’s outstanding common stock or securities of Synageva representing more than 15% of the voting power of Synageva.

A “superior proposal” for purposes of the transaction agreement means any takeover proposal (substituting “50%” for all references to “15%”) that the board of directors of Synageva determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such takeover proposal, including the financing terms thereof, and such other factors as the board of directors of Synageva considers to be appropriate, and taking into account any revisions to the terms of the transaction agreement proposed by Alexion in response to such takeover proposal, is more favorable to the stockholders of Synageva than the transactions with Alexion pursuant to the transaction agreement.
Change of Recommendation
The transaction agreement requires the Synageva board of directors to recommend that Synageva stockholders accept the offer and tender their Synageva shares into the offer and, if applicable, to vote in favor of adopting the transaction agreement at any meeting of Synageva stockholders held for such purpose. In general, the Synageva board of directors may not change such recommendation unless it has determined that the failure to so change its recommendation would be inconsistent with directors’ fiduciary duties, including as a result of a superior proposal, as more particularly described below.
More specifically, other than as described below (any of the following being a “change of recommendation”), the Synageva board of directors may not:
•
fail to include the recommendation in favor of the transactions in the Schedule 14-9 (or, if applicable, the Synageva proxy statement) when it is distributed to Synageva stockholders;

•
change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify) the recommendation in favor of the transactions in a manner adverse to Alexion;

•
publicly make any recommendation in connection with any tender or exchange offer by any person other than Alexion, other than a recommendation against such offer or a temporary “stop, look and listen” communication;

•
adopt, approve or recommend, or publicly propose to adopt, approve or recommend a takeover proposal to Synageva stockholders; or

•
if a takeover proposal has been publicly announced or disclosed, fail to recommend against such takeover proposal or fail to affirm the Synageva board’s recommendation in favor of the transactions with Alexion, in either case on or prior to the later of the fifth business day prior to the then-scheduled expiration date of the offer or the date of the Synageva stockholder meeting, as applicable, and the third business day after public announcement of any takeover proposal (and in any event at least one business day prior to the then-scheduled expiration date of the offer or the date of the Synageva stockholder meeting, as applicable).

The transaction agreement also prohibits the Synageva board of directors from authorizing, causing or permitting Synageva or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement or agreement in principle with respect to any takeover proposal.
Notwithstanding the above, the Synageva board of directors may, prior to the earlier of the Offeror’s acceptance of shares tendered in the offer and the receipt of Synageva stockholder approval of the transaction agreement, (i) make a change of recommendation or (ii) terminate the transaction agreement (and pay the termination fee) in order to enter into a definitive agreement for a superior proposal, in either case if and only if:
•
prior to taking such action, the Synageva board of directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
prior to taking such action, Synageva has given Alexion at least four business days’ prior written notice of its intention to take such action and, in the case of termination of the transaction agreement to enter into a superior proposal, Synageva has provided to Alexion the information specified below with respect to any superior proposal (with new notice required and a new notice period commencing (equal to the longer of two business days and the period remaining under any ongoing notice period) for any change to the financial terms or other material terms of a superior proposal) or, in the case of a change of recommendation other than in connection with a takeover proposal, Synageva has specified to Alexion in reasonable detail the potential reasons for the change of recommendation;

•
if applicable, Synageva has provided Alexion with the terms and conditions of, and the identity of any person making, any such superior proposal and a copy of the superior proposal or any proposed acquisition agreements with respect to the superior proposal and a copy of any related financial commitments in Synageva’s possession (or, in each case, if not in writing, a written summary of the terms thereof);

•
Synageva has negotiated in good faith with Alexion during such notice period, to the extent that Alexion wishes to negotiate, concerning any revisions to the transaction agreement proposed by Alexion;

•
following such notice period, the Synageva board of directors has determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of the transaction agreement to which Alexion has committed in writing that, in the case of a superior proposal, the superior proposal would nevertheless continue to constitute a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law or, in the case of a change of recommendation other than in connection with a takeover proposal, the failure to make a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law; and

•
Synageva has complied in all material respects with its non-solicitation and related obligations under Section 6.3 of the transaction agreement.

Synageva may make a change of recommendation with respect to a superior proposal only if the Synageva board of directors also terminates the transaction agreement and pays the termination fee in order to enter into a definitive agreement with respect to the superior proposal.
Conduct of Business During Pendency of the Transactions
Restrictions on Synageva’s Operations
The transaction agreement provides for certain restrictions on Synageva’s and its subsidiaries’ activities until either the completion of the mergers or the termination of the transaction agreement. In general, except as may be required by applicable law, with the prior written consent of the other party, as may be required or expressly permitted by the transaction or as set forth in the disclosure schedule delivered by Synageva to Alexion concurrently with the transaction agreement, Synageva is required to conduct its business in the ordinary course of business in all material respects and to use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with governmental entities, customers and suppliers.
In addition, neither Synageva nor its subsidiaries may, among other things:
•
amend its organizational documents (other than as contemplated by Synageva’s proxy statement for its 2015 annual meeting of stockholders, which meeting has been delayed indefinitely as previously announced by Synageva);

•
split, combine or reclassify its capital stock;

•
make, declare or pay any dividend, or make any distribution on, or redeem, purchase or otherwise acquire, shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except for (a) dividends by Synageva subsidiaries to Synageva or other Synageva subsidiaries, (b) the acceptance of shares of Synageva common stock as payment for the exercise price or withholding taxes in connection with the exercise of Synageva options or the vesting or settlement of Synageva RSUs or (c) in connection with Synageva’s ESPP;

•
grant any Synageva equity or equity-based awards;

•
grant any person any right to acquire any shares of its capital stock;

•
issue, sell or otherwise permit to become outstanding any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock or any options, warrants or other rights to acquire shares of its capital stock, except (a) pursuant to the exercise of Synageva options or the settlement of Synageva RSUs or (b) in connection with Synageva’s ESPP;

•
enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money (other than of a Synageva subsidiary) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for (a) indebtedness for borrowed money in an aggregate principal amount not to exceed $5 million outstanding at any time or (b) indebtedness for borrowed money among Synageva and its wholly owned subsidiaries;

•
make any loans or advances to any person in excess of  $2.5 million in the aggregate, except for loans or advances among Synageva and its wholly owned subsidiaries;

•
sell, transfer, mortgage, encumber or otherwise dispose of any material properties or assets to any person other than granting non-exclusive licenses to intellectual property in the ordinary course of business consistent with past practice, and other than certain permitted liens;

•
cancel, release or assign any indebtedness owed to it or claims held by it, other than certain permitted liens;

•
acquire any other person or business or any material assets, deposits or properties of any other person;

•
make any material investment in any other person, other than a wholly owned subsidiary of Synageva;

•
make any capital expenditures in excess of  $5 million in the aggregate other than capital expenditures itemized in Synageva’s 2015 expenditure budget;

•
except in the ordinary course of business, terminate, materially amend or waive any material right under any Synageva material contract or enter into any contract that would constitute a Synageva material contract;

•
except as required by the terms of Synageva benefit plans in effect as of the execution of the transaction agreement, (a) establish, adopt, enter into, amend or terminate any collecting bargaining agreement or existing Synageva benefit plan or commence an enrollment period under any Synageva benefit plan, (b) increase the compensation or benefits or any directors, officers, employees, consultants, independent contractors or other service providers of Synageva or its subsidiaries, (c) pay or award, or commit to pay or award, any bonuses or incentive compensation, (d) accelerate any rights or benefits or, other than in the ordinary course of business consistent with past practice, make any determinations or interpretations with respect to any Synageva benefit plan, (e) establish any fund or rabbi trust or other funding arrangement in respect of any Synageva benefit plan, (f) grant or amend any Synageva equity or equity-based awards or (g) hire or terminate (other than for cause) the employment or services of any officer, employee, independent contractor or consultant who has annualized base compensation greater than $100,000, or any other employee at the level of vice president or above;

•
implement or adopt any change in its financial accounting principles, practices or methods, other than as required by GAAP or applicable law;

•
settle or compromise any litigation, claim or proceeding, except for settlements or compromises that, with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of  $1.5 million individually or in the aggregate or do not impose any restriction on its business;

•
make, change or revoke any material tax election, change or adopt any annual tax accounting period, adopt (other than in the ordinary course of business) or change any material method of tax accounting, file any amended tax return, enter into any “closing agreement” within the meaning of Section 7121 of the Code; request any tax ruling, settle or compromise any material tax liability or any audit or examination relating to a material amount of taxes or surrender any claim for a material refund of taxes;

•
enter into any new line of business or therapeutic area;

•
change any material policy established by the board of directors or executive officers of Synageva that generally applies to Synageva’s operations;

•
other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or failure to renew or replace any material existing insurance policies;

•
amend any material permit in a manner that adversely impacts the ability to conduct its business;

•
terminate or allow to lapse any material permits;

•
cancel or allow to lapse any material intellectual property of Synageva other than provisional patent applications;

•
disclose to any third party, other than under a confidentiality agreement, any material trade secret in a way that results in the loss of trade secret protection; or

•
agree to take any such prohibited action.

Restrictions on Alexion’s Operations
The transaction agreement provides for certain restrictions on Alexion’s and its subsidiaries’ activities until either the completion of the mergers or the termination of the transaction agreement. In general, except as may be required by applicable law, with the prior written consent of the other party, as may be required or expressly permitted by the transaction or as set forth in the disclosure schedule delivered by Alexion to Synageva concurrently with the transaction agreement, Alexion is required to conduct its business in the ordinary course of business in all material respects and to use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with governmental entities, customers and suppliers.

In addition, neither Alexion nor its subsidiaries may, among other things:
•
amend its organizational documents (other than as contemplated by Alexion’s proxy statement for its 2015 annual meeting of stockholders);

•
except for transactions among Alexion and its wholly owned subsidiaries, split, combine or reclassify its capital stock;

•
make, declare or pay any dividend, or make any distribution on, or redeem, purchase or otherwise acquire, shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except for (a) dividends by Alexion subsidiaries to Alexion or other Alexion subsidiaries or (b) the acceptance of shares of Alexion common stock as payment for the exercise price or withholding taxes in connection with the exercise, vesting or settlement of Alexion equity awards;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than any mergers, consolidations or reclassifications solely among Alexion and its subsidiaries or any merger or acquisition that would not reasonably be expected to materially impede or delay the consummation of the transactions; or

•
agree to take any such prohibited action.

In addition, Alexion agreed that prior to the closing it would not negotiate, effect or agree to any business combination or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that may compete with any of the products sold or in development by Synageva, which business combination or acquisition would reasonably be expected to prevent or materially delay consummation of the transactions.
Regulatory Efforts
Alexion and Synageva agreed to use their reasonable best efforts to consummate the transactions, including (i) the preparation and filing of all forms, registrations, applications and notices required to be filed under applicable law to consummate the transactions (including the registration statement on Form S-4 of which this document is a part and the Schedule 14D-9), (ii) the satisfaction of the conditions to consummation of the transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (including furnishing all information and documentary material required under the HSR Act) and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the transactions to fully carry out the purposes of the transaction agreement.
Each party also agreed to use reasonable best efforts to fulfill all conditions precedent to the transactions and not to take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained to consummate the transactions.
In that regard, Alexion and Synageva further agreed to keep the other apprised of the status of matters relating to the completion of the transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity.
Financing Efforts and Cooperation
In connection with entering into the transaction agreement, Alexion executed a commitment letter, dated May 5, 2015, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, that provides a commitment, subject to the satisfaction of certain conditions, for a $3.0 billion five-year senior secured term loan facility and a $500 million five-year senior secured revolving credit facility.

Alexion has agreed in the transaction agreement to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the commitment letter. Synageva has agreed in the transaction agreement to use its, and to cause its subsidiaries and representatives to use their, reasonable best efforts to cooperate with Alexion in connection with the financing for the transactions.
Lead Product Candidate Matters
Pursuant to the transaction agreement, Synageva agreed to keep Alexion informed, to the extent permitted by law, on a current basis of any developments, discussions or negotiations relating to sebelipase alfa, SBC-103 and SBC-105 (its “lead product candidates”), including, among other things, (a) to promptly inform Alexion of any correspondence with or communication or notice received from a regulatory agency, (b) to give Alexion a meaningful opportunity to review, as reasonably in advance as practicable of its submission, any correspondence, filing or response to any regulatory agency, and to consider in good faith Alexion’s comments on any such correspondence, communication, filing or response, and (c) to consult with Alexion in advance of, and give Alexion’s representatives the opportunity to attend, any in-person or telephonic meeting or conference with any regulatory agency, and with respect to any inbound calls from a regulatory agency received by Synageva for which Synageva did not have advance notice, to promptly update Alexion on such discussions.
Access
The transaction agreement provides that, prior to the effective time of the first merger, Synageva will upon reasonable advance notice afford Alexion and its employees, accountants, consultants and legal counsel, financial advisors, financing sources, tax advisors, agents and other representatives reasonable access during normal business hours to Synageva’s and its subsidiaries’ personnel, properties, contracts, books and records and any report, schedule or other document filed or received by it and will make available all information concerning its business, properties and personnel as Alexion may reasonably request.
However, Synageva will not be required to provide access to or make available any person, document or information that, in Synageva’s reasonable judgment, would violate any of its confidentiality obligations or is subject to any attorney-client or work-product privilege (provided that Synageva will use reasonable efforts to allow access or disclosure in a manner that does not result in a loss or waiver or such privilege).
All information provided in connection with the transaction agreement and the transactions will be subject to the confidentiality agreements between Alexion and Synageva.
Employee Matters
The transaction agreement provides that for the period from the effective time of the first merger until the second anniversary of the effective time of the first merger, Alexion will provide, or will cause the company surviving the second merger to provide, to each employee of Synageva or its subsidiaries who continues to be employed by Alexion, the company surviving the second merger or any of their respective subsidiaries following the effective time of the first merger (“Continuing Employees”) with (i) annual target cash compensation (in the form of base salary and annual target bonus opportunity) which is no less than that provided to such Continuing Employee immediately prior to the effective time of the first merger, (ii) employee benefits that are no less favorable in the aggregate than employee benefits provided to similarly situated employees of Alexion and its subsidiaries, (iii) in respect of each of fiscal year 2015 and fiscal year 2016, an equity-based incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of Alexion and its subsidiaries and (iv) severance benefits under a broad-based severance policy or plan that are no less favorable than the severance benefits under a broad-based severance policy or plan provided to similarly situated employees of Alexion and its subsidiaries; it being understood that the Continuing Employees may commence participation in Alexion’s compensation and benefit plans on different dates following the effective time of the first merger with respect to different compensation and benefit plans.
Alexion will, or will cause the company surviving the second merger to, cause any employee benefit plans sponsored or maintained by Alexion, the company surviving the second merger or their subsidiaries in which the Continuing Employees are eligible to participate following the date on which the mergers are consummated (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee with Synageva and its subsidiaries and their respective predecessors prior to the effective time of the first merger for purposes of eligibility, vesting and benefit accrual (including, but not limited to, vacation and other paid time off credit) under such Post-Closing Plans, to the same extent such service was recognized immediately prior to the effective time of the first merger under a comparable Synageva benefit plan in which such Continuing Employee was eligible to participate immediately prior to the effective time of the first merger; provided that such recognition of service will not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Alexion and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental, pharmaceutical or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Alexion will use commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods or actively-at-work requirements under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the comparable Synageva benefit plan in which such Continuing Employee participated immediately prior to the effective time of the first merger, and credit each Continuing Employee for an amount equal to any medical, dental, pharmaceutical or vision expenses incurred by such Continuing Employee in the year that includes the date upon which the mergers are consummated (or, if later, the year in which such Continuing Employee is first eligible to participate in such Post-Closing Plan, if applicable) for purposes of any applicable deductible, coinsurance and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the comparable Synageva benefit plan in which such Continuing Employee participated immediately prior to the effective time of the first merger.
If the effective time of the first merger occurs during calendar year 2015, each participant in a Synageva annual cash incentive compensation plan who was a participant as of immediately prior to May 5, 2015 and who remains employed with Alexion or its subsidiaries (including the company surviving the second merger) through December 31, 2015 and receives at least a “meets expectations” or equivalent performance rating under the applicable incentive plan, will receive, at the time that bonuses are normally paid pursuant to the applicable incentive plan, an annual cash incentive payment in respect of the 2015 fiscal year under the incentive plan, equal to the higher of  (i) the cash bonus payable at the target level of performance (at 100% funding) under the applicable incentive plan (the “Target 2015 Bonus”) and (ii) the actual level of performance achieved with respect to the 2015 fiscal year, as determined in accordance with the terms of the applicable incentive plan; provided that if a participant’s employment is terminated without cause on or following the effective time of the first merger and on or prior to December 31, 2015, such participant will receive a pro-rated portion of his or her Target 2015 Bonus, with such proration determined as required under the terms of a given Synageva benefit plan or otherwise in accordance with Alexion’s severance plan.
Synageva will terminate its 401(k) plan(s) as of the day immediately preceding the effective time of the first merger if Alexion provides timely written notice requesting such termination in accordance with the transaction agreement.
Directors’ and Officers’ Indemnification and Insurance
Under the transaction agreement, from and after the effective time of the first merger, Alexion must cause the surviving company in each merger (a) to indemnify and hold harmless, to the fullest extent permitted by applicable law, each current and former director and officer (when acting in such capacity) of Synageva and its subsidiaries against costs, damages and other losses incurred in connection with any claim arising out of or related to the fact that such person is or was a director or officer of Synageva or its subsidiaries and pertaining to matters existing or occurring or actions or omissions taken prior to the effective time of the first merger and (b) to advance expenses to each current and former director and officer (when acting in such capacity) of Synageva and its subsidiaries as incurred to the fullest extent permitted by applicable law, provided that any such director or officer undertake to repay such advances if it is ultimately determined by a final and nonappealable juridical determination that such person is not entitled to indemnification for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the first merger, based on or arising out of the fact that such person is or was such an officer, director or employee or other fiduciary of Synageva. In addition, for a period of six years following the effective time of the first merger, the provisions providing rights to indemnification, exculpation and advancement of expenses included in Synageva’s organizational documents or any existing indemnification agreements may not be amended, repealed or modified in any manner that would adversely affect the rights of such indemnified parties.
Prior to the effective time of the first merger, Synageva will obtain and fully pay the premium for the extension of Synageva’s current directors’ and officers’ liability coverage for a claims reporting or discovery period of at least six years from and after the effective time of the first merger from the same or better insurer and with the same or more favorable terms as the existing policy. If Synageva fails to obtain such “tail” policy, then for six years after the effective time of the first merger, the surviving company must provide current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the first merger with terms no less favorable than those of Synageva’s existing policy, provided that the surviving company will not be required to pay annual premiums in excess of 300% of the premiums paid by Synageva as of the date of the transaction agreement.
Takeover Statutes
Each of Synageva and Alexion agreed that neither it nor its subsidiaries will take any action that would cause the transactions or any voting and support agreement to be subject to requirements imposed by any takeover statute.
Public Announcements
Unless a change of recommendation has occurred, the parties will consult with one another prior to issuing, and provide each other with the opportunity to review and comment on, any public announcement or other disclosure with respect to the transaction agreement or the transactions, except as may be required by law or the rules and regulations of Nasdaq.
Transaction Litigation
The terms of the transaction agreement require Synageva to give Alexion the opportunity to participate in Synageva’s defense or settlement of any stockholder litigation against Synageva or its directors or executive officers relating to the transactions, including the offer and the mergers. Synageva may not settle or offer to settle any such litigation without Alexion’s prior written consent, which may not be unreasonably withheld or delayed.
Listing of Alexion Common Stock
Alexion agreed in the transaction agreement to file a notification of listing of additional shares with Nasdaq with respect to the listing of the shares of Alexion common stock to be issued in connection with the offer and the first merger and to use reasonable best efforts to cause such shares to be approved for listing on Nasdaq, subject to official notice of issuance, prior to closing.
Termination of the Transaction Agreement
Termination by Alexion or Synageva
The transaction agreement may be terminated at any time before the first to occur of Alexion’s acceptance for exchange of shares of Synageva common stock tendered in the offer or the effective time of the first merger by mutual written consent of Alexion and Synageva or by either party:
•
Offer Not Completed — if the offer has been terminated or expired in accordance with its terms without the Offeror having accepted for exchange the shares of Synageva common stock tendered in the offer, except that such right to terminate will not be available (a) to any party whose action or failure to fulfill any obligations under the transaction agreement proximately caused the failure of the conditions to the offer to be satisfied or the expiration or termination of the offer in accordance with its terms without the Offeror having accepted for exchange the shares of Synageva common stock tendered in the offer, (b) to any party if the Offeror has terminated the offer and delivered a meeting request instructing Synageva to convene a meeting of stockholders to vote on the adoption of the transaction agreement or (c) to Synageva if less than 95% of the shares of Synageva common stock subject to any voting and support agreement have been tendered into the offer;
•
Stockholder Approval Not Obtained — if a meeting of Synageva stockholders has been held to vote on the adoption of the transaction agreement and at least a majority of the outstanding shares of Synageva common stock entitled to vote thereon did not approve such adoption of the transaction agreement;

•
No Closing Before End Date — if the transactions have not been completed by the end date of February 4, 2016, subject to extension under specified circumstances to obtain regulatory approvals to May 2, 2016, except that such right to terminate will not be available to any party whose action or failure to fulfill any obligation under the transaction agreement proximately caused failure of the conditions to be satisfied or whose action or failure to act constitutes a material breach of the transaction agreement; or

•
Legal Prohibition — if an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting consummation of the offer or either merger and such order has become final and nonappealable, except that such right to terminate will not be available to any party if such order (or such order becoming final and nonappealable) was due to such party’s material breach of any covenant of the transaction agreement.

Termination by Alexion
The transaction agreement may be terminated at any time before the first to occur of Alexion’s acceptance for exchange of shares of Synageva common stock tendered in the offer or the effective time of the first merger by Alexion:
•
Change of Recommendation — if, prior to the earlier of the Offeror’s acceptance for tendered shares and the vote of Synageva stockholders on the transaction agreement, the Synageva board of directors effects a change of recommendation; or

•
Synageva’s Breach — if Synageva has breached its representations or warranties or covenants in the transaction agreement, such that the closing conditions relating to the truth and accuracy of its representations and warranties and its compliance with its covenants (subject, in each case, to specified materiality standards) would not be satisfied and such breach is not curable or is not cured within a specified time period, except that such right to terminate will not be available to Alexion if Alexion is then in breach that would similarly cause a failure of its corresponding closing conditions to be satisfied.

Termination by Synageva
The transaction agreement may be terminated at any time before the first to occur of Alexion’s acceptance for exchange of shares of Synageva common stock tendered in the offer or the effective time of the first merger by Synageva:
•
Superior Proposal — prior to the earlier of the Offeror’s acceptance for tendered shares and the vote of Synageva stockholders on the transaction agreement, in order to enter into a definitive agreement providing for a superior proposal, except that such right to terminate will not be available to Synageva if it has not complied in all respects with its obligations with respect to providing Alexion with an opportunity to propose amendments to the transaction agreement in response to a competing takeover proposal or has not complied in all material respects with its other non-solicitation and related obligations; or

•
Alexion’s Breach — if Alexion has breached its representations or warranties or covenants in the transaction agreement, such that the closing conditions relating to the truth and accuracy of its representations and warranties and its compliance with its covenants (subject, in each case, to specified materiality standards) would not be satisfied and such breach is not curable or is not cured within a specified time period, except that such right to terminate will not be available to Synageva if Synageva is then in breach that would similarly cause a failure of its corresponding closing conditions to be satisfied.
Termination Fee
The transaction agreement provides that Synageva will pay Alexion a termination fee of  $325 million if:
•
(a) after the date of the transaction agreement, a takeover proposal (with references to “15%” in the definition of takeover proposal deemed to be references to “50%”) is publicly announced or publicly disclosed or is made known to the Synageva board of directors or any party to the voting and support agreements or a controlled affiliate thereof, and is not withdrawn in good faith at least five business days prior to the event giving rise to termination, (b) thereafter, either Synageva or Alexion terminates the transaction agreement pursuant to one of the termination rights described under the headings “— Offer Not Completed,” “Stockholder Approval Not Obtained” or “No Closing Before End Date,” and (c) within 12 months after such termination, Synageva or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction constituting a takeover proposal (with references to “15%” in the definition of takeover proposal deemed to be references to “50%”) (whether or not involving the same takeover proposal previously announced, disclosed or made known);

•
Alexion terminates the transaction agreement pursuant to the termination right described under the heading “— Change in Recommendation” because of a change of recommendation by the Synageva board of directors; or

•
Synageva terminates the transaction agreement pursuant to the termination right described under the heading “— Superior Proposal” in order to enter into a definitive agreement with respect to a superior proposal.

In no event will Synageva be obligated to pay the termination fee on more than one occasion.
In the event that the termination fee is payable and Synageva pays Alexion the termination fee, the termination fee will be the sole and exclusive remedy of Alexion, the Offeror and Merger Sub for any loss suffered as a result of any breach by Synageva of the transaction agreement or for the failure of the transactions to be consummated, except in the case of Synageva’s fraud or material breach that is a consequence of an act undertaken or failure to act with the knowledge that the taking of or failure to take such act would cause a material breach of the transaction agreement.
Additionally, Alexion and Synageva acknowledge in the transaction agreement that the termination fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Alexion in the circumstances in which the termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating the transaction agreement and in reliance on the transaction agreement and on the expectation of the consummation of the transactions contemplated by the transaction agreement.
Expenses
The parties have agreed in the transaction agreement that (i) Alexion will pay the filing fees of both parties under the HSR Act; (ii) Alexion will reimburse Synageva for the reasonable costs and expenses it incurs in connection with Alexion’s debt financing, including as a result of compliance with its covenant to cooperate with Alexion in connection with the debt financing (see “— Financing and Financing Cooperation”); and (iii) Alexion will pay all expenses in connection with any actions required to be taken under the Securities Act, the Exchange Act and any other foreign or state securities or “blue sky” laws with respect to the issuance of Alexion common stock in the offer and/or the first merger. Other than as described in the preceding sentence, all fees and expenses incurred in connection with the transaction agreement, the offer and the mergers will be paid by the party incurring the fee or expense.

Effect of Termination
In the event of termination of the transaction agreement, the transaction agreement, other than specified provisions that survive, will become void, and there will be no liability or further obligation on the part of Alexion, the Offeror, Merger Sub or Synageva, provided that no party will be relieved of liability for any fraud or material breach that is a consequence of an act undertaken or failure to act with the knowledge that the taking of or failure to take such act would cause a material breach of the transaction agreement.
Enforcements and Remedies
Under the transaction agreement, the parties have agreed that, prior to the valid termination of the transaction agreement, each party will be entitled to:
•
an injunction or injunctions to prevent any breaches of the transaction agreement;

•
a decree or order of specific performance specifically enforcing the terms and provisions of the transaction agreement; and

•
any further relief to which such party is entitled at law or in equity.

Amendments of Transaction Agreement
At any time prior to the earlier of Alexion’s acceptance for exchange of shares of Synageva common stock tendered in the offer or the effective time of the first merger, the transaction agreement may be amended by an amendment in writing and signed by Alexion, the Offeror, Merger Sub and Synageva. If applicable, however, following receipt of Synageva stockholder approval of the transaction agreement, no amendment may be made that under applicable law requires further stockholder approval without obtaining such approval.
Extensions and Waivers Under the Transaction Agreement
Under the transaction agreement, at any time prior to the earlier of Alexion’s acceptance for exchange of shares of Synageva common stock tendered in the offer or the effective time of the first merger, either Synageva or Alexion may, to the extent permissible by applicable law:
•
extend the time for the performance of any of the obligations or other acts of the other parties;

•
waive any inaccuracies in the representations and warranties of the other parties; or

•
waive compliance by the other parties with any of the agreements or conditions contained in the transaction agreement.

VOTING AND SUPPORT AGREEMENTS
The following summary describes certain material provisions of the voting and support agreement entered into by Alexion, the Offeror and the Baker Brothers and the voting and support agreement entered into by Alexion, the Offeror and Thomas J. Tisch, copies of which are attached to this document as Annex B and Annex C, respectively, and incorporated into this document by reference. This summary may not contain all of the information about the voting and support agreements that is important to Synageva stockholders, and Synageva stockholders are encouraged to read the voting and support agreements carefully in their entirety. The legal rights and obligations of the parties are governed by the specific language of the voting and support agreements and not this summary.
The summary of the voting and support agreements is intended to provide information regarding the terms of the voting and support agreements and is not intended to modify or supplement any factual disclosures about Alexion or Synageva in its public reports filed with the SEC. In particular, the voting and support agreements and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to such agreements. The voting and support agreements include representations, warranties and covenants of the parties thereto made solely for the benefit of such parties. The assertions embodied in those representations and warranties were made solely for purposes of the contracts among the parties to the voting and support agreements and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Alexion’s or Synageva’s SEC filings or may have been used for purposes of allocating risk among the parties rather than establishing matters as facts. Synageva stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the parties to the voting and support agreements.
Agreement to Vote Shares
Concurrently with the execution of the transaction agreement the Baker Brothers and Thomas J. Tisch, a director of Synageva, entered into voting and support agreements with Alexion and the Offeror. Pursuant to the voting and support agreements, the Baker Brothers and Thomas J. Tisch agreed to vote all shares of Synageva common stock beneficially owned by them (a) in favor of adoption of the transaction agreement and approval of the transactions contemplated by the transaction agreement, (b) for any proposal to adjourn or postpone a meeting of Synageva stockholders if there are not sufficient votes to adopt the transaction agreement at the time of such meeting, (c) against any action or agreement that would reasonably be expected to result in a breach by Synageva of the transaction agreement or by a stockholder signatory of the applicable voting and support agreement, (d) against any action or agreement that would reasonably be expected to result in a failure of any of the conditions to the transactions to be satisfied before the end date, (e) against any change in the board of directors of Synageva, (f) against any takeover proposal, (g) against any other agreement, action or transaction involving Synageva that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent consummation of the transactions and (h) in favor of any other matter necessary to consummate the transactions.
Each stockholder to the voting and support agreements irrevocably appointed Alexion as its attorney and proxy with full power of substitution and resubstitution to vote such stockholder’s shares of Synageva common stock as described above.
No Transfer
Pursuant to the voting and support agreements, the signatory stockholders also agreed, subject to limited exceptions for transfers to family members, for charitable purposes or by will or under the laws of intestacy, not to, directly or indirectly, (a) create or permit to exist any encumbrance on their shares of Synageva common stock, other than certain permitted encumbrances, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to, their shares of Synageva common stock, or enter into any agreement to do so, or (c) deposit or permit the deposit of their shares of Synageva common stock into a voting trust or enter into a voting agreement with respect to their shares.

No Solicitation
Each stockholder also agreed pursuant to the voting and support agreements not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal. Each stockholder further agreed not to encourage or recommend that any other Synageva stockholder vote against the adoption of the transaction agreement or not tender shares of Synageva common stock to the Offeror in the offer.
Term
The voting and support agreements will terminate automatically upon the first to occur of (a) termination of the transaction agreement in accordance with its terms, (b) the effective time of the first merger, (c) amendment of the transaction agreement without the consent of the signatory stockholders that results in a decrease in, or change in the form of, the transaction consideration or (d) the mutual written consent of Alexion and such signatory stockholders.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS
Market Price History
Alexion common stock is listed on Nasdaq under the symbol “ALXN,” and Synageva common stock is listed on Nasdaq under the symbol “GEVA.” The following table sets forth, for the periods indicated, as reported by Nasdaq, the per share intraday high and low sales prices of each company’s common stock.
	Alexion Common Stock			Synageva Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Calendar Quarter	$95.01	$69.82	N/A	$39.33	$24.50	N/A
Second Calendar Quarter	$99.70	$81.28	N/A	$42.38	$32.70	N/A
Third Calendar Quarter	$116.43	$94.80	N/A	$56.88	$39.89	N/A
Fourth Calendar Quarter	$119.54	$86.20	N/A	$58.00	$41.49	N/A
2013
First Calendar Quarter	$103.20	$81.82	N/A	$56.36	$45.49	N/A
Second Calendar Quarter	$108.13	$87.01	N/A	$55.38	$38.58	N/A
Third Calendar Quarter	$125.65	$93.34	N/A	$64.00	$41.90	N/A
Fourth Calendar Quarter	$133.75	$100.89	N/A	$70.50	$44.54	N/A
2014
First Calendar Quarter	$185.43	$126.76	N/A	$119.42	$63.03	N/A
Second Calendar Quarter	$172.50	$136.37	N/A	$108.24	$68.99	N/A
Third Calendar Quarter	$173.70	$154.38	N/A	$98.61	$60.19	N/A
Fourth Calendar Quarter	$203.30	$155.01	N/A	$98.38	$63.42	N/A
2015
First Calendar Quarter	$193.27	$171.08	N/A	$122.88	$89.16	N/A
Second Calendar Quarter (through June 8, 2015)	$189.18	$150.06	N/A	$219.30	$87.46	N/A
On May 5, 2015, the trading day prior to public announcement of the execution of the transaction agreement, the closing price per share of Synageva common stock on Nasdaq was $95.87, and the closing price per share of Alexion common stock on Nasdaq was $168.55. On June 8, 2015, the most recent practicable trading date prior to the filing of this document, the closing price per share of Synageva common stock on Nasdaq was $214.52, and the closing price per share of Alexion common stock on Nasdaq was $159.38. The table below also shows the implied value of one share of Synageva common stock on such dates, which was calculated by adding (1) the per-share cash consideration of  $115.00 and (2) the product of the exchange ratio of 0.6581 multiplied by the closing price of Alexion common stock on such date.
	Per-Share Synageva Closing Price	Per-Share Alexion Closing Price	Implied Transaction Value of Synageva Share
May 5, 2015	$95.87	$168.55	$225.92
June 8, 2015	$214.52	$159.38	$219,89

The market value of the stock portion of the transaction consideration will change as the market value of Alexion common stock fluctuates during the offer period and thereafter. Synageva stockholders should obtain current market quotations for shares of Synageva common stock and Alexion common stock before deciding whether to tender their Synageva shares in the offer.
Dividends
The timing, declaration, amount of, and payment of any dividends by Alexion is within the discretion of the Alexion board of directors and will depend upon many factors, including Alexion’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Alexion’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by the Alexion board of directors.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial statements have been prepared to reflect the acquisition of Synageva by Alexion. The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of Alexion and Synageva as of March 31, 2015, giving effect to the offer, the mergers and the debt financing as if they had occurred on March 31, 2015. The unaudited pro forma combined statement of operations combines the historical statements of operations of Alexion and Synageva for the three months ended March 31, 2015 and the year ended December 31, 2014, giving effect to the offer, the mergers and the debt financing as if they had occurred on January 1, 2014. This historical combined financial information has been adjusted to reflect pro forma events that are directly attributable to the acquisition, factually supportable and can be reasonably estimated and are expected to have a continuing impact on the combined results.
The pro forma combined financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma combined financial statements and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma combined financial statements and Alexion’s future results of operations and financial position.
The pro forma combined financial statements do not give effect to the costs of integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.
The pro forma combined financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Alexion would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma combined financial statements should be read in conjunction with the accompanying notes to the pro forma combined financial statements, the audited consolidated financial statements of Alexion and Synageva contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, and the unaudited consolidated financial statements of Alexion and Synageva contained in their respective Forms 10-Q for the quarter ended March 31, 2015, incorporated by reference herein. See “Where to Obtain Additional Information.”

ALEXION PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2015
(in thousands)
	Alexion Pharmaceuticals, Inc.	Synageva BioPharma Corp. after reclassifications (Note 4)	Pro Forma Adjustments (Note 5)	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$916,814	$98,577	$(3,800,000)(a)	$472,491
			(155,000)(b)
			(42,400)(c)
			150,000(h)
			500,000(h)
			2,850,000(h)
			(45,500)(h)
Marketable securities	1,008,278	611,984	(775,160)(a)	845,102
Trade accounts receivable, net	479,883	—	—	479,883
Inventories	174,498	—	25,000(d)	199,498
Prepaid expenses and other current assets	273,514	11,717	—	285,231
Total current assets	2,852,987	722,278	(1,293,060)	2,282,205
Property, plant and equipment, net	440,487	31,917	—	472,404
Intangible assets, net	587,035	1,781	4,213,000(e)	4,801,816
Goodwill	254,073	8,535	4,052,951(f)	4,307,024
			(8,535)(f)
Other assets	280,343	4,035	41,855(c)	484,333
			158,100(g)
Total assets	$4,414,925	$768,546	$7,164,311	$12,347,782
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$52,869	$2,080	—	$54,949
Accrued expenses	308,407	24,801	(55,800)(b)	277,408
Deferred revenue	106,616	—	—	106,616
Current portion of long-term debt	45,500	—	150,000(h)	150,000
			(45,500)(h)
Other current liabilities	67,047	971	—	68,018
Total current liabilities	580,439	27,852	48,700	656,991
Long-term debt, less current portion	—	—	2,850,000(h)	3,350,000
			500,000(h)
Contingent consideration	126,862	—	—	126,862
Facility lease obligation	114,912	—	—	114,912
Other liabilities	75,810	5,568	396,700(i)	478,078
Total liabilities	$898,023	$33,420	3,795,400	4,726,843
Stockholders’ Equity:
Preferred stock	$—	$—	$—	$—
Common stock	20	37	26(j)	46
			(37)(k)
Additional paid-in-capital	2,713,050	1,241,853	4,203,756(j)	6,916,806
			(1,241,853)(k)
Treasury stock	(442,990)	—	—	(442,990)
Accumulated other comprehensive income (loss)	119,489	(276)	(468)(l)	119,021
			276(k)
Retained earnings/(accumulated deficit)	1,127,333	(506,488)	(99,200)(b)	1,028,056
			(545)(c)
			506,488(k)
			468(l)
Total stockholders’ equity	3,516,902	735,126	3,368,911	7,620,939
Total liabilities and stockholders’ equity	$4,414,925	$768,546	$7,164,311	$12,347,782

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

ALEXION PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015
(in thousands except per share amounts)
	Alexion Pharmaceuticals, Inc.	Synageva BioPharma Corp. after reclassifications (Note 4)	Pro Forma Adjustments (Note 5)	Pro Forma Combined
Net product sales	$600,333	$—	$—	$600,333
Other revenue	—	927	—	927
Total revenues	600,333	927	—	601,260
Cost of sales	69,399	—	—	69,399
Operating expenses:
Research and development	221,080	38,207	—	259,287
Selling, general and administrative	187,116	21,671	—	208,787
Acquisition-related costs	11,979	—	—	11,979
Restructuring expenses	7,052	—	—	7,052
Amortization of purchased intangible assets	—	222	—	222
Total operating expenses	427,227	60,100	—	487,327
Operating income (loss)	103,707	(59,173)	—	44,534
Other income and expense:
Investment income	2,884	83	—	2,967
Interest expense	(651)	—	(18,258)(m)	(18,909)
Foreign currency gain	1,005	—	—	1,005
Other expense	—	(252)	—	(252)
Income (loss) before income taxes	106,945	(59,342)	(18,258)	29,345
Income tax provision	15,622	259	(6,573)(n)	9,308
Net income (loss)	$91,323	$(59,601)	$(11,685)	$20,037
Earnings per common share
Basic	$0.46			$0.09(o)
Diluted	$0.45			$0.09(o)
Shares used in computing earnings per common share
Basic	199,361			225,543(o)
Diluted	202,034			228,487(o)
The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

ALEXION PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands except per share amounts)
	Alexion Pharmaceuticals, Inc.	Synageva BioPharma Corp. after reclassifications (Note 4)	Pro Forma Adjustments (Note 5)	Pro Forma Combined
Net product sales	$2,233,733	$—	$—	$2,233,733
Other Revenue	—	6,492	—	6,492
Total revenues	2,233,733	6,492	—	2,240,225
Cost of sales	173,862	—	—	173,862
Operating expenses:
Research and development	513,782	142,638	—	656,420
Selling, general and administrative	630,209	54,498	—	684,707
Acquisition-related costs	20,295	—	—	20,295
Impairment of intangible assets	11,514	—	—	11,514
Restructuring expenses	15,365	—	—	15,365
Amortization of purchased intangible assets	—	1,489	—	1,489
Total operating expenses	1,191,165	198,625	—	1,389,790
Operating income (loss)	868,706	(192,133)	—	676,573
Other income and expense:
Investment income	8,373	263	—	8,636
Interest expense	(2,982)	—	(74,715)(m)	(77,697)
Foreign currency loss	(1,990)	—	—	(1,990)
Other expense	—	(238)	—	(238)
Income (loss) before income taxes	872,107	(192,108)	(74,715)	605,284
Income tax provision	215,195	540	(26,897)(n)	188,838
Net income (loss)	$656,912	$(192,648)	$(47,818)	$416,446
Earnings per common share
Basic	$3.32			$1.86(o)
Diluted	$3.26			$1.83(o)
Shares used in computing earnings per common share
Basic	198,103			224,285(o)
Diluted	201,623			228,076(o)
The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

ALEXION PHARMACEUTICALS, INC.
NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2014 AND
THE THREE MONTHS ENDED MARCH 31, 2015
(in thousands except per share amounts)
1.
Description of the Transactions

On May 6, 2015, Alexion announced that it had entered into a definitive agreement to acquire all of the outstanding shares of Synageva common stock, with each share receiving $115 in cash and 0.6581 shares of Alexion common stock.
Alexion expects to finance the transactions with a combination of the issuance of new debt and available cash and marketable securities. In connection with entering into the transactions, Alexion received committed financing of  $3.5 billion from Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. See “The Transactions — Source and Amount of Funds.”
2.
Basis of Presentation

The unaudited pro forma combined financial statements have been prepared to reflect the acquisition of Synageva by Alexion. The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of Alexion and Synageva as of March 31, 2015, giving effect to the offer, the mergers and the debt financing as if they had occurred on March 31, 2015. The unaudited pro forma combined statement of operations combines the historical statement of operations of Alexion and Synageva for the three months ended March 31, 2015 and the year ended December 31, 2014, giving effect to the offer, the mergers and the debt financing as if they had occurred on January 1, 2014. This historical combined financial information has been adjusted to reflect pro forma events that are directly attributable to the acquisition, factually supportable and can be reasonably estimated and are expected to have a continuing impact on the consolidated results.
The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the acquisition been completed as of the dates indicated above or the results that may be attained in the future. The unaudited pro forma combined financial information does not reflect any costs savings the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Alexion and Synageva or the costs necessary to achieve cost savings, operating synergies or revenue enhancements.
Under the acquisition method of accounting, the estimated total fair value of consideration transferred of  $8.8 billion will be assigned to the fair value of acquired assets and assumed liabilities and is based on preliminary estimates which are subject to change. The acquisition accounting is dependent upon certain valuations that are currently in progress. Accordingly, the pro forma adjustments included in this document are preliminary, have been made solely for the purpose of providing unaudited pro forma combined financial information and may be revised as additional information becomes available or as additional analyses are performed.
3.
Accounting Policies

The unaudited pro forma combined financial statements do not assume any differences in Alexion’s and Synageva’s accounting policies. Following consummation of the transactions, Alexion will conduct a review of Synageva’s accounting policies. As a result of the review, Alexion may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements. At this time, Alexion is not aware of any differences other than the reclassifications detailed in Note 4 that would have a material impact on the pro forma combined financial statements.

4.
Reclassification of Synageva Historical Financial Information

Certain reclassifications have been made to Synageva’s historical financial information to conform to Alexion’s presentation as follows:
Reclassifications included in the unaudited pro forma combined balance sheet
	At March 31, 2015
	Synageva before reclassification	Reclassifications	Synageva after reclassifications
	(in thousands)
Short-term investments	$611,984	$(611,984)	$—
Marketable securities	—	611,984	611,984
Accounts receivable	926	(926)	—
Prepaid expenses and other current assets	10,791	926	11,717
Developed technology, net	1,781	(1,781)	—
Intangible assets, net	—	1,781	1,781
Reclassifications included in the unaudited pro forma combined statement of operations
	For the three months ended March 31, 2015
	Synageva before reclassification	Reclassifications	Synageva after reclassification
	(in thousands)
Royalty revenue	$927	$(927)	$—
Other revenue	—	927	927
Amortization of developed technology	222	(222)	—
Amortization of purchased intangible assets	—	222	222
Interest income, net	83	(83)	—
Investment income	—	83	83
	For the year ended December 31, 2014
	Synageva before reclassification	Reclassifications	Synageva after reclassifications
	(in thousands)
Royalty revenue	$6,000	$(6,000)	$—
Collaboration and license revenue	492	(492)	—
Other revenue	—	6,492	6,492
Amortization of developed technology	1,489	(1,489)	—
Amortization of purchased intangible assets	—	1,489	1,489
Interest income, net	263	(263)	—
Investment income	—	263	263
5.
Unaudited Pro Forma Combined Balance Sheet and Statement of Operations Adjustments

For purposes of presentation in the unaudited pro forma combined financial statements, the following table summarizes the estimated preliminary transaction consideration (in thousands):
Fair value of shares of Alexion common stock to be issued to Synageva stockholders	$4,203,782(j)
Cash consideration to be paid to Synageva stockholders and equity award holders	4,575,160(a)
Fair value of total consideration	$8,778,942

A preliminary estimate of the fair value of assets to be acquired and the liabilities to be assumed by Alexion, reconciled to the estimate of the transaction consideration expected to be paid is shown below. Net book value of assets acquired and liabilities assumed are assumed to approximate fair value unless otherwise noted. The final valuation of net assets acquired is expected to be within twelve months from the close of the acquisition (in thousands):
Cash and cash equivalents	$98,577
Marketable securities	611,984
Inventory	25,000(d)
Other current assets	11,717
In-process research and development (IPR&D)	4,213,000(e)
Deferred tax assets	158,100(g)
Other non-current assets	37,733
Asset acquired	5,156,111
Deferred tax liabilities	(396,700)(i)
Other liabilities assumed	(33,420)
Liabilities assumed	(430,120)
Goodwill	4,052,951(f)
Total allocated purchase price	$8,778,942
For purposes of preparing these unaudited pro forma combined financial statements, the following adjustments were assumed:
Pro forma adjustments to the balance sheet as of March 31, 2015 (in thousands, except per share amounts):
(a)
Represents anticipated cash consideration of  $115 per share to be transferred to (i) Synageva stockholders and (ii) equity award holders for equity awards vested or expected to be subject to automatic vesting due to change in control provisions upon the close of the transactions based on 37,167 shares of Synageva common stock outstanding as of April 30, 2015 and 2,617 shares expected to be issued upon the exercise, settlement or vesting of outstanding Synageva equity awards. Alexion expects to fund the cash portion of the transaction consideration with a combination of the issuance of debt of  $3,500,000, available cash of  $300,000 and the sale of marketable securities of  $775,160.

(b)
Reflects Alexion’s and Synageva’s estimated acquisition-related transactions costs to be expensed. The unaudited pro forma balance sheet reflects the costs as a reduction of cash with a corresponding decrease in retained earnings, net of tax.

(c)
Represents estimated financing-related fees of  $42,400 expected to be incurred, which are expected to be capitalized in other assets as debt issuance costs, offset by the write-off of  $545 of deferred financing costs associated with Alexion’s existing credit facility.

(d)
Reflects the increase in Synageva’s inventory to present inventory at estimated fair value. Alexion capitalizes inventory produced in preparation of product launches sufficient to support estimated initial market demand. Capitalization of such inventory begins when Alexion has (i) obtained positive results in clinical trials that it believes are necessary to support regulatory approval, (ii) concluded that uncertainties regarding regulatory approval have been sufficiently reduced and (iii) determined that the inventory has probable future economic benefit. This estimated fair value of inventory is preliminary and is subject to change based upon the final valuation that is expected to be completed within twelve months from the close of the acquisition.

(e)
Reflects the preliminary estimate of  $4,213,000 for the portion of the total transaction consideration to be allocated to acquired in-process research and development (“IPR&D”). IPR&D assets are considered indefinite-lived and not amortized until the completion or the abandonment of the associated research and development efforts. If and when the development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets are deemed finite-lived and are amortized over their estimated useful lives. The estimated fair value of intangible assets is preliminary and is subject to change based upon the final valuation that is expected to be completed within twelve months from the close of the acquisition.
(f)
Reflects the preliminary estimate of  $4,052,951 for the portion of the total transaction consideration to be allocated to goodwill and the elimination of Synageva’s previously recorded goodwill of  $8,535. The estimated fair value goodwill is preliminary and is subject to change based upon the final valuation that is expected to be completed within twelve months from the close of the acquisition.

(g)
Reflects the reversal of Synageva’s valuation allowance, which primarily relates to net operating loss carryforwards that Alexion believes will be utilized based on currently available information.

(h)
Alexion expects to fund the cash portion of the transaction consideration with a combination of the issuance of new debt and available cash and marketable securities. In connection with entering into the transactions, Alexion executed a commitment letter dated on May 5, 2015, that provides for a $3,000,000 five-year term loan facility and a $500,000 five-year senior secured revolving credit facility. See “The Transactions — Source and Amount of Funds.” Assumed debt related adjustments include the following:

Short-term portion of debt issued	$150,000
Borrowings under revolving credit facility	500,000
Refinance of Alexion’s outstanding debt	(45,500)
Long-term debt issued	2,850,000
(i)
Reflects the deferred tax liability associated with the fair value of the inventory and intangible assets acquired. This amount is preliminary and is subject to change as additional information becomes available related to the fair value and tax basis of the acquired assets and liabilities assumed. Statutory rates were applied, as appropriate, to the fair values of the assets acquired based on the jurisdictions in which the assets are expected to be held. In situations where the jurisdictional detail was not available, a U.S. statutory rate of 36% was applied.

(j)
Represents the acquisition date value of shares of Alexion common stock to be issued to Synageva stockholders based on 37,167 shares of Synageva common stock outstanding as of April 30, 2015 and 2,617 shares expected to be issued upon the exercise, settlement or vesting of outstanding Synageva equity awards. This amount does not include 271 shares which are expected to be rolled over into Alexion’s Stock Plan. For each outstanding share, Synageva stockholders will receive $115 in cash and 0.6581 shares of Alexion common stock.

Synageva shares outstanding and shares expected to be issued in respect of Synageva equity awards	39,784
Share conversion	0.6581
Shares of Alexion common stock to be issued	26,182
Closing price per share of Alexion common stock on May 15, 2015	$160.56
Value of share consideration	$4,203,782

The fair value of the stock portion of the transaction consideration will vary based on the trading price of Alexion common stock on the date the transaction closes. For purposes of these pro forma combined financial statements, the assumed price was based on the closing share price on May 15, 2015. A 10% change in the trading price of Alexion common stock would increase or decrease the estimated transaction consideration by approximately $420,378. Such an increase or decrease will result in an increase or decrease in the estimated goodwill in these pro forma combined financial statements. The final allocation of the transaction consideration may have a material impact on the goodwill recognized on the closing date.

(k)
Reflects the elimination of Synageva’s historical common stock, additional paid in capital, accumulated other comprehensive income and accumulated deficit as part of the acquisition.

(l)
Reflects the recognition of Alexion’s net unrealized gain on the sale of marketable securities used as part of the cash consideration.

Pro forma adjustments to the statement of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 (in thousands except per share amounts):
(m)
Reflects an estimate of additional interest expense calculated based on weighted average rate of 2.25% for the three months ended March 31, 2015 and for the year ended December 31, 2014 based on $3,500,000 in debt incurred to fund the acquisition and $42,400 in debt issuance costs, partially offset by the elimination of Alexion’s interest expense incurred on Alexion’s outstanding debt that was refinanced. A change of 1/8 of a percent (0.125%) in the interest rate assumed for these pro forma purposes would result in an $1,047 and $4,305 change in pro forma interest expense for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

(n)
Reflects the estimated tax benefit as a result of the assumed reduction in taxable income resulting from additional interest expense following the acquisition. The U.S. statutory rate of 36% was applied to each acquisition adjustment based on the jurisdiction in which the adjustment is expected to occur. The effective tax rate of this adjustment and for the combined company could be materially different based on a number of factors including tax structuring activities, changes in tax law, jurisdictional mix of income and other factors.

(o)
Reflects an estimate of 26,182 shares expected to be issued by Alexion and 271 shares expected to be rolled into Alexion’s stock plan in connection with the acquisition, which results in basic and diluted earnings per common share of  $0.09 for the three-months ended March 31, 2015 and basic and diluted earnings per common share of  $1.86 and $1.83, respectively, for the year ended December 31, 2014.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the offer and the mergers to U.S. holders and non-U.S. holders (each as defined below) of Synageva common stock who exchange shares of Synageva common stock for the transaction consideration pursuant to the offer and/or the first merger. This discussion is limited to such holders who hold their Synageva common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Synageva common stock in light of their particular facts and circumstances and does not apply to holders of Synageva common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold shares of Synageva common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” holders who exercise dissenters’ rights, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s Synageva common stock pursuant to the offer and/or the first merger) 5% or more of the Synageva common stock, and holders who acquired their shares of Synageva common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Synageva common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Synageva common stock should consult their tax advisors regarding the tax consequences of the offer and the mergers to them.
ALL HOLDERS OF SYNAGEVA COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Synageva common stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Synageva common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
It is a condition to Alexion’s obligation to complete the offer that Alexion and Synageva each receive a written opinion from their respective legal counsel, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP, respectively, to the effect that the offer and the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations made by Synageva and Alexion and on customary factual assumptions, as well as certain covenants and undertakings of Synageva and Alexion. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the offer and the mergers could differ materially from those described below. In addition, neither of the opinions described above will be binding on the IRS or any court. Alexion and Synageva have not sought and will not seek any ruling from the IRS regarding any matters relating to the offer and the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
U.S. Federal Income Tax Consequences of the Offer and the Mergers to U.S. Holders
Assuming the receipt and accuracy of the opinions described above, the U.S. federal income tax consequences of the offer and the mergers to U.S. holders are as follows:
•
a U.S. holder who receives a combination of shares of Alexion common stock and cash (other than cash received in lieu of fractional shares of Alexion common stock) in exchange for shares of Synageva common stock pursuant to the offer and/or the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of  (i) the amount by which the sum of the fair market value of the Alexion common stock and cash received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in its shares of Synageva common stock surrendered and (ii) the amount of cash received by such U.S. holder (in each case excluding any cash received in lieu of fractional shares in Alexion common stock, which shall be treated as discussed below);

•
the aggregate tax basis of the shares of Alexion common stock received pursuant to the offer and the first merger (including any fractional shares of Alexion common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Synageva common surrendered in exchange therefor, decreased by the amount of cash received (excluding any cash received instead of fractional shares of Alexion common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to any fractional shares of Alexion common stock for which cash is received, as discussed below; and

•
the holding period of the Alexion common stock received in exchange for shares of Synageva common stock (including any fractional shares of Alexion common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Synageva common stock for which it is exchanged.

If a U.S. holder of Synageva common stock acquired different blocks of shares of Synageva common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Synageva common stock and such U.S. holder’s basis and holding period in its shares of Alexion common stock may be determined with reference to each block of shares of Synageva common stock. Any such holder should consult its tax advisors regarding the manner in which cash and shares of Alexion common stock received in the offer and the first merger should be allocated among different blocks of shares of Synageva common stock and with respect to identifying the bases or holding periods of the particular shares of Alexion common stock received.
Any gain recognized by a U.S. holder of Synageva common stock in connection with the offer and the mergers generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such U.S. holder has held its shares of Synageva common stock surrendered for more than one year as of the date of the exchange. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Alexion common stock other than Alexion common stock received pursuant to the offer and/or the first merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Synageva common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
A U.S. holder of shares of Synageva common stock who receives cash instead of a fractional share of Alexion common stock will generally be treated as having received the fractional share pursuant to the offer or the first merger, as applicable, and then as having sold that fractional share of Alexion common stock for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Alexion common stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of Alexion common stock will generally constitute capital gain or loss, and will constitute long-term capital gain or loss if, as of the date of the exchange, the holding period for such share is greater than one year. The deductibility of capital losses is subject to limitations.
U.S. Federal Income Tax Consequences of the Offer and the Mergers to Non-U.S. Holders
In general, the U.S. federal income tax consequences of the offer and the mergers to non-U.S. holders that receive a combination of shares of Alexion common stock and cash in exchange for shares of Synageva common stock pursuant to the offer and/or the first merger will be the same as those described above for U.S. holders, except that, subject to the discussion below regarding potential dividend treatment, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the offer and the first merger unless:
•
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
As discussed above under “— U.S. Federal Income Tax Consequences of the Offer and the Mergers to U.S. Holders,” in certain circumstances, gain recognized in connection with the offer and the mergers by a non-U.S. holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States). To the extent the applicable withholding agent is unable to determine the amount subject to such withholding with respect to a non-U.S. holder, the withholding agent may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to such non-U.S. holder pursuant to the offer and/or the first merger. If a withholding agent withholds excess amounts from the cash consideration so payable to a non-U.S. holder, such non-U.S. holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the offer and/or the first merger, and the possible desirability of selling their shares of Synageva common stock or Alexion common stock (and considerations relating to the timing of any such sales).
Information Reporting and Backup Withholding
Payments of cash to a U.S. holder of Synageva common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. The amount of any backup withholding will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the offer and the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Synageva common stock should consult their own tax advisors as to the specific tax consequences of the offer and the mergers to them, including tax reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

DESCRIPTION OF ALEXION CAPITAL STOCK
As of the date of this document, Alexion is authorized to issue 290,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of May 15, 2015, there were 199,624,906 shares of Alexion common stock outstanding (excluding 3,355,580 shares held in treasury), and no shares of preferred stock issued or outstanding.
The following summary describes the material terms of Alexion’s capital stock but is not complete and is qualified by reference to Alexion’s certificate of incorporation, as amended (its “charter”), and Alexion’s amended and restated bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this document forms a part. See “Where To Obtain Additional Information.”
Common Stock
Each outstanding share of Alexion common stock is fully paid and nonassessable.
Voting.   Each holder of Alexion common stock is entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting.
Dividends and Other Distributions.   Subject to any preferential rights of any outstanding preferred stock, holders of Alexion’s common stock are entitled to share ratably in any dividends declared by Alexion’s board of directors on the common stock and paid out of legally available assets.
Distribution on Dissolution.   Subject to any preferential rights of any outstanding preferred stock, in the event of Alexion’s liquidation, dissolution or winding up, holders of Alexion’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.
Other Rights.   Alexion’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of Alexion’s common stock or any other securities convertible into shares of any class of Alexion’s common stock, or any redemption rights.
Listing.   Alexion’s common stock is listed on Nasdaq under the symbol “ALXN.”
Preferred Stock
Under Alexion’s charter, its board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the common stock.
The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Alexion.
Delaware law provides that holders of preferred stock will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Alexion’s Charter and Bylaws
The provisions of Delaware law and of Alexion’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by Alexion’s board of directors, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of Alexion common stock. However, Alexion believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with Alexion’s board of directors and by providing Alexion’s board of directors with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make

Alexion immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some Alexion stockholders and could delay or prevent an acquisition that Alexion’s board of directors determines is not in the best interests of Alexion and its stockholders.
Delaware Law
Alexion is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined by the DGCL as any person who, together with such person’s affiliates and associates, (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.
Bylaw and Charter Provisions
Alexion’s charter and bylaws:
•
provide that special meetings of Alexion’s stockholders may be called only by the Chairman of the board of directors, the President, the Secretary or a majority of the board of directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting;

•
specify that the authorized number of directors may be changed only by resolution of the board of directors;

•
permit Alexion’s board of directors to amend the bylaws without stockholder approval;

•
do not include a provision for cumulative voting for directors;

•
provide an advance written notice procedure with respect to stockholder proposals and nominations of candidates for election to the board of directors; and

•
authorize Alexion’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance.

Exclusive Forum
Alexion’s bylaws provide that unless its board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Alexion, any action asserting a claim of breach of a fiduciary duty owed by any of Alexion’s directors or officers or other employees or its stockholders, any action asserting a claim against Alexion or any of its directors or officers arising pursuant to any provision of the DGCL or Alexion’s charter or bylaws, or any action asserting a claim against Alexion or any of its directors or officers or other employees governed by the “internal affairs doctrine” under Delaware state corporate law. However, if  (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.
Transfer Agent and Registrar
The transfer agent and registrar for Alexion’s common stock is Computershare Trust Company, N.A.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Alexion and Synageva are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Alexion common stock and Synageva common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Alexion common stock and Synageva common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the transactions, holders of Synageva common stock will receive shares of Alexion common stock as partial consideration for their shares of Synageva common stock. As a result, upon completion of the transactions, the rights of holders of Synageva common stock who become holders of Alexion common stock in connection with the transactions will be governed by the DGCL, Alexion’s charter and Alexion’s bylaws.
The following is a summary of the material differences between the current rights of Alexion stockholders and the current rights of Synageva stockholders. Although Alexion and Synageva believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Alexion stockholders and Synageva stockholders, and it is qualified in its entirety by reference Alexion’s and Synageva’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document forms a part and incorporated into this document by reference, the DGCL, the rules and regulations of the SEC and the various other documents of Alexion and Synageva referred to in this summary. In addition, the characterization of some of the differences in the rights of Alexion stockholders and Synageva stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.”
SYNAGEVA	ALEXION
Authorized Capital Stock
The certificate of incorporation of Synageva, as amended (its “charter”), authorizes Synageva to issue 70,000,000 shares of its capital stock divided into two classes: 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. There is a pending proposal, submitted for stockholder vote at Synageva’s 2015 annual meeting of stockholders, to increase the number of authorized shares of common stock available for issuance by 60,000,000. As previously announced, Synageva’s 2015 annual meeting has been delayed indefinitely.	The charter of Alexion authorizes Alexion to issue 295,000,000 shares of its capital stock divided into two classes: 290,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.
Synageva preferred stock may be issued from time to time in one or more series.	Alexion preferred stock may be issued from time to time in one or more series.
As of May 15, 2015, there were 37,225,329 shares of Synageva common stock issued and outstanding (and no shares held in treasury), and no shares of preferred stock issued or outstanding.	As of May 15, 2015, there were 199,624,906 shares of Alexion common stock outstanding (excluding 3,355,580 shares held in treasury), and no shares of preferred stock issued or outstanding.

SYNAGEVA	ALEXION
Dividends
Synageva’s charter provides that dividends may be paid on common stock from legally available funds, when and if determined by the Synageva board of directors and subject to any preferential dividend rights on any then-outstanding preferred stock. Synageva’s charter also permits the Synageva board of directors to designate preferred stock and in connection with such designation fix dividend rights.	Subject to any preferences that may apply to any shares of preferred stock outstanding at the time, holders of Alexion’s common stock are entitled to share ratably in any dividends declared by Alexion’s board of directors on the common stock and paid out of legally available assets. Alexion’s charter also permits the Alexion board of directors to designate preferred stock and in connection with such designation fix dividend rights.
Liquidation Rights
Synageva’s charter provides that upon a voluntary or involuntary liquidation or dissolution, holders of common stock are entitled to receive all assets of Synageva available for distribution subject to any preferential liquidation rights on any then-outstanding preferred stock. Synageva’s charter permits the Synageva board of directors to designate preferred stock and in connection with such designation fix liquidation rights.	Pursuant to Section 281 of the DGCL, subject to any preferential rights of any outstanding preferred stock, in the event of Alexion’s liquidation, dissolution or winding up, holders of Alexion’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Alexion’s charter permits the Alexion board of directors to designate preferred stock and in connection with such designation fix liquidation rights.
Voting Rights
Synageva’s charter provides that each holder of common stock is entitled to one vote for each share held, and Synageva’s bylaws provide that each holder of a fractional share of common stock is entitled to a proportionate vote for each fractional share held. Synageva’s charter permits the Synageva board of directors to designate preferred stock and in connection with such designation fix voting rights.	Alexion’s charter provides that each holder of common stock is entitled to one vote for each share held. Alexion’s charter permits the Alexion board of directors to designate preferred stock and in connection with such designation fix voting rights.
Conversion Rights
Synageva’s charter permits the Synageva board of directors to designate preferred stock and in connection with such designation fix conversion rights.	Alexion’s charter permits the Alexion board of directors to designate preferred stock and in connection with such designation fix conversion rights.
Size of Board of Directors
Synageva’s charter provides that the board of directors will consist of no less than three directors with the exact number to be determined as provided in Synageva’s bylaws. Synageva’s bylaws provide that the exact number of members of the board of directors is to be determined by a resolution of the Synageva board of directors.	Alexon’s charter does not restrict or limit the number of directors that may sit on Alexion’s board of directors. Alexion’s bylaws provide that the number of members of Alexion’s board of directors will be resolved from time to time by a majority of the then-authorized number of directors.
Structure and Term of Board of Directors
Synageva’s board of directors is not classified. Directors are elected annually.	Alexion’s board of directors is not classified. Directors are elected annually.

SYNAGEVA	ALEXION
Vacancies on Board of Directors
Synageva’s charter provides that any vacancy on the board of directors of Synageva will be filled by a majority vote of the directors then in office.	Alexion’s bylaws provide that any vacancy on the board of directors of Alexion will be filled by a majority of the directors then in office or by Alexion stockholders.
Election of Directors
Synageva’s charter provides that the affirmative vote of a majority of stockholders present or represented at a stockholder meeting is required to elect each director.	Alexion’s bylaws provide that in an uncontested election, a director nominee will be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such nominee’s election. In a contested election, directors will be elected by a plurality of the votes cast. Cumulative voting is prohibited.
Removal of Directors
Synageva’s charter provides that the affirmative vote of 75% of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present is required to (i) remove a director from office with cause (unless such director is elected by a separate voting group, in which case only members of that voting group may participate in a vote to remove him or her) or (ii) remove a director from office without cause, provided that removal without cause is recommended to the stockholders by the board of directors pursuant to a vote of not less than 75% of the directors then in office (unless such director is elected by a separate voting group, in which case only members of that voting group may participate in a vote to remove him or her).	Alexion’s bylaws provide that a director may be removed with or without cause by a vote of a majority of shares then entitled to vote with respect to the election of directors.
Stockholder Action by Written Consent
Synageva’s charter does not allow stockholders to act by written consent.	Alexion’s bylaws provide that stockholders may act by written consent, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding Alexion common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of Alexion stockholders at which all shares entitled to vote thereon were present and voted.
Supermajority Provisions
Synageva’s charter provides that the affirmative vote of 75% of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present is required to (i) remove a director from office with cause (unless such director is elected by a separate voting group, in which case only members of that voting group may participate in a vote to remove him or her) or (ii) remove a director from office without cause, provided that	None.

SYNAGEVA	ALEXION
removal without cause is recommended to the stockholders by the board of directors pursuant to a vote of not less than 75% of the directors then in office (unless such director is elected by a separate voting group, in which case only members of that voting group may participate in a vote to remove him or her).
Synageva’s charter also provides that, unless such amendment or repeal is approved by resolution adopted by two-thirds of all disinterested directors in office, the affirmative vote of 75% of the shares of Synageva issued and outstanding capital stock entitled to vote is required to amend, repeal or adopt any provision inconsistent with (i) Article 11 of Synageva’s charter regarding the management of the business and conduct of the affairs of Synageva, (ii) the prohibition on stockholder action by written consent or (iii) the mandate that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors and limiting business at special meetings to that relating to the purposes stated in the notice of meeting.
Synageva’s bylaws provide that the affirmative vote of 75% of the shares of Synageva issued and outstanding capital stock entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with (i) the mandate that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors and limiting business at special meetings to that relating to the purposes stated in the notice of meeting, (ii) the process set forth in Synageva’s bylaws for nominating directors, (iii) the process set forth in Synageva’s bylaws for properly bringing business before the annual meeting of stockholders, (iv) the prohibition on stockholder action by written consent, (v) the process for calling stockholder meetings to order, (vi) Article 2 of Synageva’s bylaws regarding directors and (vii) Article 6 of Synageva’s bylaws regarding amendments to Synageva’s bylaws.
Special Meetings of Stockholders
Special meetings of Synageva’s stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or the board of directors. Stockholders may not call special meetings.	Special meetings of Alexion’s stockholders may be called only by the Chairman of the board of directors, the President, the Secretary or a majority of the board of directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting.

SYNAGEVA	ALEXION
Stockholder Proposals and Nominations for Candidates for Election
Synageva’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Synageva’s bylaws.	Alexion’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Alexion’s bylaws.
To be timely, a stockholder’s notice must be delivered to the secretary of Synageva at Synageva’s principal executive offices not less than 60 days and not more than 90 days prior to a stockholder meeting, unless less than 70 days’ notice of the date of such meeting is given to stockholders, in which event, such notice must be mailed or delivered to the secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.	To be timely, a stockholder’s notice must be delivered to the secretary of Alexion at Alexion’s principal executive offices not earlier than the close of business on the 120th day prior to the date of such meeting and not later than the close of business on the later of the 90th day prior to the date of such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement is first made of the date of the meeting.
Synageva’s bylaws also require that a stockholder’s notice must set forth certain information with respect to the stockholder and, if applicable, the stockholder’s nominee for the board of directors or a brief description of the business to be conducted.	Alexion’s bylaws also require that a stockholder’s notice must set forth certain information with respect to the stockholder and, if applicable, the stockholder’s nominee for the board of directors or a brief description of the business to be conducted.
Additionally, any stockholder proposal that complies with Rule 14a-8 promulgated under the Exchange Act and is to be included in Synageva’s proxy statement for an annual meeting of stockholders will be deemed to comply with the requirements of Synageva’s bylaws related to non-director related business brought before a stockholder meeting.	Additionally, any stockholder proposal that complies with Rule 14a-8 promulgated under the Exchange Act and is to be included in Alexion’s proxy statement for an annual meeting of stockholders will be deemed to comply with the requirements of Alexion’s bylaws related to non-director related business brought before a stockholder meeting.
Amendment of Charter and Bylaws
Synageva’s charter also provides that, unless such amendment or repeal is approved by resolution adopted by two-thirds of all disinterested directors in office, the affirmative vote of 75% of the shares of Synageva issued and outstanding capital stock entitled to vote is required to amend, repeal or adopt any provision inconsistent with (i) Article 11 of Synageva’s charter regarding the management of the business and conduct of the affairs of Synageva, (ii) the prohibition on stockholder action by written consent or (iii) the mandate that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors and limiting business at special meetings to that relating to the purposes stated in the notice of meeting.
Alexion’s charter may be amended by the affirmative vote of the holders of a majority of Alexion’s outstanding common stock entitled to vote thereon.
Alexion’s bylaws may be amended by the affirmative vote of the holders of a majority of the shares of Alexion’s outstanding common stock or by the affirmative vote of a majority of the entire board of directors.

SYNAGEVA	ALEXION
Synageva’s bylaws provide that the affirmative vote of 75% of the shares of Synageva issued and outstanding capital stock entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with (i) the mandate that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors and limiting business at special meetings to that relating to the purposes stated in the notice of meeting, (ii) the process set forth in Synageva’s bylaws for nominating directors, (iii) the process set forth in Synageva’s bylaws for properly bringing business before the annual meeting of stockholders, (iv) the prohibition on stockholder action by written consent, (v) the process for calling stockholder meetings to order, (vi) Article 2 of Synageva’s bylaws regarding directors and (vii) Article 6 of Synageva’s bylaws regarding amendments to Synageva’s bylaws.
Except as described above, (i) Synageva’s charter may be amended by the affirmative vote of the holders of a majority of the shares of the capital stock of Synageva issued and outstanding and entitled to vote at any meeting of stockholders, and (ii) Synageva’s bylaws may be amended by the affirmative vote of the holders of a majority of the shares of the capital stock of Synageva issued and outstanding and entitled to vote at any meeting of stockholders or by the affirmative vote of a majority of the directors.
Shareholder Rights Plan
Synageva does not currently have a shareholder rights plan in place.	Alexion does not currently have a shareholder rights plan in place.
Business Combination Statute
Synageva has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Alexion Common Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Alexion’s Charter and Bylaws — Delaware Law.”	Alexion has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Alexion Common Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Alexion’s Charter and Bylaws — Delaware Law.”
Exclusive Forum
Synageva’s bylaws provide that unless Synageva otherwise consents in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Synageva, any action asserting a claim of breach of fiduciary duty owed by any director,	Alexion’s bylaws provide that unless its board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Alexion, any action asserting a claim of breach of a fiduciary duty owed by any of Alexion’s directors or officers or other employees or its stockholders, any action asserting a claim against Alexion or any of its

SYNAGEVA	ALEXION
officer or other employee of Synageva to Synageva or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or Synageva’s charter or bylaws, any action to interpret, apply, enforce or determine the validity of Synageva’s charter or bylaws, or any action asserting a claim governed by the internal affairs doctrine.	directors or officers arising pursuant to any provision of the DGCL or Alexion’s charter or bylaws, or any action asserting a claim against Alexion or any of its directors or officers or other employees governed by the “internal affairs doctrine” under Delaware state corporate law. However, if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

LEGAL MATTERS
The validity of the Alexion common stock offered by this document will be passed upon for Alexion by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS
The consolidated financial statements of Alexion and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this document and in the registration statement of which this document forms a part by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 of Alexion Pharmaceuticals, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Synageva and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this document and in the registration statement of which this document forms a part by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 of Synageva BioPharma Corp. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE TO OBTAIN ADDITIONAL INFORMATION
Alexion and Synageva file annual, quarterly and current reports, proxy statements and other information with the SEC. Synageva stockholders may read and copy any reports, statements or other information that Alexion or Synageva file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Alexion’s and Synageva’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.
Alexion has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Alexion common stock to be issued in the offer and the first merger. This document is a part of that registration statement. Alexion may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Alexion and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Alexion and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.
The SEC allows Alexion to incorporate information into this document “by reference,” which means that Alexion and the Offeror can disclose important information to Synageva stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Alexion and Synageva have previously filed with the SEC. These documents contain important information about Alexion and Synageva and their financial conditions, businesses, operations and results.
Alexion Filings:
Alexion Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2014, as filed with the SEC on February 2, 2015
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015, as filed with the SEC on April 24, 2015
The description of Alexion’s common stock set forth in Synageva’ Registration Statement on Form 8-A	As filed with the SEC on February 21, 1997, together with all amendments and reports filed for the purpose of updating such description
Current Reports on Form 8-K	Filed with the SEC on:
• January 7, 2015 • January 29, 2015 • March 16, 2015 • March 26, 2015 • April 7, 2015 • May 6, 2015 • May 12, 2015
Proxy Statement on Schedule 14A	For the 2015 annual meeting of stockholders, filed with the SEC on April 8, 2015

Synageva Filings:
Synageva Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015, as filed with the SEC on April 30, 2015
The description of Synageva’s common stock set forth in Synageva’ Registration Statement on Form 8-A	As filed with the SEC on October 1, 1997, together with all amendments and reports filed for the purpose of updating such description
Current Reports on Form 8-K	Filed with the SEC on:
• January 7, 2015 • February 2, 2015 • February 9, 2015 • May 6, 2015
Proxy Statement on Schedule 14A	For the 2015 annual meeting of stockholders, filed with the SEC on April 28, 2015
Alexion also hereby incorporates by reference any additional documents that either it or Synageva may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Alexion’s and Synageva’s websites.
Synageva stockholders may obtain any of these documents without charge upon request to the information agent toll-free at (888) 206-0860 or from the SEC at the SEC’s website at www.sec.gov.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION
by and among
ALEXION PHARMACEUTICALS, INC.,
PULSAR MERGER SUB INC.,
GALAXY MERGER SUB LLC,
and
SYNAGEVA BIOPHARMA CORP.
Dated as of May 5, 2015

A-i

A-ii

Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 6.19
A-iii

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of May 5, 2015, is by and among Synageva Biopharma Corp., a Delaware corporation (the “Company”), Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Pulsar Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Purchaser”), and Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and, together with Purchaser, the “Merger Subs”). Parent, each of the Merger Subs and the Company are each sometimes referred to herein as a “Party“ and collectively as the “Parties”.
WITNESSETH:
WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;
WHEREAS, it is also proposed that, regardless of whether the Acceptance Time occurs, (a) the Parties shall effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company surviving the merger (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving company of the First Merger, with and into Merger Sub 2, with Merger Sub 2 surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);
WHEREAS, (a) if the Acceptance Time occurs, the First Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer, and (b) if an Offer Termination occurs, the First Merger will be governed by Section 251(c) of the DGCL and will be effected as soon as practicable following the receipt of the Company Stockholder Approval, in each case, upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares or Dissenting Shares) will automatically be converted into the right to receive the Transaction Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;
WHEREAS, the Parties intend that (a) if the Acceptance Time occurs, the Offer and the Mergers, taken together, or (b) if an Offer Termination occurs, the Mergers, taken together, in each case, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) (a) unanimously determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the First Merger in connection therewith are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the holders of shares of Company Common Stock (1) accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (2) adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof  (such recommendation, the “Company Recommendation”);
WHEREAS, the board of directors or sole member, as applicable, of Parent and each of the Merger Subs has approved this Agreement and determined that this Agreement and the Transactions, including the Offer, the Mergers and the issuance of Parent Common Stock in the Offer and the First Merger are advisable and fair to, and in the best interests of, Parent and each of the Merger Subs and its stockholders or members, as applicable;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are simultaneously herewith entering into those certain Voting and Support Agreements (the “Voting and Support Agreements”), pursuant to which, among other things, such stockholders agree to vote shares of Company Common Stock owned by them in favor of the adoption of this Agreement if a vote is required to effect the First Merger pursuant to the DGCL; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Offer and the Mergers and to prescribe certain conditions to the Offer and the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
Article I.
THE OFFER
Section 1.1   The Offer.
(a)   Terms and Conditions of the Offer.   Subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated in accordance with Article VIII and that the Company shall have complied with its obligations under Section 1.2 and Section 1.3 hereof, as promptly as practicable after the date hereof  (but in no event later than 5:00 p.m., New York City time, on May 27, 2015), Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). If the Offer Termination has not occurred, the obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex A (the “Offer Conditions”). In the Offer, each share of Company Common Stock accepted by Purchaser shall be exchanged for the right to receive: (i) $115.00 in cash (the “Cash Consideration”), and (ii) 0.6581 shares of Parent Common Stock (the “Stock Consideration”, and together with the Cash Consideration, the “Transaction Consideration”).
(b)   Changes to Terms and Conditions.   Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Transaction Consideration to be paid in the Offer, (iii) change the form of consideration payable in the Offer, (iv) waive, amend or modify any of the conditions set forth in paragraphs (A), (B), (C), (D), (E)(1), (E)(5) or (E)(6) of Annex A (provided, that Parent shall (and shall cause Purchaser to) waive both of the conditions set forth in paragraphs (E)(5) and (E)(6) of Annex A upon the written request of the Company), (v) add any condition to the Offer other than those set forth in Annex A or (vi) amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, (vii) except as otherwise expressly required or permitted under this Agreement, terminate or extend the Offer, (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act, or (ix) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock.
(c)   Expiration and Extension of the Offer.
(i)   Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 12:00 midnight, New York City time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).
(ii)   Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to the Company’s and Parent’s respective rights to terminate this Agreement in accordance with Article VIII and to Parent’s right to terminate the Offer in accordance with Section 1.1(c)(iii)), (A) Purchaser shall (and Parent shall cause Purchaser to) extend the Expiration Date for any period required by applicable U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and its staff with respect thereto or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), applicable to the Offer (but in no event shall Purchaser be required to extend the Offer past the End Date) and (B) if at any scheduled Expiration Date the Offer Conditions shall not have been satisfied or earlier waived, Purchaser may elect to, and if requested by the Company, shall (and Parent shall cause Purchaser to), extend the Offer and the Expiration Date to a date that is not more than ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after such previously scheduled Expiration Date; provided, however, that if, as of any Expiration Date, the Offer Conditions set forth in paragraph (A) and / or paragraph (B) of Annex A shall not have been satisfied, if Purchaser elects to, or if the Company requests Purchaser to, extend the Offer and the Expiration Date pursuant to clause (B) of this Section 1.1(c)(ii), Purchaser shall be permitted to extend the Offer and the then-scheduled Expiration Date to a date that is not more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the then-scheduled Expiration Date (but which may in no event be later than the End Date); and provided, further, that (x) Purchaser shall not be required to (and shall not, if requested by the Company) extend the Offer and the Expiration Date to a date that is the later of  (1) thirty (30) calendar days following the date on which the condition set forth in paragraph (A) of Annex A has been satisfied (but in no event later than the End Date), and (2) August 15, 2015 and (y) the Company may not request that Parent cause Purchaser to extend the Offer at any time after July 15, 2015 if at such time less than ninety-five percent (95%) of the shares of Company Common Stock subject to any Voting and Support Agreement shall have been tendered into the Offer and have not been withdrawn.
(iii)   If, as of any Expiration Date occurring after July 12, 2015, any of the Offer Conditions shall not have been satisfied (or (if permitted by Section 1.1(b)) waived by Purchaser), then Parent may, by delivering written notice to the Company (together with a notice for a Meeting Election), elect to cause Purchaser to irrevocably and unconditionally terminate the Offer, whereupon Purchaser shall promptly after delivery of such notice terminate and withdraw the Offer. The termination of the Offer by Purchaser pursuant to this Section 1.1(c)(iii) is referred to in this Agreement as the “Offer Termination”. The Parties hereto acknowledge and agree that in no event shall an Offer Termination, in and of itself give, rise to a right of termination of this Agreement, and, in the event an Offer Termination occurs, (A) absent any termination of this Agreement for reasons other than the Offer Termination pursuant to and in accordance with Section 8.1, the obligations of the Parties hereunder (other than those related to the Offer that are not set forth in this Section 1.1(c)(iii)) shall continue to remain in effect, including those obligations with respect to the Mergers, (B) Purchaser shall not (and Parent shall cause Purchaser not to) (1) accept for payment, or pay for, any shares of Company Common Stock tendered into the Offer, (2) without the Company’s prior written consent, commence within the meaning of Rule 14d-2 promulgated under the Exchange Act another tender offer or exchange offer with respect to Company Common Stock or Company Preferred Stock after the Offer Termination or (3) provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act, (C) the defined term “Transaction” shall be deemed not to include the Offer and the Offer shall be deemed not to be a transaction contemplated by this Agreement and (D) the text of clause (D)(1) of the definition of  “Company Recommendation” shall be deemed to have been deleted in its entirety.
(iv)   Except as provided in Section 1.1(c)(iii), Purchaser shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VIII. In the event this Agreement is terminated pursuant to Article VIII prior to any scheduled Expiration Date, Purchaser shall promptly (and in any event within twenty-four (24) hours of such termination of this Agreement) irrevocably and unconditionally terminate the Offer.
(d)   Payment for Shares of Company Common Stock.   Subject only to the satisfaction or waiver by Purchaser of the Offer Conditions as of the Expiration Date in accordance with Section 1.1(a) and Section 1.1(b), Purchaser shall, and Parent shall cause Purchaser to, (i) promptly after the Expiration Date accept for payment (the time of such acceptance, the “Acceptance Time”), and (ii) promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act, and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3))) after the Expiration Date pay for, all shares of Company Common Stock that are validly tendered (and not properly withdrawn) in the Offer Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that notwithstanding anything to the contrary contained in this Section 1.1(d) without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment effective immediately after the Acceptance Time.
(e)   No Fractional Shares.   In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest one-hundredth of a cent.
(f)   Tax Withholding.   Notwithstanding anything to the contrary contained herein, Parent and Purchaser shall be entitled to deduct and withhold from the Transaction Consideration otherwise payable pursuant to the Offer such amounts as Parent or Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.
(g)   Adjustments to the Offer.   The Cash Consideration and the Stock Consideration shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the Transactions) with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer.
(h)   Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article VIII.
Section 1.2   Schedule TO; Offer Documents; Offer Form S-4.
(a)   As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent shall, and shall cause Purchaser to:
(i)   prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit an offer to purchase and forms of the letter(s) of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);
(ii)   deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;
(iii)   give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and
(iv)   subject to the Company’s compliance with Section 1.3(a) and Section 1.3(c), cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

(b)   Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Offer Form S-4”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”).
(c)   Parent shall, with the Company’s cooperation, use its reasonable best efforts to (i) from and after commencement of the Offer until any Offer Termination, have the Offer Form S-4 declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Offer Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Offer Form S-4, if it is the Form S-4 declared effective by the SEC, effective for so long as necessary to complete the First Merger. Parent shall notify the Company promptly of the time when the Offer Form S-4 has become effective or any supplement or amendment to the Offer Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer and/or the First Merger for offering or sale in any jurisdiction. The Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company and its Subsidiaries and the holders of shares of Company Common Stock that is required by applicable Law to be included in the Offer Documents and the Offer Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.2. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Offer Form S-4 in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Offer Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall, with the Company’s cooperation, take all steps necessary to cause the Offer Documents and the Offer Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Company Common Stock, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or the Nasdaq. Parent shall cause the Offer Form S-4 to comply as to form in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Offer Form S-4 (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Offer Form S-4 and shall promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Offer Form S-4 and Parent and Purchaser shall give reasonable and good faith consideration to any timely comments thereon made by the Company or its counsel and (D) promptly provide the Company with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Offer Form S-4, and of any amendments or supplements to any Offer Document or the Offer Form S-4. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer and/or the First Merger, and will pay all expenses thereto, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.3   Company Actions.
(a)   Company Determinations, Approvals and Recommendations.   The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein:
(i)   determined that the terms of the Transactions, including the Offer and the Mergers are fair to, and in the best interests of, the Company and its stockholders;
(ii)   determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement;
(iii)   approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein; and
(iv)   resolved to make the Company Recommendation.
The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Recommendation in the Offer Documents and the Forms S-4, until and unless the Company Board of Directors has effected a Company Adverse Recommendation Change in compliance with the terms of Section 6.3.
(b)   Schedule 14D-9.   The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of shares of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock (to the extent required by the applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall furnish to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.3(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall, with Parent’s and Purchaser’s cooperation, take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable Laws. Unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in accordance with Section 6.3, the Company shall (A) provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its counsel, (B) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9 and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to the Schedule 14D-9 and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent or its counsel and (D) promptly provide Parent with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. Notwithstanding anything to the contrary in this Section 1.3(b), but subject to Section 6.3, the Company may amend or supplement the Schedule 14D-9 in connection with a Company Adverse Recommendation Change, without the prior consent of Parent and without providing Parent or its counsel an opportunity to review or comment thereon. The Schedule 14D-9 shall include the fairness opinions of the Company’s financial advisors referenced in Section 4.19 and the notice and other information required by Section 262(d) of the DGCL.
(c)   Company Information.   In connection with the Offer and the Mergers, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Mergers to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer and the Mergers to the holders of shares of Company Common Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Mergers, Parent and Purchaser (and their respective agents) shall:
(i)   hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;
(ii)   use such information only in connection with the Offer and the Mergers; and
(iii)   if this Agreement shall be terminated pursuant to Article VIII, promptly return (and shall use their respective reasonable efforts to cause their agents to return to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control and, if requested, promptly certify to the Company in writing that all such material has been returned or destroyed.
Article II.
THE MERGERS
Section 2.1   The Mergers.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h)) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), (a) at the First Effective Time (as defined below), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of Parent, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by Section 251(h) of the DGCL if the Acceptance Time occurs; if an Offer Termination occurs, the First Merger shall be governed by Section 251(c) of the DGCL.
Section 2.2   Closing.   The closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, if the Acceptance Time occurs and the First Merger is eligible to be governed by Section 251(h) of the

DGCL, as soon as practicable following the Acceptance Time, or, if an Offer Termination occurs, as soon as practicable following receipt of the Company Stockholder Approval, and in either case, no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3   Effective Times.   As soon as practicable on the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) following the filing of the First Certificate of Merger, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”)) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (which, if the Acceptance Time occurs, shall be as soon as is practicable thereafter) (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.
Section 2.4   Effects of the Mergers.   The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.
Section 2.5    Organizational Documents of the Surviving Company.
(a)    At the First Effective Time, the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b)    At the Second Effective Time (and subject to Section 6.9(e)), the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.
(c)    From and after the First Effective Time until the sixth (6th) anniversary thereof, the Organizational Documents of the Surviving Company and its Subsidiaries as of the Second Effective Time shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the First Effective Time, directors, officers or employees of the Company, a Subsidiary of the Company or any of their predecessor entities, than are presently set forth in the Company Organizational Documents and the Organizational Documents of Subsidiaries of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

Section 2.6    Directors; Manager.
(a)    Subject to applicable Law, the directors of Purchaser immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(b)    Subject to applicable Law, the manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time.
Section 2.7    Officers.
(a)    The officers of Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation.
(b)    Except as otherwise determined by Parent prior to the Second Effective Time, the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE III.
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 3.1    Effect on Capital Stock.
(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or common stock of Purchaser:
(i)    Conversion of Company Common Stock.    At the First Effective Time, subject to Section 1.1(a), the first sentence of Section 1.1(d), Section 1.1(e) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Cancelled Shares, any Converted Shares and any Dissenting Shares) shall be automatically converted into the right to receive the Transaction Consideration. From and after the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.1(e), cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a), together with the amounts, if any, payable pursuant to Section 3.2(e).
(ii)    Cancellation of Company Common Stock; Certain Subsidiary Owned Shares.    Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned by Parent, Purchaser or Merger Sub 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Purchaser or Merger Sub 2) shall be converted into such number of shares of Parent Common Stock equal to the sum of  (A) such number of shares of Parent Common Stock equal to the quotient of the Cash Consideration divided by the average of the highest and lowest price per share of Parent Common Stock on the Nasdaq on the Closing Date and (B) the Stock Consideration (the “Converted Shares”).
(iii)    Treatment of Purchaser Shares.    At the First Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing shares of Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Transaction Consideration and the Fractional Share Cash Amount (as defined below) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1(a), as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 3.2(e).
(b)    Conversion of First Surviving Corporation Shares.    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.
(c)    Shares of Dissenting Stockholders.    Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a person (a “Dissenting Stockholder”) who has not tendered into the Offer and/or has not voted in favor of, or consented to, the adoption of this Agreement at any meeting of the Company’s stockholders held for such purpose or any adjournment or postponement thereof, and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 3.1(a)(i), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, after the First Effective Time, withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the First Effective Time into the right to receive the Transaction Consideration pursuant to Section 3.1(a)(i). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.
(d)    Certain Adjustments.    If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred (other than in connection with the Transactions), then the Transaction Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

(e)    No Fractional Shares.    No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.1(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the First Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.
Section 3.2    Exchange of Certificates.
(a)    Appointment of Exchange Agent.    Prior to the First Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as exchange agent (such exchange agent, which, if practicable, shall also be the depositary pursuant to the Offer, the “Exchange Agent”) for the payment of the Transaction Consideration in the Offer and the First Merger and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement, which shall be in form and substance satisfactory to the Company.
(b)    Deposit of Transaction Consideration.    Parent shall deposit, or cause to be deposited, with the Exchange Agent, prior to or concurrently with the First Effective Time, cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the Fractional Share Cash Amount) payable in the First Merger to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent, prior to or concurrently with the First Effective Time, evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the First Merger (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).
(c)    Exchange Procedures.    Promptly after the First Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Transaction Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably agree) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Transaction Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e) (collectively, the “Exchanged Amounts”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Transaction Consideration, including payment of the Fractional Share Cash Amount, and any amounts payable in respect of dividends or other distributions on shares of Parent common stock in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
(d)    Surrender of Certificates or Book-Entry Shares.    Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Exchanged Amounts. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive, upon such surrender, the Exchanged Amounts. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Exchanged Amounts that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Stock were converted into the right to receive the Exchanged Amounts shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to exchange and deliver as promptly as reasonably practicable after the First Effective Time, the Exchanged Amounts in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.
(e)    Treatment of Unexchanged Shares.    No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Transaction Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock issuable in respect of such share of Company Common Stock.
(f)    No Further Ownership Rights in Company Common Stock.    The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights of Dissenting Stockholders). From and after the First Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation or the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
(g)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding

$1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, or to the extent the cash portion of the Exchange Fund otherwise diminishes for any reason below the level required for the Exchange Agent to make cash payments pursuant to this Article III, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the First Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any cash amounts in excess of the amounts payable under Section 3.1, shall be promptly returned to Parent.
(h)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the First Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Transaction Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article III without any interest thereon.
(i)    No Liability.    None of Parent, the Company, Purchaser or Merger Sub 2 or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Transaction Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second (2nd) anniversary of the First Effective Time (or immediately prior to such earlier date on which the Transaction Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.
(j)    Withholding Rights.    Each of the Company, Parent, Purchaser, Merger Sub 2, the First Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.
(k)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in customary amount as Parent or the Exchange Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
Section 3.3    Company Stock Options.
(a)    Each option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan that is outstanding immediately prior to the First Effective Time (each, a “Company Option”) shall, as of the First Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of such Company Option, become fully vested and be cancelled and shall only entitle the holder of such Company Option to receive (without interest), in respect of each share of Company Common Stock underlying such Company Option, as soon as reasonably practicable after the First Effective Time, an amount of cash and a number of shares of Parent Common Stock equal to (i) the

Transaction Consideration multiplied by (ii) a number of shares of Company Common Stock equal to (1) $230.00 minus the corresponding per share exercise price of such Company Option, divided by (2) $230.00, with the cash portion of such amount rounded down to the nearest cent and with the portion of such amount payable in shares of Parent Common Stock rounded down to the nearest one thousandth of a share (the “Option Consideration”); provided that, each holder of a Company Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to this Section 3.3(a) in respect of a Company Option (after aggregating all of the Option Consideration due with respect to all shares of Company Common Stock underlying such Company Option) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded down to the nearest cent. For the avoidance of doubt, each Company Option that has a per share exercise price that equals or exceeds $230.00 shall be cancelled and shall cease to exist without entitling the holder thereof to receive any payment under this Section 3.3(a) in accordance with the terms of the applicable Company Stock Plan.
(b)    Each restricted stock unit awarded in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding as of the First Effective Time (each, a “Company RSU Award”), other than any Rolled 2015 RSU Award (as defined in and adjusted pursuant to the terms of Section 3.3(c) below) shall, by virtue of the occurrence of the Closing and without any action on the part of any holder of such Company RSU Award, as of the First Effective Time, become fully vested and be cancelled and shall only entitle the holder of such Company RSU Award to receive (without interest), as soon as reasonably practicable after the First Effective Time, an amount in cash and a number of shares of Parent Common Stock equal to the Transaction Consideration, as determined in accordance with Section 1.1(a) and subject to Section 1.1(e), in respect of each share of Company Common Stock subject to such Company RSU Award outstanding immediately prior to the First Effective Time (the “RSU Consideration”); provided that with respect to any Company RSU Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be settled at the First Effective Time without triggering a Tax or penalty under Section 409A of the Code, the RSU Consideration shall be paid to the applicable Company RSU Award holder at the earliest time permitted under the applicable Company Stock Plan and the applicable Company RSU Award award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(c)    Notwithstanding the foregoing, with respect to each 2015 RSU Award (as defined below) that is outstanding as of the First Effective Time: (i) fifty percent (50%) of such 2015 RSU Award (such portion of each 2015 RSU Award, the “Rolled 2015 RSU Award”) outstanding immediately prior to the First Effective Time shall be converted into a restricted stock unit award in respect of the number of shares of Parent Common Stock, rounded to the nearest whole share, determined by multiplying (x) the number of shares of Company Common Stock subject to such Rolled 2015 RSU Award by (y) the RSU Exchange Ratio (an “Adjusted RSU Award”), with each Adjusted RSU Award to continue to be subject to the same terms and conditions as were applicable to the related Rolled 2015 RSU Award immediately prior to the First Effective Time (including accelerated vesting upon a termination without “cause” or resignation for “good reason” (each, as defined in Section 6.1(b)(iv) of the Company Disclosure Schedule) within two (2) years following the First Effective Time); and (ii) the remaining 50% of each 2015 RSU Award shall be treated in the same manner and on the same terms as any other Company RSU Award in accordance with the provisions of Section 3.3(b) above. For purposes of this Agreement, the term “2015 RSU Award” means a Company RSU Award granted to an active employee of the Company or one of its Subsidiaries after the date of this Agreement and prior to the First Effective Time, as permitted pursuant to the provisions of Section 6.1(b)(iv) of the Company Disclosure Schedule and the term “RSU Exchange Ratio” means the sum of  (i) the Stock Consideration and (ii) the quotient of the Cash Consideration, divided by the Parent Trading Price.
(d)    All applicable Taxes required to be withheld with respect to the payment of the Option Consideration and the RSU Consideration, respectively, as provided in Section 3.2(j), shall first be withheld from the cash portion of the Option Consideration payment and the RSU Consideration payment, respectively. Prior to the First Effective Time, the Company Board of Directors and/or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Company Options and Company RSU Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 3.3. As soon as reasonably practicable following the First

Effective Time, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Adjusted RSU Awards pursuant to this Section 3.3.
(e)    (i) Each outstanding offering period in progress as of the date of this Agreement (each, an “Offering Period”) under the Company Employee Stock Purchase Plan (the “ESPP”) shall terminate at the earlier of  (x) the scheduled purchase date for such Offering Period and (y) the date that is seven (7) Business Days prior to the Acceptance Time, or, if an Offer Termination has occurred, the First Effective Time, and be the final offering period under the ESPP, (ii) the accumulated contributions of each ESPP participant under the ESPP will be used to purchase Company Common Stock on the earlier of  (x) the scheduled purchase date for such Offering Period and (y) the date that is seven (7) Business Days prior to the Acceptance Time, or, if an Offer Termination has occurred, the First Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant), and (iii) the ESPP shall terminate prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time. No participant may elect to participate in the ESPP after the date of this Agreement and no participant may increase their payroll deductions from those in effect on the date of this Agreement. The Company shall pass resolutions as and when necessary for the treatment of the ESPP and the purchase rights under the ESPP as contemplated by this Section 3.3(e).
Section 3.4    Further Assurances.    If at any time before or after the First Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the First Effective Time, then, subject to the terms and conditions of this Agreement, Parent, Purchaser, Merger Sub 2, the Company, the First Surviving Corporation and the Surviving Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (i) in the publicly available Company SEC Documents filed with or furnished to the SEC (including the exhibits and schedules thereto) since December 31, 2013 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation or warranty), the Company represents and warrants to Parent as follows:
Section 4.1    Organization.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the (i) Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so organized or in existence, qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (which bylaws shall have been amended by the Company Board of Directors to include a forum selection bylaw prior to the date hereof) (the “Company Bylaws”) (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents (the “Organizational Documents”) for each Subsidiary of the Company, in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect and the Company is not in violation of their provisions. Except as has not had and would not be reasonably expected to have, a Company Material Adverse Effect, the Organizational Documents of the Subsidiaries of the Company are in full force and effect and no Subsidiary is in violation of its Organizational Documents. Section 4.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any interest in any person) (and the amount and percentage of any such interest) as of the date of this Agreement.
Section 4.2    Capital Stock and Indebtedness.
(a)    The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of April 30, 2015, (i) 37,167,098 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 4,306,710 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 30,000 shares of Company Common Stock were subject to outstanding Company RSU Awards (assuming, if applicable, satisfaction of any performance vesting conditions at maximum levels) and (B) 3,033,497 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (v) 128,719 shares of Company Common Stock are reserved for issuance in respect of the ESPP, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.2(a) and Section 4.2(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of the Company) or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with Company Benefit Plans and other employee or contractor compensation arrangements) or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since April 30, 2015 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms).

(b)    Section 4.2(b) of the Company Disclosure Schedule sets forth a list that is true and complete in all material respects of the number of Company Stock Awards outstanding, and the weighted average exercise price with respect to the Company Options, in each case, as of the date of this Agreement.
(c)    The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. No Subsidiary of the Company owns any shares of capital stock of the Company.
Section 4.3    Corporate Authority Relative to this Agreement; No Violation.
(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers (subject to, if an Offer Termination has occurred, adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”)). The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 4.3(d), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, other than, if an Offer Termination has occurred, the Company Stockholder Approval. The Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interest of the Company and its stockholders to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock (A) accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (B) adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof.
(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the First Merger.
(c)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, Purchaser and Merger Sub 2, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief  (the “Enforceability Exceptions”).
(d)    Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, Schedule 14D-9, Forms S-4 (including the Offer Prospectus and Merger Proxy Statement/Prospectus), with the SEC and any amendments or supplements thereto and declaration of effectiveness of the applicable Form S-4, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the Nasdaq, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the approvals set forth in Section 4.3(d) of the Company Disclosure Schedule (clauses (i) through (viii) collectively, the “Company Approvals”), and

(ix) such other authorizations, consents, orders, licenses, permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, including the Mergers.
(e)    The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries or (iii) conflict with or violate any applicable Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.
(f)    The Company has not opted out of Section 251(h) of the DGCL in the Company Certificate.
Section 4.4    Reports and Financial Statements.
(a)    The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2012 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act“), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2012, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents.
(b)    (i) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (ii) each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (i) (and the related notes and schedules), the “Company Financial Statements”) presents fairly, in all material respects, or, in the case of Company SEC Documents filed after the date hereof, will present fairly, in all material respects, the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in the case of each of clause (i) and clause (ii) of this Section 4.4(b), in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes and footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) the Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) the Company Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. PricewaterhouseCoopers LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
(d)    Since December 31, 2012, (i) none of the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities Laws or breach of fiduciary duty by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.
Section 4.5    Internal Controls and Procedures.    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
Section 4.6    No Undisclosed Liabilities.    There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2014 (including any notes thereto), (b) Liabilities incurred in connection with this Agreement and the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2014, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7   Compliance with Law; Permits.
(a)   The Company and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities including Company Regulatory Agencies (collectively, “Laws” and each, a “Law”), except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity, including, without limitation, any Company Regulatory Agency, regarding any actual or possible failure to comply with any material Law in any material respect.
(b)   The Company and its Subsidiaries (A) hold, and have at all times since December 31, 2012 held, all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, including Company Regulatory Agencies, necessary for the lawful operation of the businesses of the Company and its Subsidiaries (the “Company Permits”), and (B) have filed all tariffs, reports, notices and other documents with all applicable Governmental Entities, including Company Regulatory Agencies, and have paid all fees and assessments due and payable, in each case in connection with such Company Permits, except, in the case of each of clause (A) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened by a Governmental Entity in writing and (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.
(c)   None of the Company nor its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, nor, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
Section 4.8   Certain Regulatory Matters.
(a)   Each medicinal or pharmaceutical product, product candidate or therapy that is or has since November 2, 2011 been researched, developed, tested (including through clinical trials), manufactured and stored on behalf of the Company or any of its Subsidiaries (each, a “Company Product”) is being done so in compliance with all applicable Health Laws, except for any noncompliance that is not, or would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries own or have the right to use all data collected in the course of any clinical trials conducted since November 2, 2011, to the extent allowed by applicable privacy laws and informed consents received, including the right to use such data in submissions to any Company Regulatory Agency, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)   Section 4.8(b) of the Company Disclosure Schedule lists all material Registrations made between November 2, 2011 and the date of this Agreement. Complete and accurate copies of all such Registrations, and all correspondence with any Company Regulatory Agency with respect to such Registrations, have been made available to Parent. Since November 2, 2011, the Company and its Subsidiaries have never imported for sale, exported for sale, marketed for sale, sold, offered for sale, distributed for sale, processed for sale or packaged for sale any Company Products.
(c)   The Company has made available to Parent complete, true and correct copies of all non-ministerial correspondence (including letters, memoranda, emails and formal summaries of meetings, phone calls, conversations and teleconferences whether written or electronic) to or from any Company Regulatory Agency and the Company or its Subsidiaries or any person acting for or on behalf of the Company or its Subsidiaries, including relating to clinical trials or proposed clinical trials of sebelipase alfa, SBC-103 and SBC-105 (collectively, the “Lead Product Candidates”) and material data from such trials or preclinical testing of the Lead Product Candidates, testing required or recommended for approval of the Lead Product Candidates, quality systems inherently related to the Lead Product Candidates, the manufacture of the Lead Product Candidates, inspection of facilities, audit reports or the pricing of or reimbursement for the Lead Product Candidates (whether for commercial sale, named patient or compassionate or similar use) and any other non-ministerial correspondence relating to labeling or product approval of the Lead Product Candidates.
(d)   As of the date of this Agreement, no clinical trial in respect of any of the Lead Product Candidates has been suspended, put on hold or terminated prior to completion, and, no investigational drug trial application that is required to be submitted to a Company Regulatory Agency before beginning clinical testing in human subjects for any of the Lead Product Candidates has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by a Company Regulatory Agency or voluntarily by the Company. As of the date of the Agreement, the Company has not received any written notice or other written communication indicating that a Company Regulatory Agency has commenced or threatened to initiate any action to withdraw approval or terminate clinical development of any of the Lead Product Candidates or to enjoin the manufacturing or testing of any of the Lead Product Candidates. To the knowledge of the Company, as of the date of this Agreement, there are no adverse effects, facts, changes, circumstances, events, occurrences, conditions or developments that are reasonably likely to adversely affect the approval of any of the Lead Product Candidates.
(e)   Since December 31, 2012, all reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to any Company Regulatory Agency by the Company and any Subsidiary of the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, applications, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing filed prior to the date hereof).
(f)   Since December 31, 2012, neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, employees or agents, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or similar policies of any other Company Regulatory Agency set forth in any applicable Health Laws, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole.
(g)   None of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (i) is or has been a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with federal health care program requirements; (ii) is or has been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other actions under the provisions of 21 U.S.C. Section 335 (a), (b) or (c), 42 U.S.C. Section 1320a-7 or any equivalent Laws in any other applicable jurisdiction; or (iii) has received written notice of or been subject to any other material enforcement action involving any Governmental Entity, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of the Company, threatened against the same.
(h)   The Company and its Subsidiaries are, and have been since December 31, 2012, in compliance in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et seq.) or any foreign equivalent Law, (ii) other applicable privacy Laws, and (iii) its internal policies and procedures. There are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of security or privacy Laws, in each case pending (or to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries.
Section 4.9   Environmental Laws and Regulations.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no investigations, actions, suits, proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging non-compliance with or other Liability under any Environmental Law, (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations as presently conducted, and compliance with the terms and conditions thereof) since December 31, 2012, (iii) to the knowledge of the Company, since December 31, 2012, there have been no Releases at any Company Leased Real Property of Hazardous Materials by the Company or any of its Subsidiaries that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (iv) to the knowledge of the Company, no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that could reasonably be expected to result in Liabilities under applicable Environmental Laws, (v) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person that could reasonably be expected to result in Liabilities to the Company and its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (vi) none of the Company and its Subsidiaries has received any unresolved claim, written notice, written complaint or written request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or Liability under applicable Environmental Laws.
Section 4.10   Employee Benefit Plans.
(a)   Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan document (including all amendments and attachments thereto); (ii) written summaries of such Company Benefit Plan if it is not in writing; (iii) all related trust documents; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination letter from the IRS; (vi) the most recent summary plan description and any summary of material modifications thereto; (vii) all material filings and communications received from or sent to any Governmental Entity since December 31, 2012; and (viii) the most recent audited financial statement and/or actuarial valuation.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan (other than any Company Benefit Plan maintained outside of the United States) has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any such Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding such Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company and/or its Subsidiaries in accordance with GAAP.

(c)   Section 4.10(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan, and such determination letter has not been revoked (nor, to the knowledge of the Company and its Subsidiaries, has revocation been threatened), and, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(d)   None of the Company nor its Subsidiaries nor any of their respective ERISA Affiliates has in the last six (6) years maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company and its Subsidiaries, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted with respect to the Company Benefit Plans (including, for the avoidance of doubt, any claims, lawsuits or arbitrations relating to any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any Liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code relating to employee benefit plans, and (ii) no event, transaction or condition has occurred or exists that could be expected to result in any such Liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the First Effective Time, Parent or any of its Affiliates.
(f)   Neither the Company nor any of its Subsidiaries, sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service (including any obligation with respect to any such employee benefit plan that the Company or any of its Subsidiaries may have sponsored prior to the date hereof), except as required by Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws.
(g)   Except as set forth on Section 4.10(g) of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to amend, merge, terminate, or receive a reversion of material assets from any Company Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any current or former employee, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan, or other contract, agreement, plan or arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.
(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in compliance with its terms and the applicable statutes or governmental regulations and rulings relating to such plans, (ii) if intended to qualify for special tax treatment, has met (and continues to meet) all requirements for such treatment, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book- reserved, as appropriate, based upon reasonable actuarial assumptions.
(i)   Section 4.10(i) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of May 4, 2015, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the exercise price for each such Company Stock Award, to the extent applicable, (v) the expiration date of each such Company Stock Award, to the extent applicable and (vi) whether such Company Stock Award is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code (such schedule, the “Company Equity Schedule”). With respect to each grant of a Company Stock Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq, (ii) each Company Option has been granted with a per-share exercise price at least equal to the per-share fair market value, as determined under Section 409A of the Code, of a share of Company Common Stock on the applicable date of grant, and (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.
Section 4.11   Absence of Certain Changes or Events.
(a)   Other than in connection with the negotiation and execution of this Agreement, since December 31, 2014 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.1(b)(vi), (vii), (viii), (ix) or (x).
(b)   Since December 31, 2014, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12   Investigations; Litigation.   Except as would not, individually or in the aggregate, reasonably be expected to be material to any of Lead Product Candidates or to the Company and its Subsidiaries taken as whole, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries. Section 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, inquiries, investigations, proceedings or claims other than worker’s compensation or personal injury claims, in each case pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries.
Section 4.13   Information Supplied.   The information supplied by the Company expressly for inclusion in the Offer Documents, the Schedule 14D-9 and the Forms S-4 (including the Offer Prospectus and Merger Proxy Statement/Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9, the Offer Prospectus and Merger Proxy Statement/Prospectus (and any amendment or supplement thereto) are first mailed to the stockholders of the Company or at the time the applicable Form S-4 is declared effective by the SEC, or on the date that the Offer is consummated or on the date of the Company Stockholder Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9, the Offer Prospectus, the Merger Proxy Statement/Prospectus or the

Forms S-4 which were not supplied by or on behalf of the Company. Each of the Schedule 14D-9 and the Merger Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
Section 4.14   Tax Matters.   (a)   Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(i)   Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate.
(ii)   Each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), except for Taxes for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements.
(iii)   Each of the Company and its Subsidiaries has complied with all applicable Law relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.
(iv)   No Tax Returns of the Company and its Subsidiaries have been examined, and neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.
(v)   All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.
(vi)   No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.
(vii)   There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of any Taxes or Tax matters of the Company or any of its Subsidiaries.
(viii)   There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.
(ix)   Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (iii) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, or otherwise.
(x)   The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.
(b)   None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two (2)-year period ending on the date hereof.

(c)   None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).
(d)   As of December 31, 2014, the consolidated federal income Tax Return group of which the Company is the common parent had (i) federal and state net operating loss carryforwards of at least $130,000,000 and $108,000,000, respectively, and (ii) federal orphan drug credits and federal and state research tax credit carryforwards of at least $110,000,000.
(e)   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, or, if an Offer Termination occurs, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Employment and Labor Matters.
(a)   Since December 31, 2012, (i) neither the Company nor any of its Subsidiaries is or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”), (ii) no employee is or has been represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries and (iii) to the knowledge of the Company, there have been no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Since December 31, 2012, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and (ii) none of the Company nor any of its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied with all laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and (ii) no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, the Company and its Subsidiaries have not been reassessed under such Laws since December 31, 2012, and (ii) there are no claims that may affect the accident cost experience of the Company or its Subsidiaries.
Section 4.16   Intellectual Property.
(a)   With respect to the Intellectual Property owned by, or exclusively licensed (other than pursuant to the Exclusive License Agreement, dated May 13, 2009, by and between Abbey and Regents of the University of Minnesota) to, the Company and each Subsidiary of the Company (collectively, the “Company Owned Intellectual Property”), Section 4.16(a) of the Company Disclosure Schedule sets forth, to the knowledge of the Company, in each case as of the date hereof, an accurate and complete list of all: (i) Patents, including the patent number or application serial number, the date issued or filed, and the current status; (ii) registrations for and applications to register Trademarks, including the application serial number or registration number, for each country or regional filing, and the class of goods covered; (iii) Domain Names, including the registration date, any renewal date and name of registry; and (iv) registrations for and applications to register Copyrights, including the number and date of registration for each country or regional filing in which a Copyright has been registered (clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”). Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, to the knowledge of the Company as of the date of this Agreement, none of the Company Registered Intellectual Property (x) has expired, been canceled or been abandoned, except (A) for such expirations, cancelations and abandonments intended or permitted by the Company in its reasonable business judgment or by the third party controlling prosecution and maintenance thereof in its reasonable business judgment, or (B) in accordance with the expiration of its ordinary term, or (y) has been held invalid or unenforceable by a court or other tribunal of competent jurisdiction. With respect to Patents (other than any provisional patent applications) covering subject matter directed to Lead Product Candidates, to the knowledge of the Company, there is no material prior art, prior use, prior sale or other novelty defeating acts that were not submitted to relevant Governmental Entities that applicable law would require to be submitted. To the knowledge of the Company, each granted Patent, registered Trademark and registered Copyright of Company Registered Intellectual Property is valid, subsisting and enforceable.
(b)   To the knowledge of the Company, the research, development and manufacture of the Lead Product Candidates by or on behalf of Company prior to the date of this Agreement has been performed without infringing any granted Patent or misappropriating any Trade Secret or confidential information that is owned or controlled by a third party. To the knowledge of the Company, the Company has not received any written notice from any third party asserting or alleging that any research, development or manufacturing of any of the Lead Product Candidates infringed or misappropriated Intellectual Property of such third party. To the knowledge of the Company, all Company Owned Intellectual Property that is owned by the Company or its Subsidiaries and all material Company Owned Intellectual Property that is exclusively licensed by the Company and directed to Lead Product Candidates is free and clear of all Liens (except for Permitted Liens or licenses granted to the Company or its Subsidiaries). Other than the Company Owned Intellectual Property exclusively licensed to the Company under the Contracts set forth in Section 4.16(b) of the Company Disclosure Schedule, the Company is the sole owner of all Company Owned Intellectual Property.
(c)   Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, to the knowledge of the Company: (i) there are no proceedings, claims, or actions that have been instituted or are pending against the Company or any Subsidiary of the Company, or are threatened, that challenge the Company’s or any of its Subsidiaries’ ownership of or right to practice any material Company Owned Intellectual Property; (ii) there are no interference, opposition, post-grant review, reissue, reexamination, or other similar proceeding is or has been pending or threatened, in which the scope, validity, enforceability, or ownership of any application for a Patent or Patent included in the material Company Registered Intellectual Property is being or has been contested or challenged; (iii) the Company has not received any notice alleging the invalidity or unenforceability of the Company Registered Intellectual Property or any infringement or misappropriation of any other person’s Intellectual Property; (iv) none of the Company Owned Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Subsidiary of the Company with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution); and (v) no person has infringed upon or misappropriated any of the Company Owned Intellectual Property, or has claimed any ownership interest in any Company Owned Intellectual Property that is owned by the Company, or is currently doing so.
(d)   To the knowledge of the Company (i) there has been no misappropriation of any material Trade Secret owned by the Company by any person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary of the Company has misappropriated any material Trade Secret of any other person in the course of performance as an employee, independent contractor or agent creating or contributing to the Company Owned Intellectual Property; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary of the Company is in material default or material breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Company Owned Intellectual Property. The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material Trade Secrets and third party confidential information provided to the Company or any of its Subsidiaries. There are no claims pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries alleging a violation of any third person’s privacy or personal information or data rights except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)   To the knowledge of the Company, all inventors of inventions within (i) Company Owned Intellectual Property that are owned by the Company or its Subsidiaries or (ii) Patents included in Company Owned Intellectual Property that are not owned by the Company or its Subsidiaries have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding Intellectual Property to their respective employers.
Section 4.17   Property.   Neither the Company nor any of its Subsidiaries own any material real property. Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such material property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Leased Real Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy any material Company Leased Real Property.
Section 4.18   Insurance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (b) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, all premiums due on such policies have been paid by the Company or its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies where such breach or default could permit cancellation, termination or modification of such insurance policies.
Section 4.19   Opinion of Financial Advisor.   The Company Board of Directors has received the oral opinion of Goldman, Sachs & Co., to be confirmed by delivery of a written opinion, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Transaction Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes, and it is agreed and understood that such written opinion was delivered for the information and assistance of the Company Board of Directors.
Section 4.20   Material Contracts.
(a)   Except for this Agreement, Contracts filed as exhibits to the Company SEC Documents or as set forth in Section 4.20 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   any Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company (or of any Subsidiary of the Company) or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;
(iii)   any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete in any material respect (or that following the First Effective Time will restrict the ability of Parent and its Subsidiaries (other than the Company and its Subsidiaries) to compete) with any other person in any line of business, therapeutic area or geographic region or that contains any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire or dispose of the securities of another person;
(iv)   any Contract that obligates the Company or its Subsidiaries in any material respect (or following the First Effective Time, obligates Parent or its Subsidiaries (other than the Company and its Subsidiaries)) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;
(v)   any material Contract that relates to the research, development, distribution, marketing (excluding Contracts with agencies that generate advertising disease awareness or marketing materials), supply or manufacturing of any of the Lead Product Candidates;
(vi)   any acquisition or divestiture Contract or material licensing agreement that contains indemnities or other obligation including “earnout” or other contingent payment obligations that would reasonably be expected to result in the receipt or making of future payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof;
(vii)   any Collective Bargaining Agreement to which the Company or a Company Subsidiary is a party;
(viii)   any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of  $5,000,000;
(ix)   any Contract that grants any right of first refusal, right of first offer or similar right to a third party (including stockholders of the Company) with respect to any material assets, rights or properties of the Company or its Subsidiaries;
(x)   any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to the Company or any of its Subsidiaries;
(xi)   (A) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries, and (B) any strategic alliance, collaboration, co-promotion or research and development project Contract, which, in the case of clause (B), is material to the Company and its Subsidiaries, taken as a whole;
(xii)   any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to make loans to the Company or any of its Subsidiaries, or (C) to grant liens on the property of the Company or any of its Subsidiaries;
(xiii)   any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person in excess of  $1,000,000 individually or $5,000,000 in the aggregate in the next twelve (12) months;
(xiv)   any settlement agreement (A) involving more than $50,000 or (B) not entered into in the ordinary course of business, in each case with the former employees of the Company or its Subsidiaries or independent contractors in connection with the cessation of such employee’s or independent contractor’s employment; and

(xv)   any Contract (A) granting the Company or one of its Subsidiaries any right to use any (i) Intellectual Property directly relating to the Lead Product Candidates or (ii) material Intellectual Property (other than Intellectual Property covered by clause (A)(i)), in each case, other than licenses in respect of commercially available software, (B) pursuant to which the Company or one of its Subsidiaries grants any third person the right to use (except pursuant to material transfer agreements), enforce or register any (i) Intellectual Property directly related to the Lead Product Candidates, or (ii) material Intellectual Property (other than Intellectual Property covered by clause (B)(i)), in each case that is owned by the Company or its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue or (C) restricting the right of the Company or its Subsidiaries to use, register, transfer, license, distribute or enforce any material Intellectual Property that is owned by the Company or its Subsidiaries.
All contracts of the types referred to in clauses (i) through (xv) above (whether or not set forth on Section 4.20 of the Company Disclosure Schedule) are referred to herein as “Company Material Contracts.” Except as stated otherwise in Section 4.20 of the Company Disclosure Schedule, the Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.
(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, since December 31, 2012, no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions; (ii) there are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract.
Section 4.21   Finders or Brokers.   Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Goldman, Sachs & Co. relating to the Transactions.
Section 4.22   State Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.16, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Voting and Support Agreements and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company Bylaws.
Section 4.23   No Other Representations.   Except for the representations and warranties contained in this Article IV or in any certificates delivered by the Company in connection with the Offer, each of Parent, Purchaser and Merger Sub 2 acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or in connection with the Transactions.

Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as disclosed (i) in the publicly available Parent SEC Documents (including the exhibits and schedules thereto) filed with or furnished to the SEC since December 31, 2013 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure, or (ii) in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule” and together with the Company Disclosure Schedule, the “Disclosure Schedules”) (provided that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation or warranty), Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:
Section 5.1   Organization.
(a)   Each of Parent and Purchaser is a corporation, and Merger Sub 2 is a limited liability company, in each case, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so organized or in existence, qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions.
(b)   Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws (the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect and Parent is not in violation of its provisions.
Section 5.2   Capitalization.   The authorized capital stock of Parent consists of 290,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). As of May 4, 2015, (i) 202,968,852 and 199,613,272 shares of Parent Common Stock were issued and outstanding, respectively, (ii) 3,355,580 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 7,216,828 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans in respect of outstanding and future awards (any such awards, collectively, “Parent Stock Awards”), (v) 6,951,847 shares of Parent Common Stock are issuable upon the exercise of outstanding options, (vi) 1,714,156 shares of Parent Common Stock are subject to outstanding performance-based restricted stock units under the Parent Stock Plans (assuming, if applicable, achievement of all performance goals at maximum level), (vii) 1,702,108 shares of Parent Common Stock are subject to outstanding restricted stock awards under the Parent Stock Plans and (viii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of Parent) or (5) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock (other than in connection with Parent benefit plans and other employee or contractor compensation arrangements), or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries. Since May 4, 2015 through the date hereof, Parent has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Parent Stock Awards in accordance with their respective terms).
Section 5.3   Corporate Authority Relative to this Agreement; No Violation.
(a)   No vote of holders of capital stock of Parent is necessary, pursuant to applicable Law, the articles of incorporation or bylaws of Parent, pursuant to Nasdaq rules or otherwise, to approve this Agreement, the issuance of any Parent Common Stock to be exchanged for Company Common Stock pursuant to Article I or Article III or the Transactions. Each of Parent, Purchaser and Merger Sub 2 has the required corporate or comparable power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers, subject only to the adoption of this Agreement by Parent as the sole stockholder of Purchaser and as the sole member of Merger Sub 2, both of which will occur immediately following the execution of this Agreement. The execution, delivery and performance of this Agreement by Parent and the Merger Subs and the consummation by each of them of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by all necessary corporate or comparable action on the part of Parent and the Merger Subs, and, except as set forth in Section 5.3(b), no other corporate or comparable action on the part of any of Parent, Purchaser or Merger Sub 2 is necessary to authorize the execution and delivery by Parent and the Merger Subs of this Agreement and the consummation of the Transactions, including the Offer and the Mergers. The board of directors of Parent has approved this Agreement and the Transactions contemplated hereby, including the Offer and the Mergers, and the performance by it of its covenants and agreements contained herein. The board of directors or manager, as applicable, of each of the Merger Subs has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers are fair to, and in the best interests of, such Merger Sub and its stockholders, (ii) determined that it is in the best interest of such Merger Sub to enter into, and declared advisable, this Agreement and (iii) approved the execution and delivery, by such Merger Sub, of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Merger Subs of their covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein. This Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and the Merger Subs and is enforceable against Parent and the Merger Subs in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b)   Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9, the Forms S-4 (including the Offer Prospectus and Merger Proxy Statement/Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the applicable Form S-4, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the Nasdaq, (vii) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the approvals set forth in Section 5.3(b) of the Parent Disclosure Schedule (items (i) through (viii) collectively, the “Parent Approvals”), and (ix) such other authorizations, consents, orders, licenses, permits, approvals, declarations, notice filings, the failure of which to be obtained would not have a Parent Material Adverse Effect or materially impede, interfere with, hinder or delay the consummation of any of the Transactions, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or the Merger Subs of the Transactions.
(c)   The execution and delivery by Parent and the Merger Subs of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or the Organizational Documents of any Subsidiary of Parent, or (iii) conflict with or violate any applicable Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or permit or materially impede, interfere with, hinder or delay the consummations of the Transactions.
(d)   Prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time, Parent will have taken all necessary action to permit it to issue the number of Parent Common Stock required to be issued in connection with the Purchaser’s obligations pursuant to Article I and Parent’s obligations pursuant to Article III. Such Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Stock, when issued, and the offering thereof, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.
Section 5.4   Reports and Financial Statements.
(a)   Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2012 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2012, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.
(b)   (i) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and (ii) each of Parent’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into Parent SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheet s referred to in clause (A) (and the related notes and schedules), the “Parent Financial Statements”) presents fairly, in all material respects, or, in the case of Parent SEC Documents filed after the date hereof, will present fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in the case of each of clause (i) and clause (ii) of this Section 5.4(b), in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes and footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) the Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) the Parent Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. PricewaterhouseCoopers LLC has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
(d)   Since December 31, 2012, (i) none of Parent or any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Subsidiary of Parent, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws or breach of fiduciary duty by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to Parent board of directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.
Section 5.5   Internal Controls and Procedures.   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-5 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.
Section 5.6   No Undisclosed Liabilities.   There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2014 (including any notes thereto), (b) Liabilities incurred in connection with this Agreement and the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2014, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7   Compliance with Law; Permits.
(a)   Parent and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all applicable Laws except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect. Since December 31, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity, including, without limitation, any Parent Regulatory Agency, regarding any actual or possible failure to comply with any material Law in any material respect.
(b)   Parent and its Subsidiaries (A) hold, and have at all times since December 31, 2012 held, all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, including Parent Regulatory Agencies necessary for the lawful operation of the businesses of Parent and its Subsidiaries (the “Parent Permits”), and (B) have filed all tariffs, reports, notices and other documents with all applicable Governmental Entities, including Parent Regulatory Agencies, and have paid all fees and assessments due and payable, in each case in connection with such Parent Permits, except, in the case of each of clause (A) and clause (B), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Parent Permit is threatened by a Governmental Entity in writing and (ii) Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits.
(c)   None of Parent or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, nor, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
Section 5.8   Certain Regulatory Matters.
(a)   Each medicinal or pharmaceutical product, product candidate or therapy that is or has been researched, developed, tested (including through clinical trials), manufactured and stored on behalf of the Parent or any of its Subsidiaries is being done so in compliance with all applicable Health Laws, except for any noncompliance that is not, or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries own or have the right to use all data collected in the course of any clinical trials, to the extent allowed by applicable privacy laws and informed consents received, including the right to use such data in submissions to any Parent Regulatory Agency, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(b)   Since December 31, 2012, all reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to any Parent Regulatory Agency by Parent and any Subsidiary of Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)   Since December 31, 2012, neither Parent, nor any of its Subsidiaries, nor to the knowledge of Parent, any of their respective directors, officers, employees or agents, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or similar policies of any other Parent Regulatory Agency set forth in any applicable Health Laws, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   None of Parent, any Subsidiary of Parent or, to the knowledge of the Parent, any of their respective directors or officers, (i) is a party to, or bound by, any individual integrity agreement or corporate integrity agreement with any Governmental Entity concerning compliance with federal health care program requirements; (ii) is or has been debarred, excluded or received written notice of action or threat of action with respect to debarment, exclusion or other actions under the provisions of 21 U.S.C. Section 335 (a), (b) or (c), 42 U.S.C. Section 1320a-7 or any equivalent Laws in any other applicable jurisdiction; or (iii) has received written notice of or been subject to any other material enforcement action involving any Governmental Entity, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of Parent, threatened against the same.
(e)   Since December 31, 2012, neither Parent nor any Parent Subsidiary has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to regulators or to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by Parent or any Parent Subsidiary, other than notices or actions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To Parent’s knowledge, there are no facts which are reasonably likely to cause, and Parent has not received any written notice from the FDA or any other Parent Regulatory Agency regarding any Parent Regulatory Agency regulatory, compliance or enforcement action, including, but not limited to, (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by Parent or a Subsidiary of Parent (other than recalls, withdrawals or replacements that are not material to Parent or the Subsidiaries of Parent, taken as a whole), (ii) a termination or suspension of the manufacturing, marketing or distribution of any such products or (iii) a material negative change in reimbursement status of any such products, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(f)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance in all respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et seq.) or any foreign equivalent Law, (ii) other applicable privacy Laws, and (iii) its internal policies and procedures. Except as would not reasonably be expected to have a Parent Material Adverse Effect, there are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of security or privacy Laws, in each case pending (or to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries.
Section 5.9   Absence of Certain Changes or Events.
(a)   Other than in connection with the negotiation and execution of this Agreement, since December 31, 2014 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)   Since December 31, 2014, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.10    Investigations; Litigation.   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions, (a) there is no investigation or review pending (or, to the knowledge of

Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries and (c) there are no Orders of any Governmental Entity specifically imposed upon Parent or any of its Subsidiaries.
Section 5.11   Intellectual Property.
(a)   To the knowledge of Parent, each granted Patent, registered Trademark and registered Copyright owned by or exclusively licensed to Parent and each Subsidiary of Parent that is material to the business of Parent taken as a whole (the “Parent Registered Intellectual Property” ) is valid, subsisting and enforceable.
(b)   Except as set forth in Section 5.11(a) of the Parent Disclosure Schedule, to the knowledge of Parent there are: (i) no proceedings, claims, or actions pending against Parent or any Subsidiary of Parent, or are threatened, that challenge Parent’s or any of its Subsidiaries’ ownership of or right to practice any Parent Registered Intellectual Property; (ii) no interference, opposition, post-grant review, reissue, reexamination, or other similar proceeding is pending or threatened, in which the scope, validity, enforceability, or ownership of any application for a Patent or Patent included in the Parent Registered Intellectual Property is being or has been contested or challenged; (iii) within eighteen (18) months prior to the effective date of this Agreement Parent has not received any written notice alleging the invalidity or unenforceability of the Parent Registered Intellectual Property or any infringement or misappropriation of any other person’s Intellectual Property; (iv) none of the Parent Registered Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting adversely the rights of Parent or any Subsidiary of Parent with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution); and (v) no person has materially infringed upon or materially misappropriated any of the Parent Registered Intellectual Property, or has claimed any ownership interest in any Parent Registered Intellectual Property that is owned by Parent, or is currently doing so.
(c)   To the knowledge of Parent, Parent and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of Parent’s and its Subsidiaries’ material Trade Secrets and third party confidential information provided to Parent or any of its Subsidiaries. There are no claims pending or threatened against Parent or Parent’s Subsidiaries alleging a violation of any third person’s privacy or personal information or data rights except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.12   Information Supplied.   The information supplied by Parent expressly for inclusion in the Offer Documents, the Schedule 14D-9 and the Forms S-4 (including the Offer Prospectus and Merger Proxy Statement/Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9, the Offer Prospectus and the Merger Proxy Statement/Prospectus (and any amendment or supplement thereto) are first mailed to the stockholders of the Company or at the time the applicable Form S-4 is declared effective by the SEC, or on the date that the Offer is consummated, or on the date of the Company Stockholder Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9, the Offer Prospectus, the Merger Proxy Statement/Prospectus or the Forms S-4 which were not supplied by or on behalf of Parent or the Merger Subs. The Offer Documents, the Offer Prospectus and the Forms S-4 will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.
Section 5.13   Finders or Brokers.   Except for Lazard, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers.
Section 5.14   Financing.   Parent has delivered to the Company a true and complete copy of the Commitment Letter (with respect to each related fee letter, redacted for provisions related to fees, “flex” terms and other economic terms; provided that none of the redacted provisions could adversely affect the conditionality, availability or amount of the Financing (other than, with respect to the amount of the Financing, as a result of original issue discount resulting from the application of any pricing “flex”)). The Commitment Letter has not been amended or modified prior to the date hereof and, as of the date hereof, the commitments contained in the Commitment Letter have not been withdrawn, reduced, terminated or rescinded in any respect. Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in this Agreement and the performance in all material respects by the Company of its obligations hereunder, at the Closing, the aggregate proceeds to be disbursed pursuant to the Financing, together with available cash of Parent, will be sufficient to pay the aggregate Cash Consideration, and any other amounts required to be paid hereunder in connection with the consummation of the transactions contemplated hereby and related fees and expenses. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding (including the availability of the funding) of the Financing other than as expressly set forth in the Commitment Letter. Parent has fully paid or caused to be paid any and all commitment fees and any other fees required by the Commitment Letter to be paid on or prior to the date hereof. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions), and is not subject to any conditions precedent related to the funding of the Financing that are not set forth in the Commitment Letter provided to the Company. Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in this Agreement and the performance by the Company in all material respects of its obligations hereunder, as of the date of this Agreement, (i) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to the knowledge of Parent, any other party, under the Commitment Letter and (ii) Parent reasonably believes that the conditions to the Financing contemplated in the Commitment Letter to be satisfied by Parent will be satisfied, at or prior to the time contemplated hereunder for the Closing.
Section 5.15   Merger Subs.   The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser and all of the equity interest of Merger Sub 2 are, and at the Acceptance Time (if any), First Effective Time and (solely with respect to Merger Sub 2) Second Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (free and clear of all Liens). Since their respective dates of incorporation or organization, Purchaser and Merger Sub 2 have not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of their respective obligations hereunder and matters ancillary thereto.
Section 5.16   Ownership of Company Common Stock.   As of and for the three (3) years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries (nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL)) “owns” or “owned” (as such terms are defined in Section 203 of the DGCL) any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Voting and Support Agreements, there are no voting trusts or other agreements or understanding to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
Section 5.17   Tax Matters.   Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, or, if an Offer Termination occurs, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.18   No Other Representations.   Except for the representations and warranties contained in this Article V, the Company acknowledges that neither the Parent nor the Merger Subs nor any person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty with respect to Parent or the Merger Subs or any of its Subsidiaries or in connection with the Transactions.

Article VI.
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Business.
(a)   During the period from the date hereof until the First Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the other Party, (iii) as may be required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule or Section 6.1 of the Parent Disclosure Schedule (as applicable), each of the Company and Parent shall and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with Governmental Entities, customers and suppliers; provided, however, that (x) no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i) through (xx) of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision and (y) that no action taken by the Parent or its Subsidiaries with respect to matters specifically addressed by clauses (i) through (iv) of Section 6.1(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b)   During the period from the date hereof until the First Effective Time, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent, (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)   amend the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, except as contemplated by the Proxy Statement filed by the Company on April 28, 2015;
(ii)   split, combine or reclassify any of its capital stock;
(iii)   make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any direct or indirect wholly owned Subsidiaries of the Company to the Company or to any other wholly owned direct or indirect Subsidiary of the Company, respectively, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards outstanding as of the date hereof in accordance with past practice and the terms of the Company Stock Plans or (C) in connection with the ESPP in accordance with its terms);
(iv)   grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(v)   issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the date hereof  (or granted in compliance with Section 6.1(b)(iv) of the Company Disclosure Schedule) in accordance with their terms, or (B) in connection with the ESPP in accordance with its terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(vi)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(vii)   incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money (other than the assumption, endorsement, guarantee of or other Liability for any existing Indebtedness for borrowed money of another Subsidiary of the Company) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) Indebtedness for borrowed money in an aggregate principal amount not to exceed $5,000,000 outstanding at any time or (B) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;
(viii)   make any loans or advances to any other person in excess of  $2,500,000 in the aggregate, except for loans or advances among the Company and any of its wholly owned Subsidiaries;
(ix)   (A) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than granting non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practice, or (B) cancel, release or assign any Indebtedness of any such person owed to it or any claims held by it against any such person, in the case of each of clause (A) and clause (B) other than Permitted Liens;
(x)   (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (B) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of the Company;
(xi)   make any capital expenditures in excess of  $5,000,000 in the aggregate other than capital expenditures as and to the extent itemized in its 2015 capital expenditure budget as disclosed to Parent prior to the date hereof;
(xii)   except in the ordinary course of business, terminate, materially amend, or waive any material right under, any Company Material Contract or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement; provided that Parent shall not unreasonably withhold its consent to any action the Company requests to take with respect to matter covered by this clause (xii);
(xiii)   except as required by applicable Law or the terms of any Company Benefit Plan set forth on Section 6.1(b)(xiii) of the Company Disclosure Schedule as in effect on the date of this Agreement, (A) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement) or any plan that would be a Company Benefit Plan if in effect on the date hereof  (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement), or commence an enrollment period under any Company Benefit Plan that provides health and welfare benefits, (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity-based incentive compensation or retention bonuses), (D) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Benefit Plan, (E) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan, (F) grant or amend any Company Stock Awards or other equity-based awards, or (G) hire, or terminate (other than for cause) the employment or services of any officer, employee, independent contractor or consultant who has annualized base compensation greater than $100,000, or any other employee at the level of vice president or above;
(xiv)   implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law;
(xv)   settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (A) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of  $1,500,000, individually or in the aggregate or (B) do not impose any restriction on its business or businesses of its Subsidiaries;

(xvi)   make, change or revoke any material Tax election, change or adopt any annual Tax accounting period or adopt (other than in the ordinary course of business) or change any material method of Tax accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Taxing Authority, settle or compromise any material Tax Liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes;
(xvii)   (A) enter into any new line of business or therapeutic area, or (B) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, change any material policy established by the Company Board of Directors or executive officers of the Company that generally applies to the operations of the Company;
(xviii)   other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;
(xix)   amend any material Company Permit in a manner that adversely impacts the ability to conduct its business, or terminate or allow to lapse any material Company Permits;
(xx)   (A) cancel or allow to lapse any material Intellectual Property of the Company other than any provisional patent applications, or (B) disclose to any third party, other than Representatives of Parent or under a confidentiality agreement, any material Trade Secret included in the Intellectual Property of the Company in a way that results in the loss of Trade Secret protection; or
(xxi)   agree to take, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).
(c)   During the period from the date hereof until the First Effective Time, except (1) as may be required by applicable Law, (2) with the prior written consent of the Company, (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(c) of the Parent Disclosure Schedule, Parent and Merger Sub shall not and shall not permit any of their Subsidiaries to:
(i)   amend the certificate of incorporation or bylaws of Parent or Organizational Documents of any Parent Subsidiary or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or the Organizational Documents of Parent’s Subsidiaries, except as contemplated by the Proxy Statement filed by Parent on April 8, 2015;
(ii)   except for transactions among Parent and its wholly-owned Subsidiaries or among Parent’s wholly owned Subsidiaries, split, combine or reclassify any of its capital stock;
(iii)   make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries, respectively, or (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of options to purchase Parent Common Stock granted pursuant to the Parent Stock Plans or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Parent Stock Awards, as applicable, in each case in accordance with past practice and the terms of the applicable award agreements);
(iv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, other than the Mergers and other than any mergers, consolidations or reclassifications solely among Parent and its Subsidiaries or among Parent’s Subsidiaries or any merger or acquisition that would not reasonably be expected to materially impede or delay the consummation of the Transactions; or
(v)   agree to take, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(c).

Section 6.2   Access.
(a)   For purposes of furthering the Transactions, the Company shall upon reasonable advance notice, afford Parent and its employees, accountants, consultants, and legal counsel, financial advisors, financing sources (subject to the provisions on the Company’s cooperation set forth in Section 6.12(d)), tax advisors, and agents and other representatives reasonable access during normal business hours, throughout the period prior to the First Effective Time, to its and its Subsidiaries’ personnel, properties, contracts, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law, and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the Parent all other information concerning its business (including the Lead Product Candidates), properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of the Company, (i) violate any of its obligations with respect to confidentiality or (ii) is subject to any attorney-client or work-product privilege (provided that the Company will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements). All requests for access or information made pursuant to this Section 6.2(a) shall be directed to an executive officer or other person designated by the Company.
(b)   No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.
(c)   The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreements, dated as of March 9, 2015 (such agreement dated March 9, 2015, the “First Confidentiality Agreement”) and April 22, 2015 (together with the First Confidentiality Agreement, the “Confidentiality Agreements”), between the Company and Parent.
Section 6.3   No Solicitation.
(a)   The Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors and employees and their respective agents, financial advisors, investment bankers, attorneys and accountants (such officers, directors, employees, agents, financial advisors, investment bankers, attorneys and accountants, collectively, “Representatives”): (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons (other than Parent) that are ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly through intermediaries, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal.
(b)   The Company shall, and shall cause its Subsidiaries to, promptly request any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives. The Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party; provided that, notwithstanding anything to the contrary contained in this Agreement, if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board of Directors, a Company Takeover Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.3. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its controlled Affiliates to, enforce the confidentiality and standstill provisions of any such agreement.
(c)   Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the earlier of the Acceptance Time or the receipt of the Company Stockholder Approval (whichever is first to occur, the “Cut-off Time”), the Company or any of its Representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a knowing or intentional breach of this Section 6.3 by the Company or any of its Subsidiaries or their respective Representatives and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may, (i) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal if the Company receives from such person an executed confidentiality agreement containing terms that are not less restrictive in any non de minimis respect to the other party than those contained in the First Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall concurrently with the delivery to such person make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Merger Subs if the Company commences furnishing non-public information and/or commences discussions or negotiations as provided in this Section 6.3(c).
(d)   The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of discussions or negotiations relating to such Company Takeover Proposal (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any correspondence, proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.
(e)   The Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Schedule 14D-9 or the Offer Prospectus or Merger Proxy Statement/Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may take no position with respect to a Company Takeover Proposal that is a tender offer or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, without such action being considered a Company Adverse Recommendation Change), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal, or (E) other than with respect to a tender offer or exchange offer covered by Section 6.3(e)(i)(C), if a Company Takeover Proposal shall have been publicly announced or disclosed, fail to recommend against such Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case on or prior to the later of  (x) the fifth (5th) Business Day prior to the then-scheduled Expiration Date of the Offer, or, if Parent has made a Meeting Election, prior to the date of the Company Stockholder Meeting (or any adjournment or postponement thereof), or (y) the third (3rd) Business Day after the Company Takeover Proposal shall have been publicly announced or disclosed, but in any event at least one (1) Business Day prior to such scheduled Expiration Date or the Company Stockholder Meeting, as applicable) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b) or (c)) (a “Company Acquisition Agreement”).
(f)   Notwithstanding anything to the contrary contained in this Agreement, prior to the Cut-off Time, but not after, the Company Board of Directors may, in respect of a bona fide, written unsolicited Company Superior Proposal that did not result from a breach of Section 6.3, (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 8.1(f) in order to enter into a definitive agreement for such Company Superior Proposal, in either case if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such notice period, the Company Board of Directors shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of  (1) two (2) Business Days and (2) the period remaining under the notice period under clause (w) of this proviso immediately prior to the delivery of such additional notice under this clause (z)) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.3. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Termination Fee has been paid in the manner provided in Section 8.3.

(g)   Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, the Cut-off Time, make a Company Adverse Recommendation Change if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the potential reasons therefor, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Board of Directors to not make such Company Adverse Recommendation Change, and (iii) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.3.
(h)   Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company; provided, however, that in any event the Company Board of Directors shall not make or resolve to make a Company Adverse Recommendation Change except in accordance with Section 6.3(e), Section 6.3(f) or Section 6.3(g), as applicable or otherwise take, agree or resolve to take any action prohibited or governed by this Section 6.3 except in accordance with this Section 6.3.
Section 6.4   Preparation of Proxy Statement; Stockholder Meeting.
(a)   Without limiting Parent’s obligations pursuant to Section 1.2(b), as promptly as practicable following the date hereof, Parent and the Company shall jointly prepare and Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the First Merger (the “Merger Form S-4” and, together with the Offer Form S-4, the “Forms S-4”), which shall include a proxy statement in preliminary form related to the Company Stockholder Meeting, which shall also serve as the prospectus of Parent in connection with the offer and sale of Parent Common Stock pursuant to the First Merger (together with any amendments thereof or supplements thereto, the “Merger Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to (i) from and after any Offer Termination (other than if this Agreement is terminated pursuant to Article VIII), have the Merger Form S-4 declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Merger Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Merger Form S-4, if it is the Form S-4 declared effective by the SEC, effective for so long as necessary to complete the First Merger. The Company shall file with the SEC the Merger Proxy Statement/Prospectus in definitive form as soon as practicable after the Merger Form S-4 is declared effective by the SEC. Each of the Parties shall furnish to the other all information concerning such Party that is required by applicable Laws to be included in the Merger Form S-4 and the Merger Proxy Statement/Prospectus so as to enable Parent to file the Merger Form S-4 and the Company to comply with its obligations under this Section 6.4(a).Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Form S-4 and the Merger Proxy Statement/Prospectus in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Merger Form S-4 and the

Merger Proxy Statement/Prospectus if and to the extent that such information shall have become false or misleading in any material respect. Each Party shall (A) provide the other and their respective counsels with a reasonable opportunity to review and comment on the Merger Form S-4 and the Merger Proxy Statement/Prospectus (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, and shall give reasonable and good faith consideration to any timely comments thereon made by the other Party or its counsel, (B) promptly notify the other Party of the receipt of, and promptly provide the other Party copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Merger Form S-4 and the Merger Proxy Statement/Prospectus and shall promptly notify the other Party of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the other Party and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to the Merger Form S-4 and the Merger Proxy Statement/Prospectus and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and (D) promptly provide the other Party with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to the Merger Form S-4 and the Merger Proxy Statement/Prospectus, and of any amendments or supplements to the Merger Form S-4 and the Merger Proxy Statement/Prospectus. Notwithstanding anything to the contrary in this Section 6.4(a), and subject to Section 6.3, the Company may amend or supplement the Merger Proxy Statement/Prospectus in connection with a Company Adverse Recommendation Change without the prior consent of Parent. The Merger Proxy Statement/Prospectus shall include the fairness opinions of the Company’s financial advisors referenced in Section 4.19 and the notice and other information required by Section 262(d) of the DGCL.
(b)   Subject to applicable Law, (i) at any time after June 1, 2015, Parent and Purchaser may, by providing written notice to the Company require the Company, within two (2) Business Days of receipt of such notice, to, and the Company shall, establish a record date consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), which date shall be selected so as to permit the Proxy Statement to be mailed, and a meeting of the Company’s stockholders to be held, as soon as reasonably practicable after the effectiveness of the Merger Form S-4, for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) and (ii) concurrent with or following an Offer Termination, Parent and Purchaser may, by providing written notice to the Company (a “Meeting Election”) require the Company, within two (2) Business Days, to, and the Company shall (x) give notice of the Company Stockholder Meeting, and (y) as soon as practicable after the Merger Form S-4 is declared effective under the Securities Act, mail to the holders of Company Common Stock as of the record date established for the Company Stockholders Meeting the Merger Proxy Statement/Prospectus (the date the Company is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Company Stockholder Meeting as soon as practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than twenty-five (25) Business Days following the date the Merger Proxy Statement/Prospectus is mailed to the Company’s stockholders and any adjournments or postponements of such meetings shall require the prior written consent of Parent other than to the extent necessary to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Company Board of Directors determines in good faith is required by applicable Law or the rules and regulations of the Nasdaq. Notwithstanding the foregoing, the Company may, and Parent may require the Company to, adjourn or postpone the Company Stockholder Meeting one (1) time (for a period of not more than thirty (30) calendar days but not past two (2) Business Days prior to the End Date), unless prior to such adjournment or postponement the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 7.1(a)(ii) would be satisfied at such meeting if it were to be held without such postponement or adjournment. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s Bylaws. Unless the Company Board of Directors shall have effected a Company Adverse Recommendation Change, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board of Directors shall have effected a Company Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The foregoing notwithstanding, the Company shall not set a record date, mail a proxy statement with respect to, or convene the Company Stockholder Meeting unless Parent shall have made a Meeting Election.
Section 6.5   Employee Matters.
(a)   Effective as of the First Effective Time and until the two (2) year anniversary of the First Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the First Effective Time (the “Company Employees”) for so long as the applicable Company Employee remains employed by Parent or the Surviving Company or any of their respective Subsidiaries, (1) annual target cash compensation (in the form of base salary and annual target bonus opportunity) which is no less than that provided to such Company Employee immediately prior to the First Effective Time, (2) employee benefits that are no less favorable in the aggregate than employee benefits provided to similarly situated employees of Parent and its Subsidiaries, (3) in respect of each of fiscal year 2015 and fiscal year 2016, an equity-based incentive compensation opportunity that is no less favorable than that provided to similarly situated employees of Parent and its Subsidiaries and (4) severance benefits under a broad-based severance policy or plan that are no less favorable than the severance benefits under a broad-based severance policy or plan provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries), which for the avoidance of doubt, for employees of the Company and its Subsidiaries in the United States shall mean the severance plan disclosed in Section 6.5 of the Parent Disclosure Schedule (the “Parent Severance Plan”); it being understood that the Company Employees may commence participation in Parent’s compensation and benefit plans on different dates following the First Effective Time with respect to different compensation and benefit plans.
(b)   Following the First Effective Time, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries and their respective predecessors prior to the First Effective Time for purposes of eligibility, vesting and benefit accrual (including, but not limited to, vacation and other paid time off credit) under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the First Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the First Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental, pharmaceutical or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods or actively-at-work requirements under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the First Effective Time, and (B) credit each Company Employee for an amount equal to any medical, dental, pharmaceutical or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate in such Post-Closing Plan, if applicable) for purposes of any applicable deductible, coinsurance and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the First Effective Time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(c)   Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms will occur upon the First Effective Time. Parent shall, and shall cause the Surviving Company to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company Benefit Plans.
(d)   If the First Effective Time occurs during calendar year 2015, each participant in a Company Benefit Plan set forth on Section 4.10(a) of the Company Disclosure Schedule that is an annual cash incentive compensation plan (each, an “Incentive Plan”) who was a participant as of immediately prior to the date hereof  (a “Participant”) and who remains employed with Parent or its Subsidiaries (including the Surviving Company) through December 31, 2015 and receives at least a “meets expectations” or equivalent performance rating under the applicable Incentive Plan, shall receive, at the time that bonuses are normally paid pursuant to the applicable Incentive Plan, an annual cash incentive payment in respect of the 2015 fiscal year under the Incentive Plan, equal to the higher of  (A) the cash bonus payable at the target level of performance (at 100% funding) under the applicable Incentive Plan (the “Target 2015 Bonus”) and (B) the actual level of performance achieved with respect to the 2015 fiscal year, as determined by the Compensation Committee in accordance with the terms of the applicable Incentive Plan; provided that if a Participant’s employment is terminated without Cause on or following the First Effective Time and on or prior to December 31, 2015, such participant shall receive a pro-rated portion of his or her Target 2015 Bonus, with such proration determined as required under the terms of a given Company Benefit Plan or otherwise in accordance with the Parent Severance Plan.
(e)   If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the anticipated First Effective Time, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plans (collectively, the “Company 401(k) Plan”), effective as of the day prior to the First Effective Time. Following the First Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”) to permit the Company Employees who are then actively employed to make rollover contributions of  “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, in the form of cash, shares of Parent Common Stock, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, it being agreed that there shall be no gap in participation by any Company Employee in a tax-qualified defined contribution plan.
(f)   Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
(g)   The Company shall provide Parent with an updated Company Equity Schedule within three (3) Business Days prior to the anticipated Acceptance Time, or if the Acceptance Time has not occurred, within three (3) Business Days prior to the anticipated First Effective Time, to reflect any changes occurring between the date of this Agreement and the applicable date of delivery of such updated Company Equity Schedule.
Section 6.6   Regulatory Approvals; Efforts.
(a)   Prior to the Closing, Parent, the Merger Subs and the Company shall use their respective reasonable best efforts to consummate the Offer and the Mergers and make effective the Mergers, including (i) the preparation and filing of all forms, registrations, applications and notices required to be filed under applicable Law to consummate the Offer and the Mergers (including the Offer Form S-4, the Offer Documents, the Schedule 14D-9, the Offer Prospectus and, if applicable, the Merger Form S-4 and the Merger Proxy Statement/Prospectus), (ii) the satisfaction of the conditions to consummating the Offer and the Mergers, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, the Merger Subs, the Company or any of their respective Subsidiaries in connection with the Offer or the Mergers or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the Offer and the Mergers and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Purchaser, Merger Sub 2 and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Offer and the Mergers and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained to consummate the Offer and the Mergers.
(b)   Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Offer and the Mergers and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.6. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any reasonable information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Offer and the Mergers. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of  (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Offer and the Mergers, and afford the other Parties a reasonably opportunity to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity. Notwithstanding the foregoing, the Parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing with a Governmental Entity subject to this Section 6.6. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Offer or the Mergers, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after reasonable consultation with the other Parties to this Agreement, an appropriate response to such request. To the extent permitted by Law, each Party shall furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Offer and the Mergers, and furnish the other Parties with such reasonable information and assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company and the Offer or the Mergers or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.
(c)   The Company and Parent will each request early termination of the waiting period with respect to the Offer and the Mergers under the HSR Act. The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable or as otherwise agreed by the Company and Parent, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.
(d)   Prior to the Closing, Parent shall not negotiate, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that may compete with any of the products sold or in development by the Company which business combination or acquisition would reasonably be expected to prevent or materially delay consummation of the Transactions.
Section 6.7   Takeover Statutes.   None of Parent, the Company and their respective Subsidiaries shall take any action that would cause the Transactions or any Voting and Support Agreement, to be subject to requirements imposed by any takeover statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Offer, the Mergers or any other Transactions, or any Voting and Support Agreement, each of the Company and Parent and their respective boards of directors, or in the case of Merger Sub 2, its manager, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and by the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Voting and Support Agreements.
Section 6.8   Public Announcements.   Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or by the rules and regulations of the Nasdaq; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one party after having consulted with the other party). In addition, unless a Company Adverse Recommendation Change has occurred, the Company shall, to the extent reasonably practicable consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 6.9   Indemnification and Insurance.
(a)   From and after the First Effective Time, each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring or actions or omissions taken prior to the First Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 6.9 or any other indemnification or advancement right of any Company Indemnified Party, and each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.
(b)   All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the First Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries that are set forth on Section 6.9(b) of the Company Disclosure Schedule, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the First Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.
(c)   Prior to the First Effective Time, the Company shall and, if the Company is unable to, the Surviving Company shall promptly following the First Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the First Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, then, for a period of six (6) years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as those provided in the Company’s existing policies as of the date hereof (provided that the Surviving Company may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less advantageous to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the First Effective Time; provided, however, that the Surviving Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Company shall cause to be maintained policies of insurance which, in the Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.
(d)   The rights of each Company Indemnified Party pursuant to this Section 6.9 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents) or under any applicable Contracts or Law.
(e)   If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.9.
(f)   The provisions of this Section 6.9 and Section 2.5(c) shall survive the First Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.
Section 6.10   Control of Operations.   Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the First Effective Time and (b) prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 6.11   Section 16 Matters.   Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.12   Financing and Financing Cooperation.
(a)   Parent shall use its, and shall cause its controlled Affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect and enforce the Commitment Letter and comply with Parent’s obligations thereunder (provided that the Commitment Letter may be amended, supplemented, modified and replaced as set forth below), (ii) satisfy on a timely basis all conditions applicable to Parent to the funding of the Financing set forth in the Commitment Letter and any definitive documents executed in connection therewith (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under this Agreement), (iii) negotiate, execute and deliver definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) and (iv) in the event of a failure to fund by the Financing Sources in accordance with the Commitment Letter that prevents, impedes or delays the Closing, enforce its rights under the Commitment Letter and the definitive agreements with respect thereto. Parent shall keep the Company reasonably informed of the status of the Financing and developments with respect thereto and shall provide to the Company copies of all material definitive documents related to the Financing. Without limiting the generality of the foregoing, Parent agrees to notify the Company promptly, and in any event within three (3) Business Days after the Parent obtains knowledge thereof, if at any time (A) the Commitment Letter shall expire or be terminated for any reason or (B) any of the other parties to the Commitment Letter notifies Parent that such party no longer intends to provide financing on the terms set forth therein.
(b)   Prior to the Closing, Parent shall not, and shall not permit Purchaser or Merger Sub 2 to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, replacement, supplement or other modification or waiver (x) reduces the aggregate amount of the Financing to an amount that, together with available cash of Parent (including the cash proceeds of any consummated financing as referred to in clause (c) below) and the committed and available amount of any Alternative Financing, would be less than the amount required to be paid by Parent under this Agreement, (y) imposes new or additional conditions precedent to funding the Financing or otherwise expands the conditions precedent to funding the Financing or (z) would reasonably be expected to (I) make the funding of the Financing less likely to occur, (II) prevent or materially delay or impede the consummation of the Financing or the Transactions or (III) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the definitive documents with respect thereto in any material respect; provided that Parent, Purchaser and/or Merger Sub 2 may, without the Company’s prior written consent, amend, replace, supplement or otherwise modify the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions (it being understood that any such amendment, replacement, supplement, modification or waiver that provides for the assignment of a portion of the Financing commitments to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers, shall be permitted hereunder and shall be deemed to not prevent or materially delay or impede the consummation of the Financing or the Transactions). Upon any amendment, replacement, supplement or modification pursuant to this Section 6.12(b), the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company a true and complete copy of any such amendment, replacement, supplement, modification or waiver of the Commitment Letter. Without limiting Parent’s other obligations under this Section 6.12, if all or any portion of the Financing becomes unavailable, Parent shall use its reasonable best efforts to obtain replacement financing from alternative Financing Sources on terms and conditions relating to certainty of funding not less favorable in any material respect to Parent than the terms and conditions relating to certainty of funding set forth in the Commitment Letter as of the date hereof, in an amount sufficient, when added to the available cash of Parent and any portion of the Financing that is available, to pay the aggregate Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and related fees and expenses (any such financing which satisfies the foregoing clause, the “Replacement Financing”). The representations, warranties, covenants and other restrictions contained in this Agreement with respect to the Financing and the Commitment Letter shall also apply with respect to any Replacement Financing and any documents executed in connection therewith. Parent shall promptly deliver to the Company a true and complete copy of all documents executed in connection with such Replacement Financing (which may be redacted in a customary manner consistent with Section 5.14).
(c)   Parent shall have the right to substitute the cash proceeds of consummated offerings or other incurrences of debt received by it for all or any portion of the Financing and to reduce the commitments under the Commitment Letter; provided that (i) any such cash proceeds shall be deposited (or invested in short-term high-grade cash equivalents in a manner consistent with Parent’s past practice) and held by Parent in a segregated account in the United States and shall be used solely to pay the aggregate Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and related fees and expenses and (ii) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Transactions on the Closing Date, the termination of this Agreement or the End Date. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, including in respect of certainty of funding, substantially equivalent to (or more favorable to the Company than) the conditions precedent set forth in the Commitment Letter (any such financing which satisfies the foregoing clause, the “Alternative Financing”). The representations, warranties, covenants and other restrictions contained in this Agreement with respect to the Financing and the Commitment Letter shall also apply with respect to any

Alternative Financing and any documents executed in connection therewith. Parent shall promptly deliver to the Company a true and complete copy of all documents executed in connection with such Alternative Financing (which may be redacted in a customary manner consistent with Section 5.14).
(d)   The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their Representatives to use their respective reasonable best efforts to, provide all cooperation reasonably requested by Parent that is necessary, proper or advisable to assist Parent in the arrangement of the Financing. Without limiting the generality of the foregoing, such cooperation shall include, without limitation (in each case, to the extent reasonably requested): (i) making senior management and advisors of the Company and its Subsidiaries available to participate at times to be mutually agreed in a reasonable number of informational meetings, bank presentations and due diligence sessions with proposed lenders, and in sessions with rating agencies and otherwise cooperating with the marketing efforts of the Parent and its Financing Sources for any portion of the Financing, (ii) providing reasonable assistance with the preparation of materials for presentations, customary bank memoranda and similar customary marketing documents required in connection with the Financing, (iii) using commercially reasonable efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or the Exchange Act, and to provide any “comfort letters” necessary and reasonably requested by Parent in connection with any debt capital markets transaction comprising a part of the Financing, in each case, on customary terms and consistent with their customary practice), (iv) using commercially reasonable efforts to facilitate the pledging of collateral in connection with the Financing, including executing and delivering, on the Closing Date, any customary pledge and security documents or other definitive financing documents or other certificates as may be reasonably requested by the Parent, (v) to the extent requested at least ten (10) Business Days prior to the Closing Date, providing to the Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information required by applicable regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer”, anti-money laundering and sanctions and OFAC rules and regulations, including the PATRIOT Act and (vi) facilitating the execution and delivery (at the Closing) of definitive documents related to the Financing on terms contemplated by the Commitment Letter). The Company hereby consent to the reasonable use of its logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Company or the reputation or goodwill of the Company.
(e)   Notwithstanding the provisions of Section 6.12(d) or any other provision of this Agreement to the contrary, nothing in the foregoing Section 6.12(d) will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees, incur any costs or other liability or reimburse any expenses, in each case, prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time, for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) enter into any definitive agreement prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time (other than delivery of customary authorization and representation letters in connection with the Financing) or require any director, officer or employee who will not continue in an equivalent position after the closing of the Transaction to execute and deliver any definitive agreement, closing certificate or other document to be delivered at Closing on behalf of the Company or any of its Subsidiaries, (iii) give any indemnities that are effective prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time, (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (v) provide any information the disclosure of which is prohibited or restricted under applicable Law, (vi) take any action that will conflict with or violate its organizational documents or any applicable Laws, (vii) take any corporate actions or provide any corporate approvals in respect of the execution or delivery of any definitive documents, grant of security or guarantees or to permit the consummation of the Financing, (viii) provide in connection with the Financing (A) pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of such financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K; provided, that subclauses (A) and (C) of this clause (viii) shall not limit the Company’s obligations under Section 6.12(d) to reasonably assist Parent in its preparation of any such information or materials. In addition, no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective until the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Acceptance Time or, if an Offer Termination has occurred, prior to the First Effective Time; provided, that the foregoing shall not prevent the Company and its Subsidiaries from assisting in the diligence for or preparation of any such certificate, agreement, arrangement document or instrument contemplated by Section 6.12(d). No action taken by the Company or any of its Representatives at Parent’s request under Section 6.12(d) shall be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached or whether a condition precedent to the Mergers has been satisfied.
(f)   All non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Financing Sources that are or may become parties to the Financing (and, in each case, to their respective counsel, auditors and advisors) so long as such information is furnished by Parent subject to customary confidentiality undertakings in connection with the Financing.
(g)   Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by Section 6.12(d), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided in writing by the Company or any of its Subsidiaries regarding the Company or any of its Subsidiaries for use in connection with the Financing or (b) any fraud or intentional misrepresentation or willful misconduct by any such persons.
(h)   Parent acknowledges and agrees that obtaining the financing contemplated by this Section 6.12, or any other financing, is not a condition to the Closing, and affirms its obligations to consummate the Transactions (subject to the conditions contained in Article VII) irrespective and independently of the availability of any such financing.
Section 6.13   Transaction Litigation.   The Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, including the Offer and the Mergers. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Offer, the Mergers, or the other Transactions without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.
Section 6.14   Nasdaq Matters.
(a)   Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in connection with the Offer (if the Acceptance Time occurs) and the First Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer (if the Acceptance Time occurs) and the First Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Offer (if the Acceptance Time occurs) and the First Merger and such other shares of

Parent Common Stock to be reserved for issuance in connection with the Offer (if the Acceptance Time occurs) and the First Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Acceptance Time, or, if an Offer Termination has occurred, prior to the First Effective Time.
(b)   The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from the Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as practicable after the First Effective Time, provided that such delisting and termination shall not be effective until after the First Effective Time.
Section 6.15   Rule 14d-10 Matters.   The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”) to certain holders of shares of Company Common Stock and holders of Company Stock Awards. The Compensation Committee of the Company Board of Directors (the “Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (1) each Arrangement presented to the Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (3) the applicable terms of Section 6.5 and Section 6.9, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.
Section 6.16   Certain Tax Matters.   Each of the Company and Parent shall use its reasonable best efforts to obtain the opinions of counsel referenced in paragraph (E)(5) and (E)(6) of Annex A (or, if an Offer Termination occurs, the opinions of counsel referenced in Section 7.2(d) and Section 7.3(d)), including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, or, if an Offer Termination occurs, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, provided the above referenced opinions of counsel are received, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Mergers, taken together, or, if an Offer Termination occurs, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 6.17   Additional Agreements.   In case at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the First Merger or the Second Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.
Section 6.18   Advice of Changes.   The Company and Parent shall each promptly advise the other Party of  (i) any notice or other communication from any counterparty to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), (ii) any notice or other communication from any other person alleging that the consent of such person is or may be required in connection with the Transactions (and provide a copy thereof) or (iii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. The Company shall notify Parent as promptly as practicable of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions.
Section 6.19   Lead Product Candidate Matters.   In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by applicable Law, the Company shall keep Parent informed on a current basis of any developments, discussions or negotiations relating to any of the Lead Product Candidates. Without limiting the generality of the foregoing, to the extent permitted by applicable Law, the Company shall (a) promptly inform Parent of any correspondence with or communication or notice received after the date hereof from any Company Regulatory Agency, (b) prior to submitting or making any correspondence, communication, filing or response to any Company Regulatory Agency, give Parent a meaningful opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Parent’s comments to, any such correspondence, communication, filing or response, (c) consult with Parent in advance of, and give Parent’s representatives the opportunity to attend, any in-person or telephonic meeting or conference with any Company Regulatory Agency, and with respect to other inbound calls by any Company Regulatory Agency for which the Company did not have advance notice, promptly update Parent regarding such discussions and (d) take the actions and comply with the obligations set forth on Schedule 6.19 to this Agreement.
Section 6.20   Agreements Concerning Parent and the Merger Subs.
(a)   Parent shall cause the Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.
(b)   Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company of, and the compliance by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company with, all of their respective covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as (i) sole stockholder of Purchaser and (ii) sole member of Merger Sub 2, in each case in accordance with applicable Law and the articles of incorporation and bylaws (or other applicable organizational documents) of such Merger Sub.
(c)   During the period from the date of this Agreement through the Second Effective Time, the Merger Subs shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer and the Mergers.
Section 6.21   Parent Board.   Parent shall take all appropriate actions at or prior to the Closing to appoint Felix J. Baker, Ph.D. to the board of directors of Parent effective as of the First Effective Time, including adjusting the size of the board of directors of Parent, if necessary.
Section 6.22   Domain Names.   No later than sixty (60) days after the date of this Agreement, the Company shall provide Parent with a complete and accurate list of the registrant and current owner of all Domain Names owned by the Company or its Subsidiaries.

ARTICLE VII.
CONDITIONS TO THE MERGERS
Section 7.1   Conditions to Each Party’s Obligation to Effect the Mergers.   The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   If the First Merger is to be consummated other than pursuant to Section 251(h) of the DGCL, then:
(i)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(ii)   Approvals Under Antitrust Laws.   Any waiting period (and extensions thereof) applicable to the Mergers under the HSR Act shall have expired or been terminated.
(iii)   Form S-4.   The Merger Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Merger Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(iv)   Listing of Shares.   The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.14).
(b)   Purchase of Shares of Company Common Stock.   Unless an Offer Termination has occurred, Purchaser shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not properly withdrawn in the Offer.
(c)   No Legal Prohibition.   No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prohibits or makes illegal the consummation of the Mergers.
Section 7.2   Conditions to Obligations of Parent and Merger Subs to Effect the Mergers.   If the First Merger is to be consummated other than pursuant to Section 251(h) of the DGCL, then the obligations of Parent and the Merger Subs to effect the Mergers are further subject to the fulfillment (or waiver by Parent and the Merger Subs, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1 (first sentence only), Section 4.2(a), Section 4.2(b) (first sentence only), Section 4.3(a), Section 4.3(e)(ii), Section 4.11(b), Section 4.8, Section 4.21 and Section 4.22) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect, (ii) Section 4.2(a) or Section 4.2(b) (first sentence only) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 4.1 (first sentence only), Section 4.3(a), Section 4.3(e)(ii), Section 4.21 and Section 4.22, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iv) Section 4.11(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (v) Section 4.8 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect (provided that, for purposes of this clause (v) only, the term “Company Material Adverse Effect” shall read excluding, and without giving effect to, clauses (I), (J) and (M) of the definition of  “Company Material Adverse Effect” in Section 9.15(b)(v)); provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv) and (v), as applicable) only as of such date or period.
(b)   Performance of Obligations of the Company.   The Company shall have performed and complied in all material respects with all covenants required by the Agreement to be performed or complied with by it prior to the Closing Date (other than those set forth on Schedule 6.19, which the Company shall not have breached as a result of the Company’s bad faith).
(c)   Delivery of Certificates.   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)   Tax Matters.   Parent shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that Parent shall waive the condition set forth in this Section 7.2(d) upon the written request of the Company if the Company has waived the condition set forth in Section 7.3(d).
Section 7.3   Conditions to Obligations of the Company to Effect the Mergers.   If the First Merger is to be consummated other than pursuant to Section 251(h) of the DGCL, then the obligations of the Company to effect the Mergers are further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent set forth in (i) Article V (other than in Section 5.9(b)) shall be true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct that have not, individually or in the aggregate, had a Parent Material Adverse Effect and do not prevent or materially delay Parent from consummating the Mergers in accordance with the terms of this Agreement; and (ii) Section 5.9(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need to be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period.
(b)   Performance of Obligations of Parent and Merger Subs.   Parent and the Merger Subs shall have performed and complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing Date.
(c)   Delivery of Certificates.   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(d)   Tax Matters.   The Company shall have received a written opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VIII.
TERMINATION
Section 8.1   Termination or Abandonment.   Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Offers and the Mergers may be abandoned at any time prior to the first to occur of the Acceptance Time or the First Effective Time (if applicable, whether before or after the Company Stockholder Approval shall have been obtained (unless otherwise provided below)), only as follows:
(a)   by the mutual written consent of the Company and Parent;
(b)   (i) by either the Company or Parent, if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent and Purchaser to extend the Offer pursuant to Section 1.1(c)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available (A) to any Party whose action or failure to fulfill any obligations under this Agreement proximately causes (1) any of the Offer Conditions to fail to be satisfied or (2) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Purchaser having accepted for payment any shares of Company Common Stock; (B) to either the Company or Parent if a Meeting Election shall have been made; or (C) to the Company, at any time, if less than ninety-five percent (95%) of the shares of Company Common Stock subject to any Voting and Support Agreement shall have been tendered into the Offer and have not been withdrawn, or (ii) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened and held or any adjournment or postponement thereof permitted by this Agreement;
(c)   by either the Company or Parent prior to the Acceptance Time, or if an Offer Termination has occurred, prior to the Closing, if the Closing shall not have occurred on or prior to 12:00 midnight, New York City time, on February 4, 2016 (the “End Date”); provided, however, that if  (i) all of the Offer Conditions, other than the conditions set forth in paragraph (A) of Annex A, shall have been satisfied or waived (other than the Minimum Condition and the delivery of the certificates and opinions referenced in paragraph (E)(4), (E)(5) and (E)(6) of Annex A, which certificates and opinions only need to be capable of being delivered), and the Offer shall not have been terminated theretofore, or, (ii) if the Offer Termination shall have occurred, if all of the conditions set forth in Article VII, other than the condition set forth in Section 7.1(a)(ii) shall have been satisfied or waived (and other than the delivery of certificates and opinions referenced in Section 7.2(c), Section 7.2(d), Section 7.3(c) and Section 7.3(d), which certificates and opinions need only be capable of being delivered (or such delivery has been validly waived)), in each case of clause (i) and (ii), the End Date may be extended to 12:00 midnight, New York City time, on May 2, 2016 at the election of either of Parent or the Company by written notice to the other; and provided, further, that the right to extend or terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused any of the Offer Conditions, or if the Offer Termination shall have occurred, the conditions set forth in Article VII, to fail to be satisfied and such action or failure to act constitutes a material breach of this Agreement;
(d)   by either the Company or Parent if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer (if an Offer Termination has not occurred) or either Merger and such order shall have become final and nonappealable provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if such order (or such order becoming final and nonappealable) was due to the material breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;
(e)   by the Company (provided that (i) the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in paragraph (E)(2) or (E)(3) of Annex A would not be satisfied (if an Offer Termination has not occurred) or any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (if an Offer Termination has occurred), and (ii) the Acceptance Time shall not have occurred) if: (A) (1) Parent and/or either Merger Sub shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, or (2) (x) if an Offer Termination has not occurred, any of the representations and warranties of Parent and the Merger Subs contained in (I) Article V (other than in Section 5.9(b) (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representation and warranty)) shall have become inaccurate, which breach or inaccuracy, individually or when aggregated with other breaches or inaccuracies, would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay Parent from consummating the Offer prior to the End Date; and (II) Section 5.9(b) shall not be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date or (y) if the Offer Termination has occurred, Parent shall have breached any of its representations and warranties contained in this Agreement, which breach if occurring or continuing to occur as of the Closing Date, would result in a failure of the condition set forth in Section 7.3(a); and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(e) is or are either not curable or is not cured by the earlier of  (A) two (2) Business Days prior to the (x) End Date if an Offer Termination has occurred or (y) if an Offer Termination has not occurred, the Expiration Date, if all conditions set forth in Annex A would be satisfied or waived (to the extent waivable) as of such Expiration Date and (B) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach or failure or inaccuracy in reasonable detail;
(f)   by the Company, prior to the Cut-off Time, in accordance with Section 6.3(f) in order to enter into a definitive agreement providing for a Company Superior Proposal either concurrently with or immediately following such termination, provided that (i) the Company has complied with its obligations contained in (A) Section 6.3(f), and (B) the remaining provisions of Section 6.3 in all material respects and (ii) immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee in the manner provided in Section 8.3(a);
(g)   by Parent (provided that (i) Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein and such breach results in the failure of any of, if the Offer Termination has not occurred, the Offer Conditions to be satisfied, or, if an Offer Termination has occurred, the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, and (ii) the Acceptance Time shall not have occurred), if  (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) if the Offer Termination shall not have occurred, if it occurred or was continuing to occur at the Acceptance Time, would result in a failure of a condition set forth in (E)(2) or (E)(3) of Annex A, or (2) if an Offer Termination has occurred, if it occurred or was continuing to occur at the Closing Date, would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(g) is or are not curable or is not cured by the earlier of  (x) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail and (y) two (2) Business Days prior to the End Date; and
(h)   by Parent, prior to the Cut-off Time, following a Company Adverse Recommendation Change.
Section 8.2   Effect of Termination.   In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreements and the provisions of this Section 8.2, Section 8.3 and Article IX, and the agreements of the Company, Parent and the Merger Subs contained in the last sentence of Section 1.1(c)(iv), shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or the Merger Subs, on the other hand, to the other except (i) as provided in Section 8.3 or (ii) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).
Section 8.3   Termination Fee.
(a)   (i) If this Agreement is terminated by the Company pursuant to Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii)   If this Agreement is terminated by Parent pursuant to Section 8.1(h), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination.
(iii)   If  (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates any transaction included within the definition of Company Takeover Proposal (a “Company Takeover Transaction”) (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then the Company shall pay Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of such Company Takeover Transaction; provided that for the purposes of this Section 8.3(a)(iii) only, all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.
(b)   For purposes of this Section 8.3, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if  (i) a Company Takeover Proposal shall have been publicly announced or publicly disclosed, or (ii) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Company Takeover Proposal, directly or through an intermediary, to any member of the Company Board of Directors or to any person that is a party to a Voting and Support Agreement, or any controlling Affiliate of such party to a Voting and Support Agreement, and in each case of clauses (i) and (ii), such Company Takeover Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to the event giving rise to such termination.
(c)   “Termination Fee” shall mean a cash amount equal to $325,000,000.
(d)   The parties agree that if this Agreement is validly terminated in accordance with any provision under which payment of the Termination Fee is required hereunder, then upon receipt of such payment by Parent, the payment of such Termination Fee in accordance with this Section 8.3, shall, except in the case of fraud or a Willful Breach by the Company of this Agreement, be the sole and exclusive remedy of Parent and the Merger Subs for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated and upon payment of such amount, except in the case of fraud or a Willful Breach by the Company of this Agreement, none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability of any kind for any reason arising out of or in connection with the Transactions.
(e)   Each of the Parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the full Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.
(f)   Each of the Company, Parent, Purchaser and Merger Sub 2 acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent, Purchaser and Merger Sub 2 would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent or either Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3 or any portion thereof, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel)

incurred in in connection with such suit and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).
ARTICLE IX.
MISCELLANEOUS
Section 9.1   No Survival of Representations and Warranties.   None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Merger. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.
Section 9.2   Expenses.   Except as set forth in Section 8.3, whether or not the Offer and the Mergers are consummated, all costs and expenses incurred in connection with the Offer, the Mergers, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent shall pay the filing fees required to be paid by the Parties and their Affiliates under the HSR Act.
Section 9.3   Counterparts; Effectiveness.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.4   Governing Law.   This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.5   Jurisdiction; Specific Enforcement; No Recourse to Financing Sources.
(a)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and the Merger Subs to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any other rights and remedies to which such Party is entitled at law or in equity, except as may be limited by this Section 9.5. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.
(b)   Notwithstanding anything herein to the contrary, each of the Parties to this Agreement agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter, the Financing or the performance thereof or of services related thereto, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law jurisdiction is vested in the Federal Courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, shall be governed by the laws of the State of New York.
(c)   Notwithstanding anything to the contrary contained herein, the Company on behalf of itself and each of its Affiliates and Representatives (collectively, the “Company Related Parties”) agrees that neither it nor any Company Related Party shall have any rights or claims against any Financing Source in connection with this Agreement (including the Transactions), the Commitment Letter, the Financing or the transactions contemplated hereby or thereby and no Financing Source shall have any rights or claims against any Company or its Affiliates in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, in each case, whether at law or equity, in contract, in tort or otherwise; provided that following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under the Commitment Letter or the definitive documentation related thereto. Nothing in this Section 9.5(c) shall in any way limit any rights or remedies the Company or its Subsidiaries may have with respect to the Parent and its Subsidiaries pursuant to Section 9.5(a) and Section 9.5(b).

Section 9.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING SOURCES OR ANY OF THEIR AFFILIATES, THE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
Section 9.7   Notices.   All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent, when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and either (ii) (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 9.7, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:
To Parent or the Merger Subs:
Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, CT 06410
Facsimile:
(203) 271-8199

Attention:
General Counsel

Email:
moriartyj@alxn.com

with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Daniel A. Neff
Mark Gordon

Facsimile:
(212) 403-2000

Email:
DANeff@wlrk.com
MGordon@wlrk.com

To the Company:
Synageva Biopharma Corp.
33 Hayden Ave.
Lexington, MA 02421
Facsimile:
(781) 357-9901

Attention:
Thomas W. Beetham

Email:
thomas.beetham@synageva.com

with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:
Matthew G. Hurd

Krishna Veeraraghavan

Fax:
(212) 558-3588

Email:
hurdm@sullcrom.com
veeraraghavk@sullcrom.com

with a further copy to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:
Paul M. Kinsella

Fax:
(617) 235-0822

Email:
paul.kinsella@ropesgray.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 9.8   Assignment; Binding Effect.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that, prior to the commencement ( as such term is defined for purposes of Rule 14d-2 promulgated under the Exchange Act) of the Offer, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Merger Sub in lieu of either entity that is a Merger Sub as of the date hereof, in which event all references herein to such Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to such Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such assignment or designation shall not, and would not reasonably be expected to, impede or delay the consummation of any Transaction, prevent or impede the Offer and the Mergers, taken together, or, if an Offer Termination has occurred, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.
Section 9.9   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 9.10   Entire Agreement.   This Agreement together with the exhibits hereto, schedules hereto (including the Disclosure Schedules) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 9.13, this Agreement is not intended to grant standing to any person other than the Parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR EITHER MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
Section 9.11   Amendments; Waivers.   At any time prior to the earlier of the Acceptance Time and the First Effective Time, and, if applicable, whether before or after the Company Stockholder Approval shall have been obtained, any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Purchaser and Merger Sub 2 or, in the case of a waiver, by the Party waiving such provision; provided, if applicable, that following receipt of the Company Stockholder Approval no amendment may be made which under applicable Law requires further stockholder approval without obtaining such approval. At any time and from time to time prior to the earlier of the Acceptance Time and the First Effective Time, either the Company, on the one hand, or Parent and Merger Subs, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Subs, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary herein, this sentence of Section 9.11, Section 9.5(b), Section 9.5(c), Section 9.6 and Section 9.13, shall not be amended without the prior written consent of the lead arrangers identified in the Commitment Letter as of the date hereof.
Section 9.12   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.13   No Third-Party Beneficiaries.   Except (a) as provided in Section 6.9, or (b) for the right of holders of shares of Company Common Stock, after the First Effective Time, to receive the aggregate consideration payable pursuant to Article III of this Agreement, which rights set forth in clauses (a) and (b) of this Section 9.13 are hereby expressly acknowledged and agreed by Parent and the Merger Subs, each of Parent, Purchaser, Merger Sub 2 and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 2.5(c) and Section 6.9 and clause (b) of the first sentence of this Section 9.13 shall not arise unless and until the First Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.11 without notice or Liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Notwithstanding the foregoing, each Financing Source (and their respective directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives) shall be an express third party beneficiary of and shall be entitled to rely upon Section 2.5(c), Section 9.5, Section 9.6, the last sentence of Section 9.11 and this Section 9.13, and each Financing Source may enforce such provisions.
Section 9.14   Interpretation.   When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
Section 9.15   Definitions.
(a)   General Definitions.   References in this Agreement to “Subsidiaries” of any Party means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner on the date hereof. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References to “made available” (or words of similar import), in respect of information made available (or words of similar import) to or by any of the Parties, means information made available to or (as applicable) by such person physically, electronically or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 9.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.15(a) of the Company Disclosure Schedule.
(b)   Certain Specified Definitions.   As used in this Agreement:
(i)   “Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including, but not limited to, the HSR Act.
(ii)   “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(iii)   “Commitment Letter” means the fully executed debt commitment letter, dated as of the date of this Agreement, by and among certain of the Financing Sources and Parent (together with all exhibits, schedules, annexes, amendments and joinders thereto and each related fee letter), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources party thereto have agreed to lend the amounts set forth therein, for the purpose of financing the Transactions.
(iv)   “Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability.
(v)   “Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence or development that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect:
(A)   any changes in global, national or regional, political or economic conditions, including securities, credit, financial or other capital markets conditions;
(B)   any changes in conditions generally affecting the biopharmaceutical industry;
(C)   any decline in the market price or trading volume of the shares of Company Common Stock on the Nasdaq (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect);
(D)   any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect);
(E)   the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and on consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Subsidiary of the Company with its employees or with any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);
(F)   the pendency of any litigation alleging breach of fiduciary duty or violation of Law relating to this Agreement or the Offer or the Mergers;
(G)   changes or proposed changes in GAAP or in Laws applicable to the Company or any Subsidiary of the Company or the enforcement or interpretation thereof;
(H)   any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(I)   any recommendation, decision or action, or inaction, by the FDA, the EMA, the Japanese Ministry of Health, or any other Governmental Entity with respect to the Biologics License Application, Marketing Authorization Application or other foreign marketing application for sebelipase alfa, including the expectation and timing of any such recommendation, decision, action or inaction, the proposed or actual label, or any post-marketing requirements, commitments, or follow-up measures including any requirement to conduct additional clinical studies or implement a risk evaluation and mitigation strategy or risk management plan;
(J)   any matters relating to the proposed or established pricing or reimbursement of sebelipase alfa or, except due to acts of war, sabotage, terrorism, military action or natural disaster, to the manufacture thereof;
(K)   any action expressly required to be taken pursuant to or in accordance with this Agreement or taken with the consent, of Parent or either Merger Sub;
(L)   any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, either Merger Sub or any of their respective Affiliates; or
(M)   any matter set forth specifically in Section 9.15(b)(v)(M) of the Company Disclosure Schedule;
except, in the case of any of clauses (A), (B), (G) or (H) in the event that such changes in conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other clinical-stage biopharmaceutical companies (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).
(vi)   “Company Regulatory Agency” means any Governmental Entity that regulates the quality, identity, strength, purity, safety, pricing, reimbursement, efficacy or manufacturing of the Company’s products, including, without limitation, the FDA, the EMA and the Japanese Ministry of Health.
(vii)   “Company Stock Plans” means the (i) Trimeris, Inc. Amended and Restated Stock Incentive Plan, (ii) 1996 Stock Option Plan of AviGenics, Inc., (iii) Company’s 2005 Stock Plan, as amended, (iv) Company’s 2014 Equity Incentive Plan, and (v) the Trimeris, Inc. 2007 Stock Incentive Plan, and any applicable award agreements granted under any of the foregoing, collectively.
(viii)   “Company Superior Proposal” means a written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement proposed by Parent in response to such Company Takeover Proposal, as contemplated by Section 6.3(f) of this Agreement, is more favorable to the stockholders of the Company than the Transactions.
(ix)   “Company Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its Subsidiaries) relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (B) any acquisition of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries or (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company.
(x)   “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.
(xi)   “EMA” means the European Medicines Agency, or any successor agency thereto.
(xii)   “Environmental Law” means any applicable Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of  (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.
(xiii)   “ERISA” means, the Employee Retirement Income Security Act of 1974, as amended.
(xiv)   “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(xv)   “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
(xvi)   “Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter, or any Alternative Financing.
(xvii)   “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
(xviii)   “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
(xix)   “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
(xx)   “Health Law” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicinal and pharmaceutical products by regulating the research, development, manufacturing and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports with respect to such products.
(xxi)   “Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of  “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned subsidiary of such person.
(xxii)   “Intellectual Property” means all intellectual property rights arising under the Laws of any jurisdiction with respect to the following: (A) patents and patent applications (and any patents that issue as a result of those patent applications), including rights in respect of utility models or industrial designs, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos and trade names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications (including intent to use applications) for registration thereof  (collectively, “Trademarks”), (C) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof  (collectively, “Copyrights”), (D) mask work rights and registrations and applications for registration thereof, (E) trade secrets (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, methods, processes, techniques, formulae, algorithms, technical data, specifications, research and development information, or technology, in each case, to the extent qualifying as a trade secret under applicable Law) (collectively, “Trade Secrets”), (F) URL and domain name registrations (collectively, “Domain Names”) and (G) other intellectual property rights now known or hereafter recognized.
(xxiii)   “Japanese Ministry of Health” means the Japanese Ministry of Health, Labour, and Welfare, or any successor agency thereto.
(xxiv)   “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
(xxv)   “Order” means any formal charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.
(xxvi)   “Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence or development that has a material adverse effect on the financial condition, business or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been, is or would be a Parent Material Adverse Effect:
(A)   any changes in global, national or regional, political or economic conditions, including securities, credit, financial or other capital markets conditions;

(B)   any changes in conditions generally affecting the biopharmaceutical industry;
(C)   any decline in the market price or trading volume of the shares of Parent Common Stock on the Nasdaq (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Parent Material Adverse Effect);
(D)   any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect);
(E)   the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and on consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any Subsidiary of Parent with its employees or with any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);
(F)   the pendency of any litigation alleging breach of fiduciary duty or violation of Law relating to this Agreement or the Offer or the Mergers;
(G)   changes or proposed changes in GAAP or in Laws applicable to Parent or any Subsidiary of Parent or the enforcement or interpretation thereof;
(H)   any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;
(I)   any action expressly required to be taken pursuant to or in accordance with this Agreement or taken with the consent of the Company;
(J)   any change resulting or arising from the identity of, or any facts or circumstances relating to, the Company or any of its respective Affiliates;
(K)   any recommendation, decision or action, or inaction, by the FDA, the EMA, the Japanese Ministry of Health or any other Governmental Entity with respect to the Biologics License Application, Marketing Authorization Application or other foreign marketing application for asfotase alfa, including the expectation and timing of any such recommendation, decision, action or inaction, the proposed or actual label, or any post-marketing requirements, commitments, or follow-up measures including any requirement to conduct additional clinical studies or implement a risk evaluation and mitigation strategy or risk management plan; or
(L)   any matters relating to the proposed or established pricing or reimbursement of asfotase alfa or, except due to acts of war, sabotage, terrorism, military action or natural disaster, to the manufacture thereof;
except, in the case of any of clauses (A), (B), (G) or (H) in the event that such changes in conditions have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other biopharmaceutical companies (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect).

(xxvii)   “Parent Regulatory Agency” means any Governmental Entity that regulates the quality, identity, strength, purity, safety, pricing, reimbursement, efficacy or manufacturing of Parent products, including, without limitation, the FDA, the EMA and the Japanese Ministry of Health.
(xxviii)   “Parent Stock Plans” means the Parent 2000 Stock Option Plan, as amended, the Parent 1992 Outside Directors Stock Option Plan, as amended and the Parent Amended and Restated 2004 Incentive Plan and any applicable award agreements granted under any of the foregoing, collectively.
(xxix)   “Parent Trading Price” means the average of the closing prices per share of Parent Common Stock on Nasdaq, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) for the ten full trading days ending on the third business day prior to the Closing Date.
(xxx)   “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto or (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business.
(xxxi)   “Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or entity; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.
(xxxii)   “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
(xxxiii)   “Registrations” means any investigational new drug applications, new drug applications or similar regulatory applications of the Company or any of its Subsidiaries that have been submitted to or approved by any Company Regulatory Agency.
(xxxiv)   “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
(xxxv)   “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.
(xxxvi)   “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.
(xxxvii)   “Willful Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching Party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement.

Index of Defined Terms
Section
.pdf	9.3
2015 RSU Award	3.3(c)
Acceptable Confidentiality Agreement	6.3(c)
Acceptance Time	1.1(d)
Adjusted RSU Award	3.3(c)
Affiliates	9.15(a)
Agreement	Preamble
Alternative Financing	6.12(c)
Antitrust Laws	9.15(b)(i)
Appraisal Provisions	3.1(c)
Arrangements	6.15
Book-Entry Shares	3.1(a)
Business Day	9.15(b)(ii)
Cancelled Shares	3.1(a)(ii)
Cash Consideration	1.1(a)
Certificate	3.1(a)
Certificates of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	Recitals
Collective Bargaining Agreement	4.15(a)
Commitment Letter	9.15(b)(iii)
Company	Preamble
Company 401(k) Plan	6.5(e)
Company Acquisition Agreement	6.3(e)
Company Adverse Recommendation Change	6.3(e)
Company Approvals	4.3(d)
Company Benefit Plan	9.15(b)(iv)
Company Board of Directors	Recitals
Company Bylaws	4.1(b)
Company Certificate	4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Employees	6.5(a)
Company Equity Schedule	4.10(i)
Company Financial Statements	4.4(b)
Company Indemnified Parties	6.9(a)
Company Leased Real Property	4.17
Company Material Adverse Effect	9.15(b)(v)
Company Material Contracts	4.20(a)
Company Option	3.3(a)

Section
Company Organizational Documents	4.1(b)
Company Owned Intellectual Property	4.16(a)
Company Permits	4.7(b)
Company Preferred Stock	4.2(a)
Company Product	4.8(a)
Company Real Property Leases	4.17
Company Recommendation	Recitals
Company Registered Intellectual Property	4.16(a)
Company Regulatory Agency	9.15(b)(vi)
Company Related Parties	9.5(c)
Company RSU Award	3.3(b)
Company SEC Documents	4.4(a)
Company Stock Awards	3.3(d)
Company Stock Plans	9.15(b)(vii)
Company Stockholder Approval	4.3(a)
Company Stockholder Meeting	6.4(b)
Company Superior Proposal	9.15(b)(viii)
Company Takeover Proposal	9.15(b)(ix)
Company Takeover Transaction	8.3(a)
Compensation Committee	6.15
Confidentiality Agreements	6.2(c)
Contract	9.15(b)(x)
control	9.15(a)
controlled by	9.15(a)
Converted Shares	3.1(a)(ii)
Copyrights	9.15(b)(xxii)
Cut-off Time	6.3(c)
D&O Insurance	6.9(c)
Delaware Secretary	2.3
DGCL	Recitals
Disclosure Schedules	Article V
Dissenting Shares	3.1(c)
Dissenting Stockholder	3.1(c)
DLLCA	2.1
Domain Names	9.15(b)(xxii)
EMA	9.15(b)(xi)
End Date	8.1(c)
Enforceability Exceptions	4.3(c)
Environmental Law	9.15(b)(xii)
ERISA	9.15(b)(xiii)
ERISA Affiliate	9.15(b)(xiv)
ESPP	3.3(e)
Exchange Act	1.1(a)

Section
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchanged Amounts	3.2(c)
Expiration Date	1.1(c)(i)
FDA	9.15(b)(xv)
Financing	9.15(b)(xvi)
Financing Sources	9.15(b)(xvii)
First Certificate of Merger	2.3
First Confidentiality Agreement	6.2(c)
First Effective Time	2.3
First Merger	Recitals
First Surviving Corporation	2.1
Forms S-4	6.4(a)
Fractional Share Cash Amount	3.1(e)
GAAP	4.4(b)
Governmental Entity	9.15(b)(xviii)
Hazardous Materials	9.15(b)(xix)
Health Law	9.15(b)(xx)
HSR Act	4.3(d)
Incentive Plans	6.5(d)
Indebtedness	9.15(b)(xxi)
Intellectual Property	9.15(b)(xxii)
IRS	4.10(a)
Japanese Ministry of Health	9.15(b)(xxiii)
knowledge	9.15(a)
Law	4.7(a)
Laws	4.7(a)
Lead Product Candidates	4.8(c)
Letter of Transmittal	3.2(c)
Liability	9.15(b)(xxiv)
Lien	4.3(e)
made available	9.15(a)
Meeting Election	6.4(b)
Merger Form S-4	6.4(a)
Merger Proxy Statement/Prospectus	6.4(a)
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Minimum Condition	Annex A
Nasdaq	1.1(c)(ii)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)(i)

Section
Offer Form S-4	1.2(b)
Offer Prospectus	1.2(b)
Offer Termination	1.1(c)(iii)
Offering Period	3.3(e)
Option Consideration	3.3(a)
Order	9.15(b)(xxv)
Organizational Documents	4.1(b)
Parent	Preamble
Parent 401(k) Plan	6.5(e)
Parent Approvals	5.3(b)
Parent Common Stock	5.2
Parent Disclosure Schedule	Article V
Parent Financial Statements	5.4(b)
Parent Material Adverse Effect	9.15(b)(xxvi)
Parent Organizational Documents	5.1(b)
Parent Registered Intellectual Property	5.11(a)
Parent Permits	5.7(b)
Parent Preferred Stock	5.2
Parent Regulatory Agency	9.15(b)(xxvii)
Parent SEC Documents	5.4(a)
Parent Severance Plan	6.5(a)
Parent Stock Awards	5.2
Parent Stock Plans	9.15(b)(xxviii)
Parent Trading Price	9.15(b)(xxix)
Participant	6.5(d)
Parties	Preamble
Party	Preamble
Patents	9.15(b)(xxii)
Permitted Lien	9.15(b)(xxx)
person	9.15(a)
Post-Closing Plans	6.5(b)
Premium Cap	6.9(c)
Pre-Termination Takeover Proposal Event	8.3(b)
Prohibited Person	9.15(b)(xxxi)
Proxy Date	6.4(b)
Purchaser	Preamble
Purchaser Common Stock	3.1(a)(iii)
Qualified Plan	4.10(c)
Registrations	9.15(b)(xxxiii)
Release	9.15(b)(xxxii)
Replacement Financing	6.12(b)
Representatives	6.3(a)
Rolled 2015 RSU Award	3.3(c)

Section
RSU Consideration	3.3(b)
RSU Exchange Ratio	3.3(c)
Sarbanes-Oxley Act	4.4(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2(a)(i)
SEC	1.1(c)(ii)
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recitals
Second Request	6.6(c)
Securities Act	1.2(b)
Stock Consideration	1.1(a)
Subsidiaries	9.15(a)
Surviving Company	2.1
Target 2015 Bonus	6.5(d)
Tax	9.15(b)(xxxiv)
Tax Return	9.15(b)(xxxv)
Taxes	9.15(b)(xxxiv)
Taxing Authority	9.15(b)(xxxvi)
Termination Fee	8.3(c)
Trade Secrets	9.15(b)(xxii)
Trademarks	9.15(b)(xxii)
Transaction Consideration	1.1(a)
Transactions	Recitals
under common control with	9.15(a)
Voting and Support Agreements	Recitals
Willful Breach	9.15(b)(xxxvii)
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
SYNAGEVA BIOPHARMA CORP.
By:	/s/ Sanj Patel
Name: Sanj Patel Title: President and CEO
ALEXION PHARMACEUTICALS, INC.
By:	/s/ David Hallal
Name: David Hallal Title: CEO
PULSAR MERGER SUB INC.
By:	/s/ Scott D. Phillips
Name: Scott D. Phillips Title: President, Treasurer and Secretary
GALAXY MERGER SUB LLC Alexion Pharmaceuticals, Inc. a Delaware Corporation Sole member of Galaxy Merger Sub LLC
By:	/s/ David Hallal
Name: David Hallal Title: CEO
[Signature Page to Agreement and Plan of Reorganization]

ANNEX A
Conditions to the Offer
Notwithstanding any other term of the Offer, but subject to the terms and conditions of this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not properly withdrawn prior to the Expiration Date and theretofore accepted for payment or paid for) in the event that, at the Expiration Date:
(A)   any waiting period (and extensions thereof) applicable to the Offer and the Mergers under the HSR Act shall not have expired or been terminated;
(B)   there shall not have been validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock (if any) then owned by Parent, Purchaser and Parent’s other Subsidiaries, represents at least a majority of all then outstanding shares of Company Common Stock (the “Minimum Condition”);
(C)   the Offer Form S-4 shall not have been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of the Offer Form S-4 shall have been issued by the SEC or proceedings for that purpose shall have been initiated or threatened by the SEC;
(D)   the shares of Parent Common Stock to be issued in the Offer and the First Merger shall not have been approved for listing on the Nasdaq, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.14); or
(E)   any of the following shall have occurred and continue to exist as of the Expiration Date:
(1)   an injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Offer or the Mergers;
(2)   any of the representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1 (first sentence only), Section 4.2(a), Section 4.2(b) (first sentence only), Section 4.3(a), Section 4.3(e)(ii), Section 4.8, Section 4.11(b), Section 4.21 and Section 4.22) shall not be true and correct both at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect, (ii) Section 4.2(a) or Section 4.2(b) (first sentence only) shall not be true and correct at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for any de minimis inaccuracies, (iii) Section 4.1 (first sentence only), Section 4.3(a), Section 4.3(e)(ii), Section 4.21 and Section 4.22 shall not be true and correct in all material respects at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, (iv) Section 4.11(b) shall not be true and correct in all respects both at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, and (v) Section 4.8 shall not be true and correct both at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not, individually or in the aggregate, had a Company Material Adverse Effect (provided that for purposes of this clause (v) only, the term “Company Material Adverse Effect” shall read excluding, and without giving effect to, clauses (I), (J) and (M) of the definition of  “Company Material Adverse Effect” in Section 9.15(b)(v)); provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv) and (v) as applicable) only as of such date or period;

(3)   the Company shall have failed to perform and comply (i) in all material respects with all covenants required by the Agreement (other than those set forth on Schedule 6.19), and (ii) with the covenants required by Schedule 6.19 as a result of the Company’s bad faith, in each case to be performed or complied with by it prior to the Expiration Date;
(4)   the Company shall have failed to deliver to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in paragraphs (E)(2) and (E)(3) of this Annex A have been satisfied;
(5)   the Company shall not have received a written opinion from Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
(6)   Parent shall not have received a written opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or
(7)   the Agreement shall have been terminated in accordance with its terms.

ANNEX B
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 5, 2015, is entered into by and among Alexion Pharmaceuticals, Inc. a Delaware corporation (“Parent”), Pulsar Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share of Synageva Biopharma Corp., a Delaware corporation (the “Company”) (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A next to the Stockholder’s name, in addition to any shares of Company Common Stock acquired in any manner after the date of this Agreement, being referred to herein as the “Subject Shares”);
WHEREAS, concurrently with the execution hereof, the Company, Parent, Purchaser and Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and together with Purchaser, the “Merger Subs”), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof  (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence an offer to purchase (subject to the Offer Conditions (as defined in the Merger Agreement)) all of the issued and outstanding shares of Company Common Stock and, following completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement and (b) the Company to convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and to consummate the First Merger (subject to the conditions set forth in Article VI of the Merger Agreement) as soon as practicable after the Company Stockholder Approval has been obtained; and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and the Merger Subs to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO VOTE
1.1.   Agreement to Vote.   Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) for adoption of the Merger Agreement and for the approval of the transactions contemplated thereby, including the First Merger, (ii) for any proposal to adjourn or postpone the Company Stockholder Meeting or such other meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (iii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A or in Article VII of the Merger Agreement not being satisfied on or before the End Date; (iv) against any change in the Company Board of Directors, (v) against any Company Takeover Proposal and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Mergers or the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Mergers); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Certificate or Company Bylaws; and (vi) in favor of any other matter necessary to consummate the Transactions. Subject to the proxy granted under Section 1.2 below, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.
1.2.   Irrevocable Proxy.   Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to all such Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Stockholder’s Subject Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time at its sole election by written notice provided to such Stockholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Purchaser as to such Stockholder on a several basis, that:
2.1.   Authorization; Binding Agreement.   If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Exceptions.
2.2.   Non-Contravention.   Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Stockholder (other than one created by Parent or Purchaser), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of its assets are bound.
2.3.   Ownership of Subject Shares; Total Shares.   Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). For the avoidance of doubt, the fact that the Subject Shares are held in a margin account shall not be deemed to be an Encumbrance hereunder. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of  “voting stock” of the Company of which such Stockholder is the “owner” (as such terms are defined in Section 203 of the DGCL) as of the time that the Company Board of Directors approved the Merger Agreement.
2.4.   Voting Power.   Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.
2.5.   Reliance.   Such Stockholder understands and acknowledges that Parent and the Merger Subs are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
2.6.   Absence of Litigation.   With respect to such Stockholder, as of the date hereof, there are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information (each, a “Proceeding”) relating to potential material violations of Law pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any shares of Company Common Stock beneficially owned by such Stockholder) before or by any Governmental Entity that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.
2.7.   Brokers.   No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Purchaser represent and warrant to the Stockholders that:
3.1.   Organization and Qualification.   Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the state of Delaware. All of the issued and outstanding capital stock of Purchaser is owned directly by Parent.
3.2.   Authority for this Agreement.   Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
ARTICLE IV
ADDITIONAL COVENANTS
Each Stockholder hereby covenants and agrees that until the termination of this Agreement:
4.1.   No Transfer; No Inconsistent Arrangements.   Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (iii) to a charitable organization, including but not limited to, a private charitable foundation under Section 501(c)(3) of the Internal Revenue Code, or (iv) by will or under the laws of intestacy upon the death of such Stockholder, provided, that a Transfer referred to in clause (i) through (iv) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and the transferee agrees in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion.

4.2.   No Exercise of Appraisal Rights.   Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer and the First Merger.
4.3.   Documentation and Information.   Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law or in compliance with the rules or regulations of the SEC, any other Government Entity or any stock exchange as determined in the reasonable discretion of such Stockholder in consultation with its counsel (provided that reasonable notice of any such disclosure will be provided to Parent). Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the First Merger and any other transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser will file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
4.4.   Adjustments.   In the event of any stock split, stock dividend, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.
4.5.   Waiver of Certain Actions.   Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Subs or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Mergers) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
4.6.   No Solicitation.   Each Stockholder shall, and shall cause its Affiliates (which term, solely for purposes of this Section 4.6, shall be deemed to exclude the Company and its Subsidiaries) and its and their respective directors, officers, managing partners and employees and their respective agents, financial advisors, investment bankers, attorneys and accountants: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.6 and to Section 6.3 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), (C) encourage or recommend any other holder of Company Common Stock to vote against the Transactions (including the First Merger) or to not tender shares of Company Common Stock into the Offer, or (D) support, recommend, endorse or approve, or propose to support, recommend, endorse or approve, any Company Takeover Proposal or enter into any letter of intent or similar document, agreement, commitment or agreement in principle relating to or facilitating a Company Takeover Proposal. The foregoing notwithstanding, no announcement or disclosure made by, nor any action taken by, the Board of Directors of the Company (including, without limitation, a Company Adverse Recommendation Change) shall be deemed to be a breach of this Section 4.6 by any such Stockholder or Affiliate that serves as a director of the Company so long as such announcement, disclosure or action does not constitute a breach of the Merger Agreement by the Company or a breach for which the Company was responsible for preventing.

4.7.   Registration Rights.   Between the date of the initial filing of the Offer S-4 (as defined in the Merger Agreement) and the Closing, Parent and the Stockholders shall use commercially reasonable efforts to negotiate in good faith a usual and customary registration rights agreement that provides for the registration, for resale on a continuous basis, of all of the equity securities of Parent owned by the Stockholders and that contains customary provisions related to cooperation, black-out periods and indemnification. Each Stockholder acknowledges and agrees that (1) compliance with this Section 4.7 by Parent is not a condition to any other obligation of any Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1), and (2) that no failure of compliance by Parent, nor the failure of the parties to agree to or enter into a registration rights agreement, shall affect or limit or excuse non-performance of any other obligation of any Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1).
ARTICLE V
MISCELLANEOUS
5.1.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 5.1 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 5.1; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address; provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) in the case to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 9.7 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.
5.2.   Termination.   Subject to the following sentence, this Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in, or change in the form of the Transaction Consideration or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.
5.3.   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
5.4.   Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Mergers are consummated.
5.5.   Entire Agreement; Assignment.   This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6.   Enforcement of the Agreement.   The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.
5.7.   Jurisdiction; Waiver of Jury Trial.
(a)   Each Stockholder (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court. Each Stockholder irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.
(b)   EACH STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION arising out of, relating to or in connection with this Agreement. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR THE MERGER SUBS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PARENT OR PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
5.8.   Governing Law.   This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
5.9.   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
5.10.   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
5.11.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
5.12.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
5.13.   Interpretation.   The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
5.14.   Further Assurances.   Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.
5.15.   No Agreement Until Executed.   This Agreement shall not be effective unless and until (i) the Company Board of Directors has approved the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.
5.16.   Stockholder Obligation Several and Not Joint.   The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
5.17.   Stockholder Capacity.   No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto so long as no such action is or would be a breach or violation of any provision of the Merger Agreement if taken by an officer or director of the Company acting in such capacity.
[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.
ALEXION PHARMACEUTICALS, INC.
By:	/s/ David Hallal
Name:	David Hallal
Title:	CEO
PULSAR MERGER SUB INC.
By:	/s/ Scott D. Phillips
Name:	Scott D. Phillips
Title:	President, Treasurer and Secretary
[Signature Page to Voting and Support Agreement]

667, L.P. ,
By: Baker Bros. Advisors LP,
management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.
By:	/s/ Scott Lessing
Scott Lessing
President
BAKER BROTHERS LIFE SCIENCES, L.P.
By: BAKER BROS. ADVISORS LP,
management company and investment adviser to Baker Brotheres Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.
By:	/s/ Scott Lessing
Scott Lessing
President
14159, L.P.,
By: Baker Bros. Advisors LP,
management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner.
By:	/s/ Scott Lessing
Scott Lessing
President
[Schedule A to Voting and Support Agreement]

BAKER BROS. INVESTMENTS, L.P.
BY: BAKER BROS. ADVISORS LP,
management company and investment adviser to Baker Bros. Investments, L.P., pursuant to authority granted by Baker Bros. Capital, L.P., general partner to Baker Bros. Investments, L.P., and not as the general partner
By:	/s/ Scott Lessing
Scott Lessing
President
BAKER BROS. INVESTMENTS II, L.P
BY: BAKER BROS. ADVISORS LP,
management company and investment adviser to Baker Bros. Investments II, L.P., pursuant to authority granted by Baker Bros. Capital, L.P., general partner to Baker Bros. Investments II, L.P., and not as the general partner
By:	/s/ Scott Lessing
Scott Lessing
President
BAKER BIOTECH FUND II(A), L.P.,
By: Baker Bros. Advisors LP,
management company and investment adviser to Baker Biotech Fund II(A), L.P., pursuant to authority granted to it by Baker Biotech Capital II(A), L.P., general partner to Baker Biotech Fund II(A), L.P., L.P., and not as the general partner.
By:	/s/ Scott Lessing
Scott Lessing
President
[Schedule A to Voting and Support Agreement]

BAKER/TISCH INVESTMENTS, LP.,
By: Baker Bros. Advisors LP,
management company and investment adviser to Baker/Tisch Investments, LP pursuant to authority granted to it by Baker/Tisch Capital, L.P., general partner to Baker/Tisch Investments, LP., and not as the general partner.
By:	/s/ Scott Lessing
Scott Lessing
President
[Schedule A to Voting and Support Agreement]

Schedule A
Name of Stockholder	Number of Shares of Company Common Stock
667, L.P.	1,736,065
BAKER BROTHERS LIFE SCIENCES, L.P.	9,172,521
14159, L.P.,	211,614
BAKER BROS. INVESTMENTS, L.P.	165,213
BAKER BROS. INVESTMENTS II, L.P.	55,479
BAKER BIOTECH FUND II(A), L.P.	100,490
BAKER/TISCH INVESTMENTS, LP.	206,800
[Schedule A to Voting and Support Agreement]

ANNEX C
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 5, 2015, is entered into by and among Alexion Pharmaceuticals, Inc. a Delaware corporation (“Parent”), Pulsar Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and Thomas J. Tisch (the “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 781,578 shares of common stock, par value $0.001 per share of Synageva Biopharma Corp., a Delaware corporation (the “Company”) (the “Company Common Stock”) (such shares, in addition to any shares of Company Common Stock acquired in any manner after the date of this Agreement, being referred to herein as the “Subject Shares”);
WHEREAS, concurrently with the execution hereof, the Company, Parent, Purchaser and Galaxy Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and together with Purchaser, the “Merger Subs”), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof  (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (a) Purchaser to commence an offer to purchase (subject to the Offer Conditions (as defined in the Merger Agreement)) all of the issued and outstanding shares of Company Common Stock and, following completion of the Offer, the merger of Purchaser with and into the Company (the “First Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement and (b) the Company to convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and to consummate the First Merger (subject to the conditions set forth in Article VI of the Merger Agreement) as soon as practicable after the Company Stockholder Approval has been obtained; and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and the Merger Subs to enter into the Merger Agreement, the Stockholder, on his own account with respect to the Subject Shares, has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO VOTE
1.1.   Agreement to Vote.   Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) for adoption of the Merger Agreement and for the approval of the transactions contemplated thereby, including the First Merger, (ii) for any proposal to adjourn or postpone the Company Stockholder Meeting or such other meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (iii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement or (B) result in any of the conditions set forth in Annex A or in Article VII of the Merger Agreement not being satisfied on or before the End Date; (iv) against any change in the Company Board of Directors, (v) against any Company Takeover Proposal and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Mergers or the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Mergers); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Certificate or Company Bylaws; and (vi) in favor of any other matter necessary to consummate the Transactions. Subject to the proxy granted under Section 1.2 below, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.
1.2.   Irrevocable Proxy.   Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been validly terminated in accordance with its terms, the Stockholder hereby irrevocably appoints Parent as his attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all of the Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all of the Stockholder’s Subject Shares solely on the matters described in Section 1.1, and in accordance therewith. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder represents and warrants, on his own account with respect to the Subject Shares, to Parent and Purchaser that:
2.1.   Authorization; Binding Agreement.   The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). If the Stockholder is married, and any of the Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by the Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, is enforceable against the Stockholder’s spouse in accordance with its terms, subject to the Enforceability Exceptions.
2.2.   Non-Contravention.   Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of the Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States federal securities laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of his assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Stockholder (other than one created by Parent or Purchaser), or (d violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or by which any of his assets are bound.
2.3.   Ownership of Subject Shares; Total Shares.   Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all the Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”). For the avoidance of doubt, the fact that the Subject Shares are held in a margin account shall not be deemed to be an Encumbrance hereunder. The Subject Shares constitute all of the shares of  “voting stock” of the Company of which the Stockholder is the “owner” (as such terms are defined in Section 203 of the DGCL) as of the time that the Company Board of Directors approved the Merger Agreement.
2.4.   Voting Power.   The Stockholder has full voting power with respect to all the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.
2.5.   Reliance.   The Stockholder understands and acknowledges that Parent and the Merger Subs are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
2.6.   Absence of Litigation.   As of the date hereof, there are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information (each, a “Proceeding”) relating to potential material violations of Law pending against, or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including any shares of Company Common Stock beneficially owned by the Stockholder) before or by any Governmental Entity that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform his obligations hereunder.
2.7.   Brokers.   No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Purchaser represent and warrant to the Stockholder that:
3.1.   Organization and Qualification.   Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the state of Delaware. All of the issued and outstanding capital stock of Purchaser is owned directly by Parent.
3.2.   Authority for this Agreement.   Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate action on the part of each of Parent and

Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
ARTICLE IV
ADDITIONAL COVENANTS
The Stockholder hereby covenants and agrees that until the termination of this Agreement:
4.1.   No Transfer; No Inconsistent Arrangements.   Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, the Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of the Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of the Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of the Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, the Stockholder may Transfer Subject Shares (i) to any member of the Stockholder’s immediate family, (ii) to a trust for the sole benefit of the Stockholder or any member of the Stockholder’s immediate family, the sole trustees of which are the Stockholder or any member of the Stockholder’s immediate family, (iii) to a charitable organization, including but not limited to, a private charitable foundation under Section 501(c)(3) of the Internal Revenue Code, or (iv) by will or under the laws of intestacy upon the death of the Stockholder, provided, that a Transfer referred to in clause (i) through (iv) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to the Stockholder would be true and correct upon such Transfer and the transferee agrees in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of the Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of his Subject Shares as Parent may agree in writing in its sole discretion.
4.2.   No Exercise of Appraisal Rights.   The Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of the Stockholder’s Subject Shares that may arise in connection with the Offer and the First Merger.
4.3.   Documentation and Information.   The Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law or in compliance with the rules or regulations of the SEC, any other Government Entity or any stock exchange as determined in the reasonable discretion of the Stockholder in consultation with his counsel (provided that reasonable notice of any such disclosure will be provided to Parent). The Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the First Merger and any other transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Purchaser will file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
4.4.   Adjustments.   In the event of any stock split, stock dividend, merger, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.
4.5.   Waiver of Certain Actions.   The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Subs or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Mergers) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
4.6.   No Solicitation.   The Stockholder shall, and shall cause his Affiliates (which term, solely for purposes of this Section 4.6, shall be deemed to exclude the Company and its Subsidiaries) and his and their respective directors, officers, managing partners and employees and their respective agents, financial advisors, investment bankers, attorneys and accountants: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.6 and to Section 6.3 of the Merger Agreement and to limit his conversation or other communication exclusively to such referral), (C) encourage or recommend any other holder of Company Common Stock to vote against the Transactions (including the First Merger) or to not tender shares of Company Common Stock into the Offer, or (D) support, recommend, endorse or approve, or propose to support, recommend, endorse or approve, any Company Takeover Proposal or enter into any letter of intent or similar document, agreement, commitment or agreement in principle relating to or facilitating a Company Takeover Proposal. The foregoing notwithstanding, no announcement or disclosure made by, nor any action taken by, the Board of Directors of the Company (including, without limitation, a Company Adverse Recommendation Change) shall be deemed to be a breach of this Section 4.6 by the Stockholder or Affiliate that serves as a director of the Company so long as such announcement, disclosure or action does not constitute a breach of the Merger Agreement by the Company or a breach for which the Company was responsible for preventing.
4.7.   Registration Rights.   Between the date of the initial filing of the Offer S-4 (as defined in the Merger Agreement) and the Closing, Parent and the Stockholder shall use commercially reasonable efforts to negotiate in good faith, in conjunction with certain other principal stockholders of the Company entering into a voting and support agreement concurrently with the Stockholder’s entry into this Agreement, a usual and customary registration rights agreement that provides for the registration, for resale on a continuous basis, of all of the equity securities of Parent owned by the Stockholder and such other principal stockholders and that contains customary provisions related to cooperation, black-out periods and indemnification. The Stockholder acknowledges and agrees that (1) compliance with this Section 4.7 by Parent is not a condition to any other obligation of the Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1), and (2) that no failure of compliance by Parent, nor the failure of the parties to agree to or enter into a registration rights agreement, shall affect or limit or excuse non-performance of any other obligation of the Stockholder contained in this Agreement (including, without limitation, the obligations set forth in Section 1.1).
ARTICLE V
MISCELLANEOUS
5.1.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 5.1 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or facsimile or any other method described in this Section 5.1; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address; provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) in the case to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 9.7 of the Merger Agreement and (ii) if to the Stockholder, to 655 Madison Avenue, 23rd Fl., New York, New York 10065.
5.2.   Termination.   Subject to the following sentence, this Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of  (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the entry without the prior written consent of the Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in, or change in the form of the Transaction Consideration or (d) the mutual written consent of Parent and the Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.
5.3.   Amendments and Waivers.   Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
5.4.   Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Mergers are consummated.
5.5.   Entire Agreement; Assignment.   This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.
5.6.   Enforcement of the Agreement.   The parties agree that irreparable damage would occur in the event that the Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7.   Jurisdiction; Waiver of Jury Trial.
(a) The Stockholder (i) consents to submit himself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The Stockholder irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 5.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.
(b) THE STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. THE STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR THE MERGER SUBS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PARENT OR PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) THE STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY, AND (IV) THE STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
5.8.   Governing Law.   This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
5.9.   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
5.10.   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
5.11.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
5.12.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
5.13.   Interpretation.   The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.
5.14.   Further Assurances.   The Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform his obligations under this Agreement.
5.15.   No Agreement Until Executed.   This Agreement shall not be effective unless and until (i) the Company Board of Directors has approved the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.
5.16.   Stockholder Capacity.   The Stockholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as a director or officer of the Company. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto so long as no such action is or would be a breach or violation of any provision of the Merger Agreement if taken by an officer or director of the Company acting in such capacity.
[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.
ALEXION PHARMACEUTICALS, INC.
By:	/s/ David Hallal
Name: David Hallal
Title: CEO
PULSAR MERGER SUB INC.
By:	/s/ Scott D. Phillips
Name: Scott D. Phillips
Title: President, Treasurer and Secretary
THOMAS J. TISCH
/s/ Thomas J. Tisch

[Signature Page to Voting and Support Agreement]

ANNEX D
200 West Street/New York, NY 10282-2198
Tel: 212-902-1000/Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
May 5, 2015
Board of Directors
Synageva BioPharma Corp.
33 Hayden Avenue
Lexington, MA 02421
Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Synageva BioPharma Corp. (the “Company”) of the Consideration (as defined below) to be paid for each Share pursuant to the Agreement and Plan of Reorganization, dated as of May 5, 2015 (the “Agreement”), by and among Alexion Pharmaceuticals, Inc. (“Alexion”), Pulsar Merger Sub Inc. (“Purchaser”), Galaxy Merger Sub LLC and the Company. The Agreement provides for an exchange offer for all of the Shares (the “Exchange Offer”) pursuant to which Purchaser will exchange $115 in cash (the “Cash Consideration”), and 0.6581 shares of common stock, par value $0.0001 per share (“Alexion Common Stock”), of Alexion (the “Stock Consideration”; and together with the Cash Consideration, the “Consideration”) for each Share accepted. The Agreement further provides that, following completion of the Exchange Offer or if the Exchange Offer is terminated under certain circumstances specified in the Agreement, Purchaser will merge with and into the Company (the “Merger”) and each outstanding Share (other than the Shares owned by Alexion, any subsidiary of Alexion or the Company or any Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the Consideration.
Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Alexion, any of their respective affiliates and third parties, including Baker Bros. Advisors LP (“BB”), an affiliate of significant stockholders of the Company, and its affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead bookrunning manager with respect to the public offering of 3,450,000 Shares in January 2015 and the public offering of 2,300,000 Shares in March 2014 and as lead bookrunning manager with respect to the public offering of 3,162,500 Shares in September 2013. We also have provided certain financial advisory and/or underwriting services from time to time to companies in which funds advised by BB hold or have held equity interests for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead bookrunning manager in connection with the public offering of 23,000,000 shares of common stock of Idera Pharmaceuticals, Inc. in February 2015, as financial advisor to InterMune Inc. in connection with its sale in September 2014, as financial advisor to

ViroPharma Incorporated in connection with its sale in January 2014, and as joint bookrunning manager in connection with the private placement of 0.375% convertible senior notes due 2018 (aggregate principal amount $375,000,000) and 1.25% convertible senior notes due 2020 (aggregate principal amount $375,000,000) of Incyte Corporation in November 2013. We may also in the future provide financial advisory and/or underwriting services to the Company and Alexion and their respective affiliates and to BB and companies in which funds advised by BB hold equity interests for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with BB and funds advised by BB from time to time and may have invested in limited partnership units of funds advised by BB from time to time and may do so in the future. In addition, a director of The Goldman Sachs Group is a director of Alexion.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Alexion for the five fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Alexion; certain other communications from the Company and Alexion to their respective stockholders; certain publicly available research analyst reports for the Company and Alexion; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Alexion, in each case as prepared by management of the Company and approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Alexion regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Alexion and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and Alexion Common Stock; compared certain financial and stock market information for the Company and Alexion with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Alexion or any of their respective affiliates and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Alexion or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Alexion Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Alexion or the ability of the Company or Alexion to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange Offer, how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

ANNEX E
DIRECTORS AND EXECUTIVE OFFICERS OF ALEXION AND THE OFFEROR
The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Alexion Pharmaceuticals, Inc. (“Alexion”) and Pulsar Merger Sub Inc. (the “Offeror”) are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410. Unless otherwise indicated below, the current business telephone number of each director and officer is (203) 272-2596.
Unless otherwise indicated below, each occupation set forth opposite the name of an officer or director of Alexion refers to a position with Alexion, and each occupation set forth opposite the name of an officer or director of the Offeror refers to a position with the Offeror.
During the past five years, none of the directors and officers of Alexion or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each such person listed below is a citizen of the United States of America, except that Andreas Rummelt and Carsten Thiel are German citizens, Julie O’Neill is an Irish citizen, Saquib Islam is a Canadian citizen and Dominique Monnet is a French citizen.
Directors and Executive Officers of Alexion
Name	Age	Title	Present Principal Occupation and Five-Year Employment History
Leonard Bell	56	Chairman	The principal founder of Alexion and a director of Alexion since February 1992. Dr. Bell was Alexion’s Chief Executive Officer since its founding in January 1992 until he retired as CEO on March 31, 2015. Dr. Bell was appointed Chairman of the Board in October 2014. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.
David Brennan	61	Director	A director of Alexion since July 2014. Mr. Brennan served as Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies, from 2006 to 2012. AstraZenica’s address is Kingdom Street, London W2 6BD, United Kingdom. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			subsidiary of Astra AB. Mr. Brennan began his career in 1975 at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. Mr. Brennan currently serves on the Board of Directors of Innocoll, Inc. and Insmed Incorporated, and previously served on the Board of Directors of AstraZeneca PLC, Reed Elsevier PLC, and the Pharmaceutical Research & Manufacturers of America (PhRMA). He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.
M. Michele Burns	57	Director	A director of Alexion since July 2014. Ms. Burns is the former Chairwoman and Chief Executive Officer of Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. (MMC), an insurance agency, a position she held from 2006 to 2012. The address of MMC is 1166 Avenue of the Americas, New York, New York 10036. She currently serves as Center Fellow and Strategic Advisor, Stanford University Center on Longevity. She served in senior executive roles with MMC, including as Chief Executive Officer, Retirement Policy Center sponsored by MMC from 2012 to 2014, Chief Executive Officer of Mercer from 2006 to 2012, and Executive Vice President and Chief Financial Officer of MMC in 2006. From 2004 to 2006, Ms. Burns served as Executive Vice President, Chief Financial and Chief Restructuring Officer for Mirant Corporation. From 1999 to 2004 she worked in increasing roles of responsibility at Delta Air Lines, serving as Executive Vice President and Chief Financial Officer of Delta from 2000 to 2004. Michele began her career with Arthur Andersen, and over an 18-year tenure rose to Senior Partner, leading Andersen’s Southern Region Federal Tax Practice, heading its U.S. Healthcare Tax Practice and its Southeastern Region Financial Services Tax Practice, and serving on its Global Advisory Council. Ms. Burns currently serves on the Board of Directors of The Goldman Sachs Group, Cisco Systems, Etsy, Anheuser-Busch InBev and Circle Internet Financial. She also serves on the Executive Board and as Treasurer of the Elton John Aids Foundation. She previously served on the Board of Directors of Wal-Mart Stores, Ivan Allen Company, and Orbitz. She received a BBA in business administration and a Master of Accountancy from the University of Georgia.
Christopher J. Coughlin	62	Director	A director of Alexion since July 2014. Mr. Coughlin is currently a Senior Advisor, McKinsey & Co., a management consulting firm, where he has served since 2012. The address of McKinsey & Co. is 55 East 52nd Street, New York, New York 10022. He served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. The address of Tyco International Ltd. is Unit 1202 Building 1000, City Gate, Mahon, Cork, Ireland. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin currently serves on the Board of Directors of Actavis plc, and Dun & Bradstreet. He previously served on the Board of Directors of Covidien Ltd. (acquired by Medtronic), Forest Laboratories (acquired by Actavis plc), Dipexium Pharmaceuticals, Inc., The Interpublic Group of Companies, Monsanto Company, and Perrigo Company. Mr. Coughlin received a BS in accounting from Boston College.
David Hallal	48	Director, Chief Executive Officer	A director of Alexion since September 2014. Mr. Hallal assumed the role of Chief Executive Officer on April 1, 2015. Previously, he was Alexion’s Chief Operating Officer since September 2014. From October 2012 to September 2014, Mr. Hallal served as Alexion’s Executive Vice President, Chief Commercial Officer. From May 2010 until October 2012, Mr. Hallal was Senior Vice President, Global Commercial Operations and was Senior Vice President, Commercial Operations, Americas from May 2008 until May 2010. Mr. Hallal joined Alexion in June 2006 to lead the first company product launch. Prior to joining Alexon in 2006, he had 18 years of commercial operations and leadership experience at a number of companies, including OSI Eyetech, Biogen, Amgen, and Upjohn and he was involved in multiple blockbuster product launches in the areas of hematology, oncology, nephrology and immunology. Mr. Hallal holds a BA in Psychology from the University of New Hampshire.
John T. Mollen	64	Director	A director of Alexion since April 2014. From May 2006 until his retirement in February 2014, Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation, a data storage company, and as special advisor to the Chairman. He joined EMC as Senior Vice President, Human Resources in September 1999. The address of EMC Corporation is 176 South Street, Hopkinton, Massachusetts 01748. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 – September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is a member of the Board of Trustees of Worcester Polytechnic Institute and Chairman of the Compensation Committee. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master’s degree in Labor Relations from St. Francis College in Pennsylvania.
R. Douglas Norby	79	Director	A director of Alexion since September 1999. From July 2003 and until January 31, 2006, Mr. Norby was Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging. The address of Tessera Technologies is 3025

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			Orchard Parkway, San Jose, California 95134. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semiconductor company listed on the Singapore stock exchange, MagnaChip Semiconductor LLC, a semiconductor company listed on the NYSE, and Singulex, Inc., a private medical diagnostic company. From 2011 to 2014, Mr. Norby serve as a director of Ikanos Communications, Inc., from 2009 to 2014 he served as a director of Invensense, from 2007 to 2009, he served as a director of Intellon Corporation and from 2005 to 2009 served as a director of Neterion, Inc. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.
Alvin S. Parven	74	Director	A director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. The address of ASP Associates is 2 West 32nd Street, New York, New York 10001. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is a trustee of the Employee Retirement Board of the Town of Palm Beach and a director of the Palm Beach Civic Association. Mr. Parven received his B.A. from Northeastern University.
Andreas Rummelt	58	Director	A director of Alexion since February 2010. Since January 2011, he has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry. The address of InterPharmaLink AG is Münchensteinerstrasse 41, CH-4052 Basel, Switzerland. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt is a director of Habasit AG, a private belting company located in Switzerland, Mipharm s.p.a., a private contract manufacturer located in Italy, Selica International Co. Limited, a private company providing radiolabelling and drug discovery services located in the United Kingdom and Xellia Pharmaceuticals, a private specialty pharmaceutical company focused on providing anti-infective treatments against serious and life-threatening infections located in Denmark. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen–Nuernberg, Germany.
Ann M. Veneman	65	Director	A director of Alexion since May 2010. From May 2005 until April 2010, she served as Executive Director of UNICEF, appointed by the United Nations Secretary General. As Executive Director, Ms. Veneman worked on behalf of the United Nations children’s agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman is a director of Nestlé, S.A., a global nutrition, health and wellness company listed on the Swiss stock exchange. She was formerly a director of S&W Seed. Ms. Veneman serves on the not-for-profit boards of the Global Health Innovative Technology Fund, the National 4-H Council, Malaria No More, and Landesa. Ms. Veneman received a B.A. from the University of California, Davis, a Master’s degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.
Clare Carmichael	55	Executive Vice President and Chief Human Resources Officer	Clare Carmichael has been with Alexion since August 2011 and has served as Executive Vice President and Chief Human Resources Officer since September 2014. From August 2011 to September 2014, Ms. Carmichael served as Senior Vice President and Chief Human Resources Officer. From August 2008 to March 2011, Ms. Carmichael served as Senior Vice President, Global Human Resources at Watson Pharmaceuticals, Inc., a pharmaceutical company, where she established and executed global HR strategies. Watson Pharmaceuticals was acquired by Actavis in 2012 and so has no address. From December 2005 to August 2008, Ms. Carmichael held various human resources positions of increasing responsibility at Schering-Plough Corporation, including Vice President of Global Human Resources at the Schering-Plough Research Institute. From December 2003 to December 2005,

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			Ms. Carmichael was Vice President of Human Resources at Eyetech Pharmaceuticals, Inc. Prior to Eyetech, she held various positions of increasing responsibility in human resources at Pharmacia Corporation. Ms. Carmichael received a B.A. in Psychology from Rider University.
Martin Mackay	58	Executive Vice President and Global Head of Research and Development	Martin Mackay has been Executive Vice President, Global Head of Research & Development since joining Alexion in May 2013. Prior to joining Alexion, Dr. Mackay served as President, Research and Development at AstraZeneca, a pharmaceutical company, from June 2010 to February 2012, where he led all R&D functions worldwide, including discovery research, clinical development, regulatory affairs and key related R&D functions. From April 1995 to May 2010, he held various positions of increasing responsibility at Pfizer, a pharmaceutical company, including President, Head of Pfizer Pharmatherapeutics, R&D, where he oversaw all aspects of small molecule discovery and development across multiple therapeutic areas. Pfizer’s office is located at 235 East 42nd Street, New York, New York 10017. Dr. Mackay has also worked in the CIBA organization, now Novartis, and held positions within academia. Dr. Mackay received a Microbiology First Class Honors Degree from Heriot-Watt University, Scotland, and a Ph.D. in Molecular Genetics from the University of Edinburgh, Scotland.
John B. Moriarty, J.D.	47	Executive Vice President and General Counsel	John B. Moriarty, J.D. has been with Alexion since December 2012 and has served as Executive Vice President and General Counsel since September 2014. From December 2012 to September 2014, Mr. Moriarty served as Senior Vice President and General Counsel. From December 2010 to December 2012, Mr. Moriarty served as General Counsel and Chief Legal Officer at Elan Corporation plc, an Irish pharmaceutical company traded on the New York and Irish Stock Exchanges, and also served as a member of Elan’s Executive Management team. Prior to assuming the role of General Counsel, Mr. Moriarty served as Senior Vice President of Law, Litigation and Commercial Operations at Elan from December 2008 to December 2010. Elan Corporation plc was acquired by Perrigo Company plc in 2013 and so has no address. From 2002 to 2008, Mr. Moriarty held various positions with Amgen, Inc., including Executive Director and Associate General Counsel, Global Commercial Operations – Amgen Oncology and Senior Counsel, Complex Litigation, Products Liability and Government Investigations. Between 1994 and 2002, Mr. Moriarty served in various capacities in private practice focused on healthcare and as a healthcare fraud prosecutor in the U.S. Attorney’s Office and the Virginia Attorney General’s Office. Mr. Moriarty received his J.D., cum laude, from the University of Georgia School of Law and his B.A., with distinction, from the University of Virginia.
Julie O’Neill	48	Executive Vice President of Global Operations	Julie O’Neill has been with Alexion since February 2014 and has served as Executive Vice President of Global Operations since January 2015. From January 2014 to January 2015, Ms. O’Neill was Senior Vice President Global Manufacturing Operations and General Manager of Alexion Pharma International Trading. Between February 1997 and February 2014 when she joined Alexion, Ms. O’Neill served in various leadership positions at Gilead Sciences, a research-based

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			biopharmaceutical company, including Vice President of Operations and General Manager of Ireland from 2011 to 2014. The address of Gilead Sciences is 333 Lakeside Drive, Foster City, California 94404. Prior to Gilead Sciences, Ms. O’Neill held leadership positions in operations, manufacturing and quality functions at Burnil Pharmacies and Helsinn Birex Pharmaceuticals. She is the Chairperson for the National Standards Authority of Ireland and is a member of the Governing Body of University College Cork. Ms. O’Neill received a Bachelor’s of Science in Pharmacy from University of Dublin, Trinity College and a Masters of Business Administration from University College Dublin (Smurfit School of Business).
Vikas Sinha, M.B.A., C.A., C.P.A.	51	Executive Vice President and Chief Financial Officer	Vikas Sinha, M.B.A., C.A., C.P.A. has been with Alexion since September 2005 and has served as Alexion’s Executive Vice President and Chief Financial Officer since October 2012. From September 2005 to October 2012, Mr. Sinha was Senior Vice President and Chief Financial Officer. Prior to joining Alexion, Mr. Sinha held various positions with Bayer AG in the United States, Japan, Germany, and Canada, including Vice President and Chief Financial Officer of Bayer Pharmaceuticals Corporation, USA, Vice President and Chief Financial Officer of Bayer Yakuhin Ltd., in Japan, and Manager, Mergers and Acquisitions with Bayer AG in Germany. He also was a member of the Pharmaceutical Management Committee for North America. Prior to Bayer, Mr. Sinha held several positions of increasing responsibilities with ANZ Bank and Citibank in South Asia. Mr. Sinha holds a Masters of Business Administration from the Asian Institute of Management which included an exchange program with the University of Western Ontario (Richard Ivey School of Business). He is also a qualified Chartered Accountant from the Institute of Chartered Accountants of India and a Certified Public Accountant in the United States.
Saqib Islam	45	Senior Vice President and Chief Strategy and Portfolio Officer	Saqib Islam has been Senior Vice President, Chief Strategy and Portfolio Officer since joining Alexion in April 2013. Prior to joining Alexion, Mr. Islam worked for 18 years in international business management with a focus on business development, strategic decision-making and planning, and capital markets, and most recently as Managing Director, Head of Healthcare and Diversified Industrials Capital Markets at Credit Suisse Securities, a financial services company, from November 2009 until April 2013. The address of Credit Suisse Securities is Paradeplatz 8, 8001 Zürich, Switzerland. Prior to Credit Suisse, Mr. Islam held various positions of increasing responsibility in the investment banking divisions of Merrill Lynch and Morgan Stanley and provided strategic analysis and advice to client firms across diverse industry segments for The Boston Consulting Group. Mr. Islam received a Bachelor of Commerce from McGill University, where he was a Faculty and University Scholar, and a J.D. from Columbia Law School, where he was a Harlan Fiske Stone Scholar.
Edward Miller	50	Senior Vice President and Global Chief Compliance Officer	Edward Miller has been Senior Vice President and Global Chief Compliance Officer since joining Alexion in September 2014. Prior to joining Alexion, Mr. Miller served in various compliance and legal leadership positions at Boehringer Ingelheim, a pharmaceutical company, from 2000 to

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
			August 2014, including Vice President, Associate General Counsel, Global Head of Litigation and Government Investigations; Vice President and Acting Global Compliance Officer and Vice President, Chief Compliance Officer and Head of Litigation. The address of Boehringer Ingelheim is Binger Strasse 173, 55216 Ingelheim am Rhein, Germany. Prior to Boehringer Ingelheim, Mr. Miller was a Senior Trial Attorney at the U.S. Department of Justice in Washington, D.C. Mr. Miller received a Bachelor’s Degree from Princeton University and his J.D. from Rutgers University School of Law.
Dominique Monnet	54	Senior Vice President and Chief Marketing Officer	Dominique Monnet has been Senior Vice President and Chief Marketing Officer since joining Alexion in May 2014. Prior to joining Alexion, Mr. Monnet served in various marketing leadership positions at Amgen Inc., a biopharmaceutical company, from 2002 to 2013, including Vice President and General Manager, Inflammation Business Unit, Vice President and Head of Global Marketing and Commercial Development and Vice President International Marketing and Business Operations. The address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, California 91320. Prior to Amgen, Mr. Monnet held positions of increasing responsibility at Schering-Plough, including General Manager for the company’s UK and Ireland entity. Mr. Monnet earned his undergraduate business degree from EDHEC Business School in Lille, France, and his MBA from INSEAD in Fontainebleau, France.
Carsten Thiel, Ph.D.	51	Senior Vice President EMEA and Asia Pacific	Carsten Thiel, Ph.D. has been with Alexion since September 2014 and has served as Senior Vice President EMEA and Asia Pacific since January 2015. From September 2014 to January 2015, Mr. Thiel was Senior Vice President EMEA and Australasia-Canada. Prior to joining Alexion, Mr. Thiel served in various senior leadership positions at Amgen Inc., a biopharmaceutical company, from 2002 to 2014, including Vice President, Head of Europe, General Manager, Germany, General Manager, CEE and Head of the Oncology Franchise in Europe. Prior to Amgen, Mr. Thiel held several sales and marketing leadership roles across Europe at Roche. Mr. Thiel has a Ph.D. in Molecular Biology and Biochemistry from the Max Planck Institute, Germany, and a Master’s Degree in Biochemistry from the University of Marburg, Germany.
Directors and Executive Officers of the Offeror
Name	Age	Title	Present Principal Occupation and Five-Year Employment History
Scott Phillips	38	President, Treasurer and Secretary	Scott Phillips has been with Alexion since 2007, where he is presently Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Phillips has a BSBA, MAC in Accounting from Kenan-Flagler Business School at University of North Carolina at Chapel Hill.
Michael Greco	44	Director	Michael Greco joined Alexion in 2007 and is currently serving as Vice President of Law and Corporate Secretary at Alexion. Mr. Greco earned a BS in Political Science from the United States Military Academy at West Point and a JD from Suffolk University Law School.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
In accordance with Section 145 of the DGCL, Section EIGHTH of Alexion’s certificate of incorporation, as amended (the “charter”), provides that Alexion will indemnify each person who is or was a director, officer, employee or agent of Alexion (including the heirs, executors, administrators or estate of such person) or is or was serving at Alexion’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by Alexion’s charter will not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding will be paid by Alexion in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Alexion. Section NINTH of Alexion’s charter provides that Alexion’s directors will not be personally liable to Alexion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Alexion or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to Alexion’s directors, officers or controlling persons pursuant to the foregoing provisions, Alexion has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.   Exhibits and Financial Statement Schedules.
A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.
Item 22.   Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the offer to exchange, to each person to whom the offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the offer to exchange to provide such interim financial information.
(d)
(1) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(f) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cheshire, State of Connecticut, on June 9, 2015.
ALEXION PHARMACEUTICALS, INC.
By:	/s/ David Hallal
Name: David Hallal
Title: Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Alexion Pharmaceuticals, Inc., a Delaware corporation, hereby severally constitute David Hallal and Vikas Sinha, and each of them singly, our true and lawful attorney with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Alexion Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ David Hallal David Hallal	Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2015
/s/ Vikas Sinha Vikas Sinha	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 9, 2015
/s/ Scott Phillips Scott Phillips	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 9, 2015
* Leonard Bell	Chairman	June 9, 2015
* David R. Brennan	Director	June 9, 2015
* M. Michele Burns	Director	June 9, 2015
* Christopher J. Coughlin	Director	June 9, 2015
* John T. Mollen	Director	June 9, 2015
* R. Douglas Norby	Director	June 9, 2015

Signature	Title	Date
* Alvin S. Parven	Director	June 9, 2015
* Andreas Rummelt	Director	June 9, 2015
* Ann Veneman	Director	June 9, 2015
* By: /s/ David Hallal David Hallal as Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
2.1*	Agreement and Plan of Reorganization, dated as of May 5, 2015, by and among Alexion Pharmaceuticals, Inc., Pulsar Merger Sub Inc., Galaxy Merger Sub LLC and Synageva BioPharma Corp. (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement on Form S-4).
2.2	Agreement and Plan of Merger by and among Alexion Pharmaceuticals, Inc., TPCA Corporation, Taligen Therapeutics, Inc., each stockholder of Taligen that signed the Agreement as a seller of Series Bl Call Rights, and, only for the limited purposes described therein as Stockholders’ Representatives (and not in their individual capacities), Nick Galakatos, Ed Hurwitz and Timothy Mills, dated as of January 28, 2011 (incorporated by reference to Alexion Pharmaceutical Inc.’s Current Report on Form 8-K, filed on February 3, 2011).+
2.3	Agreement and Plan of Merger by and among Alexion Pharmaceuticals, Inc., EMRD Corporation, Enobia Pharma Corp., and the Stockholder Representatives named therein, dated as of December 28, 2011 (incorporated by reference to Alexion Pharmaceutical Inc.’s Current Report on Form 8-K, filed on January 4, 2012).+
2.4	Amendment No. 1 to the Agreement and Plan of Merger, dated December 28, 2011, by and among Alexion Pharmaceuticals, Inc., EMRD Corporation, Enobia Pharma Corp., and the Stockholder Representatives named therein, dated February 1, 2012 (incorporated by reference to Alexion Pharmaceutical Inc.’s Current Report on Form 8-K, filed on February 7, 2012).
3.1	Alexion Pharmaceuticals, Inc. Certificate of Incorporation, as amended (incorporated by reference to Alexion Pharmaceutical Inc.’s Registration Statement on Form S-3 (Reg. No. 333-128085)).
3.2	Alexion Pharmaceuticals, Inc. Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
3.3	Alexion Pharmaceuticals, Inc. Bylaws, as amended (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q, filed on October 25, 2013).
4.1*	Voting and Support Agreement, dated as of May 5, 2015, by and among Alexion Pharmaceuticals, Inc., Pulsar Merger Sub Inc. and the stockholders listed therein (incorporated by reference to the copy included as Annex B to Part I of this Registration Statement on Form S-4).
4.2*	Voting and Support Agreement, dated as of May 5, 2015, by and among Alexion Pharmaceuticals, Inc., Pulsar Merger Sub Inc. and Thomas J. Tisch (incorporated by reference to the copy included as Annex C to Part I of this Registration Statement on Form S-4).
4.3	Specimen Common Stock Certificate (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-00202)).
4.4	Rights Agreement between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer & Trust Company, Rights Agent, dated as of February 14, 1997 (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form 8-A (Reg. No. 000-27756)).
4.5	Amendment No. 1 to Rights Agreement, dated as of September 18, 2000, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (incorporated by reference to Amendment No. 1 to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form 8-A (Reg. No. 000-27756)).
4.6	Amendment No. 2 to Rights Agreement, dated as of December 12, 2001, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company, which includes as Exhibit B the form of Right Certificate (incorporated by reference to Amendment No. 2 to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form 8-A (Reg. No. 000-27756)).

Exhibit Number	Description of Exhibit
4.7	Amendment No. 3 to Rights Agreement, dated as of November 16, 2004, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (incorporated by reference to Amendment No. 3 to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form 8-A (Reg. No. 000-27756)).
4.8	Amendment No. 4 to Rights Agreement, dated February 23, 2007, between Alexion Pharmaceuticals, Inc. and Continental Stock Transfer and Trust Company (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006).
5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered.
8.1*	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
8.2*	Opinion of Sullivan & Cromwell LLP as to certain tax matters.
10.1	Employment Agreement, dated as of February 14, 2006, between Alexion Pharmaceuticals, Inc. and Dr. Leonard Bell (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Report on Form 8-K filed on February 16, 2006).**
10.2	Amendment No. 1 to the Employment Agreement, dated as of December 23, 2009, between Alexion Pharmaceuticals, Inc. and Dr. Leonard Bell (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).**
10.3	Employment Agreement, dated as of February 14, 2006, between Alexion Pharmaceuticals, Inc. and Dr. Stephen P. Squinto (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on February 16, 2006).**
10.4	Amendment No. 1 to the Employment Agreement, dated as of December 23, 2009, between Alexion Pharmaceuticals, Inc. and Dr. Stephen P. Squinto (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).**
10.5	Employment Agreement, dated as of February 14, 2006, between Alexion Pharmaceuticals, Inc. and Vikas Sinha (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on February 16, 2006).**
10.6	Amendment No. 1 to the Employment Agreement, dated as of December 23, 2009, between Alexion Pharmaceuticals, Inc. and Vikas Sinha (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).**
10.7	Form of Employment Agreement (Senior Vice Presidents) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on February 16, 2006).**
10.8	Form of Amendment No. 1 to Employment Agreements (Senior Vice Presidents) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).**
10.9	Form of Indemnification Agreement for Officers and Directors (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K, filed on September 17, 2010).
10.10	Agreement of Lease, dated May 9, 2000, between Alexion Pharmaceuticals, Inc. and WE Knotter L.L.C. (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form S-3 (Reg. No. 333-36738)).+
10.11	Lease, dated November 15, 2012, between Alexion Pharmaceuticals, Inc. and WE Route 34, LLC (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).
10.12	Alexion Pharmaceuticals, Inc.’s 2000 Stock Option Plan, as amended (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004).**

Exhibit Number	Description of Exhibit
10.13	Alexion Pharmaceuticals, Inc.’s 1992 Outside Directors Stock Option Plan, as amended (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Registration Statement on Form S-8 (Reg. No. 333-71879)).**
10.14	Alexion Pharmaceuticals, Inc.’s Amended and Restated 2004 Incentive Plan (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).**
10.15	License Agreement, dated March 27, 1996, between Alexion Pharmaceuticals, Inc. and Medical Research Council (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended July 31, 1996).+
10.16	Master Manufacturing and Supply Agreement, dated December 16, 2014 between Alexion Pharma International Trading, Alexion Pharmaceuticals, Inc., Lonza Group AG, Lonza Biologics Tuas PTE LTD and Lonza Sales AG (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).***
10.17	Form of Stock Option Agreement for Directors (incorporated by reference to Alexion Pharmaceuticals, Inc.’s report on Form 8-K, filed on December 16, 2004).**
10.18	Form of Stock Option Agreement for Executive Officers (Form A) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005).**
10.19	Form of Stock Option Agreement for Executive Officers (Form B) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005).**
10.20	Form of Restricted Stock Award Agreement for Executive Officers (Form A) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K, filed on March 14, 2005).**
10.21	Form of Stock Option Agreement (Incentive Stock Options) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).
10.22	Form of Stock Option Agreement (Nonqualified Stock Options) (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).
10.23	Form of Restricted Stock Award Agreement (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).
10.24	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).
10.25	Form of Stock Option Agreement for Participants in France (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).**
10.26	Form of Restricted Stock Unit Agreement for Participants in France (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).**
10.27	Credit Agreement by and among Alexion Pharmaceuticals, Inc., certain subsidiaries of Alexion Pharmaceuticals, Inc., the lenders party hereto, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Current Report on Form 8-K, filed on February 7, 2012).

Exhibit Number	Description of Exhibit
10.28	First Amendment to Credit Agreement dated November 14, 2012 by and among Alexion Pharmaceuticals, Inc., certain subsidiaries of Alexion Pharmaceuticals, Inc., the lenders party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).
10.29	Consent and Second Amendment to Credit Agreement and First Amendment to Administrative Borrower Guaranty, Domestic Subsidiary Guaranty and Foreign Subsidiary Guaranty dated December 17, 2013 by and among Alexion Pharmaceuticals, Inc., certain subsidiaries of Alexion Pharmaceuticals, Inc., the lenders party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).
21.1	Subsidiaries of Alexion Pharmaceuticals, Inc. (incorporated by reference to Alexion Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).
23.1*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm to Alexion Pharmaceuticals, Inc.
23.2*	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm to Synageva BioPharma Corp.
23.3*	Consent of Wachtell, Lipton, Rosen & Katz with respect to legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.4*	Consent of Wachtell, Lipton, Rosen & Katz with respect to tax matters opinion (included in the opinion filed as Exhibit 8.1 and incorporated herein by reference).
23.5*	Consent of Sullivan & Cromwell LLP with respect to tax matters opinion (included in the opinion filed as Exhibit 8.2 and incorporated herein by reference).
24.1*	Power of Attorney (incorporated by reference to the signature pages to this Registration Statement on Form S-4).
99.1*	Consent of Goldman, Sachs & Co.
99.2*	Form of Letter Transmittal.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

+
Confidential treatment was granted for portions of such exhibit.

*
Filed herewith.

**
Indicates a management contract or compensatory plan or arrangement required to be filed pursuant to Item 15(b) of Form 10-K.

***
Confidential treatment requested under 17 C.F.R. §§200.80(b)(4) and 24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the SEC pursuant to the confidential treatment request.